As filed with the Securities and Exchange Commission on September 5, 2017

Registration No. 333-219514

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OPHTHALIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	88-0445169
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Bareket Street

Petach Tikva, Israel, 4951778

+(972) 3-9241114

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pnina Fishman, Ph.D.,

Chairman and Chief Executive Officer

OphthaliX Inc.

10 Bareket Street

Petach Tikva, Israel, 4951778

+(972) 3-9241114

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 (212) 547-5400	Ronen Kantor, Adv. Giora Gutman, Adv. Doron Tikotzky Kantor Gutman Cederboum & Co B.S.R. 4 Tower, 33 Floor Bnei Brak, Israel 5126112 (+972) (3) 613-3371	Ido Zemach, Adv. Yoni Henner, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Telephone: (+972) (3) 608-9999

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transaction contemplated by the Agreement and Plan of Merger, dated as of May 21, 2017, described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee (1)
Shares of common stock, $0.001 par value	163,665,996	(2)(3)	N/A	$20,291,277.82	(4)	$2,351.76	(5)

(1)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1 million of the proposed maximum aggregate offering price.

(2)	Represents the maximum number of shares of OphthaliX, Inc. (“OphthaliX”) common stock, par value $0.001 per share, of the registrant that may be issuable to holders of ordinary shares of Wize Pharma Ltd. (“Wize”) at the effective time of the merger of Wize with and into Bufiduck Ltd., a wholly owned subsidiary of OphthaliX, with Wize continuing as the surviving entity. Assumes the issuance of (i) 93,971,259 shares of OphthaliX common stock to holders of outstanding ordinary shares of Wize, (ii) 32,565,823 shares of OphthaliX common stock issuable upon conversion of outstanding convertible loans of Wize, that will, at the effective time of the merger, become convertible into shares of OphthaliX common stock, and (iii) 37,128,914 shares of OphthaliX common stock issuable upon the exercise of certain future investment rights granted to the holders of convertible loans of Wize, that will, at the effective time of the merger, become exercisable into shares of OphthaliX common stock.

(3)	Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum aggregate offering price of OphthaliX’s common stock was calculated based upon the market value of Wize ordinary shares in accordance with Rule 457(c) under the Securities Act as follows: (a) NIS1.858 or $0.518 (based on the exchange rate reported by the Bank of Israel on July 24, 2017), the average of the high and low prices per share of Wize ordinary shares on July 24, 2017, a date which is within 5 trading days prior to the date hereof, as reported by the Tel Aviv Stock Exchange, multiplied by (b) 39,172,351, the amount of Wize ordinary shares expected to be exchanged or exchangeable for the OphthaliX shares of common stock being registered.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. OphthaliX may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2017

PRELIMINARY PROXY STATEMENT/PROSPECTUS

To the Stockholders of OphthaliX, Inc.:

On May 21, 2017, OphthaliX, Inc., a Delaware corporation (“OphthaliX”), Wize Pharma Ltd., a company formed under the laws of the State of Israel (“Wize”), and Bufiduck Ltd., a company formed under the laws of the State of Israel and a wholly owned subsidiary of OphthaliX (“Merger Sub”), entered into an agreement and plan of merger (as may be amended from time to time, the “Merger Agreement”) that provides for, among other things, the merger of Merger Sub with and into Wize, with Wize continuing as the surviving entity and becoming a wholly owned subsidiary of OphthaliX, on the terms and conditions set forth in the Merger Agreement (the “Merger”). The boards of directors of each of OphthaliX and Wize have each approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

If the Merger is completed, holders of outstanding Wize ordinary shares (collectively referred to herein as the Wize shareholders) will be entitled to receive 4.1781 shares of OphthaliX common stock for each one Wize ordinary share they hold, or an aggregate of 93,971,259 shares of OphthaliX common stock at closing, subject to adjustment as set forth in the Merger Agreement. Immediately following the effective time of the Merger (the “Effective Time”), pre-merger Wize shareholders are expected to own approximately 90% of the outstanding common stock of OphthaliX on a fully diluted basis (excluding (i) shares of OphthaliX common stock issuable upon exercise of convertible loans of Wize that will, at the Effective Time, become convertible into shares of OphthaliX common stock, and (ii) shares of OphthaliX common stock issuable upon exercise of future investment rights held by holders of such convertible loans that will, at the Effective Time, become exercisable into shares of OphthaliX common stock) while pre-merger OphthaliX stockholders are expected to own the remaining approximate 10%. At the Effective Time, pre-merger OphthaliX stockholders will continue to own and hold their existing shares of OphthaliX common stock.

OphthaliX common stock is currently quoted on the OTC Pink and trades under the symbol “OPLI.” In connection with and immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.” in accordance with Delaware law. On May 19, 2017, the last full trading day before the announcement of the Merger, the last reported sale price of OphthaliX common stock was $0.31 per share, and, on [●] [●], 2017, the latest practicable date prior to the date of this proxy statement/prospectus, the last reported sale price of OphthaliX common stock was $[●] per share. OphthaliX urges you to obtain current market quotations for the price of OphthaliX common stock.

Wize ordinary shares are currently listed on the Tel Aviv Stock Exchange and trade under the symbol “WIZP.” Upon completion of the Merger, Wize ordinary shares will be delisted from the Tel Aviv Stock Exchange and there will no longer be a public trading market for Wize ordinary shares. On May 18, 2017, the last full trading day before the announcement of the Merger, the last reported sale price of Wize ordinary shares was NIS 1.67, or $0.47 per share (based on the exchange rate reported by the Bank of Israel on such date), and, on [●] [●], 2017, the latest practicable date prior to the date of this proxy statement/prospectus, the last reported sale price of Wize ordinary shares was NIS [●], or $[●] per share (based on the exchange rate reported by the Bank of Israel on such date). OphthaliX urges you to obtain current market quotations for the price of Wize’s common stock.

OphthaliX will hold an annual meeting of its stockholders, at which meeting OphthaliX stockholders will be asked to consider and vote upon the following proposals: (i) to approve an amendment to the Certificate of Incorporation of OphthaliX (as amended by that certain Certificate of Amendment, dated July 18, 2013, the “OphthaliX Certificate of Incorporation”) to increase the number of authorized shares of Ophthalix’s common stock from 100,000,000 to 500,000,000 (the “Authorized Share Increase Proposal”), (ii) to approve an amendment to the OphthaliX Certificate of Incorporation to change OphthaliX’s name to “Wize Pharma, Inc.” immediately prior to the Merger (the “Name Change Proposal”), (iii) to elect as directors the nominees named in this proxy statement/prospectus for a term of office expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified; provided, however, that, if the Merger is completed, the board of directors of OphthaliX will be reconstituted as described in this proxy statement/prospectus (the “Election of Directors Proposal”), (iv) to hold a non-binding advisory vote on named executive officer compensation of OphthaliX (the “Say on Pay Proposal”), (v) to hold a non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation of OphthaliX (once every year, every two years or three years) (the “Say on Frequency Proposal”), (vi) to ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as OphthaliX’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (the “Auditor Ratification Proposal”), and (vii) to adjourn the annual meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on one or more of the proposals presented to OphthaliX stockholders (the “Adjournment Proposal”).

The OphthaliX annual meeting will be held on October 10, 2017 at 4.00 p.m., local time, at 10 Bareket Street, Petach Tikva, Israel.

Completion of the Merger is conditioned upon the satisfaction or waiver, as applicable, of all closing conditions under the Merger Agreement, including, among other things, (i) the adoption and approval at the OphthaliX meeting of the Authorized Share Increase Proposal, the Name Change Proposal, and the Election of Directors Proposal, (ii) the approval by the shareholders of Wize of the arrangement among Wize and its shareholders under Sections 350 and 351 of the Israeli Companies Law, 1999, as amended (the “Arrangement”), (iii) the approval of the Arrangement by the Israeli District Court of Lod, (iv) as of the earlier of the Effective Time or August 30, 2017, Wize shall have available cash and cash equivalents of at least NIS 1,000,000 (approximately $280,000), (v) OphthaliX not having any liabilities as of the Effective Time, (vi) the Israel Security Authority shall have granted an exemption, or an exemption is available, from the need to publish an Israeli prospectus in connection with the Merger, (vii) the Israeli Tax Authority’s grant of a pre-ruling reasonably satisfactory to Wize regarding the tax treatment of the transactions contemplated by the Merger Agreement, and (viii) the effectiveness of the registration statement of which this prospectus forms a part.

OphthaliX’s board of directors has determined that it is advisable and in the best interest of OphthaliX and its stockholders to enter into the Merger Agreement and the board has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby, has unanimously approved the Merger Agreement and unanimously recommends that OphthaliX stockholders vote, “FOR” the Authorized Share Increase Proposal, “FOR” the Name Change Proposal, “FOR” each of the directors named in the Election of Directors Proposal, “FOR” the Say on Pay Proposal, “FOR” the one year alternative with respect to the Say on Frequency Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal.

This proxy statement/prospectus provides you with important information about the annual meeting, OphthaliX, Wize, the proposed Merger and the other transactions and documents related to the Merger. Please carefully read this entire proxy statement/prospectus, including “RISK FACTORS” beginning on page 13.

Your vote is very important. Whether or not you plan to attend the annual meeting of OphthaliX, please take the time to vote by completing and returning the enclosed proxy card to OphthaliX. If your shares are held in “street name,” you must instruct your broker in order to vote on all proposals.

Sincerely,

Pnina Fishman, Ph.D.
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission, nor the Israel Securities Authority has approved or disapproved of the OphthaliX common stock to be issued in the Merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September [●], 2017, and is first being mailed to OphthaliX stockholders on or about [●], 2017.

OPHTHALIX, INC.

10 Bareket Street

Petach Tikva, Israel, 4951778

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 10, 2017

To the Stockholders of OphthaliX, Inc.:

NOTICE IS HEREBY GIVEN that an annual meeting of the stockholders (the “OphthaliX annual meeting”) of OphthaliX, Inc., a Delaware corporation (“OphthaliX,” “we,” “our,” or “us”), will be held on October 10, 2017, at 4.00 p.m., local time at 10 Bareket Street, Petach Tikva, Israel to consider and vote upon the following matters:

(1)        The Authorized Share Increase Proposal — to approve an amendment to the Certificate of Incorporation of OphthaliX (as amended by that certain Certificate of Amendment, dated July 18, 2013, the “OphthaliX Certificate of Incorporation”) to increase the number of authorized shares of OphthaliX’s shares of common stock from 100,000,000 to 500,000,000 (the “Authorized Share Increase Proposal”);

(2)        The Name Change Proposal — to approve an amendment to the OphthaliX Certificate of Incorporation to change OphthaliX’s name to “Wize Pharma, Inc.” immediately prior to the Merger (the “Name Change Proposal”);

(3)        The Election of Directors Proposal — to re-elect Pnina Fishman, Ilan Cohn, Guy Regev, Roger Kornberg and Michael Belkin for a term of office expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified; provided, however, that, if the Merger is completed, the board of directors of OphthaliX will be reconstituted as described in this proxy statement/prospectus (the “Election of Directors Proposal”);

(4)       The Say on Pay Proposal— to approve by a non-binding advisory vote on named executive officer compensation of OphthaliX as described in this proxy statement/prospectus (the “Say on Pay Proposal”);

(5)       The Say on Frequency Proposal — to hold a non-binding advisory vote on the frequency of future advisory votes on named executive officer compensation of OphthaliX (once every year, every two years or three years) (the “Say on Frequency Proposal”);

(6)       The Auditor Ratification Proposal — to ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as OphthaliX’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (the “Auditor Ratification Proposal”);

(7)        The Adjournment Proposal — to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the annual meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”); and

(8)       To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on September 5, 2017 as the record date for the annual meeting. Only holders of record of shares of OphthaliX common stock at the close of business on such date are entitled to receive notice of, and vote at, the annual meeting or at any postponement(s) or adjournment(s) of the annual meeting. A complete list of our stockholders of record entitled to vote at the annual meeting will be available for ten (10) days before the annual meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

OPHTHALIX’S BOARD OF DIRECTORS RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL, “FOR” THE NAME CHANGE PROPOSAL, “FOR” EACH OF THE DIRECTORS NAMED IN THE ELECTION OF DIRECTORS PROPOSAL, “FOR” THE SAY ON PAY PROPOSAL, “FOR” THE ONE YEAR ALTERNATIVE WITH RESPECT TO THE SAY ON FREQUENCY PROPOSAL, “FOR” THE AUDITOR RATIFICATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. If your shares are registered in your name as a stockholder of record of OphthaliX, whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy card promptly in the envelope provided, to ensure that your shares will be represented at the annual meeting.

If your shares are held in “street name” through a broker, trust, bank or other nominee, and you received the notice of the annual meeting through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary to instruct them how to vote your shares or contact your broker or other intermediary directly in order to obtain a proxy issued to you by your nominee holder to attend the annual meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the annual meeting.

You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 10, 2017: This notice is not a form for voting and presents only an overview of the more complete proxy statement/prospectus. We urge you to read the accompanying proxy statement/prospectus, including its annexes and the section entitled “RISK FACTORS” beginning on page 13, carefully and in their entirety. Copies of the proxy statement/prospectus and the accompanying proxy card are available, without charge on the internet at www.ophthalix.com, and can be obtained by calling (972) 3 924 1114 or sending an e-mail to info@ophthalix.com. To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the OphthaliX annual meeting. If you have any questions concerning the proposals, the OphthaliX annual meeting or the accompanying proxy statement/prospectus or need help voting your shares of OphthaliX common stock, please contact Motti Farbstein at (972) 3 924 1114.

By Order of the Board of Directors,

/s/ Pnina Fishman
Pnina Fishman
Chairman and Chief Executive Officer

September [●], 2017

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about OphthaliX that is not included in or delivered with this document. Additional information about OphthaliX is available to you without charge upon your request. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” by OphthaliX at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

OphthaliX, Inc.:

10 Bareket Street

Petach Tikva, Israel, 4951778

Attention: Corporate Secretary

Telephone: (972) 3 924 1114

To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the OphthaliX annual meeting. This means that OphthaliX stockholders requesting documents must do so by October 3, 2017.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated September [●], 2017, and you should assume that the information in this document is accurate only as of such date. Neither the mailing nor delivery of this document to OphthaliX stockholders or Wize shareholders nor the issuance by OphthaliX of shares of OphthaliX common stock in connection with the Merger will create any implication to the contrary.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the SEC by OphthaliX (File No. 333-219514), constitutes a prospectus of OphthaliX under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of OphthaliX common stock to be issued to the Wize security holders in connection with the Merger.

This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to an OphthaliX annual meeting of shareholders, at which OphthaliX shareholders will be asked to consider and vote upon certain proposals as further described herein.

You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the OphthaliX annual meeting. Neither OphthaliX nor Wize has authorized anyone to give any information or make any representation about the Merger, OphthaliX or Wize that is different from, or in addition to, the information or representations contained in this proxy statement/prospectus. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding OphthaliX or its affiliates has been provided by OphthaliX and information contained in this proxy statement/prospectus regarding Wize or its affiliates has been provided by Wize.

Unless derived from Wize’s financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this proxy statement/prospectus are translated using the rate of NIS 3.496 to one U.S. dollar, the exchange rate reported by the Bank of Israel for June 30, 2017.

Statements made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document are summaries of such contracts, agreements or documents and are not complete descriptions of all of their terms. If OphthaliX filed any of these documents as an exhibit to the registration statement of which this proxy statement/prospectus forms part or to any registration statement or annual or quarterly report that OphthaliX previously filed, you may read the document itself for a complete description of its terms, and the summary included herein is qualified by reference to the full text of the document which is incorporated by reference into this proxy statement/prospectus.

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Wize’s industry and the markets in which Wize operates, including competitive position and market opportunity, is based on information from Wize’s own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Such management estimates are derived from publicly available information, OphthaliX’s or Wize’s knowledge of the relevant industry and assumptions based on such information and knowledge, which OphthaliX and Wize believe to be reasonable. Wize’s management estimates have not been verified by any independent source, and neither OphthaliX nor Wize have independently verified any third-party information. In addition, assumptions and estimates of industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “RISK FACTORS” below.

QUESTIONS AND ANSWERS

The following are answers to some questions that OphthaliX stockholders may have regarding the proposed merger and the other proposals being considered by OphthaliX stockholders. OphthaliX urges you to carefully read this entire proxy statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this proxy statement/prospectus to “OphthaliX” refers to OphthaliX, Inc., a Delaware corporation; “Merger Sub” refers to Bufiduck Ltd., a company formed under the laws of the State of Israel and a wholly owned subsidiary of OphthaliX, and “Wize” refers to Wize Pharma Ltd., a company formed under the laws of the State of Israel.

Q:	Why am I receiving this proxy statement/prospectus?

A:         You are receiving this proxy statement/prospectus because OphthaliX, Merger Sub and Wize have signed an Agreement and Plan of Merger, dated as of May 21, 2017 (as may be amended from time to time, the “Merger Agreement”), which is described in more detail in this proxy statement/prospectus starting at page 73. In connection with the Merger, the stockholders of OphthaliX are being asked to vote upon certain proposals as further described herein.

This proxy statement/prospectus contains important information about the Merger and the proposals being voted on by OphthaliX stockholders, and you should read it carefully. This document collectively serves as a proxy statement of OphthaliX and a prospectus of OphthaliX. It is a proxy statement because the OphthaliX board of directors is soliciting proxies from its stockholders. It is a prospectus because OphthaliX will issue shares of OphthaliX common stock to Wize shareholders in connection with the Merger. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy/prospectus and its annexes.

Q:          What will happen in the Merger?

A:         OphthaliX, Merger Sub and Wize entered into the Merger Agreement on May 21, 2017. The Merger Agreement sets forth the terms and conditions of the proposed business combination of OphthaliX and Wize. Under the Merger Agreement, Wize will merge with and into Merger Sub, with Wize continuing as the surviving entity and a wholly owned subsidiary of OphthaliX (the “Merger”).

A complete copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other transactions contemplated by the Merger Agreement, see “THE MERGER” beginning on page 59 of this proxy statement/prospectus.

Q:          What equity stake will current OphthaliX stockholders and former Wize shareholders hold in OphthaliX after the closing of the Merger?

A:         It is anticipated that, immediately after the closing of the Merger, current OphthaliX stockholders will own approximately 10%, and former equity holders of Wize will own approximately 90%, of the issued and outstanding shares of common stock of OphthaliX.

Q:          How will the Merger affect OphthaliX’s business?

A:          OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act. Upon completion of the Merger, the business of Wize shall become the business of OphthaliX and OphthaliX is expected to cease to be a “shell company”.

Additional information about Wize can be found in the sections entitled “INFORMATION ABOUT WIZE — Wize Business Description” beginning on page 91, “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 and Wize’s financial statements included elsewhere in this proxy statement/prospectus.

QA-1

Q:         When do OphthaliX and Wize expect to complete the Merger?

A:         OphthaliX and Wize anticipate that the Merger will be consummated promptly following (i) the adoption and approval at the OphthaliX meeting of the Authorized Share Increase Proposal, the Name Change Proposal, the Election of Directors Proposal and the Adjournment Proposal, (ii) the approval by the shareholders of Wize of the arrangement (the “Arrangement”) among Wize and its shareholders under Sections 350 and 351 of the Israeli Companies Law, 1999, as amended (the “Israeli Companies Law”), (iii) the approval of the Arrangement by the Israeli District Court of Lod, (iv) as of the earlier of the Effective Time or August 30, 2017, Wize shall have available cash and cash equivalents of at least NIS 1,000,000 (approximately $280,000), (iv) the approval of the Arrangement by the Israeli District Court of Lod, (v) OphthaliX not having any liabilities as of the Effective Time, (vi) the Israel Securities Authority (the “ISA”) shall have granted an exemption, or an exemption is available, from the need to publish an Israeli prospectus in connection with the Merger, (vii) the Israeli Tax Authority’s grant of a pre-ruling (the “104(h) Tax Ruling”) in accordance with Section 104(h) of the Israeli Income Tax Ordinance [New Version] 5721-1961, as amended, and the rules and regulation promulgated thereunder (the “Israeli Tax Ordinance”) reasonably satisfactory to Wize regarding the tax treatment of the transactions contemplated by the Merger Agreement, and (viii) the effectiveness of the registration statement of which this prospectus forms a part. However, it is possible that the failure to timely meet the closing conditions specified in the Merger Agreement or other factors outside of OphthaliX’s or Wize’s control could require OphthaliX and Wize to complete the Merger at a later time or not at all. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page 81 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Q:          What do I need to do now?

A: After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the OphthaliX annual meeting.

Q:         What will I receive in the Merger?

A:         If the Merger is completed, OphthaliX stockholders will not receive any merger consideration and will continue to hold the shares of OphthaliX common stock that they currently hold.

OphthaliX common stock is currently quoted on the OTC Pink and trades under the symbol “OPLI.” In connection with and immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.” in accordance with Delaware law. OphthaliX stockholders will experience dilution as a result of the issuance of OphthaliX common stock to the Wize shareholders in connection with the Merger.

Q:         Who can help answer my questions?

A:        The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement/prospectus. OphthaliX urges you to carefully read this entire proxy statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact:

OphthaliX, Inc.:

10 Bareket Street

Petach Tikva, Israel, 4951778

Attention: Corporate Secretary

Telephone: (972) 3 924 1114

QA-2

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes, and the other documents to which OphthaliX refer for a more complete understanding of the Merger. In addition, OphthaliX encourages you to read the information about OphthaliX in the section entitled “INFORMATION ABOUT OPHTHALIX” beginning on page 85 of this proxy statement/prospectus, which includes important business and financial information about OphthaliX, and to read the information in the section entitled “INFORMATION ABOUT WIZE” beginning on page 91 of this proxy statement/prospectus, which includes important business and financial information about Wize. Stockholders of OphthaliX may obtain additional information about OphthaliX without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 160 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 40 of this proxy statement/prospectus.

The Companies (Page 41)

OphthaliX

OphthaliX, Inc.

10 Bareket Street

Petach Tikva,

Israel, 4951778

Tel: +972 3 924 1114

OphthaliX was a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX has in-licensed certain patents and patent applications protecting the use in the ophthalmic field of OphthaliX’s current pipeline drug under development, a synthetic A3 adenosine receptor, or A3AR, agonist, CF101 (known generically as IB-MECA).

OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

OphthaliX common stock is currently quoted on OTC Pink and trades under the symbol “OPLI.”

Additional information about OphthaliX can be found in the sections titled “INFORMATION ABOUT OPHTHALIX — OphthaliX Business Description” beginning on page 85, “INFORMATION ABOUT OPHTHALIX —Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 87 and OphthaliX’s financial statements included elsewhere in this proxy statement/prospectus.

OphthaliX’s principal website is www.ophthalix.com. This website is an inactive textual reference only and not an active hyperlink. The information on or that can be accessed through OphthaliX’s website is specifically not incorporated by reference into this proxy statement/prospectus, and is not a part of this proxy statement/prospectus.

Merger Sub

Bufiduck Ltd.

10 Bareket Street

Petach Tikva,

Israel, 4951778

Tel: +972 3 924 1114

Bufiduck Ltd., a company formed under the laws of the State of Israel, is a wholly owned subsidiary of OphthaliX, which was recently formed solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. In the Merger, Merger Sub will merge with and into Wize, with Wize surviving the Merger as OphthaliX’s wholly owned subsidiary, and Merger Sub will cease to exist.

1

Wize

Wize Pharma Ltd.

5b Hanagar Street

Hod Hasharon,

Israel, 4527708

Tel: +972 72 260 0536

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including dry eye syndrome (“DES”). Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (“CCH”) and Sjögren’s syndrome (“Sjögren’s”).

Wize ordinary shares are currently listed on the Tel Aviv Stock Exchange (“TASE”) and trade under the symbol “WIZP.”

Additional information about Wize can be found in the sections entitled “INFORMATION ABOUT WIZE — Wize Business Description” beginning on page 91, “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 and Wize’s financial statements included elsewhere in this proxy statement/prospectus.

The Merger (Page 59)

The Merger Agreement (Page 73)

On May 21, 2017, OphthaliX, Merger Sub and Wize entered into the Merger Agreement. The Merger Agreement is the legal document governing the Merger and is included in this proxy statement/prospectus as Annex A. All descriptions in this Summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger are qualified in their entirety by reference to the full text of the Merger Agreement. Please read the Merger Agreement carefully for a more complete understanding of the Merger.

The Merger (Page 74)

At the Effective Time of the Merger, Merger Sub, a wholly owned subsidiary of OphthaliX, will merge with and into Wize. Upon completion of the Merger, the separate corporate existence of Merger Sub will cease, and Wize will continue as the surviving entity and as a wholly owned subsidiary of OphthaliX. Immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.”

Effects of Merger (Page 74)

At the Effective Time of the Merger, each ordinary share of Wize that is issued and outstanding will be automatically cancelled and converted into the right to receive that number of validly issued, fully paid and non-assessable shares of OphthaliX common stock equal to an exchange ratio of 4.1781 shares of OphthaliX common stock for each one Wize ordinary share, subject to adjustment as set forth in the Merger Agreement.

Treatment of Wize Convertible Debt (Page 75)

Each convertible note or loan to purchase Wize ordinary shares existing at the time of the Merger Agreement (the “Convertible Loans”) will constitute a convertible note to purchase the number of shares of OphthaliX common stock equal to the number of Wize ordinary shares that were subject to a convertible note or loan immediately prior to the Effective Time multiplied by the exchange ratio at a proportionally adjusted conversion price. In this respect, it was further agreed that the conversion of all or part of such Convertible Loans (including future investment rights to the holders thereof upon such conversion (the “Future Investment Rights”) and the shares issuable upon exercise of the Future Investment Rights) whether before or after the Effective Time, shall not modify the exchange ratio. For additional information about the Convertible Loans, see under “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 113 of this proxy statement/prospectus.

2

Risk Factors (Page 13)

In evaluating the Merger Agreement and the Merger and related transactions contemplated by the Merger Agreement, you should carefully consider all of the information into this proxy statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section entitled “RISK FACTORS” beginning on page 13 of this proxy statement/prospectus.

Recommendation of the OphthaliX’s Board of Directors (Page 43)

OphthaliX’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of OphthaliX common stock pursuant to the terms of the Merger Agreement, are just, equitable and fair to OphthaliX and its shareholders and that it is in the best interests of OphthaliX and its shareholders that OphthaliX complete the Merger and has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the other transactions contemplated thereby. OphthaliX’s board of directors unanimously recommends that OphthaliX stockholders vote “FOR” the Authorized Share Increase Proposal, “FOR” the Name Change Proposal, “FOR” each of the directors named in the Election of Directors Proposal, “FOR” the Say on Pay Proposal, “FOR” the one year alternative with respect to the Say on Frequency Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal. For the factors considered by OphthaliX’s board of directors in reaching its decision to approve the Merger and Merger Agreement, see the section entitled “THE MERGER — OphthaliX’s Reasons for the Merger” beginning on page 62 of this proxy statement/prospectus.

The OphthaliX Annual Meeting (Page 43)

The OphthaliX annual meeting will be held on October 10, 2017, at 4.00 p.m., local time, at 10 Bareket Street, Petach Tikva, Israel. At the annual meeting, OphthaliX stockholders will be asked to consider and vote on the following:

(1)	The Authorized Share Increase Proposal;

(2)	The Name Change Proposal;

(3)	The Election of Directors Proposal;

(4)	The Say on Pay Proposal;

(5)	The Say on Frequency Proposal;

(6)	The Auditor Ratification Proposal;

(7)	The Adjournment Proposal.

(8)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only the holders of record of shares of OphthaliX common stock at the close of business on September 5, 2017, the OphthaliX record date, will be entitled to vote at the annual meeting. Each share of OphthaliX common stock is entitled to one vote on each proposal to be considered at the OphthaliX annual meeting. As of the OphthaliX record date, there were 10,441,251 shares of OphthaliX common stock outstanding entitled to vote at the OphthaliX annual meeting.

Pursuant to the OphthaliX bylaws, the presence at the annual meeting of the holders of at least 33⅓% of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, outstanding on the record date will constitute a quorum. Stockholders present in person or by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

As of the close of business on the OphthaliX record date, the directors and executive officers of OphthaliX as well as Can-Fite Biopharma Ltd. (“Can-Fite”), OphthaliX’s parent and holder, collectively beneficially own and are entitled to vote 8,629,752 shares of OphthaliX common stock, which represent, in the aggregate, approximately 82.6% of OphthaliX common stock outstanding on that date. OphthaliX currently expects that the directors and executive officers of OphthaliX as well as Can-Fite will vote their shares in favor of the Authorized Share Increase Proposal, the Name Change Proposal, each of the directors named in the Election of Directors Proposal, the Say on Pay Proposal, the one year alternative with respect to the Say on Frequency Proposal, the Auditor Ratification Proposal and the Adjournment Proposal.

3

Approval of the Authorized Share Increase Proposal, the Name Change Proposal, the Say on Pay Proposal and the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the votes cast at the annual meeting. Approval of the Election of Directors Proposal requires the affirmative vote of a plurality of the votes for each of the five director nominees. For the Say on Frequency Proposal, the option of every one year, two years, or three years that receives the highest number of affirmative votes cast will be the frequency deemed recommended by stockholders. Each of the Authorized Share Increase Proposal, Name Change Proposal and Election of Directors Proposal are conditioned upon each other.

In the Election of Directors Proposal, you can withhold your vote for any or all of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to all other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining whether a quorum exists, but such abstention will have no effect on the proposal. A broker non-vote is considered present at the meeting for purposes of determining whether a quorum exists but is not counted as a vote cast on any non-routine matter presented at the annual meeting.

Interests of OphthaliX’s Directors and Executive Officers in the Merger (Page 69)

In considering the recommendation of the OphthaliX board of directors of directors that OphthaliX stockholders vote to approve all of the presented proposals, OphthaliX stockholders should be aware that some of OphthaliX’s directors and officers have interests in the Merger and have arrangements that are different from, or in addition to, those of OphthaliX stockholders generally. These interests and arrangements may create potential conflicts of interest. OphthaliX’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

When OphthaliX’s stockholders consider the recommendation of OphthaliX’s board of directors in favor of approval of the Authorized Share Increase Proposal, the Name Change Proposal, the Election of Directors Proposal and the Adjournment Proposal, OphthaliX’s stockholders should keep in mind that OphthaliX’s directors and officers have interests in the Merger that are different from, or in addition to, the interests of its stockholders. These interests include, among other things:

●	as a condition to closing of the Merger, and as an inducement for Wize to enter into the Merger Agreement, OphthaliX is required, pursuant to a Stock Purchase Agreement, to sell on an “as is” basis to Can-Fite all the ordinary shares of Eyefite Ltd. (“EyeFite”), in exchange for the irrevocable cancellation and waiver of all indebtedness owed by OphthaliX and Eyefite to Can-Fite, including approximately $4.8 million of deferred payments owed by OphthaliX and Eyefite to Can-Fite and, as part of the purchase of Eyefite, Can-Fite will also assume certain accrued milestone payments in the amount of $175,000 under the exclusive license agreement described at the end of this paragraph. Immediately following the sale of Eyefite to Can-Fite, and prior to closing of the Merger, it is expected that OphthaliX’s sole asset shall consist of 446,827 ordinary shares of Can-Fite. In addition, as a condition to closing of the Merger, that certain exclusive license of Can-Fite’s CF101 drug candidate for the treatment of ophthalmic diseases granted to OphthaliX (the “Can-Fite License Agreement”) and that related services agreement (the “Can-Fite Services Agreement”) is required to be terminated pursuant to a Termination of License Agreement and a Termination of Services Agreement (see “AGREEMENTS RELATING TO THE MERGER” beginning on page 84 of this proxy statement/prospectus);

●	certain of OphthaliX’s directors and officers serve as directors and/or officers of Can-Fite;

●	at the request of Wize, Michael Belkin, a director of OphthaliX, will continue to serve as a director of OphthaliX upon completion of the Merger; and

●	the continued indemnification of current directors and officers of OphthaliX and the obtaining of a directors’ and officers’ liability “tail” insurance policy.

4

For a more complete description of these interests, see “THE MERGER — Interests of OphthaliX’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement/prospectus.

Board Composition and Management of OphthaliX Following the Merger (Page 68)

Name of OphthaliX; Headquarters

Following the Merger, OphthaliX’s name will be changed to “Wize Pharma, Inc.” and Wize Pharma Ltd. will be OphthaliX’s wholly owned subsidiary. OphthaliX’s headquarters will be at Wize’s current headquarters at 5b Hanagar Street, Hod Hasharon, Israel.

Board of Directors

Pursuant to the terms of the Merger Agreement, Wize has selected, and OphthaliX has agreed to appoint, each of Ron Mayron, whom is currently a director of Wize, Yossi Keret, Dr. Franck Amouyal and Joseph Zarzewsky, to OphthaliX’s board of directors at the effective time of the Merger. Each of OphthaliX’s current directors, other than Professor Michael Belkin, will resign following the appointment of the above-mentioned directors. At the request of Wize, Professor Belkin will continue to serve as a director of OphthaliX after the Effective Time of the Merger.

Management

Following the Merger, OphthaliX will appoint Noam Danenberg, Wize’s current strategic advisor, to serve as Chief Operating Officer of OphthaliX post-merger and Or Eisenberg, Wize’s current Acting Chief Executive Officer and Chief Financial Officer, to serve as the Acting Chief Executive Officer and Chief Financial Officer of OphthaliX post-merger. OphthaliX’s current officers will resign following the appointment of the above-mentioned officers.

Appraisal Rights (Page 73)

OphthaliX stockholders will not have any appraisal rights under Delaware law in connection with the matters to be voted on at the OphthaliX annual meeting.

No Solicitation (Page 79)

The Merger Agreement contains provisions that make it more difficult for each of OphthaliX and Wize to encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to any person concerning a merger, consolidation, sale of substantially all assets or other similar transaction involving OphthaliX or Wize.

Conditions to Completion of the Merger (Page 81)

OphthaliX and Wize will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including, among other things, approval of the proposals at the OphthaliX annual meeting, approval of the Merger and related transactions at the Wize special meeting, receipt of Israeli court approval of the Merger and related transactions (the “Israeli Court Approval”), receipt of the 104(h) Tax Ruling from the Israel Tax Authority, receipt of an exemption from the ISA and waiver or material performance of closing obligations of the parties under the merger agreement. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 81 of this proxy statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Listing of OphthaliX Common Stock; Delisting of Wize Ordinary Shares (Page 68)

OphthaliX common stock is currently quoted on the OTC Pink and trades under the symbol “OPLI.” In connection with and immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.” in accordance with Delaware law.

Wize ordinary shares are currently listed on TASE and trade under the symbol “WIZP.” Upon completion of the Merger, Wize ordinary shares will be delisted from TASE and there will no longer be a public trading market for Wize ordinary shares in Israel.

5

Termination of the Merger Agreement (Page 82)

OphthaliX and Wize may terminate the Merger Agreement and decide not to proceed with the Merger at any time before completion if both parties agree. Either OphthaliX or Wize may terminate the Merger Agreement and decide not to proceed with the Merger at any time before the completion of the Merger if the Merger is not completed by October 30, 2017, subject to certain limitations. OphthaliX and Wize may also terminate the Merger Agreement as more fully described under the section entitled “THE MERGER AGREEMENT – Termination of the Merger Agreement” on page 82 of this proxy statement/prospectus.

Opinion of Pulvernis, Bareket, Ben-Yehuda Ltd., Wize’s Financial Advisor (Page C-1)

OphthaliX is not required to and due to lack of funds has not obtained an opinion from a financial advisor that the shares to be issued to or issuable to Wize shareholders is fair to OphthaliX’s stockholders from a financial point of view.

In connection with the Merger, Wize’s financial advisor, Pulvernis, Bareket, Ben-Yehuda Ltd. (“PBB”), delivered a written fairness opinion to the Wize board of directors concerning the fairness, from a financial point of view, of the exchange ratio being used in connection with the Merger, to Wize shareholders. The full text of PBB’s written opinion, dated June 20, 2017, is attached to this proxy statement/prospectus as Annex C. OphthaliX encourages you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

Comparison of the Rights of OphthaliX Stockholders and Wize Stockholders (Page 146)

OphthaliX is incorporated under the laws of the State of Delaware and Wize is formed under the laws of the State of Israel. If the Merger is completed, Wize shareholders will become stockholders of OphthaliX, and their rights will be governed by the Delaware General Corporation Law (“DGCL”), as well as the OphthaliX Certificate of Incorporation, as amended to reflect the proposals being voted on at the OphthaliX annual meeting (the “Amended OphthaliX Certificate of Incorporation”), and the OphthaliX Bylaws. The rights of OphthaliX stockholders contained in the OphthaliX Amended Certificate of Incorporation and OphthaliX Bylaws and the DGCL differ from the rights of Wize shareholders under Wize’s Articles of Association (the “Wize Articles”) and the Israeli Companies Law, as more fully described under the section entitled “COMPARISON OF RIGHTS OF HOLDERS OF OPHTHALIX SHARES AND WIZE SHARES” on page 146 of this proxy statement/prospectus.

Restrictions on Sales of Shares by Affiliates (Page 72)

The shares of OphthaliX common stock to be issued in connection with the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of OphthaliX common stock issued or issuable to any person who is deemed to be an “affiliate” of Wize at the time of the Wize shareholders’ meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Wize and may include Wize’s executive officers and directors, as well as any significant stockholders.

Accounting Treatment (Page 72)

Although OphthaliX is the legal acquirer and will issue shares of its common stock to effect the Merger with Wize, the Merger is accounted for as a reverse recapitalization of OphthaliX by Wize. Under reverse recapitalization accounting, the assets and liabilities of OphthaliX will be recorded, as of the completion of the Merger, at their historical amounts. Consequently, the interim consolidated financial information of Wize reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. These interim consolidated financial information include the accounts of the Wize since the effective date of the reverse recapitalization and the accounts of OphthaliX since inception.

U.S. Federal Income Tax Considerations (Page 73)

OphthaliX believes that the Merger is expected to be a taxable exchange for U.S. federal income tax purposes. Assuming the Merger so qualifies, the following U.S. federal income tax consequences generally will result to a participating U.S. holder: (i) such holder generally will recognize gain or loss on the receipt of OphthaliX common stock in exchange for Wize ordinary shares in the Merger; (ii) such holder’s aggregate tax basis in the OphthaliX common stock received pursuant to the Merger will be equal to the fair market value of the OphthaliX common stock received by such U.S. holder on the date Wize ordinary shares are exchanged pursuant to the Merger and determined in good faith by the OphthaliX board of directors; and (iii) such holder’s holding period for the OphthaliX common stock will begin on the day following the date such U.S. holder’s Wize ordinary shares are exchanged pursuant to the Merger.

6

Tax matters are very complicated, and the U.S. federal income tax consequences of the Merger to a particular OphthaliX stockholder will depend in part on such holder’s circumstances. Accordingly, OphthaliX urges you to consult your own tax advisor for a full understanding of the U.S. federal income tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Merger, see the section entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 138 of this proxy statement/prospectus.

Material Israeli Tax Considerations (Page 73)

In general, under the Israeli Tax Ordinance and the rules and regulations promulgated thereunder (the “Israeli Tax Ordinance”), the disposition of shares of an Israeli company is deemed to be a sale of capital assets (unless such shares are not held as a capital asset). The Israeli Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in an Israeli resident company, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty for the prevention of double taxation between Israel and the seller’s country of residence provides otherwise. Assuming Wize receives the 104(h) Tax Ruling from the Israel Tax Authority for which Wize has applied, the Israeli income tax consequences of the Merger shall be in accordance with such tax ruling (if applicable to a particular Wize shareholder).

Tax matters are very complicated, and the Israeli tax consequences of the Merger to a particular Wize shareholder will depend in part on such shareholder’s circumstances. Accordingly, OphthaliX urges you to consult your own tax advisor for a full understanding of the Israeli tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material Israeli tax consequences of the Merger, see the section entitled “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER” on page 142 of this proxy statement/prospectus.

Regulatory Approvals (Page 71)

OphthaliX and Wize believe that the Merger does not raise antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. OphthaliX must comply with the applicable federal and state securities laws in connection with the issuance of shares of OphthaliX common stock in the Merger and the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part. The Merger and the other transactions contemplated under the Merger Agreement including a request to exempt OphthaliX from the need to publish a prospectus by reason of Section 15A(a)(3) of the Israel Securities Law are being effected in accordance with Sections 350 and 351 of the Israeli Companies Law. Wize is required to prepare and submit to the applicable Israeli court a motion to convene a special general meeting of the Wize shareholders (and, if necessary, creditors’ meetings) for the approval of the terms and conditions of the Arrangement by the requisite majority, which motion was submitted on August 10, 2017. For a more complete discussion of the regulatory approvals required in connection with the Merger, see the section entitled “THE MERGER — Regulatory Approvals Required for the Merger” on page 71 of this proxy statement/prospectus.

Emerging Growth Company (Page 20)

OphthaliX qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, OphthaliX may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	an exemption from the auditor attestation requirement in the assessment of internal control over financial reporting.

OphthaliX may take advantage of these provisions for up to five years or such earlier time that it is no longer an emerging growth company. OphthaliX would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which it has total annual gross revenues of $1 billion or more; (ii) the last day of its fiscal year following the fifth anniversary of the date of the completion of its initial public offering; (iii) the date on which it has issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

To the extent that OphthaliX continues to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after it ceases to qualify as an emerging growth company, certain of the exemptions available to OphthaliX as an emerging growth company may continue to be available to OphthaliX as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

7

SELECTED HISTORICAL FINANCIAL INFORMATION OF OPHTHALIX

The following table sets forth selected historical financial information of OphthaliX for each of the periods presented (in thousands, except share and per share data). The selected financial information presented for each of the years ended December 31, 2016 and 2015 has been derived from OphthaliX’s audited consolidated financial statements and related notes which are included elsewhere in this proxy statement/prospectus. The statement of operations data for the six months period ended June 30, 2017 and 2016 and the balance sheet and other data as of June 30, 2017 have been derived from OphthaliX’s unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of OphthaliX’s management, the unaudited data of OphthaliX reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information in those statements. OphthaliX’s historical results are not necessarily indicative of results that should be expected in the future, and the results for the six month period ended June 30, 2017 are not necessarily indicative of the results to be expected for the full year ending December 31, 2017.

The following table should be read together with “INFORMATION ABOUT OPHTHALIX - Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 87 of this proxy statement/prospectus and OphthaliX’s audited consolidated financial statements for the years ended December 31, 2016 and 2015 and related notes and unaudited consolidated financial statement for the six months ended June 30, 2017 and 2016 related notes beginning on page F-1 of this proxy statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
	(in thousands)
			Unaudited
Statement of Operations Data:
Operating expenses
Research and development	$199	$812	$9	$128
General and administrative	432	573	216	108
Total operating expenses	631	1,385	225	236

Financial expenses, net	285	92	205	59

Net loss	916	1,477	430	295

Other comprehensive (income) loss	(34)	136	-	69

Comprehensive loss	$882	$1,613	$430	$364

	December 31,		June 30,
	2016	2015	2017
	(in thousands)
			Unaudited
Balance Sheet and other Data:
Cash and cash equivalents	$13	$42	$18
Investment in Parent Company	530	658	393
Other accounts receivable	7	-	-
Total assets	550	700	411

Related company	4,459	3,690	4,758
Other accounts payable and accrued expenses	251	291	243
Total liabilities	4,710	3,981	5,001

Total stockholders’ deficiency	$(4,160)	$(3,281)	$(4,590)

8

SELECTED HISTORICAL FINANCIAL INFORMATION OF WIZE

The following table sets forth selected historical financial information of Wize for each of the periods presented (in thousands, except share and per share data). The selected financial information presented for each of the years ended December 31, 2016 and 2015 has been derived from Wize’s audited consolidated financial statements and related notes which are included elsewhere in this proxy statement/prospectus. The statement of operations data for the six months periods ended June 30, 2017 and 2016 and the balance sheet and other data as of June 30, 2017 have been derived from Wize’s unaudited consolidated financial statements appearing elsewhere in this proxy statement/prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of Wize’s management, the unaudited data of Wize reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information in those statements. Wize’s historical results are not necessarily indicative of results that should be expected in the future, and the results for the six month period ended June 30, 2017 are not necessarily indicative of the results to be expected for the full year ending December 31, 2017.

The following table should be read together with “INFORMATION ABOUT WIZE - Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus and Wize’s audited consolidated financial statements for the years ended December 31, 2016 and 2015 and related notes and unaudited consolidated financial statement for the six months ended June 30, 2017 and 2016 and related notes beginning on page F-32 of this proxy statement/prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2016	2015	2017	2016
	(in thousands)
			Unaudited
Statement of Operations Data:
Operating expenses
Research and development	$240	$1,204	$181	$118
General and administrative	794	607	531	374
Total operating expenses	1,034	1,811	712	492

Financial expenses, net	105	44	624	57

Net loss	1,139	1,855	1,336	549

Other comprehensive (income) loss	(3)	(2)	76	-

Comprehensive loss	$1,136	$1,853	$1,412	$549

	December 31,		June 30,
	2016	2015	2017
	(in thousands)
			Unaudited
Balance Sheet and other Data:
Cash and cash equivalents	$28	$423	$275
Restricted bank deposit	10	10	11
Other accounts receivable	29	30	46
Property and equipment, net	2	2	3
Total assets	69	465	335

License purchase obligation	233	342	252
Derivative liability for right to future investment	34	-	-
Convertible loans, net	289	-	707
Loans from controlling shareholder	117	-	-
Other accounts payable and accrued expenses	227	129	367
Receipt on account of shares	-	-	140
Total liabilities	900	471	1,466

Total shareholders’ deficit	$(831)	$(6)	$(1,131)

9

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma consolidated financial data gives effect to the proposed merger of Merger Sub with and into Wize, which will be accounted for as a “reverse merger” under reverse recapitalization accounting with Wize treated as the accounting acquirer. The selected unaudited pro forma consolidated financial data presented below is based on, and should be read in conjunction with, the historical financial statements of OphthaliX and Wize that appear elsewhere in this proxy statement/prospectus and the unaudited pro forma consolidated combined financial data that appear elsewhere in this proxy statement/prospectus, including the footnotes thereto. See the sections entitled, “WHERE YOU CAN FIND MORE INFORMATION” and “UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS,” for additional information.

The following selected unaudited pro forma consolidated balance sheet data as of June 30, 2017 combines the historical consolidated balance sheet of Wize and OphthaliX for the same period, giving pro forma effect to the Merger as if the Merger had been completed on June 30, 2017. The following selected unaudited pro forma consolidated information of operations data for the year ended December 31, 2016 and the six months period ended June 30, 2017 combine the historical consolidated statements of operations data of Wize and OphthaliX for the same periods, giving pro forma effect to the Merger, as if the Merger had been completed on the first day of the period presented, respectively.

The selected unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated in the unaudited pro forma consolidated financial data or that will be realized upon the consummation of the proposed merger.

Unaudited Pro Forma Combined Statements of Operations, Balance Sheet and Other Data:

	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2016
	(in thousands, except per share amounts)
Statements of Operations Data
Loss from operations	$(1,120)	$(1,422)
Net loss	$(1,900)	$(1,718)
Net loss attributable to common stockholders	$(1,900)	$(1,718)
Net loss per share attributable to common stockholders, basic and diluted	$(0.02)	$(0.02)

As of June 30, 2017
(in thousands)
Balance Sheet Data
Cash and cash equivalents	$1,132
Working capital (*)	$2,792
Total assets	$4,248
Total liabilities	$1,453
Accumulated deficit	$(28,809)
Total stockholders’ equity	$2,795

(*)      Working capital is defined as current assets less current liabilities

10

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The information below reflects the historical net loss and book value per share of OphthaliX common stock and the historical net loss and book value per share of Wize ordinary shares in comparison with the unaudited pro forma net loss and book value per share after giving effect to the merger of OphthaliX with Wize on a pro forma basis.

You should read the table below in conjunction with the audited and unaudited financial statements of OphthaliX, the audited and unaudited financial statements of Wize, the unaudited pro forma consolidated financial data and the notes related to such financial statements included elsewhere in this proxy statement/prospectus.

	As of and for the Year Ended December 31, 2016	As of and for the Six Month Period Ended June 30, 2017
Wize Historical Per Common Share Data:
Book value per share	$(0.05)	(0.06)
Basic and diluted net loss per share	$0.07	0.08
OphthaliX Historical Per Common Share Data:
Book value per share	$(0.40)	(0.44)
Basic and diluted net loss per share	$0.09	0.04
Combined Company Pro Forma Per Common Share Data
Book value per share	$-	0.03
Basic and diluted net loss per share	$0.02	0.02

MARKET PRICE AND DIVIDEND INFORMATION

OphthaliX

As of September 5, 2017, there were approximately 15 stockholders of record holding 10,441,251 shares of OphthaliX’s common stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name. The holders of OphthaliX’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of OphthaliX’s common stock have no preemptive rights and no right to convert their common stock into any other securities.  There are no redemption or sinking fund provisions applicable to OphthaliX’s common stock.

OphthaliX’s common stock is currently traded on the OTC Pink under the symbol “OPLI.”

The following table sets forth the range of the high and low bid prices of the common stock for the periods indicated.

2017	HIGH	LOW
First Quarter	$1.00	$0.35
Second Quarter	$1.50	$0.11
Third Quarter (through September 1, 2017)	$0.11	$0.11

2016	HIGH	LOW
First Quarter	$0.99	$0.99
Second Quarter	$1.01	$0.36
Third Quarter	$1.00	$0.45
Fourth Quarter	$1.00	$1.00

2015	HIGH	LOW
First Quarter	$1.50	$0.50
Second Quarter	$1.90	$0.70
Third Quarter	$1.90	$0.35
Fourth Quarter	$0.99	$0.99

11

Dividends

Neither OphthaliX nor Wize has paid or declared any cash dividends since their respective inception. OphthaliX’s ability to pay cash dividends is subject to limitations imposed by state law. OphthaliX does not intend to declare or pay any such dividends in the foreseeable future.

COMPARATIVE MARKET PRICE INFORMATION

OphthaliX common stock is currently quoted on OTC Pink and trades under the symbol “OPLI.” Wize ordinary shares are currently listed on TASE and trade under the symbol “WIZP”. The following table sets forth the closing sale prices per share of OphthaliX common stock and Wize ordinary shares on May 21, 2017, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on September [●], 2017, the latest practicable date prior to the date of this proxy statement/prospectus. The table also includes the equivalent closing per share price of Wize ordinary shares on those dates. These equivalent closing per share prices reflect the fluctuating value of the OphthaliX common stock that Wize shareholders would receive in exchange for each Wize ordinary share if the Merger had been completed on either of these dates, applying the exchange ratio of 4.1781 shares of OphthaliX common stock for each Wize ordinary share.

Date	OphthaliX Common Stock		Wize Ordinary Shares		Wize Equivalent Market Value Per Share
May 21, 2017		$0.31		$0.47		$1.96
September [●], 2017	$	[●]	$	[●]	$	[●]

12

RISK FACTORS

You should carefully consider the risks described below in evaluating whether to vote for or consent to the proposals discussed herein. The risks and uncertainties described below are not the only ones OphthaliX and Wize face, and these factors should be considered in conjunction with general investment risks and other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 40 of this proxy statement/prospectus. You should read and consider the risks associated with the business of Wize beginning on page 23 of this proxy statement/prospectus because these risk factors will also affect the operations of OphthaliX post-Merger because the business of OphthaliX post-Merger will be Wize’s current business. In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can OphthaliX or Wize assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements. Where this proxy statement/prospectus uses the words describing either OphthaliX or Wize, as the case may be, it is referring to such entity as a standalone company or to their respective lines of business and industry as they relate to the combined company.

Risks Related to the Proposed Merger

The issuance of shares of OphthaliX common stock to Wize shareholders in the Merger will substantially dilute the voting power of current OphthaliX stockholders. Having a minority share position may reduce the influence that OphthaliX stockholders have on the management of OphthaliX.

Pursuant to the terms of the Merger Agreement, at the Effective Time of the Merger, OphthaliX will issue 93,971,259 shares of its common stock to Wize shareholders as merger consideration. As a result, upon completion of the Merger, the current OphthaliX stockholders will continue to hold 10,441,251 shares, or 10% of the issued and outstanding common stock of OphthaliX, and former Wize shareholders will own 93,971,259 shares, or 90% of the issued and outstanding common stock of OphthaliX (both percentages excluding (i) shares of common stock issuable upon the exercise of the Convertible Loans, (ii) shares of common stock issuable upon the exercise of the Future Investment Rights, (iii) shares of common stock issuable upon the exercise of warrants (the “PIPE Warrants”) to be issued as part of a private placement that Wize conducted in July and August 2017 for an aggregate amount of NIS 3.49 million (approximately $998,000) (the “2017 PIPE”) and (iv) shares of common stock issuable upon the exercise of certain options held by directors and officers of OphthaliX (the “OphthaliX Stock Options”). In the event all the Convertible Loans, Future Investment Rights, PIPE Warrants and OphthaliX Stock Options were to be exercised in full, then current OphthaliX stockholders and option holders would own 10,558,751 shares, and their combined ownership percentage would be reduced to approximately 5.4% of the issued and outstanding common stock of OphthaliX, and the former Wize shareholders and holders of Convertible Loans on a combined basis would own 185,538,350 shares, or approximately 94.6% of the issued and outstanding common stock of OphthaliX, assuming, for the purposes of this calculation, a total of 196,097,101 shares of OphthaliX common stock issued and outstanding on a fully diluted basis. Accordingly, the issuance of the shares of OphthaliX common stock to Wize shareholders in the Merger or issuance of OphthaliX common stock upon conversion or the exercise of the Convertible Loans, Future Investment Rights or Warrants to the respective holders of those securities will significantly reduce the ownership stake and relative voting power of each share of OphthaliX common stock held by current OphthaliX stockholders. Consequently, following the Merger, the ability of OphthaliX’s current stockholders to influence the management of OphthaliX will be substantially reduced. For more information relating to the Convertible Loans, Future Investment Rights and the 2017 PIPE, please see “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus. For more information regarding the beneficial ownership of Wize, please see “PRINCIPAL SHAREHOLDERS OF WIZE” beginning on page 136 of this proxy statement/prospectus

The exchange ratio in the Merger Agreement is not adjustable based on the market price of OphthaliX common stock so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

Upon completion of the Merger, each Wize ordinary share will be converted into the right to receive shares of OphthaliX common stock based on the exchange ratio in the Merger Agreement. The exchange ratio in the Merger Agreement will not be adjusted in the event of any change in the stock price of OphthaliX prior to the Merger. Any changes in the market price of OphthaliX common stock before completion of the Merger will not affect the number of shares Wize shareholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of OphthaliX common stock declines from the market price on the date of the Merger Agreement, then Wize shareholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Merger the market price of OphthaliX common stock increases from the market price on the date of the Merger Agreement, then Wize shareholders could receive merger consideration with substantially more value for their ordinary shares. Because the exchange ratio does not adjust as a result of changes in the value of OphthaliX common stock, for each one percentage point that the market value of OphthaliX common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to Wize shareholders.

There is no assurance when or if the Merger will be completed. Any delay in completing the Merger may substantially reduce the benefits that OphthaliX and Wize expect to obtain from the Merger.

Completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement. There can be no assurance that OphthaliX and Wize will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the Merger, see the section entitled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page 81 of this proxy statement/prospectus. If the Merger is not completed within the expected timeframe, such delay could result in additional transaction costs or other effects associated with uncertainty about the Merger.

13

OphthaliX and Wize can agree at any time to terminate the Merger Agreement, even if OphthaliX stockholders and Wize shareholders have already adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement. OphthaliX and Wize can also terminate the Merger Agreement under other specified circumstances. See the section entitled “THE MERGER AGREEMENT — Termination of the Merger Agreement” beginning on page 82 of this proxy and consent solicitation statement/prospectus.

If the Merger is not completed within the expected timeframe, such delay could result in additional transaction costs or other effects associated with uncertainty about the Merger. Furthermore, if the Merger is not completed, the ongoing business of Wize could be adversely affected and each of OphthaliX and Wize will be subject to a variety of risks associated with the failure to complete the Merger, including without limitation the following:

●	certain costs related to the Merger, such as legal and accounting fees, must be paid even if the Merger is not completed;

●	the attention of management of OphthaliX and Wize may have been diverted to the Merger rather than to each company’s own operations and the pursuit of other opportunities that could have been beneficial to each company;

●	the potential loss of key personnel during the pendency of the Merger as employees may experience uncertainty about their future roles with the combined company;

●	reputational harm due to the adverse perception of any failure to successfully complete the Merger;

●	the price of OphthaliX and Wize stock may decline and remain volatile;

●	OphthaliX and Wize will have been subject to certain restrictions on the conduct of their businesses which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the Merger was pending; and

●	each of OphthaliX and Wize may be subject to litigation related to the Merger or any failure to complete the Merger.

In addition, if the Merger Agreement is terminated, OphthaliX and Wize might have an immediate financial need to raise additional capital to meet their cash needs, including both transactional and operational expenses.

Directors and officers of OphthaliX may have interests in the Merger that are different from, or in addition to, those of OphthaliX stockholders generally that may influence them to support or approve the Merger.

The officers and directors of OphthaliX may have interests in the Merger that are different from, or are in addition to, those of OphthaliX stockholders generally. As a condition to closing of the Merger, OphthaliX is required, pursuant to a Stock Purchase Agreement, to sell on an “as is” basis to Can-Fite all the ordinary shares of OphthaliX’s wholly-owned subsidiary, Eyefite, in exchange for the irrevocable cancellation and waiver of all indebtedness owed by OphthaliX and Eyefite to Can-Fite, including approximately $4.8 million of deferred payments owed by OphthaliX and Eyefite to Can-Fite and, as part of the purchase of Eyefite, Can-Fite will also assume certain accrued milestone payments in the amount of $175,000 under the Can-Fite License Agreement. Immediately following the sale of Eyefite to Can-Fite, and prior to closing of the Merger, it is expected that OphthaliX’s sole asset shall consist of 446,827 ordinary shares of Can-Fite. In addition, as a condition to closing of the Merger, that certain exclusive license of Can-Fite’s CF101 drug candidate for the treatment of ophthalmic diseases granted to OphthaliX under the Can-Fite License Agreement and that related services agreement is required to be terminated pursuant to a Termination of License Agreement and a Termination of Services Agreement. Certain of OphthaliX’s directors and officers serve as directors and/or officers of Can-Fite and one of OphthaliX’s existing directors is expected to continue to serve as a director of OphthaliX post-Merger. In addition, the directors and executive officers of OphthaliX also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the Merger. These interests may have influenced the directors and executive officers of OphthaliX to support or recommend the proposals presented to OphthaliX shareholders. See the sections entitled “THE MERGER — Interests of OphthaliX’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement/prospectus.

14

Directors and officers of Wize may have interests in the Merger that are different from, or in addition to, those of Wize shareholders generally that may influence them to support or approve the Merger.

The officers and directors of Wize may have interests in the Merger that are different from, or are in addition to, those of Wize shareholders generally. One of Wize’s existing directors is expected to serve as the Chairman of the Board of OphthaliX post-Merger and is engaged by Wize pursuant to a services agreement which provides him with certain benefits as more fully described in the “MANAGEMENT OF OPHTHALIX FOLLOWING THE MERGER” beginning on page 120 of this proxy statement/prospectus. In addition, Noam Danenberg, Wize’s strategic advisor, who is expected to serve as OphthaliX’s Chief Operating Officer following the Merger, is also the son-in-law of Mr. Avichay Harpaz, who owns 50% of Ridge Valley Corporation (“Ridge”). For more information about stock ownership, please see “PRINCIPAL SHAREHOLDERS OF WIZE” beginning on page 136 of this proxy statement/prospectus. In addition, the directors and executive officers of Wize also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the Merger. These interests may have influenced the directors and executive officers of Wize to support or approve the Merger and the issuance of shares of OphthaliX common stock in the Merger.

OphthaliX’s board of directors relied solely on their own judgment in determining that the Merger is fair to its stockholders and, consequently, there is no independent corroboration of OphthaliX’s board of directors’ determination.

OphthaliX’s board of directors considered the factors set forth in the section entitled “THE MERGER —OphthaliX’s Reasons for the Merger” beginning on page 62 in determining that the Merger is fair to, and in the best interests of, its stockholders. OphthaliX is not required to and due to lack of funds has not obtained an opinion from a financial advisor that the shares to be issued to or issuable to Wize shareholders is fair to OphthaliX’s stockholders from a financial point of view. Accordingly, there is no independent corroboration of OphthaliX’s board of directors’ determination. Furthermore, OphthaliX’s directors have interests in the Merger that are different from, or in addition to, the interests of OphthaliX’s stockholders. See “THE MERGER— Interests of OphthaliX’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement/prospectus.

The fairness opinion obtained by Wize from its financial advisor will not reflect changes in circumstances after the date of the fairness opinion.

PBB, Wize’s financial advisor in connection with the Merger, has delivered to the board of directors of Wize its fairness opinion, dated June 20, 2017. The opinion stated to the effect that, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described in the opinion, as of May 21, 2017, the initial exchange ratio in the Merger was fair, from a financial point of view, to the holders of ordinary shares of Wize. As a result, Wize shareholders should be aware that the opinion does not address the fairness of the merger consideration at any time other than as of May 21, 2017. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Wize, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the estimated valuation conclusions reached in such fairness opinion.

The announcement and pendency of the Merger could have an adverse effect on Wize’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Merger could disrupt Wize’s business in the following ways, among others:

●	the attention of Wize’s officers may be directed towards the completion of the Merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Wize, as matters related to the Merger may require commitments of time and resources that could have otherwise been devoted to other opportunities that might have been beneficial to Wize;

●	Wize has and will continue to incur significant expenses related to the Merger prior to its closing; and

●	Wize may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

Should they occur, any of these matters could adversely affect the business of, or harm the financial condition, results of operations or business prospects of Wize.

15

The ratio for the exchange of Wize ordinary shares for OphthaliX shares is fixed.

Each ordinary share of Wize will be exchanged for 4.1781 shares of OphthaliX common stock, subject to adjustment as set forth in the Merger Agreement. This ratio of the number of ordinary shares of Wize to be exchanged for each share of OphthaliX common stock will not change, unless Wize issues shares as part of any certain further equity financing prior to completion of the Merger. There will be no adjustment to this exchange ratio for changes in the market price of either OphthaliX common stock or Wize ordinary shares. In addition, neither OphthaliX nor Wize may terminate the Merger Agreement or “walk away” from the Merger solely because of changes in the market price of either company’s shares. Therefore, if the market value of OphthaliX common stock or Wize ordinary shares changes relative to the market value of the other, there will not be a change, either upward or downward, in the aggregate number of shares of OphthaliX common stock to be issued to Wize shareholders in the Merger. The share prices of OphthaliX common stock or Wize ordinary shares are by nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility, and you should obtain recent market quotations for OphthaliX common stock or Wize ordinary shares. Neither OphthaliX nor Wize can predict or give any assurances as to the relative market prices of their shares before the closing of the Merger.

Covenants in the Merger Agreement place certain restrictions on each of OphthaliX’s and Wize’s conduct of business prior to the closing of the Merger, including entering into a business combination with another party.

The Merger Agreement restricts each of OphthaliX and Wize from taking certain specified actions with respect to the conduct of its business without the other party’s consent while the Merger is pending. These restrictions may prevent each of OphthaliX and Wize from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the Merger, which could be favorable to OphthaliX stockholders or Wize shareholders. See “THE MERGER AGREEMENT— Covenants and Agreements” beginning on page 77 of this proxy statement/prospectus.

The rights of Wize shareholders who become OphthaliX stockholders in the Merger will be governed by the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws, as amended.

Upon the consummation of the Merger, Wize’s outstanding ordinary shares will be converted into the right to receive shares of OphthaliX common stock. Wize shareholders who receive shares of OphthaliX common stock in the Merger will become OphthaliX stockholders. As a result, Wize shareholders who become stockholders in OphthaliX will be governed by the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws, each as amended to reflect the proposals being voted on at the OphthaliX annual meeting, and the DGCL rather than being governed by the Wize Articles and the Israeli Companies Law. See the section entitled “COMPARISON OF RIGHTS OF HOLDERS OF OPHTHALIX SHARES AND WIZE SHARES” beginning on page 146 of this proxy statement/prospectus.

Because the market price of OphthaliX common stock will fluctuate, Wize shareholders cannot be sure of the trading price of the OphthaliX shares they will receive.

Upon completion of the Merger, each Wize ordinary share will be converted into the right to receive shares of OphthaliX common stock. The exchange ratio in the Merger Agreement will not be adjusted in the event of any change in the stock prices of OphthaliX or Wize prior to the Merger. There also will be a period of time between the date when stockholders of OphthaliX and shareholders of Wize vote on the Merger Agreement and the date when the Merger is completed. The relative prices of OphthaliX common stock and Wize ordinary shares may vary between the date of this proxy statement/prospectus, the dates of their respective shareholder meetings, and the date of completion of the Merger. The market price of OphthaliX common stock and Wize ordinary shares may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of OphthaliX or Wize and are not necessarily related to a change in the financial performance or condition of OphthaliX or Wize. As OphthaliX and Wize market share prices fluctuate, based on numerous factors, the value of the shares of OphthaliX common stock that a Wize shareholder will receive will correspondingly fluctuate. Accordingly, the prices of OphthaliX common stock and Wize ordinary shares on the dates of their respective shareholder meetings may not be indicative of their prices immediately prior to completion of the Merger and the price of OphthaliX common stock after the Merger is completed. See the section entitled “MARKET PRICE AND DIVIDEND INFORMATION”. You are urged to obtain current market quotations for OphthaliX common stock and Wize ordinary shares.

16

Failure to complete the Merger could negatively affect the value of both OphthaliX common stock and Wize ordinary shares and the future business and financial results of both OphthaliX and Wize.

The Merger is subject to the satisfaction or waiver of certain closing conditions as described below in “THE MERGER AGREEMENT — Conditions to Completion of the Merger”.  No assurance can be given that each of the conditions will be satisfied.  In addition, the Merger Agreement may be terminated under the circumstances described below in “THE MERGER AGREEMENT — Termination of Merger Agreement.”

If the Merger is not completed, the ongoing businesses of OphthaliX and Wize could be adversely affected and each of OphthaliX and Wize will be subject to a variety of risks associated with the failure to complete the Merger, including without limitation the following:

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

●	reputational harm due to the adverse perception of any failure to successfully complete the Merger; and

●	having to pay certain costs relating to the Merger, such as legal, accounting, financial advisory, filing and printing fees.

If the Merger is not completed, these risks could materially affect the market price of both OphthaliX common stock and Wize ordinary shares and the business and financial results of both OphthaliX and Wize.

OphthaliX and Wize may be subject to litigation in connection with the Merger.

Lawsuits may be filed against OphthaliX and Wize, their respective subsidiaries, and/or their respective directors or officers in connection with the Merger and the other transactions contemplated under the Merger Agreement. If any such lawsuit is filed, it could result in substantial costs and diversion of management’s attention and resources, which could adversely affect the business, financial condition, or results of operations of OphthaliX and Wize, whether or not a settlement or other resolution is achieved.

In addition, one of the conditions to the closing of the Merger Agreement is that no order, injunction, decree or other legal restraint or prohibition will be in effect that prevents completion of any of the transactions contemplated under the Merger Agreement. Consequently, if a lawsuit is filed and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the consummation of the transactions contemplated under the Merger Agreement, that may prevent the Merger from becoming effective within the expected time frame or at all.

Risks Related to OphthaliX Following the Merger

If the Merger is consummated, the business operations, strategies and focus of OphthaliX will become those of Wize, and these changes may result in the depression in the value of its common stock.

Upon closing of the Merger, the business of OphthaliX shall become the current business of Wize. Consequently, if the Merger is consummated, an investment in OphthaliX’s common stock will represent an investment in the business operations, strategies and focus of Wize. While LO2A is approved for sale in certain jurisdictions for the treatment of DES, LO2A is only approved for sale for the treatment of CCH in Hungary and for the treatment of Sjögren’s in the Netherlands. LO2A may never be successfully developed and approved for sale or successfully commercialized for the treatment of CCH or for Sjögren’s in any other jurisdiction. The failure to successfully commercialize LO2A for the treatment of CCH and Sjögren’s will significantly diminish the anticipated benefits of the Merger and have a material adverse effect on the business of OphthaliX post-merger. OphthaliX cannot assure you that OphthaliX’s business operations, strategies or focus will be successful following the Merger, and the Merger could depress the value of OphthaliX’s common stock.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only, and future results of OphthaliX may differ materially from the unaudited pro forma financial statements presented in this proxy statement/prospectus.

The unaudited pro forma consolidated financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of OphthaliX’s financial condition or results of operations following the completion of the Merger for several reasons. The unaudited pro forma consolidated financial statements have been derived from the historical financial statements of OphthaliX and Wize and adjustments and assumptions have been made regarding OphthaliX after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by OphthaliX in connection with the Merger. For example, the impact of any incremental costs incurred in integrating OphthaliX and Wize are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of OphthaliX following the completion of the Merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect OphthaliX’s financial condition or results of operations following the Merger. Any decline or potential decline in OphthaliX’s financial condition or results of operations may cause significant variations in the market price of OphthaliX common stock.

17

OphthaliX’s restricted shares are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which applies to a “shell company.”

OphthaliX is currently a “shell company” under applicable SEC rules and regulations, because it has no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets.  Pursuant to Rule 144, promulgated under the Securities Act, sales of the securities of a shell company, such as OphthaliX under that rule are not permitted until at least 12 months have elapsed from the date on which OphthaliX files with the SEC Form 10 information in a Current Report on Form 8-K, reflecting its status as a non-shell company.  OphthaliX expects to file such Form 8-K following completion of the Merger. As a result, some of OphthaliX’s stockholders will be forced to hold their shares of common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless OphthaliX and its stockholders are in compliance with other requirements of Rule 144.  Further, it will be more difficult for OphthaliX to raise funding to support its operations through the sale of debt or equity securities unless it agrees to register such securities under the Securities Act, which could cause OphthaliX to expend additional time and cash resources.  The lack of liquidity of OphthaliX’s securities as a result of the inability to sell under Rule 144 for a longer period of time could cause the market price of OphthaliX’s securities to decline.

OphthaliX may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent OphthaliX raises additional capital by issuing equity securities, including in a debt financing where OphthaliX issues convertible notes or notes with warrants and any shares of OphthaliX’s common stock to be issued in a private placement, OphthaliX’s stockholders may experience substantial dilution. OphthaliX may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If OphthaliX sells additional equity securities, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. Furthermore, the number of shares available for future grant under OphthaliX’s equity compensation plans may be increased in the future. Moreover, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to OphthaliX’s stockholders upon any such exercise or conversion.

Because OphthaliX’s common stock may be a “penny stock,” it may be more difficult for investors to sell shares of its common stock, and the market price of its common stock may be adversely affected.

OphthaliX’s common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or it has not met certain net tangible asset or average revenue requirements.  Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock.  If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of OphthaliX’s common stock.  Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of its common stock may be adversely affected.  Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of its common stock publicly at times and prices that they feel are appropriate.

18

Because the Merger will be a reverse merger, OphthaliX may not be able to attract the attention of major brokerage firms, which may limit the liquidity of OphthaliX’s common stock and may make it more difficult for OphthaliX to raise additional capital in the future.

Additional risks may exist because the Merger will be a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to resell their shares of common stock pursuant to Rule 144. In addition, securities analysts of major brokerage firms may not provide coverage of OphthaliX’s common stock because there may be little incentive for brokerage firms to recommend the purchase of OphthaliX common stock. As a result, OphthaliX’s common stock may have limited liquidity and investors may have difficulty selling it.  Furthermore, OphthaliX cannot assure you that brokerage firms will want to conduct any secondary offerings on OphthaliX’s behalf if it seeks to raise additional capital in the future.  OphthaliX’s inability to raise additional capital may have a material adverse effect on its business.

Wize shareholders may be required to pay taxes upon the receipt of shares of OphthaliX common stock in the Merger

Wize has filed an application to the Israel Tax Authority for a ruling, applicable to shareholders that are not otherwise exempt from Israeli tax on the Merger, to treat the Merger as a tax-deferred transaction for purposes of Israeli tax laws and, in accordance with Section 104H of the Israeli Tax Ordinance, to defer the tax event with respect to the exchange of the Wize ordinary shares for a limited period of two years from the date of exchange with respect to half of the Wize shares held by a shareholder and four years from the date of exchange with respect to such shareholder’s remaining Wize shareholdings, unless such shareholder sells its OphthaliX common stock received in the Merger earlier.  There is no assurance that such tax ruling will be obtained from the Israel Tax Authority prior to the Effective Time of the Merger, nor that, if it is obtained, it will provide the foregoing. If such tax ruling is not obtained prior to such time, OphthaliX or the applicable TASE member may deduct from the consideration payable for each Wize ordinary share withholding tax at the rate of twenty five per cent (25%) or in accordance with other instructions provided by the Israel Tax Authority.

Future sales of OphthaliX’s common stock could reduce OphthaliX’s stock price.

Sales by stockholders of substantial amounts of OphthaliX common stock after the Merger, or the perception that these sales may occur in the future, especially considering the restrictions set forth in the 104(h) Tax Ruling, could materially and adversely affect the market price of OphthaliX’s common stock. Furthermore, the market price of OphthaliX’s common stock could drop significantly if its executive officers, directors, or certain large shareholders sell their shares, or are perceived by the market as intending to sell them. For a discussion of the 104(h) Tax Ruling, see the section titled “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER” beginning on page 142 of this proxy statement/prospectus.

The concentration of the capital stock ownership with insiders of OphthaliX after the Merger will likely limit the ability of the stockholders of OphthaliX to influence corporate matters.

Following the Merger, the executive officers, directors, five percent or greater stockholders, and their respective affiliated entities of OphthaliX will in the aggregate beneficially own approximately 87.6% of OphthaliX’s outstanding common stock, assuming 104,412,510 shares of common stock outstanding. As a result of such ownership, despite the fact that each one of them, to Wize’s knowledge, will continue to operate independently from the other with respect to its respective shareholding of OphthaliX’s shares, these stockholders, if acting together, will have control over matters that require approval by OphthaliX’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial, including to prevent changes in control or in management. For more information about the current share ownership of Wize, please see “PRINCIPAL SHAREHOLDERS OF WIZE” beginning on page 136 of this proxy statement/prospectus.

OphthaliX may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to OphthaliX after the Merger.

Wize is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are different from those required of Wize as a public company whose shares are traded on the TASE. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to OphthaliX after the Merger. If management is not able to implement the additional requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject OphthaliX to adverse regulatory consequences and could harm investor confidence and the market price of OphthaliX’s common stock.

19

Subsequent to the consummation of the Merger, OphthaliX may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

As a result of the Merger, Wize’s liabilities, including contingent liabilities, will be consolidated into OphthaliX’s financial statements. Although OphthaliX and Wize have conducted due diligence on each other, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of OphthaliX’s and Wize’s control will not later arise. As a result, OphthaliX may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that OphthaliX reports charges of this nature could contribute to negative market perceptions about OphthaliX’s or its securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

If unknown pre-Merger liabilities should arise, OphthaliX may be required to divert its cash from other business purposes to discharge such liabilities, which may have an adverse effect on its business.

As a condition to closing of the Merger, OphthaliX is required, pursuant to a Stock Purchase Agreement, to sell on an “as is” basis to Can-Fite all the ordinary shares of Eyefite, in exchange for the irrevocable cancellation and waiver of all indebtedness owed by OphthaliX and Eyefite to Can-Fite, including approximately $4.8 million of deferred payments owed by OphthaliX and Eyefite to Can-Fite. Nevertheless, there can be no assurance that this will release OphthaliX of all its liabilities.  If unknown liabilities arise, OphthaliX may be required to divert cash from other business purposes to discharge such liabilities, which may have an adverse effect on OphthaliX’s business.

As an “emerging growth company” under the JOBS Act, OphthaliX is permitted to, and intends to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, OphthaliX is permitted to, and intends to, rely on exemptions from certain disclosure requirements.  OphthaliX is an emerging growth company until the earliest of: (i) the last day of the fiscal year during which OphthaliX has total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stock pursuant to an effective registration statement, (iii) the date on which OphthaliX has, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which OphthaliX is deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act.  For so long as OphthaliX remains an emerging growth company, it will not be required to:

●	have an auditor report on its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

●	submit certain executive compensation matters to stockholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

●	include detailed compensation discussion and analysis in its filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although OphthaliX intends to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies.  In addition, as its business grows, OphthaliX may no longer satisfy the conditions of an emerging growth company.

20

OphthaliX has not paid, and does not intend to pay, dividends on its common stock and therefore, unless its common stock appreciates in value, its investors may not benefit from holding its common stock.

OphthaliX has not paid any cash dividends on its common stock since inception and does not anticipate paying any cash dividends its common stock in the foreseeable future.  As a result, investors in its common stock will not be able to benefit from owning its common stock unless the market price of its common stock becomes greater than the price paid for the stock by these investors.

Anti-takeover provisions under Delaware law could make an acquisition of OphthaliX, which may be beneficial to the stockholders of OphthaliX, more difficult and may prevent attempts by the stockholders to replace or remove management.

OphthaliX will be subject to the anti-takeover provisions of the DGCL, including Section 203. Under these provisions, if anyone becomes an “interested stockholder,” the combined company may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning 15% or more of the combined company’s outstanding voting stock or an affiliate of the combined company that owned 15% or more of the combined company’s outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203 of the DGCL. In addition, the OphthaliX Certificate of Incorporation contains provisions, such as blank check preferred stock, advance notice, and stockholder action by written consent which could make it more difficult for a third party to acquire the combined company. These provisions may have the effect of preventing or hindering any attempts by the stockholders of the combined company to replace its board of directors or management.

The public trading market for OphthaliX’s common stock is volatile and may result in higher spreads in stock prices, which may limit the ability of its investors to sell their shares at a profit, if at all.

OphthaliX’s common stock trades in the over-the-counter market and is quoted on the OTC Pink and subsequent to the Merger will continue to be quoted on the OTC Pink.  The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods.  These broad market fluctuations may adversely affect the market price of its common stock and result in substantial losses to its investors. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on stock exchanges, which mean that the difference between the price at which shares could be purchased by investors in the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges.  Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers.  Historically OphthaliX’s trading volume has been insufficient to significantly reduce this spread and has had a limited number of market makers sufficient to affect this spread.  These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers.  Unless the bid price for the stock exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale.  For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks.  There is no assurance that at the time an investor in its common stock wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

Following the Merger, an active market for OphthaliX’s common stock may not develop.

Although OphthaliX’s common stock trades on the OTC Pink, it does not have an active trading market and following the Merger, an active trading market may not develop. If an active trading market does not develop, or is not sustained, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all. Further, an inactive market may also impair OphthaliX’s ability to raise capital by selling shares of its common stock and may impair its ability to enter into strategic partnerships or acquire companies or products by using its shares of common stock as consideration.

21

OphthaliX’s board can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders or which could be used to resist a potential take-over of OphthaliX.

Under the OphthaliX Certificate of Incorporation, OphthaliX’s board is authorized to issue up to 1,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this proxy statement/prospectus.  Also, OphthaliX’s board, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares.  If the board causes shares of preferred stock to be issued, the rights of the holders of its common stock could be adversely affected.  The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of its outstanding voting stock.  Preferred shares issued by the board could include voting rights, or even super voting rights, which could shift the ability to control OphthaliX to the holders of the preferred stock.  Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for its common stock.  In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets.  OphthaliX has no current plans to issue any shares of preferred stock.

The market price of OphthaliX’s common stock may fluctuate significantly, which could result in substantial losses by its investors.

The market price of OphthaliX’s common stock may fluctuate significantly in response to numerous factors, some of which are beyond its control, such as:

●	announcements of technological innovations, new products or product enhancements by OphthaliX or others;

●	announcements by OphthaliX of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of LO2A;

●	success of research and development projects;

●	success in clinical and preclinical studies;

●	developments concerning intellectual property rights or regulatory approvals;

●	variations in its and its competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if its common stock is covered by analysts;

●	changes in government regulations or patent decisions;

●	developments by its licensees;

●	developments in the biotechnology industry;

●	the results of product liability or intellectual property lawsuits;

●	future issuances of common stock or other securities;

●	the addition or departure of key personnel;

●	announcements by OphthaliX or its competitors of acquisitions, investments or strategic alliances;

●	general market conditions, including the volatility of market prices for shares of biotechnology companies generally, and other factors, including factors unrelated to its operating performance; and

●	the other factors described in the section entitled “RISK FACTORS” beginning on page 13 of this proxy statement/prospectus.

22

These factors and any corresponding price fluctuations may materially and adversely affect the market price of its common stock and result in substantial losses by its investors.

Further, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations in the past.  Continued market fluctuations could result in extreme volatility in the price of OphthaliX’s common stock, which could cause a decline in the value of its common stock.  Price volatility of its common stock might be worse if the trading volume of its common stock is low.   In the past, following periods of market volatility, stockholders have often instituted securities class action litigation. If OphthaliX is involved in securities litigation, it could have a substantial cost and divert resources and attention of management from its business, even if successful.  Future sales of its common stock could also reduce the market price of such stock.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against OphthaliX and its officers and directors or asserting U.S. securities laws claims in Israel.

Following the Merger, it is expected that OphthaliX’s directors and officers will not be residents of the United States and its assets will be located outside the United States. Service of process upon OphthaliX’s non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against OphthaliX, and some of OphthaliX’s directors and officers may be difficult to obtain within the United States. OphthaliX has been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws.  Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against OphthaliX’s officers and directors because Israel may not be the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.  There is little binding case law in Israel addressing the matters described above.  Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against OphthaliX and/or OphthaliX’s officers and directors.

Moreover, among other reasons, including but not limited to, fraud, a lack of due process, a judgment which is at variance with another judgment that was given in the same matter and if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Risks Related to the Business of Wize

Wize has incurred operating losses since its inception and anticipates that it will continue to incur substantial operating losses for the foreseeable future.

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH and Sjögren’s. Since April 2015, Wize has been financing its operations through numerous financing activities, including the issuance of ordinary shares and from loans from Ridge and Rimon Gold Assets Ltd. (“Rimon Gold”) and from third parties. Wize has historically incurred net losses, including net losses of approximately $1.1 million, $1.9 million and $1.3 million for the years ended 2016 and 2015 and for the six months ended June 30, 2017, respectively. At June 30, 2017, Wize had an accumulated deficit of approximately $24.8 million. Wize does not know whether or when it will become profitable. To date, Wize has not commercialized any products or generated any revenues from product sales and accordingly it does not have a revenue stream to support its cost structure. Wize’s losses have resulted principally from costs incurred in development and discovery activities. Wize expects to continue to incur losses for the foreseeable future, and these losses will likely increase as it:

●	initiates and manages pre-clinical development and clinical trials for LO2A;

●	seeks regulatory approvals for LO2A;

●	implements internal systems and infrastructures;

23

●	seeks to license additional technologies to develop;

●	pays royalties and other payments related to an Exclusive Distribution and Licensing Agreement with Resdevco Ltd. (“Resdevco”), dated as of May 1, 2015, as amended and supplemented thereafter (the “LO2A License Agreement”);

●	hire management and other personnel; and

●	move towards commercialization.

No certainty exists that Wize will be able to complete the development of LO2A for CCH, Sjögren’s or any other ophthalmic disorder, due to financial, technological or other difficulties. If LO2A fails in clinical trials or does not gain regulatory clearance or approval, or if LO2A does not achieve market acceptance, Wize may never become profitable. Even if Wize does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Wize’s inability to achieve and then maintain profitability would negatively affect its business, financial condition, results of operations and cash flows. Moreover, Wize’s prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of its products are uncertain. There can be no assurance that Wize’s efforts will ultimately be successful or result in revenues or profits.

Wize has substantial debt which may adversely affect Wize by limiting future sources of financing, interfering with Wize’s ability to pay interest and principal on the Convertible Loans and subjecting Wize to additional risks.

Wize has a significant amount of indebtedness. As of June 30, 2017, Wize had a total of NIS 5.1 million (approximately $1.5 million) of loans (including interest) outstanding under Convertible Loans, of which (1) Ridge extended a principal amount of NIS 1.0 million (approximately $0.3 million), (2) Rimon Gold extended a principal amount of NIS 3.0 million (approximately $0.9 million), and (3) Shimson Fisher (“Fisher”) extended a principal amount of NIS 1.0 million (approximately $0.3 million). If Wize incurs additional indebtedness to its current indebtedness levels, including other short or long-term credit facilities, the related risks that it now faces could increase. For more information relating to the Convertible Loans and the agreements relating thereto, please see “INFORMATION ABOUT WIZE – Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus.

Wize’s substantial debt could have important consequences, including:

●	making it more difficult for Wize to satisfy its obligations with respect to the Convertible Loans and other obligations;

●	limiting Wize’s ability to obtain additional financing on satisfactory terms and to otherwise fund working capital, capital expenditures, and other general corporate requirements;

●	Wize’s ability to adjust to changing market conditions;

●	increasing Wize’s vulnerability to general adverse economic and industry conditions;

●	placing Wize at a competitive disadvantage compared to its competitors that have no debt or are less leveraged;

●	limiting Wize’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

●	restricting Wize from making strategic acquisitions or exploiting business opportunities.

Wize’s assets are subject to security interests in favor of Rimon Gold. Wize’s failure to repay the Convertible Loans, if required, could result in legal action against Wize, which could require the sale of all of its assets.

In order to secure its obligations and performance pursuant to the Convertible Loans from Rimon Gold, Wize recorded a first priority fixed charge in favor of Rimon Gold on all of Wize’s rights, including its distribution rights, under the LO2A License Agreement, and a first priority floating charge on all of Wize’s rights, title and interest in all of its assets, as exist from time to time. If Wize is unable to repay the Convertible Loans from Rimon Gold when due, Rimon Gold could foreclose on Wize’s assets in order to recover the amounts due. Any such action would require Wize to curtail or cease operations.

24

The Convertible Loans contain restrictive covenants that may limit Wize’s corporate activities, which could have an adverse effect on Wize’s financial condition and results of operations.

The Convertible Loans (including the Security Agreements associated therewith) contain a number of undertakings and restrictive covenants that, until the full repayment of such loans (including by way of conversion into Wize shares or, following the Effective Time, OphthaliX shares), limit its operating and financial flexibility. In addition, upon the closing of the Merger Agreement, OphthaliX is required to execute and deliver to Rimon Gold an Irrevocable Guaranty and Undertaking (the “OphthaliX Guaranty”) pursuant to which OphthaliX will irrevocably guarantee Wize’s obligations to Rimon Gold under the Convertible Loans. Furthermore, the OphthaliX Guaranty contains a number of restrictive covenants that limit OphthaliX’s operating flexibility. The covenants in the Convertible Loans (including the Security Agreements associated therewith) and the OphthaliX Guaranty include, among other things, limitations on the creations of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and change of control transactions; on changes in the general nature of its business; and on the distribution of dividends. Such obligations may hinder each of Wize’s and OphthaliX’s (post-Merger) future operations or the manner in which it operates its business, which could have a material adverse effect on Wize’s business and OphthaliX’s (post-Merger) business, financial condition or results of operations. These restrictions could also limit Wize’s and OphthaliX’s (post-Merger) ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. These provisions, when taken as a whole, may also have the effect of making an acquisition of Wize or OphthaliX (post-Merger) more difficult and, consequently, also cause its shares to trade at prices below the price for which third parties might be willing to pay to gain control of Wize or OphthaliX, as applicable.

As a result of the restrictions in the Convertible Loans (including the Security Agreements associated therewith) and the OphthaliX Guaranty, or similar restrictions in Wize’s and/or OphthaliX’s future financing arrangements, Wize and/or OphthaliX may need to seek permission from its lenders in order to engage in certain corporate actions. Wize’s lenders’ interests may be different from Wize’s and/or OphthaliX’s and Wize and/or OphthaliX may not be able to obtain their permission when needed or at all. This may prevent Wize and/or OphthaliX from taking actions that it believes are in its best interest, which may adversely impact its revenues, results of operations and financial condition.

Wize will need to raise additional capital to meet its business requirements in the future, and such capital raising may be costly or difficult to obtain and will dilute current shareholders’ ownership interests.

The sources of financing at Wize’s disposal are estimated by Wize management to be currently insufficient (i) to conduct Wize’s ongoing business for the next 12 months, (ii) to conduct any future clinical trials, and (iii) for LO2A’s commercial production and marketing. No certainty exists that Wize will be able to secure the additional sources of finance it needs to perform the advanced and necessary stages of receiving regulatory approvals for marketing and distributing its products, including the costs derived from performing clinical trials and the requirements of the regulatory authorities. The lack of satisfactory means of financing may bring Wize’s business activity to a halt. As of June 30, 2017, Wize had cash and cash equivalents of approximately $275,000. Wize has expended and believes that it will continue to expend substantial resources for the foreseeable future developing LO2A. These expenditures will include costs associated with research and development, manufacturing, conducting clinical trials, as well as commercializing any products approved for sale. Because the outcome of Wize’s planned and anticipated clinical trials is highly uncertain, it cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of LO2A. In addition, other unanticipated costs may arise. As a result of these and other factors currently unknown to Wize, it will require additional funds, through public or private equity or debt financings or other sources, such as strategic partnerships and alliances and licensing arrangements. In addition, Wize may seek additional capital due to favorable market conditions or strategic considerations even if it believes it has sufficient funds for its current or future operating plans.

Wize’s future capital requirements will depend on many factors, including the progress and results of its clinical trials, the duration and cost of discovery and preclinical development, and laboratory testing and clinical trials of LO2A, the timing and outcome of regulatory review of LO2A, the number and development requirements of other product candidates that Wize pursues, if any, and the costs of activities, such as product marketing, sales, and distribution. Because of the numerous risks and uncertainties associated with the development and commercialization of LO2A, it is unable to estimate the amounts of increased capital outlays and operating expenditures associated with its anticipated clinical trials.

25

Wize’s future capital requirements depend on many factors, including:

●	the need to service debt obligations under the Convertible Loans;

●	any payments to be made to Resdevco under the LO2A License Agreement;

●	the failure to obtain regulatory approval or achieve commercial success of LO2A;

●	the results of its preclinical studies and clinical trials for any future earlier stage product candidate, and any decisions to initiate clinical trials if supported by the preclinical results;

●	the costs, timing and outcome of regulatory review of LO2A that progress to clinical trials;

●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing its issued patents and defending intellectual property-related claims;

●	the cost of commercialization activities if any LO2A is approved for sale for a particular indication, including marketing, sales and distribution costs;

●	the cost of manufacturing LO2A;

●	the timing, receipt and amount of sales of, or royalties on, its future products, if any;

●	the expenses needed to attract and retain skilled personnel;

●	any product liability or other lawsuits related to its products;

●	the extent to which Wize acquires or invests in businesses, products or technologies and other strategic relationships; and

●	the costs of financing unanticipated working capital requirements and responding to competitive pressures.

Additional funds may not be available when Wize needs them, on terms that are acceptable to Wize, or at all. If adequate funds are not available to Wize on a timely basis, Wize may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other research and development activities for LO2A or delay, limit, reduce or terminate its establishment of sales and marketing capabilities or other activities that may be necessary to commercialize LO2A.

Wize may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. Wize may also be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact its financial condition.

According to management estimates, liquidity resources as of June 30, 2017 will not be sufficient to maintain Wize’s operations for the next twelve months which raises substantial doubt regarding its ability to continue as a going concern. If Wize does not continue as a going concern, investors could lose their entire investment.

According to management estimates, liquidity resources as of June 30, 2017, will not be sufficient to maintain Wize’s operations for the next 12 months. Wize’s inability to raise funds to conduct its research and development activities will have a severe negative impact on its ability to remain a viable company. These conditions raise substantial doubt about Wize’s ability to continue as a going concern. As such, the report of Wize’s independent registered public accounting firm on its audited financial statements as of and for the year ended December 31, 2016 contains an explanatory paragraph regarding substantial doubt about Wize’s ability to continue as a going concern. This explanatory paragraph could materially limit its ability to raise additional funds through the issuance of debt or equity securities or otherwise. Future reports on Wize’s annual financial statements may include an explanatory paragraph with respect to its ability to continue as a going concern.

26

Raising additional capital may cause dilution to Wize’s existing shareholders, restrict its operations or require Wize to relinquish rights to LO2A.

Wize may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that Wize raises additional capital through the sale of equity or convertible debt securities, the ownership interests of existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect shareholder rights. Debt financing, if available, may involve agreements that include covenants limiting or restricting Wize’s ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If Wize raises additional funds through strategic partnerships and alliances and licensing arrangements with third parties, it may have to relinquish valuable rights to its LO2A, or grant licenses on terms that are not favorable. If Wize is unable to raise additional funds through equity or debt financing when needed, it may be required to delay, limit, reduce or terminate its product development or commercialization efforts or grant rights to develop and market LO2A that Wize would otherwise prefer to develop and market itself.

If Wize fails to obtain necessary funds for its operations, it will be unable to maintain and improve its licensed technology, and it will be unable to develop and commercialize LO2A.

Wize’s present and future capital requirements depend on many factors, including:

●	the level of research and development investment required to develop LO2A;

●	the costs of obtaining or manufacturing LO2A for research and development and testing;

●	the results of preclinical and clinical testing, which can be unpredictable in drug development;

●	changes in drug development plans needed to address any difficulties that may arise in manufacturing, preclinical activities or clinical studies;

●	its ability and willingness to enter into new agreements with strategic partners and the terms of these agreements;

●	its success rate in preclinical and clinical efforts associated with milestones and royalties;

●	the costs of investigating patents that might block Wize from developing potential product candidates;

●	the costs of recruiting and retaining qualified personnel;

●	the time and costs involved in obtaining regulatory approvals;

●	its revenues, if any;

●	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights; and

●	its need or decision to acquire or license complementary technologies or new platform or product candidate targets.

If Wize is unable to obtain the funds necessary for its operations, Wize will be unable to maintain and improve its licensed technology, and it will be unable to develop and commercialize its products and technologies, which would materially and adversely affect its business, liquidity and results of operations.

Potential administrative enforcement proceedings may have an adverse effect on Wize's business and financial condition.

To Wize’s knowledge, the ISA is conducting an administrative inquiry regarding Wize’s public reports with the ISA in Israel regarding its applicable regulatory path necessary for the marketing of LO2A for the treatment of DES in the United States.  As part of the inquiry, the ISA requested Wize to provide certain documentation and has also questioned its officers with respect to such reports. Wize and its officers cooperated with the ISA and, at the ISA’s request, Wize also publicly filed a supplemental report to provide additional information in connection with the said regulatory path and marketing plans, which Wize believes contained all the required information. As of the date of this proxy statement/prospectus, it is uncertain whether such inquiry will lead to any administrative enforcement proceedings by the ISA, if at all. In the event the ISA commences enforcement proceedings against Wize or its office holders, this could result, among other things, in financial sanctions against Wize or its office holders, which can adversely effect Wize's business and financial condition.

Risks Related to the Wize’s Business and Regulatory Matters

Wize has not yet commercialized LO2A, and may never become profitable.

Although LO2A is approved for sale for certain indications in a limited number of jurisdictions, Wize has not yet commenced commercialization of LO2A, and may never be able to do so other than with respect to the entry into of distribution agreements in Israel and Ukraine, which are not expected to result in material revenues. Wize’s activity is influenced by the policies of regulatory authorities. Changes and developments in regulatory requirements or Wize’s failure to meet such requirements may lead to restrictions or delays in developing LO2A and cause material expenses for Wize. Wize does not know when or if it will complete any of its product development efforts of LO2A, obtain regulatory approval for any future product candidates incorporating its technologies or successfully commercialize any approved products. Even if Wize is successful in developing LO2A that is approved for marketing, it will not be successful unless these products gain market acceptance for appropriate indications at favorable reimbursement rates. The degree of market acceptance of these products will depend on a number of factors, including:

●	the timing of regulatory approvals in the countries, and for the uses, it seeks;

27

●	the competitive environment;

●	the establishment and demonstration in the medical community of the safety and clinical efficacy of LO2A and its potential advantages over existing therapeutic products;

●	its ability to enter into strategic agreements with pharmaceutical and biotechnology companies with strong marketing and sales capabilities;

●	the adequacy and success of distribution, sales and marketing efforts; and

●	the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, thirty-party payors or the medical community in general may be unwilling to accept, utilize or recommend, and in the case of third-party payors, cover any of Wize’s products or products incorporating its technologies. As a result, Wize is unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if Wize successfully develops one or more products that incorporate its technologies, it may not become profitable.

Wize’s current pipeline is based on a single compound, LO2A. Failure to develop LO2A will have a material adverse effect on Wize.

Wize has commenced two Phase II random, double-blind, placebo-controlled, clinical trials, in parallel groups and are intended for the repeated confirmation of the effectiveness and safety of LO2A for patients suffering from moderate to severe CCH. One trial is a multi-center trial in five different medical centers in Israel and the second trial is in a single medical center trial in Israel, with only Wize having access to the trial data. LO2A is at various stages of clinical development and may never be commercialized for the indications in the territories that Wize presently has rights under the LO2A License Agreement. The progress and results of any future clinical trials are uncertain, and the failure of LO2A to receive regulatory approvals will have a material adverse effect on Wize’s business, operating results and financial condition to the extent Wize is unable to commercialize LO2A. In addition, Wize faces the risks of failure inherent in developing therapeutic products.

Furthermore, LO2A must satisfy rigorous standards of safety and efficacy before it can be approved by the U.S. Food and Drug Administration (the “FDA”), and any applicable foreign regulatory authorities for commercial use. The FDA and foreign regulatory authorities have full discretion over this approval process. Wize will need to conduct significant additional research, involving testing in animals and in humans, before it can file applications for product approval. Typically, in the pharmaceutical industry, there is a high rate of attrition for product candidates in pre-clinical testing and clinical trials. Also, satisfying regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in FDA policy, during the process of product development, clinical trials and regulatory reviews.

In order to receive FDA approval or approval from foreign regulatory authorities to market a product candidate, Wize must demonstrate through pre-clinical testing and through human clinical trials that the product candidate is safe and effective for its intended uses (e.g., treatment of a specific condition in a specific way subject to contradictions and other limitations). Even if Wize complies with all FDA requests, the FDA may ultimately reject one or more of its new drug applications (“NDA”) or grant approval for a narrowly intended use that is not commercially feasible.  Wize might not obtain regulatory approval for LO2A in a timely manner, if at all.  Failure to obtain FDA approval for LO2A in a timely manner or at all will severely undermine its business by reducing the number of salable products and, therefore, corresponding product revenues.

28

Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

The results of preclinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy results despite having progressed through preclinical studies and initial clinical trials. Many companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles or lack of efficacy, notwithstanding promising results in earlier studies. Any delay in, or termination or suspension of, Wize’s clinical trials will delay the requisite filings with the FDA or any applicable foreign regulatory authority and, ultimately, its ability to commercialize LO2A and generate product revenues.  If the clinical trials do not support Wize’s product claims, the completion of development of such product candidates may be significantly delayed or abandoned, which will significantly impair its ability to generate product revenues and will materially adversely affect its results of operations.

This drug candidate development risk is heightened by any changes in the planned clinical trials compared to the completed clinical trials. As product candidates are developed from preclinical through early to late stage clinical trials towards approval and commercialization, it is customary that various aspects of the development program, such as manufacturing and methods of administration, are altered along the way in an effort to optimize processes and results. While these types of changes are common and are intended to optimize the product candidates for late stage clinical trials, approval and commercialization, such changes do carry the risk that they will not achieve these intended objectives.

Changes in Wize’s clinical trials or future clinical trials could cause LO2A or any future product candidate to perform differently, including causing toxicities, which could delay completion of its clinical trials, delay approval of its product candidates, and/or jeopardize its ability to commence product sales and generate revenues.

Wize might be unable to develop LO2A that will achieve commercial success in a timely and cost-effective manner, or ever.

Even if regulatory authorities approve LO2A for the indications in the territories that Wize presently has rights under the LO2A License Agreement, they may not be commercially successful. LO2A may not be commercially successful because government agencies and other third-party payors may not cover the product or the coverage may be too limited to be commercially successful; physicians and others may not use or recommend its products, even following regulatory approval. A product approval, assuming one issues, may limit the uses for which the product may be distributed thereby adversely affecting the commercial viability of the product. Third parties may develop superior products or have proprietary rights that preclude Wize from marketing its products. Patient acceptance of and demand for LO2A for which Wize obtains regulatory approval or license will depend largely on many factors, including but not limited to the extent, if any, of reimbursement of costs by government agencies and other third-party payors, pricing, the effectiveness of its marketing and distribution efforts, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with its products. If physicians, government agencies and other third-party payors do not accept Wize’s products, it will not be able to generate significant revenue.

Clinical trials are very expensive, time-consuming and difficult to design and implement, and, as a result, Wize may suffer delays or suspensions in future trials which would have a material adverse effect on its ability to generate revenues.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Regulatory authorities, such as the FDA, may preclude clinical trials from proceeding. Additionally, the clinical trial process is time-consuming, failure can occur at any stage of the trials, and Wize may encounter problems that cause it to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

●	unforeseen safety issues;

●	determination of dosing issues;

●	lack of effectiveness or efficacy during clinical trials;

●	failure of third party suppliers to perform final manufacturing steps for the drug substance;

●	slower than expected rates of patient recruitment and enrollment;

●	lack of healthy volunteers and patients to conduct trials;

●	inability to monitor patients adequately during or after treatment;

29

●	failure of third party contract research organizations to properly implement or monitor the clinical trial protocols;

●	failure of institutional review boards to approve Wize’s clinical trial protocols;

●	inability or unwillingness of medical investigators and institutional review boards to follow Wize’s clinical trial protocols; and

●	lack of sufficient funding to finance the clinical trials.

Wize has experienced the risks involved with conducting clinical trials, including but not limited to, increased expense and delay and failure to meet end points of the trial.

In addition, Wize or regulatory authorities may suspend its clinical trials at any time if it appears that Wize is exposing participants to unacceptable health risks or if the regulatory authorities find deficiencies in its regulatory submissions or the conduct of these trials. Any suspension of clinical trials will delay possible regulatory approval, if any, and adversely impact its ability to develop products and generate revenue.

If Wize acquires or licenses additional technology or product candidates, it may incur a number of costs, may have integration difficulties and may experience other risks that could harm its business and results of operations.

Wize may acquire and license additional product candidates and technologies. Any product candidate or technology Wize licenses from others or acquires will likely require additional development efforts prior to commercial sale, including extensive pre-clinical or clinical testing, or both, and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate or product developed based on licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Wize cannot assure you that any product candidate that it develops based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Moreover, integrating any newly acquired product candidates could be expensive and time-consuming. If Wize cannot effectively manage these aspects of its business strategy, its business may not succeed.

If any third party upon whom Wize relies to manufacture LO2A is unable to timely manufacture LO2A in compliance with current Good Manufacturing Practices (“cGMP”) and other regulations its business will be harmed.

Wize does not currently have the ability to manufacture the compounds that it needs to conduct its clinical trials and, therefore, relies upon, and intends to continue to rely upon, a certain contract manufacturer to produce and supply LO2A (including the active pharmaceutical ingredients, or APIs) for use in clinical trials and for future sales. If such manufacturer is unable to manufacture the compounds in a timely fashion or in compliance with current good manufacturing practices (cGMP) and other applicable regulations or if there is a strain on the relationship with such manufacturer, Wize’s clinical development programs may be delayed which could have a detrimental effect on its business.

The manufacture of LO2A is a chemical synthesis process and if its manufacturer encounters problems manufacturing LO2A, its business could suffer.

Regulators throughout the world, including the FDA, require manufacturers to register manufacturing facilities. Such regulators also inspect these facilities to confirm compliance with requirements that such regulators establish. Wize has engaged a contract manufacturer to produce and supply LO2A and such third party manufacturer may face manufacturing or quality control problems causing product production and shipment delays or a situation where such manufacturer may not be able to maintain compliance with the applicable regulators’ requirements necessary to continue manufacturing LO2A. In addition, drug manufacturers may be subject to ongoing periodic unannounced inspections by regulators to ensure strict compliance with requirements and other regulations and applicable standards. Any failure to comply with such requirements could adversely affect Wize’s clinical research activities and its ability to market and develop LO2A.

30

Wize does not currently have sales, marketing or distribution capabilities or experience, and is unable to effectively sell, market or distribute LO2A now and does not expect to be able to do so in the future. The failure to enter into agreements with third parties that are capable of performing these functions would have a material adverse effect on its business and results of operations.

Wize intends to enter into agreements with pharmaceutical companies and distributors with relevant marketing capabilities in the field of pharmaceuticals in order to use them to sell LO2A in countries around the world where Wize holds rights to sell LO2A. To date, Wize has entered into two distribution agreements to market LO2A for DES only. Wize does not currently have and does not expect to develop its own sales, marketing and distribution capabilities. If Wize is unable to enter into agreements with third parties to perform these functions, Wize will not be able to successfully market LO2A. In order to successfully market LO2A, Wize must make arrangements with third parties to perform these services.

As Wize does not intend to develop a marketing and sales force with technical expertise and supporting distribution capabilities, it will be unable to market LO2A directly. To promote any of its potential products through third parties, Wize will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms, and may not be able to do so. Any third-party arrangements Wize is able to enter into may result in lower revenues than it could achieve by directly marketing and selling its potential products. In addition, to the extent that Wize depends on third parties for marketing and distribution, any revenues it receives will depend upon the efforts of such third parties, as well as the terms of its agreements with such third parties, which cannot be predicted in most cases at this time.  As a result, Wize might not be able to market and sell LO2A in the United States or overseas, which would have a material adverse effect on its business.

Wize faces significant competition and continuous technological change, and developments by competitors may render its products or technologies obsolete or non-competitive. If Wize cannot successfully compete with new or existing products, its marketing and sales will suffer and may not ever be profitable.

Wize is active in a competitive market. The fierce competition in the field and the introduction of new competitors to the field may negatively impact Wize’s monetary results. Wize will compete against fully integrated pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than Wize, and have substantially greater financial resources, as well as significantly greater experience in:

●	developing drugs;

●	undertaking pre-clinical testing and human clinical trials;

●	obtaining FDA, addressing various regulatory matters and other regulatory approvals of drugs;

●	formulating and manufacturing drugs; and

●	launching, marketing and selling drugs.

If Wize’s competitors develop and commercialize products faster, or develop and commercialize products that are superior to LO2A, Wize’s commercial opportunities will be reduced or eliminated. The extent to which LO2A achieves market acceptance will depend on competitive factors, many of which are beyond its control. Competition in the biotechnology and biopharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Wize’s competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities, and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than Wize. These organizations also compete with Wize to:

●	attract parties for acquisitions, joint ventures or other collaborations;

●	license proprietary technology that is competitive with the technology Wize is developing;

●	attract funding; and

●	attract and hire scientific talent and other qualified personnel.

Wize’s competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA and other foreign regulatory authorities more rapidly. Wize’s competitors may also develop products or technologies that are superior to those it is developing, and render LO2A or any future product candidate or technology obsolete or non-competitive. If Wize cannot successfully compete with new or existing products, its marketing and sales will suffer and may never be profitable.

31

Wize may suffer losses from product liability claims if LO2A causes harm to patients.

LO2A could cause adverse events. There is also a risk that certain adverse events may not be observed in clinical trials, but may nonetheless occur in the future. If any of these adverse events occur, they may render LO2A ineffective or harmful in some patients, and its sales would suffer, materially adversely affecting its business, financial condition and results of operations.

The clinical trials Wize carries out are with an insurance policy that allows the trials to be conducted. Accordingly, it is uncertain whether Wize will be able to complete its receipt of the regulatory approvals for marketing the drug. Furthermore, it is uncertain whether indemnification will be provided by the insurance companies. In addition, potential adverse events caused by LO2A could lead to product liability lawsuits. If product liability lawsuits are successfully brought against Wize, it may incur substantial liabilities and may be required to limit the marketing and commercialization of LO2A. Wize’s business is exposed to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Wize may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. If, at any time, Wize is unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, Wize may be unable to clinically test, market or commercialize LO2A. A successful product liability claim brought against Wize in excess of its insurance coverage, if any, may cause Wize to incur substantial liabilities, and, as a result, its business, liquidity and results of operations would be materially adversely affected.

LO2A will remain subject to ongoing regulatory requirements even if it receives marketing approval, and if Wize fails to comply with these requirements, Wize could lose these approvals, and the sales of any approved commercial products could be suspended.

Even if Wize receives regulatory approval to market LO2A, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact Wize or its collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of its products, if any. If Wize fails to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, Wize could be subject to administrative or judicially imposed sanctions or other setbacks, including the following:

●	restrictions on the products, manufacturers or manufacturing process;

●	warning letters;

●	civil or criminal penalties, fines and injunctions;

●	product seizures or detentions;

●	import or export bans or restrictions;

●	voluntary or mandatory product recalls and related publicity requirements;

●	suspension or withdrawal of regulatory approvals;

●	total or partial suspension of production; and

●	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

32

If Wize or its collaborators are slow or unable to adapt to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for LO2A may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on its results of operations.

Wize relies significantly on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm its ability to operate its business effectively.

Despite the implementation of security measures, Wize’s internal computer systems and those of third parties with which Wize contracts are vulnerable to damage from cyber-attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause interruptions in its operations, and could result in a material disruption of its clinical activities and business operations, in addition to possibly requiring substantial expenditures of resources to remedy. The loss of clinical trial data could result in delays in Wize’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, Wize’s data or applications, or inappropriate disclosure of confidential or proprietary information, Wize could incur liability and its research and development programs and the development of LO2A could be delayed.

Wize may encounter difficulties in managing its growth.  Failure to manage its growth effectively will have a material adverse effect on its business, results of operations and financial condition.

Wize may not be able to successfully grow and expand. Successful implementation of its business plan will require management of growth, including potentially rapid and substantial growth, which will result in an increase in the level of responsibility for management personnel and place a strain on Wize’s human and capital resources. To manage growth effectively, Wize will be required to continue to implement and improve its operating and financial systems and controls to expand, train and manage its employee base. Wize’s ability to manage its operations and growth effectively requires Wize to continue to expend funds to enhance its operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented personnel. If Wize is unable to scale up and implement improvements to its control systems in an efficient or timely manner, or if Wize encounters deficiencies in existing systems and controls, then it will not be able to make available the products required to successfully commercialize its technology. Failure to attract and retain sufficient numbers of talented personnel will further strain its human resources and could impede its growth or result in ineffective growth. Moreover, the management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If Wize is unable to manage its growth effectively, it will have a material adverse effect on its business, results of operations and financial condition.

If Wize is unable to obtain adequate insurance, its financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Wize’s ability to effectively recruit and retain qualified officers and directors could also be adversely affected if it experiences difficulty in obtaining adequate directors’ and officers’ liability insurance.

Wize may not be able to obtain insurance policies on terms affordable that would adequately insure its business and property against damage, loss or claims by third parties. To the extent Wize’s business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, its financial condition may be materially adversely affected.

Wize may be unable to maintain sufficient insurance as a public company to cover liability claims made against its officers and directors. If Wize is unable to adequately insure its officers and directors, it may not be able to retain or recruit qualified officers and directors to manage its business.

33

Risks Related to Wize’s Intellectual Property

Wize’s ability to pursue the purchase, marketing, sale and distribution of LO2A depends upon the continuation of the LO2A License Agreement.

Wize does not own LO2A. Wize has entered into the LO2A License Agreement with Resdevco to license certain rights to LO2A (see the section entitled “INFORMATION ABOUT WIZE — LO2A License Agreement” beginning on page 93 of this proxy statement/prospectus). The LO2A License Agreement requires Wize to, among other things, make certain minimum royalty payments to Resdevco and meet certain regulatory milestones. If Wize does not meet its obligations under the LO2A License Agreement in a timely manner, or if Wize otherwise breaches the terms of the LO2A License Agreement, Resdevco could terminate the LO2A License Agreement and Wize would lose the rights to LO2A. From time to time, in the ordinary course of business, Wize may have disagreements with Resdevco regarding the terms of the LO2A License Agreement or ownership of proprietary rights, which could lead to delays in the research, development, collaboration and commercialization of LO2A, or could require or result in litigation or arbitration, which could be time-consuming and expensive. If the LO2A License Agreement is terminated, it would have a material adverse effect on Wize’s business, prospects and results of operations.

Wize’s inability to expand its rights under the LO2A License Agreement may have a detrimental effect on its business.

Pursuant to the LO2A License Agreement, Wize has (i) the right to add additional territories in the future, subject to a commitment by Wize to pay minimum royalties, (ii) the right to purchase Resdevco’s agreements with its existing distributors of LO2A in other jurisdictions, subject to the payment by Wize of the amount set forth in the LO2A License Agreement, and (iii) a right of first negotiation with potential distributors to whom Resdevco may in the future grant distribution rights to LO2A in certain territories, subject to the payment by Wize of certain minimum royalties. The LO2A License Agreement historically included an option for Wize to purchase from Resdevco all remaining territories for a fixed amount and such option was cancelled on March 30, 2017. The ability of Wize to exercise its rights mentioned above and to expand its business is subject to Wize having sufficient cash resources to make the applicable payments to Resdevco. If Wize does not have sufficient cash resources to make such payments, it will not be able to exercise its expansion rights under the LO2A License Agreement and its business may suffer.

The failure to obtain or maintain patents and other intellectual property could impact Wize’s ability to compete effectively.

Wize’s success, competitive position, and future revenues, if any, depend in part on its ability to obtain and successfully leverage intellectual property covering LO2A, know-how, methods, processes, and other technologies, to protect its trade secrets, to prevent others from using its intellectual property and to operate without infringing the intellectual property rights of third parties.

The risks and uncertainties that Wize faces with respect to its intellectual property rights include, but are not limited to, the following:

●	while any patents that Wize licenses under the LO2A License Agreement have been issued, their scope of protection is limited to the CCH indication in the United States;

●	Wize may not obtain rights from Resdevco to any further patents or patent applications related to LO2A;

●	Wize or Resdevco may be subject to interference proceedings;

●	Wize or Resdevco may be subject to opposition proceedings in foreign countries;

●	any patent that is issued may not provide meaningful protection;

●	Wize or Resdevco may not be able to develop additional proprietary technologies that are patentable;

●	other companies may challenge patents licensed or issued to Wize or its customers;

●	other companies may independently develop similar or alternative technologies, or duplicate Wize’s technologies;

●	other companies may design around technologies Wize have licensed or developed; and

●	enforcement of patents is complex, uncertain and expensive.

34

If patent rights covering LO2A are not sufficiently broad or expire, they may not provide Wize with any protection against competitors with similar products and technologies. For example, a patent covering the composition and use of LO2A for treating or alleviating DES has expired.  Furthermore, if the United States Patent and Trademark Office (the “USPTO”), or foreign patent offices issue patents to Wize or its licensors, others may challenge the patents or design around the patents, or the patent office or the courts may invalidate the patents.  Thus, any patents Wize owns or licenses from or to third parties may not provide any protection against its competitors.

Wize cannot be certain that patents will be issued as a result of any pending applications, and cannot be certain that any of its issued patents, including those licensed from Resdevco or any other third-party in the future, will give Wize adequate protection from competing products. For example, issued patents, including the patents licensed by Wize, may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope.

In addition, since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, Wize cannot be certain that it or Resdevco were or will be the first to make its inventions or to file patent applications covering those inventions.

It is also possible that others may obtain issued patents that could prevent Wize from commercializing LO2A or require Wize to obtain licenses requiring the payment of significant fees or royalties in order to enable Wize to conduct its business. As to those patents that Wize has licensed, its rights depend on maintaining its obligations to the licensor under the applicable license agreement, and Wize may be unable to do so.

In addition to patents and patent applications, Wize depends upon trade secrets and proprietary know-how to protect its proprietary technology. Wize requires its employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. Wize requires its employees and consultants to disclose and assign their ideas, developments, discoveries and inventions to Wize. These agreements may not, however, provide adequate protection for Wize’s trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Costly litigation may be necessary to protect Wize’s or Resdevco’s intellectual property rights and Wize or Resdevco may be subject to claims alleging the violation of the intellectual property rights of others.

Wize’s activity in the field of life sciences exposes Wize to the possibility of legal proceedings connected with Wize’s business activities. Wize may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by Wize or Resdevco in pending applications, Wize may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs for Wize, even if the eventual outcome was favorable to Wize. Wize, or its licensors, could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require Wize to cease using the technology or to license rights from prevailing third parties.

The cost to Wize of any patent litigation or other proceeding relating to its licensed patents or patent applications, even if resolved in its favor, could be substantial. Wize’s and Resdevco’s ability to enforce its patent protection could be limited by its financial resources, and may be subject to lengthy delays. If Wize is unable to effectively enforce its or Resdevco’s proprietary rights, or if Wize is found to infringe the rights of others, Wize may be in breach of its LO2A License Agreement.

A third party may claim that Wize or Resdevco is using inventions claimed by their patents and may go to court to stop Wize or Resdevco from engaging in its normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that Wize or Resdevco is infringing the third party’s patents and will order Wize or Resdevco to stop the activities claimed by the patents, redesign its products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms). In addition, there is a risk that a court will order Wize to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer Wize or Resdevco a license so that Wize or Resdevco could continue to engage in activities claimed by the patent, or that such a license, if made available, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against Wize or Resdevco with respect to its product candidates, technologies or other matters.

35

Wize relies on confidentiality agreements of Wize or Resdevco that could be breached and may be difficult to enforce, which could result in third parties using its intellectual property to compete against Wize.

Although Wize believes that it takes reasonable steps to protect its intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment of the rights to the ideas, developments, discoveries and inventions of its employees and consultants while they are employed by Wize and Wize believes that Resdevco also takes such measures, the agreements can be difficult and costly to enforce. Although Wize, and Wize believes that its licensors’, seek to obtain these types of agreements from its contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of its projects, disputes may arise as to the intellectual property rights associated with its products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of Wize’s and Resdevco’s rights can be costly and unpredictable. Wize and Resdevco also rely on trade secrets and proprietary know-how that Wize, and Wize believes that Resdevco seeks to protect in part by confidentiality agreements with employees, contractors, consultants, advisors or others. Despite the protective measures Wize and Resdevco employs, Wize still faces the risk that:

●	these agreements may be breached;

●	these agreements may not provide adequate remedies for the applicable type of breach;

●	Wize’s and Resdevco’s trade secrets or proprietary know-how will otherwise become known; or

●	Wize’s competitors will independently develop similar technology or proprietary information.

Patent protection outside the United States is particularly uncertain, and if Wize is involved in opposition proceedings outside the United States, it may have to expend substantial sums and management resources.

Patent law outside the United States is different than in the United States. Further, the laws of some foreign countries may not protect Wize’s or Resdevco’s intellectual property rights to the same extent as the laws of the United States, if at all.  A failure to obtain sufficient intellectual property protection in any country could materially and adversely affect Wize’s business, results of operations and future prospects.  Moreover, Wize may participate in opposition proceedings to determine the validity of its foreign patents or its competitors’ foreign patents, which could result in substantial costs and divert management’s resources and attention.

Wize may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent its competitors from benefiting from the expertise of some of its former employees.

Wize has entered into non-competition agreements with its key employee and key consultant, in most cases within the framework of their employment agreements. These agreements prohibit such persons, if they cease working for Wize, from competing directly with Wize or working for its competitors for a limited period. Under applicable law, Wize may be unable to enforce these agreements. If Wize cannot enforce its non-competition agreements with such persons, then it may be unable to prevent its competitors from benefiting from the expertise of its former employees, which could materially adversely affect its business, results of operations and ability to capitalize on its proprietary information.

Intellectual property rights do not necessarily address all potential threats to Wize’s competitive advantage.

The degree of future protection afforded by Wize’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business, or permit Wize to maintain its competitive advantage. The following examples are illustrative:

●	Others may be able to make compounds that are the same as or similar to LO2A but that are not covered by the claims of the patents that Wize has exclusively licensed;

●	Resdevco or any future strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent applications that Wize has exclusively licensed;

●	Resdevco or any future strategic partners might not have been the first to file patent applications covering certain of its technology;

36

●	Others may independently develop similar or alternative technologies or duplicate any of its technologies without infringing its intellectual property rights;

●	It is possible that any pending patent applications will not lead to issued patents;

●	Issued patents that Wize has exclusively licensed may not provide Wize with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by its competitors;

●	Wize’s competitors might conduct research and development activities in countries where Wize does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

●	Wize may not develop additional proprietary technologies that are patentable; and

●	The patents of others may have an adverse effect on Wize’s business.

Wize may be subject to claims challenging the inventorship of its patents and other intellectual property.

Wize may be subject to claims that former employees, collaborators or other third parties have an interest in its patents or other intellectual property as an inventor or co-inventor. For example, Wize may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing its product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If Wize fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if Wize is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Wize’s Industry

Wize is subject to government regulations and it may experience delays in obtaining required regulatory approvals to market LO2A.

Various aspects of Wize’s operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming and expensive and could divert management resources and attention and, consequently, could adversely affect its business operations and financial performance.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a material adverse effect on Wize. If Wize experiences significant delays in testing or receiving approvals or sign-offs to conduct clinical trials, its product development costs, or its ability to license LO2A, will increase. If certain country’s regulatory authority grants regulatory approval to market a product, this approval will be limited to those disease states and conditions for which the product has demonstrated, through clinical trials, to be safe and effective. Any product approvals that Wize receives in the future could also include significant restrictions on the use or marketing of its products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against Wize or LO2A. If approval is withdrawn for a product, or if a product were seized or recalled, Wize would be unable to sell or license that product and its revenues would suffer.

Wize expects the healthcare industry to face increased limitations on reimbursement as a result of healthcare reform, which could adversely affect third-party coverage of its products and how much or under what circumstances healthcare providers will prescribe or administer its products.

In both the United States and other countries, sales of Wize’s products will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

37

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

In 2010, the United States Congress enacted the Patient Protection and Affordable Care Act of 2010 or, Affordable Care Act. The Affordable Care Act seeks to reduce the federal deficit and the rate of growth in health care spending through, among other things, stronger prevention and wellness measures, increased access to primary care, changes in health care delivery systems and the creation of health insurance exchanges. Enrollment in the health insurance exchanges began in October 2013. The Affordable Care Act requires the pharmaceutical industry to share in the costs of reform, by, among other things, increasing Medicaid rebates and expanding Medicaid rebates to cover Medicaid managed care programs. Other components of healthcare reform include funding of pharmaceutical costs for Medicare patients in excess of the prescription drug coverage limit and below the catastrophic coverage threshold. Under the Affordable Care Act, pharmaceutical companies are now obligated to fund 50% of the patient obligation for branded prescription pharmaceuticals in this gap, or “donut hole.” Additionally, commencing in 2011, an excise tax was levied against certain branded pharmaceutical products. The tax is specified by statute to be approximately $3 billion in 2012 through 2016, $3.5 billion in 2017, $4.2 billion in 2018, and $2.8 billion each year thereafter. The tax is to be apportioned to qualifying pharmaceutical companies based on an allocation of their governmental programs as a portion of total pharmaceutical government programs.

Although Wize cannot predict the full effect on its business of the implementation of existing legislation, including the Affordable Care Act or the enactment of additional legislation, Wize believes that legislation or regulations that reduce reimbursement for or restrict coverage of its products could adversely affect how much or under what circumstances healthcare providers will prescribe or administer its products. This could materially and adversely affect its business by reducing its ability to generate revenue, raise capital, obtain additional collaborators and market its products. In addition, Wize believes the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

Wize may be subject to U.S. and foreign anti-kickback laws and regulations. Wize’s failure to comply with these laws and regulations could have adverse consequences.

There are extensive U.S. federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both, and debarment. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud and abuse laws and regulations or any similar law in a different jurisdiction which is applicable to Wize could have a material adverse effect on Wize’s liquidity and financial condition. An investigation into the use by physicians of any of its products once commercialized may dissuade physicians from either purchasing or using them, and could have a material adverse effect on its ability to commercialize those products.

38

Risks Related to Wize’s Operations in Israel

Potential political, economic and military instability in the state of Israel, where Wize’s senior management and its head executive office facilities are located, may adversely affect its results of operations.

Wize’s executive office where it conducts initial research and development activities, as well as some of its clinical sites and suppliers are located in Israel.  Wize’s officers and most of its directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect its business and operations.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect its operations and results of operations and could make it more difficult for Wize to raise capital. During the summer of 2014 and the winter of 2012 and 2008, Israel was engaged in an armed conflict with Hamas, a militia group and political party operating in the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, and negatively affected business conditions in Israel. To date, Israel faces political tension with respect to its relationships with Turkey, Iran and other Arab neighbor countries. In addition, recent political uprisings and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised concerns regarding security in the region and the potential for armed conflict. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm its results of operations. For example, any major escalation in hostilities in the region could result in a portion of Wize’s employees and service providers being called up to perform military duty for an extended period of time. Parties with whom Wize does business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing Wize to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom Wize has agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any future deterioration in the political and security situation in Israel will negatively impact its business.

Wize’s commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Wize cannot assure you that this government coverage will be maintained. Any losses or damages incurred by Wize could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm its results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on its operating results, financial condition or the expansion of its business.

Wize’s operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Wize’s operations could be disrupted by such call-ups. Such disruption could materially adversely affect its business, financial condition and results of operations.

Because a certain portion of Wize’s expenses is incurred in currencies other than the US Dollar, its results of operations may be harmed by currency fluctuations and inflation.

Wize’s reporting and functional currency is the U.S. Dollar, but some portion of its clinical trials and operations expenses are in NIS and Euro. As a result, Wize is exposed to some currency fluctuation risks, largely derived from Wize’s current and future engagements for financing and distribution. Fluctuation in the exchange rates of foreign currency has an influence on the cost of goods sold and Wize’s financing revenues and expenses. Wize may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the US Dollar. These measures, however, may not adequately protect Wize from adverse effects.

39

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between OphthaliX and Wize including future financial and operating results, OphthaliX’s plans post-Merger, objectives, expectations and intentions, the expected timing of completion of the Merger and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of OphthaliX and Wize and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “RISK FACTORS” beginning on page 13 of this proxy statement/prospectus. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the inability to complete the Merger due to the failure to obtain stockholder approval or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the Merger or for any other reason;

●	legal or regulatory proceedings or other matters that affect the timing or ability to complete the Merger as contemplated;

●	the risk that the proposed Merger disrupts current plans and operations;

●	fluctuations in the market value of OphthaliX common stock and Wize ordinary shares;

●	the effects of the Merger on OphthaliX’s and Wize’s financial results;

●	disruption from the Merger making it difficult to maintain business and operational relationships;

●	diversion of management time on issues related to the Merger;

●	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;

●	the risk that synergies anticipated to be realized from the Merger may not be fully realized or may take longer to realize than expected;

●	adverse developments in general market, business, economic, labor, regulatory and political conditions;

●	the amount of any costs, fees, expenses, impairments and charges related to the Merger;

●	the uncertainty regarding the adequacy of OphthaliX’s and Wize’s liquidity to pursue its business objectives;

●	the impact of any outbreak or escalation of hostilities on a national, regional or international basis, acts of terrorism or natural disasters;

●	competitive factors, including technological advances achieved and patents attained by competitors; and

●	the impact of any change to applicable laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and healthcare reform.

40

For a further list and description of such risks and uncertainties, see “RISK FACTORS” beginning on page 13, “INFORMATION ABOUT OPHTHALIX — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 87 and “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus. OphthaliX and Wize do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, because, while the respective managements of OphthaliX and Wize believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this proxy statement/prospectus.

THE COMPANIES

OphthaliX, Inc.

OphthaliX was a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX has in-licensed certain patents and patent applications protecting the use in the ophthalmic field of OphthaliX’s current pipeline drug under development, a synthetic A3 adenosine receptor, or A3AR, agonist, CF101 (known generically as IB-MECA).

On July 5, 2016, OphthaliX released top-line results from its Phase II trial with respect to the development of CF101 for the treatment of glaucoma or related syndromes of ocular hypertension. In this trial, no statistically significant differences were found between the CF101 treated group and the placebo group in the primary endpoint of lowering intra ocular pressure.

Subsequently, in September 2016, OphthaliX’s board of directors and Can-Fite consented in writing to, among other things, OphthaliX’s voluntary dissolution and liquidation pursuant to a Plan of Dissolution, that would result in OphthaliX’s complete dissolution and liquidation. The Plan of Dissolution was expected to go into effect 20 days after the date an information statement (the “Definitive Information Statement”) was first given to all OphthaliX’s shareholders who did not execute the written consent.

Prior to the distribution of the Definitive Information Statement, on November 10, 2016, OphthaliX’s board of directors abandoned its voluntary dissolution and liquidation. On the same day, OphthaliX’s board of directors authorized its entry into a non-binding letter of intent with Wize for a proposed reverse merger. Subsequently, on May 21, 2017, OphthaliX and the Merger Sub entered into the Merger Agreement with Wize.

OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

OphthaliX’s principal executive offices are located at10 Bareket Street, Petach Tikva, Israel, 4951778, its telephone number is +972 3 924 1114, and its website is located at www.ophthalix.com. This website is an inactive textual reference only and not an active hyperlink. The information on or that can be accessed through OphthaliX’s website is specifically not incorporated by reference into this proxy statement/prospectus, and is not a part of this proxy statement/prospectus.

Additional information about OphthaliX can be found in the section titled “INFORMATION ABOUT OPHTHALIX — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 87 and OphthaliX’s financial statements included elsewhere in this proxy statement/prospectus.

41

Bufiduck Ltd.

Bufiduck Ltd., a company formed under the laws of the State of Israel, is a wholly owned subsidiary of OphthaliX, which was recently formed solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. In the Merger, Merger Sub will merge with and into Wize, with Wize surviving the Merger as OphthaliX’s wholly owned subsidiary, and Merger Sub will cease to exist.

Merger Sub is a wholly owned subsidiary of OphthaliX that was formed solely for the purpose of entering into the Merger Agreement and affecting the Merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as OphthaliX set forth above.

Wize Pharma Ltd.

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH, and Sjögren’s.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s.

Wize intends to market LO2A as a treatment for DES and other ophthalmic inflammations, including CCH and Sjögren’s in the United States, Israel, Ukraine, the territories that it has licensed LO2A, and in additional territories, subject to obtaining the rights to market, sell and distribute LO2A in those additional territories. Wize believes that the potential for the most economic success is in marketing LO2A for treating CCH and Sjögren’s. Currently, Wize has a distribution agreement for marketing in Israel, where LO2A is approved for the treatment of DES only, and a distribution agreement for marketing in Ukraine, where LO2A is in the approval process for the treatment of DES and CCH. The registration process in certain countries, including the United States, requires Wize to conduct additional clinical trials, in addition to the Phase II clinical trials that Wize is currently conducting.

Wize plans to engage local or multinational distributors to handle the distribution of LO2A. In particular, Wize intends to engage, subject to obtaining the requisite rights in LO2A, pharmaceutical companies or distributors around the world with relevant marketing capabilities in the pharmaceutical field, in order for such pharmaceutical companies to sell LO2A, with Wize prioritizing those territories where Wize may expedite the registration process of LO2A based on existing knowledge and studies previously conducted on LO2A, without requiring additional studies.

Wize ordinary shares are currently traded on TASE and trade under the symbol “WIZP.”

Wize’s principal executive offices are located at 5b Hanagar Street, Hod Hasharon, Israel, and its telephone number is +972 72 260 0536. Wize does not have a website.

Additional information about Wize can be found in the sections titled “INFORMATION ABOUT WIZE  — Wize Business Description” beginning on page 91 and “INFORMATION ABOUT WIZE  — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 and Wize’s financial statements included elsewhere in this proxy statement/prospectus.

42

THE ANNUAL MEETING OF OPHTHALIX STOCKHOLDERS

This section contains information for OphthaliX’s stockholders about the annual meeting of OphthaliX stockholders that has been called to consider the approval of the Authorized Share Increase Proposal, the Name Change Proposal, the Election of Directors Proposal and the Adjournment Proposal.

General

OphthaliX is furnishing this proxy statement/prospectus to the holders of OphthaliX common stock as of the record date in connection with the solicitation of proxies by the OphthaliX board of directors for use at the OphthaliX annual meeting and any adjournment or postponement of its annual meeting.

Date, Time and Place

The OphthaliX annual meeting will be held on October 10, 2017 at 4.00 p.m., local time, at 10 Bareket Street, Petach Tikva, Israel.

Purpose of the OphthaliX Annual Meeting

At the OphthaliX annual meeting, OphthaliX stockholders will be asked to consider and vote upon the following matters:

(1)	The Authorized Share Increase Proposal;

(2)	The Name Change Proposal;

(3)	The Election of Directors Proposal;

(4)	The Say on Pay Proposal;

(5)	The Say on Frequency Proposal;

(6)	The Auditor Ratification Proposal; and

(7)	The Adjournment Proposal.

(8)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

It is important for you to note that in the event that the Authorized Share Increase Proposal, Name Change Proposal and Election of Directors Proposal does not receive the requisite vote for approval, then OphthaliX and Wize will not consummate the Merger.

Recommendation of the OphthaliX Board of Directors

The OphthaliX board of directors has determined that it is advisable and in the best interest of OphthaliX and its stockholders to enter into the Merger Agreement and the OphthaliX board of directors has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby. Certain factors considered by the OphthaliX board of directors in reaching its decision to adopt and approve the Merger Agreement and the Merger can be found in the section of this proxy statement/prospectus entitled “THE MERGER — OphthaliX’s Reasons for the Merger” beginning on page 62.

The OphthaliX board of directors unanimously recommends that OphthaliX stockholders vote “FOR” the Authorized Share Increase Proposal, “FOR” the Name Change Proposal, “FOR” each of the directors named in the Election of Directors Proposal, “FOR” the Say on Pay Proposal, “FOR” the one year alternative in the Say on Frequency Proposal, “FOR” the Auditor Ratification Proposal and “FOR” the Adjournment Proposal.

OphthaliX Record Date and Quorum

The OphthaliX board of directors has fixed the close of business on September 5, 2017 as the record date for the OphthaliX annual meeting. Only the holders of record of shares of OphthaliX common stock on the OphthaliX record date are entitled to receive notice of and to vote at the OphthaliX annual meeting or at any postponement(s) or adjournment(s) of the OphthaliX annual meeting.

43

On the OphthaliX record date, there were 10,441,251 shares of OphthaliX common stock outstanding and entitled to vote at the OphthaliX annual meeting held by approximately 15 holders of record. Each share of OphthaliX common stock entitles the holder to one vote at the OphthaliX annual meeting on each proposal to be considered at the OphthaliX annual meeting.

The presence, in person or by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval), of the holders of shares of stock of OphthaliX entitled to cast at least 33⅓% of the total votes entitled to be cast by the holders of all outstanding capital stock of OphthaliX at the OphthaliX annual meeting is necessary to constitute a quorum to transact business.

Pursuant to the OphthaliX Bylaws, if a quorum fails to attend the annual meeting, the chair of the meeting may adjourn the meeting to another place, date, and time.

As of the close of business on the OphthaliX record date, the directors and executive officers of OphthaliX as well as Can-Fite are entitled to vote 8,629,752 shares of OphthaliX common stock, which represent, in the aggregate, approximately 82.6% of OphthaliX common stock outstanding on that date. OphthaliX currently expects that the directors and executive officers of OphthaliX as well as Can-Fite will vote their shares in favor of the Authorized Share Increase Proposal, the Name Change Proposal, each of the directors named in the Election of Directors Proposal, the Say on Pay Proposal, the one year alternative with respect to the Say on Frequency Proposal, the Auditor Ratification Proposal and the Adjournment Proposal.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at OphthaliX’s offices, 10 Bareket Street, Petach Tikva, Israel, 4951778, between the hours of 9:00 a.m. and 5:00 p.m., local time.

Vote Required for Approval

Approval of the Authorized Share Increase Proposal, the Name Change Proposal, the Say on Pay Proposal and the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the votes cast at the annual meeting. Approval of the Election of Directors Proposal requires the affirmative vote of a plurality of the votes for each of the five director nominees. For the Say on Frequency Proposal, the option of every one year, two years, or three years that receives the highest number of affirmative votes cast will be the frequency deemed recommended by stockholders. Each of the Authorized Share Increase Proposal, Name Change Proposal and Election of Directors Proposal are conditioned upon each other.

Withholding Your Vote, Abstentions and Broker non-votes

In the Election of Directors Proposal, you can withhold your vote for any or all of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to all other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining whether a quorum exists, but such abstention will have no effect on the proposal.

A “broker non-vote” occurs when a broker submits a proxy without voting on one or more of the non-routine matters. A bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on non-routine matters without instructions from the beneficial owner of the shares. The Authorized Share Increase Proposal, the Name Change Proposal, the Election of Directors Proposal, the Say on Pay Proposal, the Say on Frequency Proposal and Adjournment Proposal are deemed non-routine matters; consequently, absent instructions from you, your broker may not vote your shares on such proposals. Your broker may vote your shares on the Auditor Ratification Proposal. A broker non-vote is considered present at the meeting for purposes of determining whether a quorum exists but is not counted as a vote cast on any non-routine matter presented at the annual meeting.

44

Manner of Submitting Proxy

Whether or not you plan to attend the OphthaliX annual meeting in person, you should submit your proxy as soon as possible. If you own shares of OphthaliX common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of OphthaliX common stock. You may vote your shares of OphthaliX common stock held of record in any of the following ways:

●	In Person — To vote in person, come to the OphthaliX annual meeting and you will be able to vote by ballot. To ensure that your shares of OphthaliX common stock are voted at the OphthaliX annual meeting, the OphthaliX board of directors recommends that you submit a proxy even if you plan to attend the OphthaliX annual meeting.

●	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to OphthaliX before the OphthaliX annual meeting, the persons named as proxies will vote your shares of OphthaliX common stock as you direct.

●	By Fax — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and fax it to 646-536-3179. If you fax your signed proxy card to the foregoing number before the OphthaliX annual meeting, the persons name as proxies will vote your share of OphthaliX common stock as you direct.

The OphthaliX board of directors has appointed Pnina Fishman and Ronen Kantor to serve as proxies for the OphthaliX annual meeting.

If a proxy card is signed and returned without an indication as to how the shares of OphthaliX common stock represented by the proxy are to be voted with regard to a particular proposal, the OphthaliX common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this proxy statement/prospectus, OphthaliX has no knowledge of any business that will be presented for consideration at the OphthaliX annual meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Annual Meeting of Stockholders of OphthaliX. In accordance with the OphthaliX Bylaws and Delaware law, business transacted at the OphthaliX annual meeting will be limited to those matters set forth in such notice.

Your vote as an OphthaliX stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to attend the OphthaliX annual meeting in person.

Shares Held in Street Name

If you are an OphthaliX stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of OphthaliX common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. You may not vote shares held in “street name” by returning a proxy card directly to OphthaliX or by voting in person at the OphthaliX annual meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Revocation of Proxies and Voting Instructions

If your shares of OphthaliX common stock are registered in your own name, you may revoke your proxy in one of the following ways by:

●	Attending the OphthaliX annual meeting and voting in person. Your attendance at the OphthaliX annual meeting will not by itself revoke a proxy. You must vote your shares by ballot at the OphthaliX annual meeting to revoke your proxy;

●	Completing and submitting a new valid proxy card bearing a later date; or

●	Sending written notice of revocation to OphthaliX at OphthaliX, Inc., Attn: Secretary, 10 Bareket Street, Kiryat Matalon, P.O. Box 7537, Petah-Tikva, Israel 49170 which notice must be received before 9.00 a.m., Eastern Time, on October 9, 2017.

If your shares of OphthaliX common stock are held in “street name”, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

45

Tabulation of Votes

OphthaliX will appoint Ronen Kantor as inspector of election for the OphthaliX annual meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The cost of solicitation of proxies from OphthaliX stockholders will be borne by OphthaliX. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of OphthaliX in person or by telephone, telegram or other means of communication. These directors, officers and employees will not receive additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses they incur in connection with the solicitation. OphthaliX will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding of solicitation materials to the beneficial owners of OphthaliX common stock and collecting voting instructions.

Other Business

OphthaliX does not expect that any matter other than the proposals presented in this proxy statement/prospectus will be brought before OphthaliX’s annual meeting. However, if other matters incident to the conduct of the annual meeting are properly presented at the annual meeting or any adjournment, postponement, or continuation of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

46

PROPOSALS SUBMITTED TO OPHTHALIX STOCKHOLDERS

PROPOSAL 1 — AUTHORIZED SHARE INCREASE PROPOSAL

General

The OphthaliX Certificate of Incorporation currently authorizes 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of series preferred stock, par value $0.001 per share. As of September 5, 2017, there were 10,441,251 shares of common stock issued and outstanding and no shares of series preferred stock issued and outstanding. Of the remaining authorized but unissued shares of common stock, 1,088,888 shares are reserved for issuance upon the exercise of outstanding stock options under OphthaliX’s 2012 Stock Incentive Plan. As a result, OphthaliX currently has only 88,469,861 authorized but unissued shares of common stock that are unreserved and available for future issuance.

In order to complete the Merger, OphthaliX must issue approximately 93,971,259 shares of OphthaliX common stock to Wize shareholders. In addition, since at the Effective Time of the Merger, the Convertible Loans will become convertible into shares of OphthaliX common stock, OphthaliX could be required to issue up to an additional 32,565,823 shares of OphthaliX common stock upon conversion of the Convertible Loans and a further 37,128,914 shares of OphthaliX common stock upon the exercise of Future Investment Rights (see “INFORMATION ABOUT WIZE —  Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus for further information about the Convertible Loans and Future Investment Rights). Furthermore, in the 2017 PIPE, Wize undertook to cause OphthaliX to grant the PIPE Warrants, which PIPE Warrants shall be exercisable into an aggregate of 21,872,354 shares of OphthaliX common stock, after giving effect to an exchange ratio of 4.1781 shares of OphthaliX common stock for each one Wize ordinary share.

In the future, OphthaliX may need additional authorized but unissued shares available for issuance, from time to time, as may be necessary in connection with future financings, investment opportunities, acquisitions of other companies, the declaration of stock dividends, stock splits or other distributions, or for other corporate purposes.

The text of the proposed amendment of the OphthaliX Certificate of Incorporation to effect the authorized share increase solely to the extent such amendment relates to the authorized share increase is set forth in Annex D to this Proxy Statement. Stockholders are urged to carefully read Annex D.

Principal Effects of the Authorized Share Increase

The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the common stock outstanding, such as the dilutive impact to existing holders of common stock and their voting rights. The common stock has no preemptive rights. If the amendment is adopted and approved, it will become effective upon filing the amendment to the OphthaliX Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later date specified therein.

Vote Required for Approval

Approval of the Authorized Share Increase Proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the OphthaliX annual meeting, assuming a quorum is present. Adoption of the Authorized Share Increase Proposal is conditioned upon the approval of the Name Change Proposal and the Election of Directors Proposal.

Recommendation of Board of Directors

After careful consideration, OphthaliX’s Board of Directors has unanimously adopted a resolution approving, and recommending to its stockholders to approve a proposal to amend the OphthaliX Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 500,000,000 shares.

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL.

47

PROPOSAL 2 — NAME CHANGE PROPOSAL

General

OphthaliX is asking its stockholders to approve an amendment to the OphthaliX Certificate of Incorporation to change the name of OphthaliX to “Wize Pharma, Inc.” immediately prior to the Merger. If the amendment is approved, it will become effective upon filing the amendment to the OphthaliX Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later date specified therein.

The text of the proposed amendment of the OphthaliX Certificate of Incorporation to effect the name change solely to the extent such amendment relates to the name change is set forth in Annex D to this Proxy Statement. Stockholders are urged to carefully read Annex D.

Principal Effects of the Name Change Amendment

The change of OphthaliX’s name to Wize Pharma, Inc. will not by itself affect in any way the validity of currently outstanding stock certificates or the trading of OphthaliX’s securities. OphthaliX’s stockholders will not be required to surrender or exchange any of OphthaliX’s stock certificates that they currently hold. Stockholders with certificated shares may continue to hold their existing certificates or receive new certificates reflecting the name change upon tendering their old certificates to OphthaliX’s transfer agent.

Vote Required for Approval

Approval of the Name Change Proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the OphthaliX annual meeting, assuming a quorum is present. Adoption of the Name Change Proposal is conditioned upon the approval of the Authorized Share Increase Proposal and Election of Directors Proposal.

Recommendation of Board of Directors

After careful consideration, OphthaliX’s Board of Directors has unanimously adopted resolutions approving, and recommending to its stockholders to approve a proposal to amend the OphthaliX Certificate of Incorporation to change the name of OphthaliX to “Wize Pharma, Inc.” immediately prior to the Merger.

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE NAME CHANGE PROPOSAL.

48

PROPOSAL 3 — ELECTION OF DIRECTORS PROPOSAL

General

At the annual meeting, five nominees will be elected as directors.  OphthaliX’s board of directors currently consists of five members, all of whom are standing for re-election at the annual meeting.  The directors elected at the annual meeting will serve until the earlier of the next annual meeting where directors will be appointed, such director’s successor is elected and qualified, or until such director’s earlier resignation or removal; provided, however, that, if the Merger is completed, the board of directors of OphthaliX will be reconstituted as described in this proxy statement/prospectus.

OphthaliX’s board of directors has nominated each of Dr. Pnina Fishman, Dr. Ilan Cohn, Guy Regev, Dr. Roger Kornberg, and Dr. Michael Belkin to stand for re-election at the annual meeting.

OphthaliX’s Board of Directors and Management

The following table sets forth the members of OphthaliX’s executive officers and board of directors:

Member	Position	Age

Pnina Fishman, Ph.D.	Chairman and Chief Executive Officer	69

Itay Weinstein.	Chief Financial Officer	46

Ilan Cohn, Ph.D.	Director	62

Guy Regev	Director	48

Roger Kornberg, Ph.D.	Director	70

Michael Belkin, Ph.D.	Director	75

Pnina Fishman, Ph.D.  Pnina Fishman has served as OphthaliX’s Chairman of the Board since November 2011 and OphthaliX’s Chief Executive Officer since June 2014. She has also served as OphthaliX’s Chief Executive Officer from November 2011 through December 2012. Dr. Fishman co-founded Can-Fite and has served as Can-Fite’s Chief Executive Officer and served on its board of directors since September 2005. Dr. Fishman is the scientific founder of Can-Fite and was previously a professor of Life Sciences and headed the Laboratory of Clinical and Tumor Immunology at the Felsenstein Medical Research Institute, Rabin Medical Center, Israel. Dr. Fishman has authored or co-authored over 150 publications and presented the findings of her research at many major scientific meetings. Her past managerial experience included seven years as Chief Executive Officer of Mor Research Application, the technology transfer arm of Clalit Health Services, the largest healthcare provider in Israel. Mor Research Application was also the first clinical research organization in Israel. Dr. Fishman currently also serves as a member of the board of directors of F.D Consulting Ltd., Ultratrend Ltd., and EyeFite Ltd. Dr. Fishman holds a Ph.D. in Immunology from the Bar Ilan University in Ramat Gan, Israel. Dr. Fishman’s qualifications to serve on OphthaliX’s board of directors include her senior management experience as Co-Founder and Chief Executive Officer of Can-Fite, her prior managerial experience and her scientific expertise in the field of life sciences.

Itay Weinstein. Itay Weinstein has served as OphthaliX’s Chief Financial Officer since November, 2011. He is a Partner at Shimony C.P.A. and has been employed there since 1999.   Mr. Weinstein is also controller for Can-Fite and has served as such since 2003. Prior to that, Mr. Weinstein served as auditor at Oren Horowitz.  Mr. Weinstein holds a B.A. in economics and accounting from the Tel Aviv University, Israel, and has been a licensed CPA since 1999.  Mr. Weinstein is a board member of Uno Management and Consulting Ltd.

Ilan Cohn, Ph.D. Ilan Cohn has served on OphthaliX’s board since November 2011. He is a patent attorney and senior partner at the patent attorney firm Reinhold Cohn and Partners, where he has been an attorney since 1986. Dr. Cohn co-founded Can-Fite, served as its Chief Executive Officer until September 2004, served on OphthaliX’s board of directors since 1994 and since May 30, 2013, serves as the Chairman of the Can-Fite board of directors. Dr. Cohn holds a Ph.D. in biology and is a patent attorney with many years of experience in the biopharmaceutical field. He has served on the board of directors of a number of life science companies, including Discovery Laboratories Inc. (formerly Ansan Pharmaceuticals), a U.S. public company. Dr. Cohn has also been involved in the past in management of venture capital funds focused on investments in the life sciences industry. Dr. Cohn served a number of years as a co-chairman of the Biotech Committee of the US-Israeli Science and Technology Commission. Dr. Cohen is also currently a member of the board of directors of I.C.R.C Management Ltd, Famillion BVI Ltd. and Famillion Ltd. (a subsidiary of Famillion BVI Ltd.). Dr. Cohn holds a Ph.D. in Biology from the Hebrew University of Jerusalem. Dr. Cohn’s qualifications to serve on OphthaliX’s board of directors include his senior management experience as Co-Founder and former Chief Executive Officer of Can-Fite, his service on the boards of life sciences companies, including on the board of Can-Fite, and his knowledge of the industry as an investor and legal counsel to numerous companies.

49

Guy Regev. Guy Regev has over twelve years of experience in accounting, financial management and control and general management of commercial enterprises. He has served on OphthaliX’s Board of Directors since November 2011. Mr. Regev has also been a director of Can-Fite since July 2011 and has served as a member of Can-Fite’s audit and compensation committees since February 2014. Mr. Regev is currently the Chief Executive Officer of Gaon Holdings Ltd, a publicly traded Israeli holding company traded on the TASE which focuses on three areas of operation - Cleantech / Water, Financial Services, Retail/Trading. Mr. Regev is currently also the Chief Executive Officer of Middle East Tube Company Ltd a publicly traded Israeli company traded on the TASE which focuses on steel pipe manufacturing and galvanization services. Mr. Regev was the Chief Executive Officer of Shaked Global Group Ltd, a privately-held equity investment firm that provides value added capital to environmental-related companies and technologies. Prior to joining Shaked, from 2001 to 2008, Mr. Regev was Vice President of Commercial Business at Housing & Construction Holding, or HCH, Israel’s largest infrastructure company. His duties included being responsible for the consolidation and financial recovery of various business units within HCH. Prior to that, Mr. Regev carried several roles within the group including as a Chief Financial Officer and later the Chief Executive Officer of Blue-Green Ltd., the environmental services subsidiary of HCH. Between 1999 and 2001, Mr. Regev was a manager at Deloitte & Touche, Israel. Mr. Regev holds an LLB degree in Law (Israel), is a licensed attorney and has been a licensed CPA since 1999. Mr. Regev is also a director of The Green Way Ltd, Shtang Construction and Engineering Ltd, R.I.B.E. Consulting & Investment Ltd., Middle East Tube Company Ltd, Middle East Tube - Industries 2001 Ltd, Middle East Tubes - Galvanizing (1994) Ltd, I-Solar Greentech Ltd, Plassim Infrastructure Ltd, Plassim Advanced Solutions in Sanitation Ltd, Hakohav Valves Industries Metal (1987) Ltd, Metzerplas Agriculture Cooperative Ltd, B. Gaon Retail & Trading Ltd, Gaon Agro - Rimon Management Services Ltd, B. Gaon Business (2004) Ltd, Gaon Antan Investments Ltd, Or Asaf Investments Ltd, Hamashbir Holdings (1999) Ltd, and AHAVA Holdings  LTD. Mr. Regev’s qualifications to serve on OphthaliX’s board of directors include his managerial, accounting and financial experience and his service on the boards of companies including on the board of Can-Fite.

Roger Kornberg, Ph.D., Roger Kornberg has served on OphthaliX’s board since February 6, 2012. He co-founded Cocrystal Discovery, Inc. in 2008 and serves as its Chief Scientist. Dr. Kornberg has been a Professor, Department of Structural Biology and Medicine for Stanford University since 1978. From 1984 to 1992, he served as the Chair of the Department of Structural Biology at Stanford and Professor of Harvard Medical School. He serves as the Chairman of Scientific Advisory Board at Cocrystal Discovery, Inc. He serves as a Member of the Board of Directors at Cocrystal Discovery, Inc. He has been a Director of Protalix BioTherapeutics, Inc. since February 7, 2008 and Teva Pharmaceutical Industries Ltd. since July 17, 2007. He serves as a Member of Scientific Advisory Board at Pacific Biosciences, Inc. (alternately Pacific Biosciences of California, Inc.). He has been a Member of Scientific Advisory Board at Epiphany Biosciences, Inc. since February 15, 2007. He serves as a Member of Scientific Advisory Board at SuperGen Inc. (alternately Astex Pharmaceuticals, Inc.) and BioCancell Therapeutics Ltd. He serves as a Member of Advisory Board at Deloitte LLP and Deloitte & Touche LLP. Dr. Kornberg serves as a Member of Scientific Advisory Board at MDRNA, Inc. (alternately MDRNA Research, Inc.), a subsidiary of Nastech Pharmaceutical Company Inc. (alternately Marina Biotech, Inc.). He is a Member of the U.S. National Academy of Sciences, an honorary member of other academies and professional societies in the United States, Europe, and Japan and a fellow of the American Academy of Arts and Sciences. He is an author of over 200 published papers. He was awarded the 2006 Nobel Prize in Chemistry for his seminal studies of the molecular basis of eukaryotic transcription, the biological process by which genetic information from DNA is copied to RNA. His Nobel Prize-winning work included discovery of Mediator, a protein complex required to facilitate gene transcription, as well as the solution of the three-dimensional crystal structure of RNA polymerase II, the most complex protein structure solved to date. In addition to the Nobel Prize, Dr. Kornberg has been honored for his work with the Eli Lilly Award, the Passano Award, the Ciba-Drew Award, the Gairdner International Award (shared with R. Roeder), the Hoppe-Seyler Lecture Award, the Harvey Prize from the Technion (Israel Institute of Technology), the ASBMB-Merck Award, the Welch Prize in 2001, the Pasarow Award in Cancer Research, the Le Grand Prix Charles-Leopold Mayer in 2002 and the 2005 Alfred P. Sloan Jr. Prize. He is a recipient of honorary degrees from universities in Europe and Israel, including the Hebrew University, where he is a Visiting Professor. Dr. Kornberg received a BA Degree from Harvard in 1967 and a Ph.D. in Chemistry from Stanford University in 1972 and did his postdoctoral studies with Aaron Klug and Francis Crick at the Medical Research Council (MRC) Laboratory of Molecular Biology in Cambridge (UK) where he discovered the Nucleosome. Dr. Kornberg’s qualifications to serve on OphthaliX’s board of directors include his expertise in chemistry and medicine, his service on the boards of biotech and pharmaceutical companies, and his experience in the academic arena.

50

Michael Belkin, Ph.D. Michael Belkin has served on OphthaliX’s board since July 1, 2013. Dr. Belkin is, and has been since 1980, a Professor, and since 2010, a Professor Emeritus, of Ophthalmology at Tel Aviv University in Tel Aviv, Israel, and the Director of the Ophthalmic Technologies Laboratory at the university’s Eye Research Institute at the Sheba Medical Center since 1997. Since 2006, Dr. Belkin has also served as Senior Consultant of the Eye Research Institute at the Singapore National Eye Institute. He was awarded a master’s degree in natural sciences by Cambridge University, England, and received a doctorate in medicine from the Hebrew University of Jerusalem. Dr. Belkin previously served as Director of Research, Development and Non-Conventional Warfare Medicine in the Israel Defense Forces Medical Corps. He was also the first full-time Director of the Tel Aviv University Eye Research Institute, Chairman of the Tel-Aviv University Department of Ophthalmology and the President of the Israel Society of Eye and Vision Research, of which he was one of the founders. Dr. Belkin is an author of over 250 scientific publications and 20 patents. He is an internationally recognized eye researcher and has received various research awards. His laboratory is dedicated to enabling the transfer of technologies from university-level research to clinical practice by providing expertise and facilities for laboratory, preclinical and clinical studies. He is an entrepreneur and advisor of several ophthalmic companies in the fields of lasers, optics, ophthalmic devices, pharmaceutics and biotechnology. One of his ideas, the ExPRESS miniature glaucoma shunt, is currently used worldwide. Dr. Belkin is an active, long-standing member of the Association for Research in Vision and Ophthalmology (ARVO), the American Academy of Ophthalmology, the American Glaucoma Society and many others. He serves as chairman and member of various international and local scientific and professional committees as well as scientific journals’ editorial boards. Dr. Belkin’s qualifications to serve on OphthaliX’s board of directors include his expertise in ophthalmic medical research, his medical experience, and his experience as an advisor to several ophthalmic companies.

Election of Directors

Directors are elected to hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.  Annual meetings of the stockholders, for the election of directors to succeed those whose terms expire, are to be held at such time each year as designated by the Board of Directors, which date shall be within 13 months of the last annual meeting of stockholders.  Officers are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of stockholders.  Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

There are no family relationships between any director, executive officer, or person nominated or chosen by OphthaliX to become a director.

Legal Proceedings

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of OphthaliX’s directors or executive officers.

OphthaliX is not aware of any legal proceedings in which any of its directors, officers or affiliates, any owner of record or beneficially of more than five percent of any class of OphthaliX’s voting securities, or any associate of any such director, officer, or affiliate of our company, or security holder is a party adverse to OphthaliX or its subsidiary or has a material interest adverse to OphthaliX or its subsidiary.

Code of Ethics

OphthaliX has not adopted a code of ethics that applies to its officers, directors and employees.

Director Independence

OphthaliX’s securities are not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent.  Therefore, OphthaliX has adopted the independence standards of the NASDAQ to determine the independence of its directors and those directors serving on any committee.  These standards provide that a person will be considered an independent director if he or she is not an officer of the company and is, in the view of the company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment.  OphthaliX’s board of directors has determined that Roger Kornberg and Michael Belkin meet this standard, and therefore, would be considered to be independent.

51

Meetings and Committees of the Board of Directors

During 2016, the Board of Directors held eight meetings.  All of OphthaliX’s directors attended at least 75% of the total number of meetings of the board of directors and committees (if any) on which they served that were held during 2016.

Other than a Special Committee originally formed in connection with OphthaliX’s proposed dissolution, OphthaliX currently has no committees organized.  Because of its small size, the OphthaliX board carries out the duties of the committees. In selecting nominees for directorships, the OphthaliX board considers a broad range of characteristics related to qualifications, background and diversity of nominees based on OphthaliX’s current business needs.  The OphthaliX board has not adopted written guidelines regarding nominees for director.  There have been no material changes to the procedures by which security holders may recommend nominees to OphthaliX’s board of directors.

Board Leadership Structure and Role in Risk Oversight

In accordance with its Bylaws, the OphthaliX board elects its officers, including its Chief Executive Officer, Chief Financial Officer, and such other officers as the board may appoint from time to time.   Dr. Pnina Fishman currently serves as OphthaliX’s Chairman and Chief Executive Officer.  The OphthaliX board periodically considers whether changes to OphthaliX’s overall leadership structure are appropriate.

OphthaliX’s Chairman is responsible for chairing meetings of the board.  OphthaliX’s Bylaws provide that if OphthaliX’s Chairman is unable to preside at meetings of the board, OphthaliX’s Chief Executive Officer, if such officer is a director, shall preside at such meetings.  OphthaliX’s Chairman is also responsible for chairing meetings of shareholders.  In her absence, the Board may appoint another party to chair the shareholders’ meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  OphthaliX faces a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others.  Management is responsible for the day-to-day management of risks the company faces, while OphthaliX’s board of directors, as a whole, has responsibility for the oversight of risk management.  In its risk oversight role, OphthaliX’s board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The OphthaliX board believes that full and open communication between management and the Board is essential for effective risk management and oversight.   Senior management attends board meetings and is available to address any questions or concerns raised by OphthaliX’s board of directors on risk management-related and any other matters.

Communications by Stockholders with Directors

OphthaliX encourages stockholder communications to OphthaliX’s board of directors and/or individual directors.  Stockholders who wish to communicate with OphthaliX’s board of directors or an individual director should send their communications to the care of Secretary, OphthaliX Inc., 10 Bareket Street, Petach Tikva, Israel, 4951778.  The Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Chairman of the Board or to the identified individual director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Secretary.

Director Attendance at Annual Meetings

OphthaliX will make every effort to schedule its annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules.  While all directors are encouraged to attend its annual meeting of stockholders, there is no formal policy as to their attendance at annual meetings of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires OphthaliX’s directors, executive officers and persons who own more than 10% of OphthaliX’s common stock to file with the SEC reports of ownership and changes in ownership of OphthaliX’s common stock. OphthaliX’s directors, executive officers and greater than 10% beneficial owners of OphthaliX’s common stock are required by SEC regulation to furnish OphthaliX with copies of all Section 16(a) reports they file. Based solely upon information furnished to OphthaliX and contained in reports filed with the SEC, OphthaliX believes that all Section 16(a) reports of its directors, executive officers and greater than 10% beneficial owners were filed timely for the fiscal year ended December 31, 2016.

52

OphthaliX Executive Compensation

The following table sets forth information concerning the annual compensation awarded to, earned by, or paid to the following named executive officers for all services rendered in all capacities to OphthaliX for the years ended December 31, 2016 and 2015.

Name And Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Pnina Fishman, Ph.D. (2)	2016	—	—	—	—	—	—
Chairman and Chief Executive Officer	2015	—	—	—	—	—	—

Itay Weinstein (3)	2016	18,000	—	—	—	258	18,258
Chief Financial Officer	2015	18,000	—	—	—	2,209	20,209

(1)	Amounts shown represent consulting fees earned or paid during the fiscal year.

(2)	Dr. Fishman has served as OphthaliX’s Chief Executive Officer since June 2, 2014. As Chief Executive Officer of Can-Fite, OphthaliX’s majority shareholder and parent, Dr. Fishman is compensated by Can-Fite, for her services to OphthaliX as Chairman of the Board and Chief Executive Officer.

(3)	OphthaliX paid Mr. Weinstein $18,000 in each of 2016 and 2015 for his services as OphthaliX’s Chief Financial Officer. Mr. Weinstein is also the controller of Can-Fite, OphthaliX’s majority shareholder and parent, and is compensated by Can-Fite for services provided to Can-Fite.

Executive Employment Agreements

OphthaliX has not entered into any employment agreements with OphthaliX’s named executive officers listed in the table above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards for OphthaliX’s named executive officers as of December 31, 2016:

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Itay Weinstein (1)	13,056	-	9.00	5/29/23

(1)	These options were granted on May 9, 2013 and vest 50% upon grant and 50% on a quarterly basis over a three year period.

53

Compensation of Directors

The following table provides information regarding the total compensation that we paid or awarded to OphthaliX’s non-executive directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)(1)	($)	($)	($)
Ilan Cohn, Ph.D.(2)	-	-	-	-	-	-
Guy Regev	-	-	-	-	-	-
Roger Kornberg, Ph.D.(3)	6,750	-	-	-	-	6,750
Michael Belkin, Ph.D.(3), (4)	7,550	-	20,083	-	-	27,633

(1)	Reflects the aggregate grant date fair value of option awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718. Amounts reported do not reflect amounts actually received by the director.

(2)	Reinhold Cohn and Partners, an Israeli partnership, of which Ilan Cohn, Ph.D. is a partner provides intellectual property legal services to OphthaliX in the ordinary course of business.

(3)	In connection with the appointments of Drs. Kornberg and Belkin, OphthaliX entered into agreements to pay director fees for attendance at board meetings or any committee of the board. Drs. Kornberg and Belkin will each receive $2,000 for attendance in person at a meeting of the Board, $750 for attendance by telephone at a meeting of the board, and $750 for attendance at each meeting of any committee of the board.

(4)	On July 1, 2013, OphthaliX granted to Dr. Belkin ten-year options to purchase 52,222 shares of 10 Bareket Street, Petach Tikva, Israel, 4951778, common stock at $6.63 per share. The options are fully vested.

Vote Required for Approval

The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of each of the five director nominees, assuming a quorum is present. Stockholders do not have the right to cumulate their votes for directors. Adoption of the Election of Directors Proposal is conditioned upon the approval of the Authorized Share Increase Proposal and Name Change Proposal.

Recommendation of Board of Directors

After careful consideration, OphthaliX’s Board of Directors has unanimously adopted resolutions approving, and recommending to its stockholders to vote “For” each of the director nominees named above.

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE ELECTION OF DIRECTORS PROPOSAL.

54

PROPOSAL 4 — THE SAY ON PAY PROPOSAL

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, OphthaliX’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of OphthaliX’s named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of OphthaliX’s named executive officers in this proxy statement/prospectus. The compensation of OphthaliX’s named executive officers subject to the vote is disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement/prospectus.

Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of OphthaliX’s named executive officers as described in this proxy statement/prospectus by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to OphthaliX’s named executive officers, as disclosed pursuant to compensation disclosure rules of the SEC, including the compensation tables and any related information disclosed in this proxy statement/prospectus is hereby APPROVED.”

Because the vote is advisory, it is not binding on the board of directors of OphthaliX.

Vote Required for Approval

Approval of the Say on Pay Proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the OphthaliX annual meeting, assuming a quorum is present. Adoption of the Say on Pay Proposal is not conditioned upon the approval of any of the other proposals.

Recommendation of the OphthaliX Board of Directors

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL.

55

PROPOSAL 5 — THE SAY ON FREQUENCY PROPOSAL

The Dodd-Frank Act, and Section 14A of the Exchange Act enable OphthaliX’s stockholders, at least once every six years, to indicate their preference regarding how frequently OphthaliX should solicit a non-binding advisory vote on the compensation of OphthaliX’s named executive officers as disclosed in its proxy statement. Accordingly, OphthaliX is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the board of directors recommends that the stockholders select a frequency of every year.

After considering the benefits and consequences of each alternative, the board of directors recommends that the advisory vote on the compensation of OphthaliX’s named executive officers be submitted to the stockholders once every year.

The board has determined that an advisory vote on executive compensation every year is the best approach for OphthaliX. In formulating its recommendation, the board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on OphthaliX’s policies and practices every year.

Accordingly, the board of directors is asking stockholders to indicate their preferred voting frequency of soliciting advisory stockholder approval of compensation of OphthaliX’s named executive officers once every one, two or three calendar years.

While the board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of OphthaliX’s executive officer compensation practices should be held every year, every other year or every three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by the stockholders.

The board of directors value the opinions of the stockholders in this matter, and the board intends to hold advisory stockholder votes on the compensation of OphthaliX’s named executive officers in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the votes cast. However, because this vote is advisory and therefore not binding on the board of directors or OphthaliX, the board may decide that it is in the best interests of the stockholders that OphthaliX hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of OphthaliX or the board of directors.

Recommendation of the OphthaliX Board of Directors

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE ONE YEAR ALTERNATIVE WITH RESPECT TO THE SAY ON FREQUENCY PROPOSAL.

56

PROPOSAL 6 — AUDITOR RATIFICATION PROPOSAL

OphthaliX’s board has selected Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“EY”) as OphthaliX’s independent registered public accounting firm for the year ending December 31, 2017 and has further directed that management submit the selection of OphthaliX’s independent registered public accounting firm for ratification by the stockholders at the annual meeting.

Ratification of the selection of EY as OphthaliX’s independent registered public accounting firm is not required by OphthaliX’s bylaws or other applicable legal requirements. However, OphthaliX’s board of directors is submitting the selection of EY to the stockholders for ratification as a matter of good corporate practice. If OphthaliX’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in OphthaliX’s best interests and the best interests of OphthaliX’s stockholders.

Audit Fee

The aggregate fees billed for each of the last two fiscal years for professional services rendered by EY for the audits of OphthaliX’s annual financial statements and reviews of financial statements included in OphthaliX’s10-Q reports and services normally provided by the accountant in connection with statutory and regulatory filings or engagements were $61,000 for the years ended 2016 and 2015.

Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by EY for tax compliance, tax advice, and tax planning were $4,000 for years ended 2016 and 2015.

All Other Fees

The aggregate fees billed in each of the last two fiscal years for products and services provided by EY, other than the services reported above, were $21,000 for fiscal year ended 2016 and $35,000 for fiscal year ended 2015.

OphthaliX does not have an audit committee currently serving and as a result OphthaliX’s board of directors performs the duties of an audit committee.  OphthaliX’s board of directors will evaluate and approve in advance, the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services.  OphthaliX does not rely on pre-approval policies and procedures.

Vote Required for Approval

Approval of the Ratification of Auditor Proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the OphthaliX annual meeting, assuming a quorum is present. Ratification of Auditor Proposal is not conditioned upon the approval of any of the other proposals.

Recommendation of the OphthaliX Board of Directors

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF AUDITOR PROPOSAL.

57

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow OphthaliX’s board of directors to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve one or more of the proposals presented at the annual meeting. In no event will OphthaliX’s board of directors adjourn the annual meeting without further notice, to a date that is more than 30 days after the date for which the annual meeting was originally noticed or if a new record date is fixed for the adjourned meeting.

In the Adjournment Proposal, OphthaliX is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to OphthaliX’s board of directors to adjourn the annual meeting to another time and place for the purpose of soliciting additional proxies. If OphthaliX’s stockholders approve the Adjournment Proposal, OphthaliX could adjourn the annual meeting and any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from OphthaliX stockholders who have previously voted.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast for or against the proposal by holders of OphthaliX common stock entitled to vote and represented in person or by proxy at the OphthaliX annual meeting, assuming a quorum is present. Adoption of the Adjournment Proposal is not conditioned upon the approval of any of the other proposals.

Recommendation of the OphthaliX Board of Directors

THE OPHTHALIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OPHTHALIX STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

58

THE MERGER

The following discussion contains certain information about the Merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this proxy statement/prospectus. You are urged to carefully read this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger.

General

Each of OphthaliX’s and Wize’s respective boards of directors has approved the Merger Agreement and the transactions contemplated therein, including the Merger. Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of OphthaliX, will merge with and into Wize, with Wize continuing as the surviving entity and a wholly owned subsidiary of OphthaliX. Immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.”

Upon the consummation of the Merger, each Wize ordinary share issued and outstanding immediately prior to the Merger, other than any shares owned by Wize, will convert into the right to receive 4.1781 shares of OphthaliX common stock, subject to adjustment as set forth in the Merger Agreement. The number of shares of OphthaliX common stock to be issued in the Merger for each Wize ordinary share of Wize is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse, combination or exchange of shares or similar event with respect to Wize ordinary shares or OphthaliX common stock and except in the case of any certain further equity financing of Wize prior to completion of the Merger) and will not be adjusted for changes in the market price of OphthaliX common stock or changes in the market price of Wize ordinary shares.

The closing price of OphthaliX common stock on the OTC Pink on May 21, 2017, the last full trading day prior to the public announcement of the Merger, was $0.31. The closing price of OphthaliX common stock on the OTC Pink on [●] [●], 2017, the last practicable full trading day prior to the date of this proxy /prospectus, was $[●].

Background of the Merger

 The respective boards of directors and management of OphthaliX and Wize regularly review their respective operating and strategic plans as well as potential partnerships in an effort to enhance stockholder value. This review includes, (1) in the case of OphthaliX, considering financing and mergers and acquisitions and, over the years, OphthaliX has engaged in discussions with several investment banks and potential merger targets, and (2) in the case of Wize, especially since it emerged from bankruptcy proceedings in early 2015, mostly considering or entering into financing transactions to fund its business needs.

On December 30, 2013, OphthaliX announced that its Phase III trial of CF101 for the treatment of DES did not meet its primary endpoint. Following a retrospective study of the Phase III trial, on June 9, 2014, OphthaliX announced that it decided to terminate development of CF101 for DES and that it is focused on the development of CF101 for the treatment of glaucoma, with a Phase II study ongoing at that time. In addition, OphthaliX announced that as part of its corporate strategy to build a specialized ophthalmic company that develops and in-licenses drugs for the treatment of ophthalmic diseases, OphthaliX was exploring opportunities to obtain technologies that will complement and expand the existing pipeline.

On June 18, 2015, OphthaliX entered into a Share Purchase Agreement with Improved Vision Systems (I.V.S) Ltd (“IVS”), an Israeli company, and certain other parties, pursuant to which, among other things, OphthaliX would acquire IVS. Subsequently, on August 25, 2015, the Share Purchase Agreement was amended. The Share Purchase Agreement was subject to certain closing conditions which were subsequently not met and as a result the acquisition of IVS was not completed.

In late 2015, management of OphthaliX met with certain members of management of Wize to discuss a potential collaboration, which at that time did not lead to any further discussions.

On July 5, 2016, OphthaliX announced that its Phase II trial with respect to the development of CF101 for the treatment of glaucoma or related syndromes of ocular hypertension did not meet its primary endpoint. Recognizing that in light of the failure of the Phase II glaucoma trial and the Phase III DES trial, enhancing shareholder value as a stand-alone entity would be extremely challenging and uncertain, OphthaliX’s senior management therefore actively engaged in pursuing a suitable business combination transaction with the goal of enhancing shareholder value. However, OphthaliX was unable at that time to identify a suitable target.

On August 9, 2016, OphthaliX’s board of directors convened a special meeting to discuss the potential liquidation of OphthaliX due to the ongoing costs of maintaining OphthaliX’s existence and the then approximately $4 million of debt that OphthaliX owed to Can-Fite. At the meeting, the board of directors formed a Special Committee (the “Special Committee”), comprised of Roger Kornberg and Michael Belkin, both independent directors, to review the procedure for liquidating OphthaliX and making recommendations to the OphthaliX board of directors.

59

On August 29, 2016, the Special Committee of OphthaliX convened a meeting to discuss the potential liquidation of OphthaliX. Ronen Kantor from Doron Tikotzky Kantor Gutman Cederboum & Co. (“DTKGC”), outside Israeli legal counsel to OphthaliX, who serves as its Secretary, presented to Mr. Kornberg and Mr. Belkin the attempts made by OphthaliX during the previous 18 months to enhance the status of OphthaliX through fundraising efforts and acquisitions of complimentary assets to merge into OphthaliX, including the failed IVS transaction. At the meeting, Mr. Kantor noted that OphthaliX was introduced to several potential merger targets. However, OphthaliX was deemed not to be an attractive merger candidate. In view of the above, the Special Committee resolved to recommend to the OphthaliX board of directors that OphthaliX be voluntarily liquidated and dissolved pursuant to a Plan of Dissolution. As part of the Plan of Dissolution, OphthaliX would (i) sell to Can-Fite all the ordinary shares of Eyefite together with 446,827 ordinary shares of Can-Fite, and (ii) in exchange for the sale, Can-Fite will waive and cancel all indebtedness owed by OphthaliX to Can-Fite and as part of the purchase of Eyefite, Can-Fite will assume certain accrued milestone payments in the amount of $175,000 under the LO2A License Agreement.

On September 19, 2016, OphthaliX’s board of directors approved the voluntary liquidation and dissolution of OphthaliX pursuant to the Plan of Dissolution recommended to the OphthaliX board of directors by the Special Committee. At the same meeting, OphthaliX’s board of directors nominated Pnina Fishman, Ilan Cohen, Guy Regev, Roger Kornberg and Michael Belkin for re-election until the next annual meeting of stockholders and until their successor are elected and qualified and that the re-election of directors be submitted for approval by written consent of Can-Fite, as OphthaliX’s majority shareholder.

On September 21, 2016, Can-Fite consented in writing to the voluntary dissolution and liquidation of OphthaliX pursuant to a Plan of Dissolution and to the re-election of the above referenced nominees. On the same day, OphthaliX filed a Preliminary Information Statement on Schedule 14C with the SEC with respect to the actions taken by written consent by Can-Fite. The Plan of Dissolution was expected to go into effect 20 days after the date a Definitive Information Statement was first mailed to all OphthaliX stockholders who did not execute the written consent.

On September 25, 2016, Ronen Solomon, a director of Wize at the time, contacted Mr. Kantor and proposed a meeting between the management of OphthaliX and the management of Wize to consider a transaction in lieu of the proposed liquidation of OphthaliX.

On September 26, 2017, Noam Danenberg, a strategic advisor of Wize and an affiliate of one of Wize’s principal shareholders (see “MANAGEMENT OF OPHTHALIX FOLLOWING THE MERGER” beginning on page 120 of this proxy statement/prospectus), contacted Pnina Fishman, Chief Executive Officer and director of OphthaliX, to inquire whether OphthaliX would be interested in a potential merger between OphthaliX and Wize. The parties agreed during the call to further consider a potential merger between the two companies and to speak again within the coming days after considering the proposal.

On October 9, 2016, Pnina Fishman, Motti Farbstein, Chief Financial Officer of Can-Fite, Ronen Kantor, Or Eisenberg, Chief Financial Officer and acting Chief Executive Officer of Wize, Noam Danenberg and Ronen Solomon met for an initial meeting and discussed the feasibility and possible terms and conditions of such proposed merger.

On October 31, 2016, a meeting of the members of the management of Wize and OphthaliX (namely, Pnina Fishman, Motti Farbstein and Ronen Kantor on behalf of OphthaliX and Or Eisenberg and Noam Danenberg on behalf of Wize) was held in which the proposed terms and conditions in relation to the merger were further discussed, including, for the first time, a proposed exchange ratio. The attendees suggested at such meeting that such exchange ratio should reflect that, immediately following the proposed transaction, Wize shareholders will own approximately 92% of the outstanding common stock of OphthaliX on a fully diluted basis while OphthaliX stockholders will own the remaining approximate 8%, to which we sometime refer below as the initial 92/8 combination ratio.

On November 1, 2016, Pnina Fishman sent to Noam Danenberg a first draft of a non-binding letter of intent that included the proposed initial 92/8 combination ratio described above. Between November 1, 2016 and November 9, 2016, negotiations between various representatives of the parties, including representatives of their respective outside counsels, took place and drafts of the non-binding letter of intent were exchanged between the parties.

60

On November 10, 2016, OphthaliX’s Special Committee held a telephonic meeting at which management reported to the Special Committee on the proposed merger with Wize. At the meeting, management reported to the Special Committee on the background leading up to the proposed merger, the technology being developed by Wize and other information about Wize. Management also reported on the proposed terms and conditions of the merger and discussed how the proposed merger presented a more favorable option than dissolving OphthaliX. The Special Committee recommended to the board of directors of OphthaliX that it abandon the voluntary dissolution and liquidation of OphthaliX and that OphthaliX enter into a non-binding letter of intent with Wize with respect to the proposed merger. On the same day, OphthaliX’s board of directors authorized OphthaliX to enter into the non-binding letter of intent with Wize providing for the merger with Wize.

On November 14, 2016, the board of directors of Wize held a telephonic meeting at which management and representatives of Goldfarb Seligman & Co. (“Goldfarb”), outside Israeli legal counsel to Wize, provided an overview of the proposed merger with OphthaliX. At the meeting, management reported to the Wize board of directors on the background leading up to the proposed merger, and other information about OphthaliX. Management also reported on the proposed terms and conditions of the merger and discussed the reasons therefor. On the same day, the Wize board of directors authorized Wize to enter into the non-binding letter of intent with OphthaliX providing for the merger with OphthaliX. At that meeting, the Wize board also instructed management to retain the services of an independent financial advisor, to provide Wize with its opinion with respect to the fairness, from a financial point of view, of the exchange ratio in the contemplated merger.  Wize management thereafter proposed to the Wize board to engage PBB, on the basis of its qualifications, experience and reputation in providing fairness opinions to Israeli companies.

On November 15, 2016, members of the management of both companies together with representatives of their respective outside counsels held an organizational meeting for the merger between the two companies. At such meeting, the participants discussed the legal steps required for the implementation of the merger, due diligence items and the timelines going forward. Later that day, also on November 15, 2016, OphthaliX and Wize signed the non-binding letter of intent. The letter of intent contemplated the reverse merger between a new wholly owned Israeli subsidiary of OphthaliX and Wize, with an exchange ratio reflecting the initial 92/8 combination ratio.

Following the meeting, each of OphthaliX and Wize engaged in due diligence investigations of the business and financial condition of the other party, including through exchanges of documents and information based on specific requests from the other party.

On December 13, 2016, DTKGC delivered an initial draft of the Merger Agreement to Goldfarb, which reflected the initial 92/8 combination ratio and provided, among other things, for closing conditions around the conversion of all Convertible Loans of Wize into ordinary shares of Wize prior to the Effective Time of the Merger and the raising of equity financing by Wize prior to such time, to which is sometimes referred to below as the minimum financing conditions. Thereafter, starting December 22, 2016, the parties and their respective outside counsels began negotiating the Merger Agreement.

On December 25, 2016, Pnina Fishman, Motti Farbstein, Or Eisenberg and Noam Danenberg met to discuss the key open commercial issues raised by the initial draft Merger Agreement, primarily with respect to the minimum financing conditions.

Subsequently, between December 2016 and May 2017, the parties continued to discuss and exchange revised drafts of the Merger Agreement as well as of ancillary documents thereto, including the Voting and Undertaking Agreement. Negotiations centered around the transaction structure, the exchange ratio, the minimum financing conditions, interim covenants, the treatment and effects of Wize’s convertible securities , the other closing conditions and the scope of indemnity to be provided by Can-Fite under the Voting and Undertaking Agreement. In particular, the parties and their respective outside counsel discussed the minimum financing conditions and proposed exchange ratio, initially reflecting the initial 92/8 combination ratio, and the possible effect thereon, if any, of the Convertible Loans if they are converted following the transaction or if Wize were to raise additional funds through equity financings.

On February 15, 2017, the board of directors of Wize convened a meeting at which the key terms of the proposed merger were discussed. Management presented the key business and financial reasons for the Merger. A representative of Goldfarb provided an overview to the board of the key legal terms of the transaction documents, including the road map required in order to complete the transaction, and reviewed, among other things, the fiduciary duties of the directors in the context of the proposed transaction.

On March 12, 2017, an all parties conference call was held in which members of the management of Wize and OphthaliX as well as representatives of DTKGC and Goldfarb participated in an attempt to discuss and resolve the remaining key outstanding issues. In particular, the parties discussed and agreed in principle that, subject to the approval of their respective boards of directors, (1) the exchange ratio will reflect that pre-transaction Wize shareholders will receive approximately 90% of the shares of OphthaliX on a fully diluted basis with the remaining 10% to be held by existing shareholders and that such exchange ratio will not be adjusted as a result of conversion of Wize existing Convertible Loans and (2) that, as a closing condition, Wize will have a minimum amount of cash to fund its operations.

61

On March 21, 2017, the board of directors of OphthaliX convened a meeting. At the meeting, management of OphthaliX updated the directors on the progress made in the negotiations with Wize.

On April 26, 2017, the board of directors of Wize convened a meeting at which the key terms of the merger documents and the associated risks and potential merits to Wize and its shareholders in connection with the merger were discussed. Management presented the key business and financial reasons for the merger. A representative of PBB reviewed its financial analysis of OphthaliX and Wize and the potential transaction, including its preliminary report regarding the fairness, from a financial point of view, of the proposed exchange ratio to Wize shareholders. A representative of Goldfarb summarized to the board the various key legal terms of the transaction documents, including the exchange ratio, interim covenants and closing conditions, key due diligence findings and the road map required in order to complete the transaction. After consideration and discussion of the matters presented, the board of directors instructed management to progress with the finalization of the merger documents, but to seek to obtain the written consents of Rimon Gold Assets Ltd. (“Rimon Gold”) and Ridge, holders of Convertible Loans, to the transaction prior to execution of the merger agreement. For a description of such consents, see “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy/prospectus.

On April 29, 2017, OphthaliX’s Special Committee convened a meeting at which the terms of the final merger documents and the associated risks and potential merits to OphthaliX and its stockholders in connection with the Merger were discussed. After consideration and discussion of the matters presented, the Special Committee unanimously recommended that the board of directors approve the Merger Agreement. On the same day, OphthaliX’s board of directors convened a meeting. A representative of DTKGC summarized to the board the various closing conditions and the road map required in order to complete the transaction and further discussed the sale of Eyefite to Can-Fite in exchange for the waiver and cancellation of the debt owed by OphthaliX to Can-Fite. After consideration and discussion of the matters presented, the board of directors unanimously approved the entry into the Merger Agreement.

On May 11, 2017 and May 19, 2017, Wize obtained the written consents it sought from Ridge and Rimon Gold, respectively.

On May 21, 2017, the board of directors of Wize convened a telephonic meeting at which the terms of the final merger documents and the associated risks and potential merits to Wize and its shareholders in connection with the merger were discussed and reviewed again. A representative of PBB reviewed again its financial analysis of OphthaliX and Wize and the potential transaction and, following discussion, delivered an oral opinion, which was subsequently confirmed in writing, regarding the fairness, from a financial point of view, of the proposed exchange ratio to Wize shareholders. A representative of Goldfarb summarized to the board the final key terms of the merger documents, including the terms of the written consents to the Merger obtained from Rimon Gold and Ridge prior to such meeting. After consideration and discussion of the matters presented, the board of directors of Wize approved the entry into the Merger Agreement and the related merger documents.

On May 21, 2017, the Merger Agreement was executed by OphthaliX, Merger Sub and Wize. Simultaneously with the execution of the Merger Agreement, the Voting and Undertaking Agreement was executed by OphthaliX, Can-Fite and Wize. For a discussion of the Merger Agreement and other transaction documents, see the sections titled “THE MERGER AGREEMENT” beginning on page 73 of this proxy statement/prospectus and “AGREEMENTS RELATING TO THE MERGER AGREEMENT” beginning on page 84 of this proxy/prospectus.

On May 22, 2017, OphthaliX and Wize each announced the entry into the Merger Agreement in separate filings with the SEC and ISA, respectively.

OphthaliX’s Reasons for the Merger

In approving and authorizing the Merger Agreement and the Merger, the OphthaliX board of directors considered a number of factors. Although the following discussion sets forth the material factors considered by the OphthaliX board of directors in reaching its determination, it may not include all of the factors considered by the OphthaliX board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the OphthaliX board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The OphthaliX board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

62

In evaluating the Merger Agreement and the Merger, the OphthaliX board of directors consulted with OphthaliX’s management and legal advisors and considered a number of factors, some of which were viewed as potentially beneficial aspects of the Merger including, among others, the following:

●	OphthaliX’s failure to meet the primary endpoints in its Phase II glaucoma trial and in a Phase III dry eye syndrome trial;

●	OphthaliX’s likely inability to raise significant additional capital within a reasonable period of time under circumstances that would fund further clinical development of CF101 for ophthalmic indications or for the in-licensing of any other technology that could enhance stockholder value;

●	the adoption of the plan to dissolve OphthaliX, a process which was halted as a result of entry into a non-binding letter of intent with Wize;

●	OphthaliX’s current financial position, including its lack of any revenue producing operations, its current liabilities prior to the sale of Eyefite to Can-Fite (including deferred payments of approximately $4.8 million that was owed by OphthaliX and Eyefite to Can-Fite);

●	OphthaliX’s previous efforts to develop strategic alternatives, including the proposed acquisition of IVS that was not completed and the current lack of other viable strategic alternatives;

●	subject to completion of the Merger, the cancellation of all indebtedness that was owed by OphthaliX and Eyefite to Can-Fite, including cancellation of deferred payments of approximately $4.8 million;

●	the number of shares of OphthaliX common stock to be issued to Wize shareholders pursuant to the Merger Agreement and the fact that, following the completion of the Merger, OphthaliX stockholders would have the opportunity to participate in the potential long-term value of Wize’s development of LO2A as a result of the Merger;

●	the judgment, advice and analysis of OphthaliX’s management and advisors with respect to the potential benefits of the Merger, based in part on the business, technical, financial due diligence investigations performed with respect to Wize;

●	Wize’s status as a publicly traded company whose shares are traded in Israel on the TASE;

●	historical and current information concerning OphthaliX’s business, including its financial performance and condition;

●	the general economic and market conditions, as they relate to Wize’s ability to raise additional capital from new investors for the continued growth of Wize’s business;

●	the current conditions in the pharmaceutical and biotechnology marketplace and the positioning of Wize within that market after the Merger;

●	the terms of the Merger Agreement and the other transactions contemplated thereby, including the exchange ratio, the parties’ representations, warranties and covenants and the conditions to their respective obligations;

●	the risks and uncertainties associated with the proposed Merger; and

●	the likelihood that the Merger will be consummated on a timely basis, the possibility that OphthaliX would be able to take advantage of the potential benefits resulting from the combination of the OphthaliX public company infrastructure and Wize management team and board and business know-how.

63

The OphthaliX board of directors also carefully considered and discussed a number of risks, uncertainties, and other countervailing factors in its deliberations regarding entering into the Merger Agreement and consummating the Merger, including, among others, the following:

●	the risk that the conditions to the Merger will not be satisfied;

●	the risks and substantial costs, including public company costs, and the difficulty of obtaining additional financing on terms favorable to OphthaliX or at all to cover such costs of OphthaliX remaining a stand-alone publicly traded company whose shares are traded on the OTC, instead of agreeing to a transaction with Wize;

●	the risk of not obtaining a fairness opinion from a financial advisor with respect to the Merger;

●	the possibility that the anticipated benefits of the Merger may not be realized or may be lower than expected;

●	the substantial fees and expenses incurred by OphthaliX in connection with the Merger, which will be incurred whether or not the Merger is completed;

●	the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of OphthaliX; and

●	other risks and uncertainties described in the sections entitled “Risk Factors” and “CAUTIONARY STATEMENT REGARDING Forward-Looking Statements” beginning on page 13 and 40, respectively, of this proxy statement/prospectus.

The OphthaliX board of directors believes that, overall, the potential benefits to OphthaliX stockholders of the Merger Agreement, the Merger and the other transactions contemplated thereby outweigh the risks and uncertainties.

Wize’s Reasons for the Merger

In approving and authorizing the Merger Agreement and the Merger, the Wize board of directors considered a number of factors. Although the following discussion sets forth the material factors considered by the Wize board of directors in reaching its determination, it may not include all of the factors considered by the Wize board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement and the Merger, the Wize board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Wize board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In evaluating the Merger Agreement and the Merger, the Wize board of directors consulted with Wize’s management and its financial and legal advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following:

●	the judgment, advice and analysis of Wize’s management and advisors with respect to the potential benefits of the Merger, including OphthaliX’s financial condition, based in part on the business, technical, financial due diligence investigations performed with respect to OphthaliX;

●	OphthaliX’s status as a publicly traded company whose shares are traded in the United States on the OTC;

●	historical and current information concerning Wize’s business, including its financial performance and condition, and Wize’s prospects if it was to remain a publicly traded company whose shares are traded solely on the TASE, including its need to obtain significant additional financing;

●	the current conditions in the pharmaceutical and biotechnology marketplace and the positioning of Wize within that market after the Merger;

64

●	the terms and conditions of the Merger Agreement and the other transactions contemplated thereby, including the exchange ratio, the parties’ representations, warranties and covenants and the conditions to their respective obligations;

●	certain tax consequences of the Merger as more fully described in the sections entitled “—U.S. Federal Income Tax Considerations” and “—Material Israeli Tax Considerations” beginning on page 138 and 142, respectively, of this proxy statement/prospectus; and

●	the risks and uncertainties associated with the proposed Merger.

In reaching its determination to approve the Merger Agreement and the Merger, the Wize board of directors identified and considered a number of the potentially beneficial aspects of the Merger, including the following:

●	the range of options available to the post-Merger combined organization to access the public and private equity markets, primarily in the United States. In particular, the belief that the Merger will allow increased access to sources of capital and a broader range of investors to support the clinical trials and development of LO2A than it could otherwise obtain if it continued to operate as a publicly traded company whose shares are traded on the TASE;

●	the general economic and market conditions, as they relate to Wize’s ability to raise additional capital from new investors for the continued growth of its business, the potential prospects for the post-Merger combined company to raise additional capital, and the potential stock market performance of Wize as a publicly traded company;

●	the cash resources of the combined organization expected to be available at the closing of the Merger;

●	subject to completion of the Merger, the cancellation of all indebtedness that was owed by OphthaliX and Eyefite to Can-Fite, including cancellation of deferred payments of approximately $4.8 million;

●	that, according to the Merger Agreement, at the Effective Time of the Merger, OphthaliX will have no liabilities but will continue to hold shares of Can-Fite;

●	the number of shares of OphthaliX common stock to be issued to Wize shareholders pursuant to the Merger Agreement;

●	the fairness opinion of PBB to the Wize board of directors (as more fully described below under “—Opinion of Wize’s Financial Advisor”);

●	the fact that shares of OphthaliX common stock to be issued to Wize shareholders will be registered pursuant to a Form S-4 registration statement by OphthaliX and will become freely tradable for Wize shareholders who are not affiliates of Wize;

●	historical and current financial market conditions;

●	OphthaliX’s and Wize’s historical stock prices and trading volumes;

●	the likelihood that the Merger will be consummated on a timely basis;

●	the terms and conditions of the Merger Agreement, including, without limitation, (1) the determination that an exchange ratio that is fixed and not subject to adjustment based on trading prices is appropriate to reflect the expected relative percentage ownership of the Wize and OphthaliX securityholders, (2) the limited number and nature of the conditions of the obligation of OphthaliX to consummate the Merger and the limited risk of non-satisfaction of such conditions, and (3) the indemnity undertaking to be provided at closing by Can-Fite pursuant to the Voting and Undertaking Agreement; and

●	the share ownership structure of, and existing and potential investors in, the post-Merger combined company, including the fact that Can-Fite is expected to beneficially own approximately 8% of the issued and outstanding shares of the post-Merger combined company.

65

The Wize board of directors also carefully considered and discussed a number of risks, uncertainties, and other countervailing factors in its deliberations regarding entering into the Merger Agreement and consummating the Merger, including, among others, the following:

●	the risk that the conditions to the Merger, including the required shareholder approval by a special majority, will not be satisfied;

●	the risks and substantial costs, including public company costs, associated with being traded on the OTC;

●	the uncertainty of the trading price of OphthaliX common stock after announcing the Merger and after closing the Merger;

●	the possibility that the anticipated benefits of the Merger may not be realized or may be lower than expected;

●	the substantial fees and expenses incurred by Wize in connection with the Merger, which will be incurred whether or not the Merger is completed;

●	the risk that the Merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Merger or on the delay or failure to complete the Merger on the reputation of Wize; and

●	various other risks and uncertainties described in the sections entitled “Risk Factors” and “CAUTIONARY STATEMENT REGARDING Forward-Looking Statements” beginning on page 13 and 40, respectively, of this proxy statement/prospectus.

The Wize board of directors believes that, overall, the potential benefits to Wize shareholders of the Merger Agreement, the Merger and the other transactions contemplated thereby outweigh the risks and uncertainties.

Opinion of Wize’s Financial Advisor

The Wize board of directors retained PBB (formerly known as De-Kalo Ben-Yehuda & Co. Ltd.) on March 2, 2017 to evaluate the fairness, from a financial point of view, of the merger consideration to be paid by OphthaliX to the holders of ordinary shares of Wize in the Merger pursuant to the Merger Agreement, which, prior to the adjustment thereof described elsewhere in this proxy statement/prospectus, was 5.3681 shares of OphthaliX common stock per each one ordinary share of Wize (the “Initial Exchange Ratio”).

On May 21, 2017, PBB rendered its oral opinion to the Wize board of directors (which was subsequently confirmed in writing by delivery of PBB’s written opinion, dated as of June 20, 2017) to the effect that, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described herein, as of May 21, 2017 (the “Valuation Date”), the Initial Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of ordinary shares of Wize.

PBB’s opinion was prepared solely for the information of the Wize board of directors and only addressed the fairness, from a financial point of view, to Wize shareholders of the Initial Exchange Ratio. PBB was not requested to opine as to, and PBB’s opinion does not address, the relative merits of the Merger or any alternatives to the Merger, Wize’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger.

The following summary of PBB’s opinion is qualified in its entirety by reference to the full text of its written opinion and analysis, an unofficial translation of which from Hebrew is included as Annex C to this prospectus/proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, valuation analysis made and other matters considered by PBB in preparing its opinion. Neither PBB’s written opinion nor the summary of its opinion and the related analyses set forth therein or in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should act or vote with respect to any matter relating to the Merger or any other matter.

●	Qualifications and Assumptions: In arriving at its opinion, PBB reviewed certain publicly available financial and other information concerning OphthaliX and Wize, including their respective financial statements for the year ended December 31, 2016, and the proposed Merger. In preparing the opinion, PBB, with the consent of Wize, made various qualifications and assumptions, including, without limitation, that (1) PBB did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning OphthaliX and Wize, and (2) its opinion relies on many economic parameters and nothing therein should be construed as expressing a recommendation of any kind to the board of directors, any security holder or any other person, as to how to act with respect to any matter relating to the Merger.

66

●	Methodology: The Initial Exchange Ratio reflects an ownership ratio, whereby Wize shareholders are expected to own approximately 90% of the outstanding common stock of OphthaliX on a fully diluted basis (excluding the Future Investment Rights) while OphthaliX stockholders are expected to own the remaining approximate 10%. In order to evaluate the Initial Exchange Ratio, PBB examined several methodologies for the valuation of OphthaliX and Wize. Because, among other things, (1) OphthaliX has no ongoing business activity and no “active market” exists for trading of its shares (i.e., low trading volume in OphthaliX shares), PBB determined that the most suitable methodology to evaluate OphthaliX would be a net asset value (“NAV”) analysis, which is based on the fair value of OphthaliX’s assets less the fair value of its liabilities, and (2) Wize has an “active market” for trading of its shares, PBB determined that the most suitable methodology to evaluate Wize would be an aggregate market value (“AMV”) analysis based on the recent and historical market prices of Wize ordinary shares on the TASE.

●	NAV Analysis of OphthaliX: In conducting its NAV analysis of OphthaliX, PBB assumed, consistent with the terms of the Merger Agreement, that at the Effective Time of the Merger, OphthaliX will have no assets, other than its holdings of 446,827 Can-Fite shares (which PBB evaluated based on their recent trading market prices), and will have no liabilities. In addition, PBB assigned a value of $150,000 to the fact that OphthaliX is a publicly traded shell. Based thereon, PBB assigned a value to OphthaliX that ranged between (1) on November 15, 2016, the date on which the non-binding letter of intent was signed, NIS 2,491,000 (which, based on an exchange rate of NIS 3.844 to one U.S. dollar, as quoted by the Bank of Israel on November 15, 2016, equates to approximately $648,000), (2) on February 20, 2017, the date on which the non-binding letter of intent was first publicly disclosed by Wize, NIS 2,241,000 (which, based on an exchange rate of NIS 3.707 to one U.S. dollar, as quoted by the Bank of Israel on February 20, 2017, equates to approximately $605,000), and (3) as of the Valuation Date, NIS 2,035,000 (which, based on an exchange rate of NIS 3.593 to one U.S. dollar, as quoted by the Bank of Israel as of immediately prior to the Valuation Date, equates to approximately $566,000).

●	AMV Analysis of Wize: In conducting its AMV analysis of Wize, PBB reviewed recent and historical market prices and trading volumes of the Wize ordinary shares during the six-month period ended on the Valuation Date. Based thereon, PBB assigned a value to Wize that ranged between (1) on November 15, 2016, the date on which the non-binding letter of intent was signed, NIS 26,905,000 (which, based on an exchange rate of NIS 3.844 to one U.S. dollar, as quoted by the Bank of Israel on November 15, 2016, equates to approximately $6,999,000), (2) on February 20, 2017, the date on which the non-binding letter of intent was first publicly disclosed by Wize, NIS 28,690,000 (which, based on an exchange rate of NIS 3.707 to one U.S. dollar, as quoted by the Bank of Israel on February 20, 2017, equates to approximately $7,739,000), and (3) as of the Valuation Date, NIS 29,285,000 (which, based on an exchange rate of NIS 3.593 to one U.S. dollar, as quoted by the Bank of Israel as of immediately prior to the Valuation Date, equates to approximately $8,151,000).

●	Range of Ratios: Based on the aforesaid valuations, PBB indicated that the ownership ratio (on which the exchange ratio would be based), ranged between (1) on November 15, 2016, the date on which the non-binding letter of intent was signed, 91.5:8.5 (Wize/OphthaliX), (2) on February 20, 2017, the date on which the non-binding letter of intent was first publicly disclosed by Wize, 92.7:7.3 (Wize/OphthaliX), and (3) as of the Valuation Date, 93.5:6.5 (Wize/OphthaliX).

●	Financing Transaction: PBB also noted that, since one of the primary purposes of the Merger for Wize is to raise additional capital and not to create synergies between the parties, the Merger and the exchange ratio may also be examined as an equity financing transaction. To that end, PBB indicated that, based on a review of several financings of other TASE listed companies listed in its opinion, the Initial Exchange Ratio, which would reflect a discount of approximately 4%, is quite reasonable.

67

●	PBB Experience and Independence: The opinion also includes an overview of the experience of PBB and its representatives as well as an acknowledgment of its independence.

Additional Considerations

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. PBB believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, PBB considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of PBB as to the actual value of OphthaliX or Wize.

The analyses performed by PBB are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of PBB was one of a number of factors taken into account by the Wize Board in making its determination to approve the Merger. Neither PBB’s opinion nor the analyses described above should be viewed as the only factor considered by the Wize board or its management’s views with respect to Wize, OphthaliX or the Merger.

The PBB opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it by Wize, and any material change in such circumstances and conditions may affect its opinion, but PBB does not have any obligation to update, revise or reaffirm that opinion.

During the two years preceding the date of PBB’s written opinion, there were no material relationships or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between PBB and any party to the merger, other than the March 2, 2017, engagement letter between PBB and Wize entered into in connection with the Merger.

For services rendered in connection with the delivery of its opinion, Wize is required to pay PBB a customary fee. However, Wize is not required to pay any fees to PBB which are contingent upon the closing of the Merger. Wize also agreed to reimburse PBB for certain expenses incurred in connection with its services, and will indemnify PBB against certain liabilities arising out of its engagement.

Listing of OphthaliX Common Stock; Delisting of Wize Ordinary Shares

OphthaliX common stock is currently quoted on the OTC Pink under the symbol “OPLI.” In connection with and immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.” in accordance with Delaware law.

Wize ordinary shares are currently listed on the TASE and trade under the symbol “WIZP”. Upon completion of the Merger, Wize ordinary shares will be delisted from the TASE and there will no longer be a public trading market for Wize ordinary shares.

Ownership of OphthaliX Following the Merger

OphthaliX and Wize anticipate that upon completion of the Merger, OphthaliX will have approximately 104,412,510 shares of common stock outstanding, with current Wize shareholders owning approximately 90% of the combined company and current OphthaliX stockholders owning approximately 10%.

Board Composition and Management of OphthaliX Following the Merger

Pursuant to the terms of the Merger Agreement, Wize has selected, and OphthaliX has agreed to appoint, each of Ron Mayron, whom is currently a director of Wize, Yossi Keret, Dr. Franck Amouyal and Joseph Zarzewsky, to OphthaliX’s board of directors at the Effective Time of the Merger. Each of OphthaliX’s current directors, other than Professor Michael Belkin, will resign following the appointment of the above-mentioned directors. At the request of Wize, Professor Belkin will continue to serve as a director of OphthaliX after the Effective Time of the Merger.

Following the Merger, OphthaliX will appoint Noam Danenberg, Wize’s current strategic advisor, to serve as Chief Operating Officer of OphthaliX post-merger and Or Eisenberg, Wize’s current Acting Chief Executive Officer and Chief Financial Officer, to serve as the Acting Chief Executive Officer and Chief Financial Officer of OphthaliX post-merger. OphthaliX’s current officers will resign following the appointment of the above-mentioned officers.

68

Information about the individuals who will be directors and executive officers of OphthaliX, including biographical information, executive compensation and stock ownership, can be found in the sections titled “MANAGEMENT OF OPHTHALIX FOLLOWING THE MERGER” beginning on page 120, “PRINCIPAL STOCKHOLDERS OF OPHTHALIX” beginning on page 135 and “PRINCIPAL SHAREHOLDERS OF WIZE” beginning on page 136 of this proxy statement/prospectus.

Interests of OphthaliX’s Directors and Executive Officers in the Merger

In considering the recommendation of the OphthaliX board of directors that OphthaliX stockholders vote to approve all of the presented proposals, OphthaliX stockholders should be aware that some of OphthaliX’s directors and officers have interests in the Merger and have arrangements that are different from, or in addition to, those of OphthaliX stockholders generally. These interests and arrangements may create potential conflicts of interest. OphthaliX’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

When OphthaliX’s stockholders consider the recommendation of OphthaliX’s board of directors in favor of approval of the Authorized Share Increase Proposal, the Name Change Proposal, the Election of Directors Proposal and the Adjournment Proposal, OphthaliX’s stockholders should keep in mind that OphthaliX’s directors and officers have interests in the Merger that are different from, or in addition to, the interests of its stockholders. These interests include, among other things:

Directors and Executive Officers of OphthaliX

OphthaliX’s current directors are Pnina Fishman, Ph.D., who is also OphthaliX’s Chairman of the Board and Chief Executive Officer, Ilan Cohn, Ph.D., Guy Regev, Roger Kornberg, Ph.D. and Michael Belkin, Ph.D. Itay Weinstein serves as OphthaliX’s Chief Financial Officer.

Following the Merger and subsequent to the appointment of Ron Mayron, Yossi Keret, Dr. Franck Amouyal and Joseph Zarzewsky to the board of directors of OphthaliX, all of OphthaliX’s directors and officers will resign from such positions except for Professor Belkin who will continue to serve as a director.

Common Stock Ownership

As of September 5, 2017, the directors and executive officers of OphthaliX owned shares of OphthaliX common stock as follows:

●	Pnina Fishman owned 9,712 shares of OphthaliX’s common stock.

●	Guy Regev owned 56,786 shares of OphthaliX’s common stock.

Stock Options

As of September 5, 2017, the directors and executive officers of OphthaliX beneficially owned stock options as follows:

●	Roger Kornberg and Michael Belkin each had outstanding stock options to purchase 52,222 shares of OphthaliX’s common stock.

●	Itay Weinstein had outstanding stock options to purchase an aggregate of 13,056 shares of OphthaliX’s common stock.

Sale of Eyefite to Can-Fite

As a condition to closing of the Merger, OphthaliX is required, pursuant to a Stock Purchase Agreement, to sell on an “as is” basis to Can-Fite (OphthaliX’s parent and holder of approximately 82% of the outstanding shares of common stock of OphthaliX) all the ordinary shares of Eyefite, in exchange for the irrevocable cancellation and waiver of all indebtedness owed by OphthaliX and Eyefite to Can-Fite, including approximately $4.8 million of deferred payments owed by OphthaliX and Eyefite to Can-Fite and, as part of the purchase of Eyefite, Can-Fite will also assume certain accrued milestone payments in the amount of $175,000 under the Can-Fite License Agreement. Immediately following the sale of Eyefite to Can-Fite, and prior to closing of the Merger, it is expected that OphthaliX’s sole asset shall consist of 446,827 ordinary shares of Can-Fite. In addition, as a condition to closing of the Merger, the Can-Fite License Agreement is required to be terminated pursuant to a Termination of License Agreement and a Termination of Services Agreement. See “AGREEMENTS RELATING TO THE MERGER” beginning on page 84 of this proxy statement/prospectus.

69

Can-Fite is OphthaliX’s parent, which owns 8,563,261shares of OphthaliX’s common stock, or 82% of the outstanding shares of OphthaliX’s common stock.

The following directors and executive officers of OphthaliX serve as directors and/or executive officers of its parent Can-Fite:

●	Pnina Fishman, OphthaliX’s Chairman and Chief Executive Officer also serves as a director and Chief Executive Officer of Can-Fite and as of September 5, 2017 beneficially owns 470,637 ordinary shares of Can-Fite, or 1.4% of the outstanding ordinary shares of Can-Fite;

●	Ilan Cohen, a director of OphthaliX, also serves as Chairman of Can-Fite and as of September 5, 2017 beneficially owns 133,567 ordinary shares of Can-Fite, or 0.4% of the outstanding ordinary shares of Can-Fite.

●	Guy Regev, a director of OphthaliX, also serves as a director of Can-Fite and as of September 5, 2017 beneficially owns 54,240 ordinary shares of Can-Fite, or 0.2% of the outstanding ordinary shares of Can-Fite.

In addition, Itay Weinstein, OphthaliX’s Chief Financial Officer, is the controller of Can-Fite and as of September 5, 2017 beneficially owns 15,000 ordinary shares of Can-Fite, or 0.05% of the outstanding ordinary shares of Can-Fite.

Can-Fite License Agreement

On November 21, 2011, OphthaliX entered into the Can-Fite License Agreement with Eyefite, OphthaliX’s wholly-owned subsidiary, and Can-Fite according to which Can-Fite (i) granted to Eyefite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic diseases and (ii) assigned to Eyefite its rights, title and interest in and to any and all INDs, to CF101 in the ophthalmic field. The license granted to Eyefite allows Eyefite to sublicense its rights to CF101 to third parties, subject to the satisfaction of certain conditions. Pursuant to the Can-Fite License Agreement, Eyefite has sole responsibility for preparing and maintaining all regulatory documentation with respect to approvals of CF101 in the field of ophthalmic diseases and all approvals and related regulatory documentation shall be Eyefite’s sole and exclusive property. Under the Can-Fite License Agreement, Eyefite was required to assume responsibility for making payments to Can-Fite’s licensor, the National Institutes of Health (the “NIH”), pursuant to, and for the term of, a license agreement between Can-Fite and NIH for certain patent rights relating to CF101. In June 2015, Can-Fite’s license with NIH expired and as a result Eyefite is no longer obligated to make any payments to NIH in connection with Can-Fite’s now expired license with NIH (other than with respect to any accrued and unpaid payments to which NIH may be entitled to). Patent rights granted to Eyefite under the Can-Fite License Agreement by Can-Fite that are not NIH patents are free of any royalties and milestone payments.

As a condition to closing of the Merger, the Can-Fite License Agreement is required to be terminated pursuant to a Termination of License Agreement. See “AGREEMENTS RELATING TO THE MERGER —  Agreements Related to the Sale of EyeFite to Can-Fite” beginning on page 84 of this proxy statement/prospectus.

Can-Fite Services Agreement

On November 21, 2011, EyeFite and Can-Fite entered into the Can-Fite Services Agreement pursuant to which Can-Fite manages, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101. The Can-Fite Services Agreement will remain in force for an unlimited period of time unless earlier terminated as follows: (i) by either party upon six-months’ prior written notice to the other party; or (ii) at any time for cause by either EyeFite (which includes a breach of trust by Can-Fite, Can-Fite’s material breach of the Services Agreement or customary bankruptcy and insolvency events on the part of Can-Fite) or Can-Fite (which includes EyeFite’s material breach of the Can-Fite Services Agreement or the Can-Fite License Agreement, or customary bankruptcy and insolvency events on the part of EyeFite). As consideration for Can-Fite’s services pursuant to the Can-Fite Services Agreement, EyeFite must pay to Can-Fite (i) a services fee (consisting of all expenses and costs incurred by Can-Fite plus 15%, except in relation to patent payments which shall be treated on a pass through basis) and, (ii) additional fees equal to 2.5% of any revenues received by OphthaliX (or any affiliate of ours including, Eyefite) for rights to CF101 from third-party sublicensees including up-front payments, developmental or commercial milestones, royalties on net sales and any similar payments, but not including payments to support or reimburse OphthaliX for research, development, manufacturing or commercial expenses or for equity. OphthaliX is required to pay the additional fees to Can-Fite within 30 days of receipt by OphthaliX.

70

As a condition to closing of the Merger, the Can-Fite License Agreement is required to be terminated pursuant to a Termination of Services Agreement. See “AGREEMENTS RELATING TO THE MERGER —  Agreements Related to the Sale of EyeFite to Can-Fite” beginning on page 84 of this proxy statement/prospectus.

Can-Fite Support Letters

In February 2013, Can-Fite issued OphthaliX a formal letter, as last updated in August 2015, stating that Can-Fite agreed to defer the payments under the Can-Fite Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising by OphthaliX that will allow such payments. Also, in August 2015, Can-Fite issued another financial support letter, pursuant to which it committed to cover any shortfall in the costs and expenses of operations of OphthaliX which were in excess of OphthaliX’s available cash to finance its operations, including cash generated from any future sale of Can-Fite shares. Any related balance on amounts owed bore interest at a rate of 3% per annum. Both letters expired on October 10, 2016. On November 14, 2016 Can-Fite agreed to extend the support letter under the same terms and conditions in order to fund OphthaliX operations. Such letter expired on February 28, 2017.  Deferred payments under the Services Agreement are currently due. As of June 30, 2017, the deferred payments to Can-Fite totaled approximately $4,758,000.

Indemnification and Liability Insurance

In connection with the Merger, OphthaliX will continue to indemnify its current directors and officers to the maximum extent permitted in accordance with applicable law, the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws, and any contractual arrangements. OphthaliX intends to obtain a directors’ and officers’ liability “tail” insurance policy for at least an additional six years after the Merger.

Regulatory Approvals Required for the Merger

Completion of the Merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities.

OphthaliX and Wize believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. However, at any time before or after the Effective Time of the Merger, the Federal Trade Commission, the U.S. Department of Justice Antitrust Division or others (including foreign regulatory agencies, states and private parties) could challenge the Merger and take action under antitrust laws. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

OphthaliX must also comply with the applicable federal and state securities laws in connection with the issuance of shares of OphthaliX common stock in the Merger and the filing with the SEC of the registration statement of which this proxy statement/prospectus forms a part.

The foregoing is a summary of the material regulatory requirements for the Merger, satisfaction or waiver of certain requirements which is a condition to the completion of the Merger. There can be no guarantee as to if and when any of the consents or approvals required for the Merger will be obtained or as to the conditions that such consents and approvals may contain.

Israeli Court Approval. The Merger and the other transactions contemplated under the Merger Agreement including a request to exempt OphthaliX from the need to publish a prospectus by reason of Section 15A(a)(3) of the Israel Securities Law are being effected in accordance with Sections 350 and 351 of the Israeli Companies Law.

Wize is required to prepare and submit to the District Court of Lod (the “District Court”) a motion (the “First Motion”) to convene, in the manner and content set forth in the Israeli Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Israeli Companies Law and as shall be ordered by the District Court a special general meeting of the Wize shareholders (the “Wize Meeting”) (and, if necessary, creditors’ meetings), for the approval of the terms and conditions of the Arrangement among Wize and its shareholders by the requisite majority.

71

Wize is obligated to prepare and file with the ISA a proxy statement relating to the applicable Wize Meeting and, promptly respond to any comments or other written communication from the ISA with respect to such proxy statement.

On August 10, 2017, the First Motion was filed with the District Court requesting, among other things, that the District Court order the convening of the Wize Meeting. Pursuant to the Israeli Companies Law, Wize published notice of the First Motion, sent notice to its five percent shareholders, and filed the Motion with the Israeli Registrar of Companies. On August 10, 2017, the District Court issued an order to convene the Wize Meeting, as requested (the “Order”). On August 28, 2017, the District Court issued a decision exempting Wize from the obligation to convene a creditors' meeting.

Upon approval of the Merger by the requisite vote of the Wize shareholders at the Wize Meeting, Wize will, within 14 days of such shareholder approval, apply a second motion to the District Court to approve the Arrangement (the “Second Motion”).

Any person, including shareholders and creditors of Wize, may object to the First Motion by filing an objection with the District Court within 21 days of the filing of the First Motion. After filing the Second Motion there shall be an additional period of 10 days from publication of such filing or from receipt of the Second Motion (as applicable) to file objections with the District Court. Pursuant to the provisions of Israeli law, the Merger will not become effective and binding unless and until the Arrangement is approved by the District Court.

Israel Securities Authority. The ISA must be given the opportunity to appear in the proceeding at the Israeli court and state its view with respect to the necessity of OphthaliX publishing a prospectus in order to secure the interests of the public. On August 28, 2017, after the ISA’s submission of its view to the District Court, the District Court issued a decision exempting OphthaliX from publishing a prospectus, subject to certain customary conditions.

Israeli Tax Ruling. OphthaliX and Wize have agreed that Wize would request a certain ruling from the Israeli Tax Authority. The ruling request submitted by Wize seeks the Israeli Tax Authority’s approval that the obligation to pay capital gains tax on the exchange of the Wize ordinary shares for OphthaliX common stock will be deferred in accordance with the provisions of Section 104(h) of the Israeli Tax Ordinance (the “104(h) Tax Ruling”). Receipt of this ruling is a condition for the completion of the Merger, although Wize may decide to waive it. There can be no assurance that this ruling will be obtained. For more information regarding the 104(h) Tax Ruling, please see “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER – 104(h) Tax Ruling” on page 143 of this proxy statement/prospectus.

The foregoing is a summary of the material regulatory requirements for the Merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the Merger. There can be no guarantee as to if and when any of the consents or approvals required for the Merger will be obtained or as to the conditions that such consents and approvals may contain.

Accounting Treatment

Although OphthaliX is the legal acquirer and will issue shares of its common stock to effect the Merger with Wize, the Merger is accounted for as a reverse recapitalization of OphthaliX by Wize. Under reverse recapitalization accounting, the assets and liabilities of OphthaliX will be recorded, as of the completion of the Merger, at their historical amounts. Consequently, the interim consolidated financial statements of Wize reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization at the equity of the accounting acquirer. These interim consolidated financial statements include the accounts of the Wize since the effective date of the reverse recapitalization and the accounts of OphthaliX since inception.

Restrictions on Sales of Shares by Affiliates

The shares of OphthaliX common stock to be issued in connection with the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of OphthaliX common stock issued or issuable to any person who is deemed to be an “affiliate” of Wize at the time of the Wize shareholders’ meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Wize and may include Wize’s executive officers and directors, as well as any significant stockholders.

72

Affiliates of Wize may not sell their shares of OphthaliX common stock acquired in connection with the Merger except pursuant to:

●	an effective registration statement under the Securities Act covering the resale of those shares;

●	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

●	any other applicable exemption under the Securities Act.

OphthaliX’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of OphthaliX common stock to be received by Wize’s affiliates in the merger, including OphthaliX common stock issuable upon the conversion of any assumed Convertible Loans and the exercise of any Future Investment Rights upon completion of the Merger. No person is authorized to make use of this proxy statement/prospectus in connection with any resale of OphthaliX common stock received by them or issuable in the Merger.

U.S. Federal Income Tax Considerations

OphthaliX believes that the Merger is expected to be a taxable exchange for U.S. federal income tax purposes. Assuming the Merger so qualifies, the following U.S. federal income tax consequences generally will result to a participating U.S. holder: (i) such holder generally will recognize gain or loss on the receipt of OphthaliX common stock in exchange for Wize ordinary shares in the Merger; (ii) such holder’s aggregate tax basis in the OphthaliX common stock received pursuant to the Merger will be equal to the fair market value of the OphthaliX common stock received by such U.S. holder on the date Wize ordinary shares are exchanged pursuant to the Merger and determined in good faith by the OphthaliX board of directors; and (iii) such holder’s holding period for the OphthaliX common stock will begin on the day following the date such U.S. holder’s Wize ordinary shares are exchanged pursuant to the Merger.

Immediately prior to the Merger, OphthaliX expects to have remaining liabilities of approximately $4.8 million, of which approximately $3.5 million are liabilities of Eyefite and approximately $1.3 million are liabilities of OphthaliX. Of these liabilities approximately $4.8 million will be cancelled in exchange for the sale of Eyefite to Can-Fite, and as a result, from a U.S. federal income tax perspective, OphthaliX will realize cancellation of indebtedness income. Because OphthaliX will be insolvent at that time by the amount of the remaining liabilities, OphthaliX will not recognize any cancellation of indebtedness income for U.S. federal income tax purposes.

For a more complete discussion of the U.S. federal income tax consequences of the Merger, see the section titled “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 138 of this proxy statement/prospectus.

Material Israeli Tax Considerations

In general, under the Israeli Tax Ordinance, the disposition of shares of an Israeli company is deemed to be a sale of capital assets (unless such shares are not held as a capital asset). The Israeli Tax Ordinance generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in an Israeli resident company, by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty for the prevention of double taxation between Israel and the seller’s country of residence provides otherwise. Assuming Wize receives the 104(h) Tax Ruling from the Israel Tax Authority for which Wize has applied, the Israeli income tax consequences of the Merger shall be in accordance with such tax ruling (if applicable to a particular Wize shareholder).

For a more complete discussion of the material Israeli tax consequences of the Merger, see the section titled “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER” beginning on page 142 of this proxy statement/prospectus.

Appraisal Rights

OphthaliX stockholders do not have any appraisal rights under Delaware law in connection with respect to any of the matters to be voted on at the OphthaliX annual meeting.

THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger and the other transactions contemplated thereby.

73

The Merger Agreement has been included to provide you with information regarding its terms and the transactions described in this proxy statement/prospectus. Neither OphthaliX nor Wize intends that the Merger Agreement will be a source of business or operational information about OphthaliX or Wize. The representations, warranties and covenants made in the Merger Agreement by OphthaliX and Wize were made solely to the parties to, and solely for the purposes of, the Merger Agreement and as of specific dates, and were qualified and subject to important limitations agreed to by the OphthaliX and Wize in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. You should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the OphthaliX, Wize and Merger Sub or any of their respective subsidiaries or affiliates.

Form, Effective Time and Closing of Merger

The Merger Agreement provides that, at the Effective Time of the Merger, Merger Sub, an Israeli wholly owned subsidiary of OphthaliX, will merge with and into Wize. Upon completion of the Merger, the separate corporate existence of Merger Sub will cease, and Wize will continue as the surviving entity and as a wholly owned subsidiary of OphthaliX. Immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.”

The Merger and the other transactions contemplated under the Merger Agreement are being effected by way of an Israeli court-approved plan of arrangement among the Merger Sub, Wize and their respective shareholders and (if applicable) creditors, in accordance with Sections 350 and 351 of the Israeli Companies Law.

The closing of the Merger will occur no later than five business days after the fulfillment or waiver of all of the conditions to completion of the Merger (other than those conditions which will be satisfied at the closing), which conditions are described below under “—Conditions to Completion of the Merger” beginning on page 81, or on such other date as OphthaliX and Wize may in advance mutually agree.

Effects of Merger; Merger Consideration

According to the Merger Agreement, at the Effective Time of the Merger, each ordinary share of Wize that is issued and outstanding will be automatically cancelled and converted into the right to receive that number of validly issued, fully paid and non-assessable shares of OphthaliX common stock equal to an exchange ratio, which was initially 5.3681 shares of OphthaliX common stock for each one Wize ordinary share.

The exchange ratio is adjustable in connection with certain equity financings made by Wize on or after the date of the Merger Agreement and prior to the Effective Time, as more fully described under “- Covenants and Agreements - Conduct of Business Prior the Completion of the Merger” below. To that end, as a result of the 2017 PIPE of Wize conducted after the date of the Merger Agreement, as described under “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus, (1) on account of the completion of the Perez Financing described thereunder, the exchange ratio adjusted to 5.1617 shares of OphthaliX common stock for each one Wize ordinary share, and (2) on account of the completion of the Other Financing described thereunder, the exchange ratio further adjusted to 4.1781 shares of OphthaliX common stock for each one Wize ordinary share.

The exchange ratio will also be adjusted as necessary to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to OphthaliX common stock or Wize ordinary shares occurring on or after the date of the Merger Agreement and prior to the Effective Time.

74

All shares of Wize held immediately prior to the Effective Time by Wize as treasury stock or otherwise, if any, and by OphthaliX or any direct or indirect wholly owned subsidiary of OphthaliX, will be cancelled and no payment will be made with respect to those shares.

Each issued and outstanding share of Merger Sub’s ordinary shares will convert into one ordinary share of the post-merger Wize, which will represent the only outstanding shares of capital stock of the post-merger Wize from and after the Effective Time.

Fractional Shares

No fractional shares of OphthaliX common stock will be issued to Wize shareholders pursuant to the Merger. Instead, any fractional shares of OphthaliX common stock that would be issuable to Wize shareholders pursuant to the Merger will be rounded down to the next whole share.

Treatment of Wize Convertible Debt

Each Convertible Note existing at the time of the Merger Agreement will constitute a convertible note to purchase the number of shares of OphthaliX common stock equal to the number of Wize ordinary shares that were subject to a Convertible Note immediately prior to the Effective Time multiplied by the exchange ratio at a proportionally adjusted conversion price. In this respect, it was further agreed that the conversion of all or part of Convertible Loans (including the Future Investment Rights), whether before or after the Effective Time, shall not modify the exchange ratio. For additional information about the Convertible Loans, see under “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus.

Exchange of Wize Certificates; Withholding Taxes

As soon as reasonably practicable after the Effective Time, a mutually agreed upon commercial bank, trust company, depositary or shareholder service provider, acting as exchange agent (the “Exchange Agent”) is required to send to each holder of record of Wize ordinary shares, whose shares are converted according to the Merger Agreement, a letter of transmittal and instructions for use in surrendering the certificates representing the Wize ordinary shares. Upon delivery to the Exchange Agent of a duly executed letter of transmittal and such other documents as may be reasonably requested, a holder of ordinary shares of Wize will be entitled to receive the applicable portion of the Merger consideration. In the case of any record holders of Wize ordinary shares represented by physical certificates, OphthaliX may send the letter of transmittal instead of the Exchange Agent.

All shares of OphthaliX common stock issued as merger consideration in accordance with the terms of the Merger Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to the Wize ordinary shares. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of post-merger Wize of Wize ordinary shares that were outstanding immediately prior to the Effective Time.

Any portion of the merger consideration deposited into an exchange fund that remains undistributed to the holders of Wize ordinary shares following 12 months from the closing of the Merger (the “Closing Date”) is required to be delivered to OphthaliX, upon its demand, and any holders of Wize ordinary shares who have not, up to then, complied with the exchange procedures will from then on look only to OphthaliX for OphthaliX common stock and any dividends or distributions with respect to such OphthaliX common stock. Any portion of the exchange fund remaining unclaimed by holders of Wize shares as of a date, which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority, will, to the extent permitted by applicable law, become the property of OphthaliX free and clear of any claims or interest of any person.

Any holder of Wize ordinary shares may be subject to withholding under the Internal Revenue Code, the Israeli Tax Ordinance, or any applicable tax law. Wize or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable according to the Merger Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, the Israeli Tax Ordinance, or any applicable tax law, unless an applicable valid certificate of exemption from such deduction or withholding is issued by the relevant taxing authority and provided to OphthaliX, Wize or the Exchange Agent prior to any payment. Any withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the persons otherwise entitled to them. In this respect, it was further agreed that the 104(h) Tax Ruling, as described under “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER” on page 142 of this proxy statement/prospectus, will be considered as valid certificate of exemption with respect to the holders of Wize ordinary shares.

75

Representations and Warranties

The Merger Agreement contains representations and warranties made by OphthaliX to Wize and by Wize to OphthaliX.

OphthaliX made representations and warranties to Wize, including those related to the following matters:

●	organization, corporate power, qualifications to do business as a foreign corporation and good standing;

●	authorization of OphthaliX and Merger Sub to execute, deliver and perform the Merger Agreement, including the Merger;

●	capitalization and capital structure;

●	compliance with applicable laws and permits;

●	governmental approvals or consents required to execute, deliver or perform the Merger Agreement or complete the Merger;

●	absence of certain conflicts, violations, consents, defaults or breaches arising out of the execution, delivery or performance of the Merger Agreement or completion of the Merger;

●	SEC filings, financial statements and compliance with the Sarbanes-Oxley Act;

●	absence of litigation, claims or outstanding governmental orders or investigations;

●	books and records;

●	internal accounting controls;

●	quotation on OTC Pink and eligibility for OTCQB;

●	authorization, validity and payment of OphthaliX common stock to be issued in the Merger free and clear of any restrictions on transfer;

●	eligibility for DTC’s Fast Automated Securities Transfer Program;

●	with respect to information supplied or to be supplied by OphthaliX for inclusion in the Form S-4 of which this proxy/prospectus is a part, absence of any untrue statement of material fact or omission necessary to make the statements not misleading;

●	taxes and tax returns; and

●	absence of employees.

Wize made representations and warranties to OphthaliX in the Merger Agreement, including representations and warranties relating to the following matters:

●	organization, corporate power, qualifications to do business as a foreign corporation and good standing;

●	authorization of Wize to execute, deliver and perform the Merger Agreement, including the Merger;

●	capitalization and capital structure;

●	compliance with applicable laws and permits;

●	governmental approvals or consents required to execute, deliver or perform the Merger Agreement or complete the Merger;

●	absence of certain conflicts, violations, consents, defaults or breaches arising out of the execution, delivery or performance of the Merger Agreement or completion of the Merger;

●	ISA filings and financial statements;

76

●	absence of litigation, claims or outstanding governmental orders or investigations;

●	books and records;

●	internal accounting controls;

●	authorization, validity and payment of Wize ordinary shares to be cancelled;

●	with respect to information supplied or to be supplied by Wize for inclusion in the Form S-4 of which this proxy/prospectus is a part, absence of any untrue statement of material fact or omission necessary to make the statements not misleading; and

●	taxes and tax returns.

Certain representations and warranties in the Merger Agreement are qualified as to as to “materiality,” “knowledge” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,” means, with respect to the relevant entity, any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition, or assets of an entity and its subsidiaries, taken as a whole, or (ii) the ability of an entity to consummate the transactions on a timely basis; provided, that, for the purposes of clause (i) above, a material adverse effect will not include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:

●	changes generally affecting the economy, or financial or securities markets;

●	any actions contemplated by the parties in connection with, or actions required to be taken by, this Agreement or the pendency or the announcement of the transactions contemplated by this Agreement;

●	acts of God, hostilities or any outbreak or escalation of war or any act of terrorism;

●	general conditions in the political environment, industry or market in which such entity and its subsidiaries operate;

●	changes after the date of the Merger Agreement in applicable law, GAAP, IFRS, or regulatory accounting requirements, or the interpretation of any of the foregoing;

●	changes after the date of the Merger Agreement in laws of general applicability to companies in the industry in which such entity and its subsidiaries operate;

●	actions or omissions taken with the prior written consent of the other party to the Merger Agreement or expressly required by the Merger Agreement;

●	any failure to meet published analysts’ estimates, internal or external projections or forecasts of revenue, earnings or other financial or business metrics, or fluctuations in the trading price of the share capital of the applicable entity.

Certain of the changes and effects referred to in the above bullet list will not be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur if such event, change or effect has a disproportionate effect on an entity and its subsidiaries, when compared to other businesses operating in the industry and jurisdictions in which the applicable entity operates.

Covenants and Agreements

Conduct of Business Prior the Completion of the Merger

OphthaliX agreed to (i) conduct its business in accordance with its ordinary and usual course of business; (ii) use its best efforts to preserve OphthaliX’s business organization, keep available to OphthaliX the services of OphthaliX’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; (iii) confer with Wize representatives to keep them informed with respect to material, operational matters and to report the general status of the ongoing operations of the business of OphthaliX; and (iv) maintain OphthaliX’s books and records.  OphthaliX also agreed to refrain from taking any of the following actions during the period prior to the Closing Date without the express prior written consent of Wize:

●	incur any debt, liability or obligation or pay any debt, liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt, and, other than (i) legal and accounting fees incurred in connection with the Merger, (ii) the costs of the OphthaliX tail policies, and (iii) current liabilities incurred in the ordinary and usual course of OphthaliX’s business, in an amount not to exceed $20,000 per month and $80,000 in the aggregate;

77

●	assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

●	make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution with respect to its capital stock;

●	transfer, lease, mortgage, pledge or otherwise encumber any of its properties;

●	sell, lease, transfer or dispose of any of its properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

●	make any investment of a capital nature;

●	enter into any transaction with any director, officer, shareholder or affiliate of OphthaliX or with any affiliate of any director, officer, shareholder or affiliate of OphthaliX;

●	amend the OphthaliX Certificate of Incorporation or Bylaws;

●	increase in any manner the compensation or fringe benefits of any of its directors, officers, and employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person;

●	violate any legal requirement applicable to OphthaliX and/or its business;

●	issue or sell any shares of OphthaliX capital stock or grant or enter into any option, warrant, call or commitment with respect to any securities of OphthaliX;

●	merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or other business organization or otherwise acquire or agree to acquire any assets which are material to OphthaliX, its business, financial condition or results of operations;

●	pay any accrued fees or salaries to officers, directors, shareholders, or affiliates;

●	organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

●	prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

●	make any single capital expenditure or commitment; or

●	enter into an agreement to do any of the things described in the foregoing.

Wize agreed to (i) conduct its business in accordance with its ordinary and usual course of business; (ii) use its best efforts to preserve Wize’s business organization, keep available to Wize the services of Wize’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; and (iii) maintain Wize’s books and records.  Wize also agreed to refrain from taking any of the following actions during the period prior to the Closing Date without the express prior written consent of OphthaliX, which consent should not be unreasonably withheld:

●	make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock, except in relation to the conversion of its convertible debt;

78

●	violate any legal requirement applicable to Wize and/or its business;

●	issue or sell any shares of Wize capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of Wize, other than (a) the issuance of up to 6,465,838 shares upon conversion of the Convertible Loans and the issuance of any shares upon exercise of the Future Investment Rights, if any, and (b) issuance of shares upon exercise of any stock options outstanding on the date of the Merger Agreement (and, to the extent that Wize does so, the exchange ratio shall be adjusted downwards so as to ensure that it reflects the following formula: (A) 90% of the shares of OphthaliX common stock (on a fully diluted basis) on a post-issuance basis divided by (B) the number of outstanding Wize ordinary shares (on a fully diluted basis, including the shares issued upon exercise of such stock options, excluding the Wize convertible notes or loans); or

●	enter into an agreement to do any of the things described in the foregoing.

Despite the previous specific restrictions, Wize may also issue newly issued ordinary shares as part of a new straight ordinary share financing (the “Financing Securities”), which shall not include any anti-dilution or similar rights; but may include rights similar to the Future Investment Rights and may include warrant coverage of 150% at an exercise price of 120% of the price per share in the financing (the “Financing Warrants”) and, to the extent that Wize does so, the exchange ratio will be adjusted downwards so as to ensure that it reflects the following formula: (A) 90% of the shares of OphthaliX common stock (on a fully diluted basis) on a post-issuance basis divided by (B) the number of outstanding Wize ordinary shares (on a fully diluted basis, including the Financing Securities, but excluding the Convertible Loans, the Future Investment Rights, any shares issuable upon exercise of the Future Investment Rights as well as the Financing Warrants, if any).

No Solicitation

Prior to the Closing Date or termination of the Merger Agreement, OphthaliX is not permitted to, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than Wize) concerning any possible proposal regarding a sale of capital stock of OphthaliX or a merger, consolidation, sale of substantially all properties or other similar transaction involving OphthaliX or any division, without the prior written consent of Wize, which consent may be withheld.

Additionally, prior to the Closing Date or termination of the Merger Agreement, Wize is not permitted to, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than OphthaliX) concerning any possible proposal regarding the acquisition of a public vehicle in the United States or a merger, consolidation, sale of substantially all properties or other similar transaction involving a public vehicle in the United States without the prior written consent of OphthaliX, which consent may be withheld.

Regulatory Matters and Notice of Certain Events

Each party is required to use commercially reasonable efforts to take all actions and to do all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement. In addition, each party is required to use commercially reasonable efforts to obtain all consents, authorizations, orders and approvals and to make such filings and registrations required for or in connection with the consummation by it of the transactions contemplated by the Merger Agreement and cooperate fully with the other parties in assisting them to obtain such consents, authorizations, orders or approvals and to make such filings and registrations.

Each of OphthaliX and Wize are required to give prompt written notice to the other party of (i) any notice or communication alleging that the consent of any person is or may be required to consummate the transactions contemplated by the Merger Agreement; (ii) any action commenced or threatened in writing against it or any of its subsidiaries that relate to the consummation of the transactions or the impending or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties to be untrue or inaccurate in any material respect; and (iii) the occurrence or failure to occur of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any condition, covenant, or agreement to fail to be complied with or satisfied.

79

Access to Information

Until completion of the Merger, each of OPLI and Wize is obligated to afford the other party and its representatives’ reasonable access on certain conditions to all of its respective properties, books, records, and contracts.

OphthaliX Stockholder Approval and Preparation of Form S-4

OphthaliX is obligated to take all action in accordance with the federal securities law and Delaware General Corporation Law, and its charter documents, necessary to hold a meeting of its shareholders no later than 45 days after this proxy statement/prospectus becomes effective, and to obtain the stockholder approval of the Authorized Share Increase Amendment, the Name Change Amendment, and the Election of Directors Proposal.

OphthaliX and Wize are required to prepare this proxy statement/prospectus. OphthaliX is required to use reasonable efforts to have this proxy statement/prospectus cleared by the SEC as promptly as practicable after initial filing and following clearance to mail the proxy statement as soon as reasonably practicable to the OphthaliX stockholders, but in no event no later than seven business days after clearance.

Wize Shareholders Meeting; Israeli Court Approval

Wize is required to prepare and submit to the District Court a First Motion to convene, in the manner and content set forth in the Israeli Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Israeli Companies Law and as shall be ordered by the District Court the Wize Meeting, for the approval of the terms and conditions of the Arrangement, including the Merger and the other transactions contemplated by the Merger Agreement, together with a request to exempt from the need to publish a prospectus by reason of Section 15A(a)(3) of the Israel Securities Law, by the requisite majority.

Wize is obligated to prepare and file with the ISA a proxy statement relating to the Wize Meeting and, promptly respond to any comments or other written communication from the ISA with respect to such proxy statement.

Director Indemnification and Insurance

OphthaliX has agreed to fulfill and honor all obligations of OphthaliX with respect to indemnification, advancement of expenses and elimination of liability of the current or former directors or officers of OphthaliX in accordance with their indemnity agreements.

The certificate of incorporation and bylaws of OphthaliX will contain provisions at least as favorable as the provisions relating to the indemnification, advancement of expenses and elimination of liability set forth in the certificate of incorporation and bylaws of OphthaliX and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were present and former directors and officers of OphthaliX, unless such modification is required by law.

Prior to the Effective Time, OphthaliX is required to purchase, for a period of six years following the Effective Time, a directors’ and officers’ liability “tail” insurance policy or policies covering the current or former directors or officers of OphthaliX for events occurring at or prior to the Effective Time, which insurance will be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to such persons than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by OphthaliX as of the date of the Merger Agreement; provided however that the insurance expenses of the tail policy shall not exceed $100,000.

The Merger Agreement provides that the aforesaid obligations regarding indemnity and insurance will apply, mutatis mutandis, to each of Wize’s current and former directors and officers. In this respect, it was clarified, among other things, that such obligations shall be of Wize, that the period of time shall be seven (7) years (and not six years), and that, in the case of Wize, the insurance expenses of the tail policy shall not exceed $60,000. This means, among other things, that, prior to the Effective Time, Wize is required to purchase, for a period of seven years following the Effective Time, a directors’ and officers’ liability “tail” insurance policy or policies covering the current or former directors or officers of Wize for events occurring at or prior to the Effective Time, which insurance will be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to such persons than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Wize as of the date of the Merger Agreement; provided however that the insurance expenses of the tail policy shall not exceed $60,000.

80

Conditions to Completion of the Merger

The obligations of OphthaliX to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment, to the reasonable satisfaction of OphthaliX, or waiver, prior to or on the Closing Date of each of the following conditions:

●	all consents, authorizations, orders and approvals of, and filings and registrations with, any governmental authority which are required for or in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger shall have been obtained or made;

●	Wize’s representations and warranties regarding corporate power and capitalization being true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date and the other representations and warranties being true and correct in all material respects on the date of the Merger Agreement and on the Closing Date;

●	the performance or compliance, in all material respects, by Wize of its agreements and covenants required to be performed or complied with on or prior to the Closing Date;

●	the absence of any governmental order or legal restraint that has the effect of making the Merger illegal or otherwise prevents or prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

●	the approval of the OphthaliX stockholders of the Authorized Share Increase Amendment, the Name Change Amendment, and the Election of Directors Proposal;

●	the effectiveness of the Form S-4 registration statement of which this proxy statement/prospectus is a part and the absence of any stop order;

●	the approval of Wize shareholders of the Arrangement and Israeli Court Approval;

●	the absence of any event, circumstance, change or effect, which occurred between December 31, 2016 and the Closing, that, individually or in the aggregate, had or might in the opinion of OphthaliX have a material adverse effect on Wize or on the ability of Wize to consummate the Merger and the other transactions contemplated by the Merger Agreement;

●	the absence of any bankruptcy proceedings in which Wize is a debtor, defendant or party;

●	except with respect to the Convertible Loans, Future Investment Rights and Financing Warrants, if any, the cancellation and termination of all options, warrants or other convertible securities of Wize outstanding as of immediately prior to the Effective Time, whether vested or exercisable;

●	as of the earlier of the Closing Date or August 30, 2017, Wize will have available cash and cash equivalents of at least NIS 1,000,000, to be used to finance at least three months of operations post-Closing;

●	receipt by, and delivery to, OphthaliX on or before the Closing Date of all required approvals, consents, certificates, and waivers and all closing deliverables from Wize.

The obligations of Wize to consummate the transactions contemplated by this Agreement are subject to fulfillment, to the satisfaction of Wize, or waiver, on or prior to the Closing Date of each of the following conditions:

●	all consents, authorizations, orders and approvals of, and filings and registrations with, any governmental authority which are required for or in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger shall have been obtained or made;

●	OphthaliX’s representations and warranties, regarding corporate power, capitalization and employees, being true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date and the other representations and warranties of OphthaliX being true and correct in all material respects on the date of the Merger Agreement and on the Closing Date;

81

●	the performance or compliance, in all material respects, by OphthaliX of its agreements and covenants required to be performed or complied with on or prior to the Closing Date;

●	the absence of any governmental order or legal restraint that has the effect of making the merger illegal or otherwise prevents or prohibits the consummation of the merger and the other transactions contemplated by the Merger Agreement;

●	the approval of the OphthaliX stockholders of the Authorized Share Increase Amendment, the Name Change Amendment, the Election of Directors Proposal, and the Adjournment Proposal;

●	the effectiveness of the Form S-4 registration statement of which this proxy/prospectus is a part and the absence of any stop order;

●	the effectiveness of the Voting and Undertaking Agreement;

●	OphthaliX’s absence of any liability, obligation or indebtedness of whatever kind or nature;

●	the Israel Tax Authority’s grant of a pre-ruling reasonably satisfactory to Wize regarding the tax treatment of the transactions contemplated by the Merger Agreement;

●	the ISA’s grant of an exemption, or the parties’ agreement that an exemption is available, from the need to publish an Israeli prospectus in connection with the transactions contemplated by the Merger Agreement;

●	the absence of any event, circumstance, change or effect, which occurred between December 31, 2016 and the Closing, that, individually or in the aggregate, had or might in the opinion of Wize have a material adverse effect on OphthaliX or on the ability of OphthaliX to consummate the Merger and the other transactions contemplated by the Merger Agreement;

●	the absence of any bankruptcy proceedings in which OphthaliX is a debtor, defendant or party;

●	OphthaliX shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and current in its SEC filings;

●	the quotation of OphthaliX common stock on the OTC Pink Sheet and their DTC eligibility;

●	the appointment of the persons to be named by Wize at least seven days prior to the date of the initial filing of the Form S-4, as officers and directors of OphthaliX, effective immediately after the Effective Time and the resignation of each of the officers and directors of OphthaliX immediately prior to the Effective Time, to the extent such directors and officers are not included on the list of Wize’s designees;

●	the approval of Wize shareholders of Section 350 Approval and Court Approval;

●	subject to certain exceptions, the cancellation and termination of all options, warrants or other convertible securities of OphthaliX outstanding as of immediately prior to the Effective Time, whether vested or exercisable;

●	the repayment of all of the outstanding loans and notes payable by OphthaliX;

●	OphthaliX shall own 446,827 ordinary shares of Can-Fite;

●	the consummation of the sale by OphthaliX, prior to the Effective Time, on an “as-is” basis, of Eye-Fite to Can-Fite, in exchange for the cancellation of all indebtedness owed by OphthaliX and Eye-Fite to Can-Fite and the termination of the Can-Fite License Agreement; all in accordance with the terms of the agreements attached to the Merger Agreement; and

●	receipt by, and delivery to, Wize on or before the Closing Date of all required approvals, consents, certificates, and waivers and all closing deliverables from OphthaliX.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated by it abandoned by the mutual written consent of OphthaliX and Wize. Additionally, the Merger Agreement may be terminated by either OphthaliX or Wize in the event that the Merger is not consummated on or before October 30, 2017 (the “Expiration Date”), for a reason other than primarily due to the breach in any material respect of any of such party’s obligations under the Merger Agreement.

In the event that the Merger is not consummated on or before October 30, 2017, Wize, OphthaliX, Merger Sub and Wize may agree to amend the Merger Agreement to extend the Termination Date (without the need to obtain shareholder approval).

82

Wize may also terminate the Merger Agreement in the event that:

●	OphthaliX breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in the failure of one of OphthaliX’s conditions for closing the Merger and such breach has not been cured by OphthaliX within 30 calendar days after OphthaliX’s receipt of a written notice from Wize or is incapable of being cured by the Expiration Date;

●	OphthaliX materially breaches any of its obligations to not initiate discussions or negotiations with others; or

●	all Wize’s closing conditions have been satisfied or waived by Wize; Wize has irrevocably confirmed by notice in writing to OphthaliX that all of Wize’s closing conditions have been satisfied or waived and Wize is ready, willing and able to consummate the closing; OphthaliX fails to complete the closing within two business days after the delivery of such notice; and Wize stood ready, willing and able to consummate the Closing during such two business day period.

OphthaliX may also terminate the Merger Agreement in the event that Wize breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in the failure of one of Wize’s conditions for closing the Merger and such breach has not been cured by Wize within 30 calendar days after Wize’s receipt of written notice from OphthaliX or is incapable of being cured by the Expiration Date.

Effect of Termination

If the Merger Agreement is terminated, it will become null and void, except that (i) each party will remain liable for fraud or a willful and material breach occurring prior to termination and (ii) certain designated provisions of the Merger Agreement will survive the termination.

Miscellaneous Provisions

Expenses

Each party will be responsible for all fees and expenses incurred in connection with the Merger Agreement whether or not the transactions contemplated by the Merger Agreement are consummated, except that OphthaliX and Wize will share equally (50/50) the SEC registration fees for filing the Form S-4 as well as any blue sky legal, notice and registration fees associated with such fee.

Amendment, Modification or Waiver

The Merger Agreement may not be amended except by an instrument in writing signed by OphthaliX, the Merger Sub and Wize.

At any time prior to the Effective Time, any party may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccurate representation and warranty that has not been cured by the other party and is contained in the Merger Agreement or in any document delivered pursuant to it, and (iii) waive compliance with any of the agreements or covenants by the other party. Any such extension or waiver is valid only if made in writing and signed by the party or parties to be bound thereby.

Governing Law; Venue

The Merger Agreement provides that (i) it is governed solely and exclusively by the internal laws of the State of Israel, without regard to its principles of conflicts of laws and (ii) in case of any suit or proceeding arising directly and/or indirectly pursuant to or under the Merger Agreement, it shall be brought solely in a court located in Tel-Aviv, Israel.

83

AGREEMENTS RELATING TO THE MERGER

Voting and Undertaking Agreement

Concurrently with the execution of the Merger Agreement and as contemplated therein, Can-Fite entered into a Voting and Undertaking Agreement with OphthaliX and Wize (the “Voting and Undertaking Agreement”), pursuant to which Can-Fite agreed to vote its shares of OphthaliX held by it in favor of approving the matters on the agenda of the annual meeting and against any actions that could adversely affect the consummation of the Merger. In addition, the Voting and Undertaking Agreement places certain restrictions on the transfer of the shares of OphthaliX held by Can-Fite.

Furthermore, Can-Fite has agreed to indemnify Wize and OphthaliX with respect to certain liabilities of OphthaliX occurring in the period up to the closing of the Merger but excluding certain liabilities in respect of any legal proceedings arising out of or related to the transactions contemplated by the Merger Agreement.

Agreements Related to the Sale of Eyefite to Can-Fite

As a condition to closing of the Merger, OphthaliX is required, pursuant to a Stock Purchase Agreement, to sell on an “as is” basis to Can-Fite  all the ordinary shares of OphthaliX’s wholly-owned subsidiary, Eyefite, in exchange for the irrevocable cancellation and waiver of all indebtedness owed by OphthaliX and Eyefite to Can-Fite, including approximately $4.8 million of deferred payments owed by OphthaliX and Eyefite to Can-Fite and, as part of the purchase of Eyefite, Can-Fite will also assume certain accrued milestone payments in the amount of $175,000 under the exclusive license agreement described at the end of this paragraph. Immediately following the sale of Eyefite to Can-Fite, and prior to closing of the Merger, it is expected that the OphthaliX’s sole asset shall consist of 446,827 ordinary shares of Can-Fite.

In addition, as a condition to closing of the Merger, the Can-Fite License Agreement and Can-Fite Services Agreement is required to be terminated pursuant to a Termination of License Agreement and a Termination of Services Agreement. The Termination of License Agreement provides for the mutual termination of the Can-Fite License Agreement between Can-Fite and Eyefite and mutual certification that neither party has any claims against the other. The Termination of Services Agreement provides for the mutual termination of the Can-Fite Services Agreement between Can-Fite, OphthaliX and Eyefite, the waiver and cancellation by Can-Fite of any and all payments by Eyefite and Can-Fite under the Can-Fite Services Agreement at the effective date of the Termination of Services Agreement, and the mutual certification that no party has any claim against the other.

84

INFORMATION ABOUT OPHTHALIX

OphthaliX Business Description

OphthaliX was a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX has in-licensed certain patents and patent applications protecting the use in the ophthalmic field of its current pipeline drug under development, a synthetic A3 adenosine receptor, or A3AR, agonist, CF101 (known generically as IB-MECA).

On July 5, 2016, OphthaliX released top-line results from its Phase II trial with respect to the development of CF101 for the treatment of glaucoma or related syndromes of ocular hypertension. In this trial, no statistically significant differences were found between the CF101 treated group and the placebo group in the primary endpoint of lowering intra ocular pressure.

Subsequently, in September 2016, OphthaliX’s board of directors and Can-Fite consented in writing to, among other things, to OphthaliX’s voluntary dissolution and liquidation pursuant to a Plan of Dissolution, that would result in OphthaliX’s complete dissolution and liquidation. The Plan of Dissolution was expected to go into effect 20 days after the date an information statement (the “Information Statement”) was first given to all OphthaliX’s shareholders who did not execute the written consent.

Prior to the distribution of the Information Statement, on November 10, 2016, OphthaliX’s board of directors abandoned its voluntary dissolution and liquidation. On the same day, OphthaliX’s board of directors authorized its entry into a non-binding letter of intent with Wize for a proposed reverse merger. Subsequently, on May 21, 2017, OphthaliX and the Merger Sub entered into the Merger Agreement with Wize.

OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

OphthaliX’s principal executive offices are located at10 Bareket Street, Petach Tikva, Israel, 4951778, its telephone number is +972 3 924 1114, and its website is located at www.ophthalix.com. This website is an inactive textual reference only and not an active hyperlink. The information on or that can be accessed through OphthaliX’s website is specifically not incorporated by reference into this proxy statement/prospectus, and is not a part of this proxy statement/prospectus.

85

Employees

As of December 31, 2016, OphthaliX had no full time or part-time employees.

Historical Background

OphthaliX was originally incorporated in the State of Nevada on December 10, 1999, under the name Bridge Capital.com, Inc. was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management, Inc., or Denali, in March 2001. Denali was a concrete placement company specializing in providing concrete improvements in the road construction industry and operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects. In December 2005, Denali ceased its principal business operations and focused its efforts on seeking a business opportunity.

Denali consummated a reverse merger transaction on November 21, 2011, in connection with which the following events occurred:

●	OphthaliX entered into and completed a stock purchase agreement with Can-Fite whereby Can-Fite purchased 8,000,000 shares of OphthaliX’s common stock in exchange for all of the issued and outstanding ordinary shares of Eyefite. As a result of the consummation of the actions contemplated by this agreement, Eyefite became OphthaliX’s wholly-owned subsidiary and Can-Fite became OphthaliX’s majority stockholder and a parent.

●	Eyefite and Can-Fite entered into the Can-Fite License Agreement dated November 21, 2011 pursuant to which Can-Fite granted to Eyefite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic indications.

●	Eyefite and Can-Fite entered into a Services Agreement dated November 21, 2011 pursuant to which Can-Fite manages, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101.

●	OphthaliX issued a warrant (the “Can-Fite Warrant”) to Can-Fite by which Can-Fite had the right, until the earlier of (a) November 21, 2016 and (b) the closing of the acquisition of OphthaliX by another entity, resulting in the exchange of OphthaliX’s outstanding common shares such that OphthaliX’s stockholders prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its right to a fee under the Services Agreement into 480,022 shares of OphthaliX’s common stock (subject to adjustment in certain circumstances). The per share exercise price for the shares was $5.148. The Can-Fite Warrant could be exercised on either a cash or a cashless basis, provided that if the Can-Fite Warrant would be exercised on a cashless basis, the Can-Fite Warrant must be exercised in whole, not in part.

●	OphthaliX completed a private placement of shares of its common stock for gross proceeds of $3.3 million through the sale of 646,776 shares to third party investors and sold 466,139 shares of OphthaliX’s common stock to Can-Fite in exchange for 714,922 ordinary shares of Can-Fite, valued at $2.4 million (as determined by reference to the previous trading day’s closing price for Can-Fite shares on the TASE), and 97,112 shares to Can-Fite for gross proceeds of $500,000 (collectively, together with the shares issued to the investors, the “OphthaliX Financing”). In addition, OphthaliX issued to Can-Fite and each of the other investors, for each four shares of OphthaliX’s common stock purchased in the OphthaliX Financing, nine warrants valid for a period of five years from the closing of the OphthaliX Financing to acquire two shares of OphthaliX for an exercise price of $7.74.

●	OphthaliX repurchased 1,722,222 outstanding shares of OphthaliX’s common stock from Mathew G. Rule, its sole officer and director at the time, for $7,750. In addition, OphthaliX issued 426,666 shares of common stock to certain investors for an aggregate of $97,000, which funds were used solely to retire the outstanding shares held by Mr. Rule and to pay outstanding payables of OphthaliX as of closing. These payments included satisfaction of a promissory note in the principal amount of $56,465 and payables to the transfer agent, accountants and Denali legal counsel at the time.

86

Upon completion of the reverse merger, and after giving effect to the transactions described above, OphthaliX had an aggregate of 10,441,251 issued and outstanding shares of common stock. Of these shares Can-Fite owned approximately 82%. Following the transactions, OphthaliX, through its wholly owned subsidiary, Eyefite, became a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic diseases.

On January 25, 2012, OphthaliX changed its name and trading symbol on the OTCQB to OphthaliX Inc. and OPLI, respectively. On February 6, 2012, OphthaliX’s majority stockholder, Can-Fite, approved (a) a change in Ophthalix’s state of incorporation from the State of Nevada to the State of Delaware and (b) an amendment to the OphthaliX Certificate of Incorporation to increase the number of authorized shares of OphthaliX’s common stock, par value $.001 per share, from 50,000,000 to 100,000,000. The effective date for these changes was April 2, 2012.

On July 18, 2013, OphthaliX’s stockholders approved a reverse stock split of one share of OphthaliX’s common stock for each four and one-half shares outstanding (1:4.5). The reverse split became effective as of the close of business on August 6, 2013.

On September 21, 2016, after a unanimous vote by OphthaliX’s board of directors on September 19, 2016, OphthaliX’s majority stockholder, Can-Fite, approved (1) a voluntary dissolution and liquidation of OphthaliX pursuant to a Plan of Dissolution, and (2) the re-election of the following five directors, to comprise the entire board of directors, to serve until the next annual meeting of stockholders and until their successors are elected and qualified: Pnina Fishman, Ilan Cohn, Guy Regev, Roger Kornfeld and Michael Belkin. The dissolution was suspended following Ophthalix’s agreement with Wize to effect the Merger pursuant to the Merger Agreement and the re-election of directors was not effected.

Properties

Ophthalix’s principal executive offices are located at 10 Bareket Street, Petach Tikva, Israel, 4951778, which is also the office of Can-Fite, its majority stockholder and parent.

Legal Proceedings

OphthaliX is not a party to, nor is any of their property subject to, any legal proceedings which require disclosure pursuant to this item.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of OphthaliX’s financial condition and results of operations and OphthaliX’s consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus and in the documents incorporated by reference in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Results of Operations -Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

	Year Ended December 31,
	2016	2015
Operating expenses:
Research and development	$199,000	$812,000
General and administrative	432,000	573,000
Total operating costs	631,000	1,385,000
Financial expenses, net	285,000	92,000
Net loss	$916,000	$1,477,000

Revenues

OphthaliX did not generate any revenues from operations. OphthaliX had no revenues because it does not have any commercial products.

87

Operating Expenses

Research and development expenses. Research and development expenses were $199,000 for the year ended December 31, 2016, compared to $812,000 for the year ended December 31, 2015, a decrease of $613,000 or 75%. The decrease in research and development expenses is primarily related to the fact that the Phase II CF101 study for glaucoma was in its final stages during 2016.

General and administrative expenses. General and administrative expenses were $432,000 for the year ended December 31, 2016, compared to $573,000 for the year ended December 31, 2015, a decrease of $141,000 or 25%. The decrease in general and administrative expenses was primarily due to a decrease in legal and professional expenses related to a proposed acquisition of IVS that was not completed.

Financial Expenses, Net

Financial expenses, net were $285,000 for the year ended December 31, 2016 compared to financial income, net of $92,000 for the year ended December 31, 2015, an increase of $193,000 or 209%. Financial expenses, net consisted primarily of interest expenses due to deferred payments to Can-Fite. The increase of financial expenses, net was mainly attributable to interest expenses due to deferred payments to Can-Fite. During the year ended December 31, 2016, OphthaliX recognized other-than-temporarily impairment loss of investment in Can-Fite amounted to $162,000.

Net Loss

As a result of the foregoing, OphthaliX incurred a net loss of $916,000 for the year ended December 31, 2016 compared $1,477,000 for the year ended December 31, 2015, a decrease of $561,000 or 38%.

Results of Operations - Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

	Six Months Ended June 30,
	2017	2016

Operating expenses:
Research and development	$9,000	$128,000
General and administrative	216,000	108,000
Total operating costs	225,000	236,000
Financial expenses, net	205,000	59,000
Net loss	$430,000	$295,000

Revenues

OphthaliX did not generate any revenues from operations. OphthaliX had no revenues because it did not have any commercial products.

Operating Expenses

Research and development expenses. Research and development expenses were $9,000 for the six months ended June 30, 2017, compared to $128,000 for the six months ended June 30, 2016, a decrease of $119,000 or 93%. The decrease in research and development expenses is primarily related to the fact that the Phase II CF101 study for glaucoma was in its final stages during 2016 and that no material research and development expenses were incurred in the six months ended June 30, 2017.

General and administrative expenses. General and administrative expenses were $216,000 for the six months ended June 30, 2017, compared to $108,000 for the six months ended June 30, 2016, an increase of $108,000 or 100%. The increase in general and administrative expenses was primarily due to increase of professional services in connection to the Merger.

Financial Expenses, net

Financial expenses, net were $205,000 for the six months ended June 30, 2017 compared to financial expenses of $59,000 for the six months ended June 30, 2016, a change of $146,000 or 247%. Financial expenses, net consisted primarily of interest expenses due to deferred payments to Can-Fite and impairment loss of investment in Can-Fite. The increase of financial expenses, net was mainly attributable to impairment loss of investment in Can-Fite.

88

Net Loss

As a result of the foregoing, OphthaliX incurred a net loss of $430,000 for the six months ended June 30, 2017 compared $295,000 for the six months ended June 30, 2016, an increase of $135,000 or 46%.

Results of Operations -Three Months Ended June 30, 2017 Compared to the Three Months Ended June 30, 2016

	Three Months Ended June 30,
	2017	2016

Operating expenses:
Research and development	$8,000	$43,000
General and administrative	133,000	64,000
Total operating costs	141,000	107,000
Financial expenses, net	85,000	30,000
Net loss	$226,000	$137,000

Revenues

OphthaliX did not generate any revenues from operations. OphthaliX had no revenues because we do not have any commercial products.

Operating Expenses

Research and development expenses. Research and development expenses were $8,000 for the three months ended June 30, 2017, compared to $43,000 for the three months ended June 30, 2016, a decrease of $35,000 or 81%. The decrease in research and development expenses is primarily related to the fact that the Phase II CF101 study for glaucoma was in its final stages during 2016 and that no material research and development expenses were incurred in the three months ended June 30, 2017.

General and administrative expenses. General and administrative expenses were $133,000 for the three months ended June 30, 2017, compared to $64,000 for the three months ended June 30, 2016, an increase of $69,000 or 108%. The increase in general and administrative expenses was primarily due to increase of professional services in connection to the Merger.

Financial Expenses, net

Financial expenses, net were $85,000 for the three months ended June 30, 2017 compared to financial expenses of $30,000 for the three months ended June 30, 2016, a change of $55,000 or 183%. Financial expenses, net consisted primarily of interest expenses due to deferred payments to our majority shareholder and parent company, Can-Fite and impairment loss of investment in Can-Fite. The increase of financial expenses, net was mainly attributable to impairment loss of investment in Can-Fite.

Net Loss

As a result of the foregoing, OphthaliX incurred a net loss of $226,000 for the three months ended June 30, 2017 compared $137,000 for the three months ended June 30, 2016, a decrease of $89,000 or 65%.

89

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

As of June 30, 2017 and December 31, 2016, OphthaliX had $18,000 and $13,000 in cash and cash equivalents, a working capital deficit of $4,590,000 and $4,160,000 and an accumulated deficit of $10,119,000 and $9,689,000, respectively. The increase in working capital deficit was primarily due to our expenses financed by Can-Fite and impairment loss of investment in Parent Company.

Net cash provided by operating activities was $5,000 for the six months ended June 30, 2017, compared with net cash used in operating activities of $16,000 for the six months ended June 30, 2016, a change of $21,000 or 131%. The decrease in net cash used in operating activities was primarily related to increase in the net loss amounted to $135,000, decrease in the stock-based compensation expenses amounted to $3,000, increase in the Impairment loss of investment in Can-Fite amounted to $137,000, changes in other accounts receivable, other account payables and accrued expenses and related parties amounted to $22,000.

There was no net cash used in investing and provided by financing activities for the six months ended June 30, 2017 and 2016.

OphthaliX has no current source of revenue. In February 2013, as last updated in August 2015, OphthaliX obtained a formal letter from Can-Fite stating that Can-Fite agreed to defer the payments under the Can-Fite Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising by OphthaliX that will allow such payments. Also, in August 2015, Can-Fite issued another financial support letter, pursuant to which it committed to cover any shortfall in the costs and expenses of operations of OphthaliX which were in excess of OphthaliX available cash to finance its operations, including cash generated from any future sale of Can-Fite shares. Any related balance on amounts owed bore interest at a rate of 3% per annum. Both letters expired on October 10, 2016. On November 14, 2016, Can-Fite agreed to extend the support letter under the same terms and conditions in order to fund OphthaliX’s operations. Such letter expired on February 28, 2017. Deferred payments under the Can-Fite Services Agreement are currently due. As of June 30, 2017, the deferred payments to Can-Fite totaled $4,758,000.

These conditions raise substantial doubt about OphthaliX’s ability to continue as a going concern. The opinion of OphthaliX’s independent registered public accounting firm on OphthaliX’s audited financial statements as of and for the year ended December 31, 2016 contains an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. Future reports on OphthaliX’s financial statements may include an explanatory paragraph with respect to its ability to continue as a going concern.

As of the date of this report, OphthaliX has no material capital commitments.

Off-Balance Sheet Arrangements

OphthaliX does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its consolidated financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity capital expenditures or capital resources.

Critical Accounting Policies

OphthaliX’s significant accounting policies, which include management’s best estimates and judgments, are included in Note 2 to the consolidated financial statements for the year ended December 31, 2016 included in this proxy statement/prospectus.

90

INFORMATION ABOUT WIZE

Wize Business Description

Overview

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH, and Sjögren’s.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s.

Wize intends to market LO2A as a treatment for DES and other ophthalmic inflammations, including CCH and Sjögren’s in the United States, Israel, Ukraine, the territories that it has licensed LO2A, and in additional territories, subject to purchasing the rights to market, sell and distribute LO2A in those additional territories. Wize believes that the potential for the most economic success is in marketing LO2A for treating CCH and Sjögren’s. Currently, Wize has a distribution agreement for marketing in Israel, where LO2A is approved for the treatment of DES only, and a distribution agreement for marketing in Ukraine, where LO2A is in the approval process for the treatment of DES and CCH. The registration process in certain countries, including the United States, requires Wize to conduct additional clinical trials, in addition to the Phase II clinical trials that Wize is currently conducting.

Wize plans to engage local or multinational distributors to handle the distribution of LO2A. In particular, Wize intends to engage, subject to obtaining the requisite rights in LO2A, pharmaceutical companies or distributors around the world with relevant marketing capabilities in the pharmaceutical field, in order for such pharmaceutical companies to sell LO2A, with Wize prioritizing those territories where Wize may expedite the registration process of LO2A based on existing knowledge and studies previously conducted on LO2A, without requiring additional studies.

Historical Background and Corporate Details

Wize’s legal and commercial name is Wize Pharma Ltd. It was formed under the laws of the State of Israel as a company limited by shares on June 23, 1982, under the name Eitam Eretz Israel Advanced Industries Ltd. In November 1997, Wize changed its name to Orlil Holdings (1982) Ltd. and in June 2011, Wize changed its name to Star Night Technologies Ltd. In July 2015, Wize changed its name to its current name.

In June 1982, Wize completed its initial public offering in Israel and its ordinary shares began trading on the TASE. Wize ordinary shares are currently trading on the TASE under the symbol “WIZP”. From inception until February 2015, Wize engaged in various businesses and in February 2015 Wize became a public shell company.

In December 2014, an Israeli court approved a creditors arrangement (the “Creditors’ Arrangement”) under the Israeli Companies Law between Wize (then known as Star Night Technologies Ltd.), its creditors and its shareholders, in which Wize was purchased by a group of investors led by Ridge. Upon the completion of the Creditors’ Arrangement, all of Wize’s assets, rights and obligations were transferred to the creditors’ arrangement fund, so that Wize’s equity after the approval of such arrangement was zero and Wize remained a public shell company without any activity, rights or obligations. The Creditors’ Arrangement was completed in February 2015. For more information about the Creditors’ Arrangement, see Note 1b to the audited financial statements of Wize included elsewhere in this proxy statement/prospectus.

Below is a summary of the major business developments in Wize following the completion of the Creditors’ Arrangement:

●	In May 2015, Wize entered into the LO2A License Agreement, whereby Resdevco granted to Wize an exclusive license to purchase, market, sell and distribute LO2A in the United States, Israel and Ukraine as well as a contingent right to do the same in other countries. For more information about the LO2A License Agreement, see under “- LO2A License Agreement” on page 93 of this proxy statement/prospectus.

●	Between April 2015 and August 2017, Wize entered into a series of equity and debt financings, raising a total of approximately NIS 12.6 million (approximately $3.6 million). For more information about these financings, see “INFORMATION ABOUT WIZE - Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 113 of this proxy statement/prospectus.

91

●	In August 2016 and in January 2017, Wize commenced two Phase II, randomized, double-blind, placebo-controlled, clinical trials to evaluate the safety and efficacy of LO2A for patients suffering from moderate to severe CCH.

Wize’s corporate headquarters are located in Hod Hasharon, Israel. Wize’s telephone number is +972-72-2600536. Wize does not have a website.

The Market Opportunity

Wize has licensed certain rights to purchase, market, sell and distribute LO2A for the treatment of DES and other ophthalmological illnesses, including CCH and Sjögren’s in the United States, Israel, Ukraine and has an option to purchase the rights to additional territories as further described in the LO2A License Agreement below.

Dry Eye Syndrome: DES is an eye disease caused by eye dryness, which, in turn, is caused by either decreased tear production or increased tear film evaporation.  The tear film is comprised of the lower mucous layer which helps the tear film adhere to the eyes, a middle layer of water and an upper oil layer that seals the tear film and prevents evaporation.  The tear film keeps the eye moist, creates a smooth surface for light to pass through the eye, nourishes the front of the eye and provides protection from injury and infection. DES is usually caused by aqueous tear deficiency, or inadequate tear production, whereby the lachrymal gland, the gland that secretes the aqueous layer of the tear film, does not produce sufficient tears to keep the entire conjunctiva, or the tissue inside the eyelids that covers the sclera, and cornea covered by a complete layer of tear film. In rare cases, aqueous tear deficiency may be a symptom of collagen vascular diseases, including rheumatoid arthritis, Wegener’s granulomatosis, an incurable form of vasculitis (the inflammatory destruction of blood vessels), systemic lupus erythematosus, an autoimmune connective tissue disease, Sjögren’s, an autoimmune process in which patients suffer from mouth and eye dryness, and autoimmune diseases associated with Sjögren’s. DES can also be caused by abnormal tear composition resulting in rapid evaporation or premature destruction of tears. Additional causes include, but are not limited to, age, use of certain drugs and the use of contact lenses.

DES is characterized by eye irritation symptoms, blurred and fluctuating vision, tear film instability, increased tear osmolarity and ocular surface epithelial disease.  DES causes constant ocular discomfort, typically dryness, burning, a sandy-gritty eye irritation and a decrease in visual function.  Over an extended period of time, DES can lead to tiny abrasions on the surface of the eyes. In advanced cases, the epithelium undergoes pathologic changes, namely squamous metaplasia, a non-cancerous change of surface-lining cells, and loss of goblet cells, which secrete mucin, which in turn dissolves in water to form mucous. Some severe cases result in thickening of the corneal surface, corneal erosion, epithelial defects, corneal ulceration (sterile and infected), corneal neovascularization, or excessive ingrowth of blood vessels, corneal scarring, corneal thinning, and even corneal perforation.  In the most severe cases, DES may result in deterioration of vision.

In a report published in January 2016 by Market Scope (the “Market Scope Report”), it was estimated that in 2015, approximately 337 million people around the world suffered from various levels of DES and that annual worldwide sales of medications and devices at the manufacturer level for the treatment of DES was estimated to be approximately $3.2 billion in 2015. According to the Market Scope Report, the factors that contribute to the increase in the number of those suffering from DES include the extended viewing of television, computer and Smartphone screens, weather conditions, exposure to air conditioning and increased life expectancy. According to the abovementioned report, the global DES treatments market is expected to grow at a compounded annual growth rate of 5.5 percent, reaching $4.5 billion in 2021. The highest rate of growth is expected to occur in China, India, and other emerging markets where they forecast double-digit compounded annual growth rates due to aging populations, increasing wealth, and improving access to health care.

Conjunctivochalasis: CCH refers to the presence of redundant folds of loose conjunctiva. CCH is thought to be caused by both a gradual thinning and stretching of the conjunctiva that accompanies age and a loss of adhesion between the conjunctiva and underlying sclera due to the dissolution of Tenon’s capsule. A correlation may also exist between eye inflammation and CCH, though it is unclear if this correlation is causal. CCH may also be associated with previous surgery, blepharitis, Meibomian gland disorder, Ehlers-Danlos Syndrome and aqueous tear deficiency. The resulting loose, excess conjunctiva may mechanically irritate the eye and disrupt the tear film and its outflow, leading to dry eye and excess tearing. Most patients with CCH complain of foreign body sensation, tearing, difficulty reading, blurred vision, “red eyes” and general irritation.

92

Lid Parallel Conjunctival Folds (“LIPCOF”) grading measures the number and severity of the lid-parallel conjunctival folds. LIPCOF grade 0 signifies the absence of conjunctival folds, LIPCOF grade 1 signifies just one conjunctival fold, LIPCOF grade 2 signifies for multiple conjunctival folds, not extending beyond the tear meniscus, and LIPCOF grade 3 signifies multiple conjunctival folds extending above the tear meniscus. The LIPCOF grades show a strong correlation with both the subjective and objective complaints of DES, as well as with the severity of the disease.

The treatment of LIPCOF grade 3 CCH usually requires invasive therapies like surgery or treatment of the conjunctival folds with argon laser or with heat cauterization. A previous study conducted by Resdevco in 2013, has shown Conheal® (Hungarian brand name for LO2A) to be effective in reducing the severity of CCH as measured by a reduction in the (i) LIPCOF score, (ii) Oxford scheme grade and (iii) ocular surface disease index (“OSDI”) and an increase in tear film break-up time (“TFBUT”). This raises the possibility that vision-related quality of life can be significantly improved by conservative therapies even in severe CCH.

There is little epidemiological data for CCH. A community based study in Shanghai reported that in patients over the age of 60, 4% had LIPCOF grade 3 CCH and 16% had LIPCOF grade 2 CCH. In the European Union, about 20% of the population is over the age of 65. From the aforementioned data, it might be assumed, as presented in a study conducted by Dr. Huba J. Kiss and János Németh, that in the total European Union population, 0.8% have LIPCOF grade 3 CCH and 3.2% have LIPCOF grade 2 CCH. Since DES complaints occur in 5.5% to 33.7% of the population, Dr. Kiss and Németh further assumed that the incidence of the CCH-caused DES in the population is about one-third of all DES cases.

Sjögren’s syndrome: Sjögren’s syndrome is a heterogeneous, chronic, inflammatory, autoimmune disease characterized by lymphocytic infiltration of exocrine glands and expression of autoantibodies including antinuclear antibody (ANA), anti-Ro (also termed anti SSA), anti-La (also termed anti SSB) as well as rheumatoid factor (RF). Hypergammaglobulinemia is common as well. Sjögren’s may be an isolated disease, termed primary Sjögren’s syndrome or may accompany another autoimmune diseases, such as lupus, rheumatoid arthritis, or scleroderma, thus termed secondary Sjögren’s syndrome. Clinical presentation varies from mild symptoms such as classic sicca symptoms of dry eyes (xerophthalmia), dry mouth (xerostomia) and parotid gland enlargements to severe systemic symptoms involving multiple organ systems such as fever, fatigue, malaise, arthritis, arthralgia, myalgia, interstitial lung disease, kidney disease, gastrointestinal disease and neurological manifestations. Sjögren’s treatment is highly individualized and is based on a patient’s disease severity, organ involvement and previous response. Mild forms of Sjögren’s may be treated symptomatically with artificial tears and salivary flow stimulation. More severe, systemic manifestations may be treated with high-dose glucocorticoids and immunosuppressive or cytotoxic drugs to suppress the immune system.

Estimations of Sjögren’s prevalence vary from 2.5 million to 4 million patients (Sjögren’s Syndrome Foundation) in the US alone, with a worldwide estimate of up to 7.7 million in the 7 Major Markets (US, France, Germany, Italy, Spain, the UK and Japan) by the year 2024 (Global Data Research). Sjögren’s affects mostly middle aged women (40-50 years of age) with a female to male prevalence ratio of 9:1.

Global Data estimates the drug sales for Sjögren’s in 2014 were approximately $1.1 billion across the markets covered in its forecast. By the end of the forecast period of 2024, sales are estimated to grow to $2.2 billion across the markets covered in its forecast with a Compound Annual Growth Rate of 7.2%. The market size estimate in 2014 includes Salagen (pilocarpine) and Evoxac (cevimeline), the only two agents to ever be approved for Sjögren’s, and the use of off-label agents, such as biologics approved for other autoimmune diseases, and systemic and topical immunosuppressants and corticosteroids. This growth is expected to be driven by the anticipated approval of Orencia for use in patients with Sjögren’s in the US and EU in 2021 and Japan in 2022.

LO2A License Agreement

The following summary of the LO2A License Agreement as well as all summaries of agreements provided herein are qualified to the full text of the agreements, which are filed as exhibits hereto.

In May 2015, Wize entered into the LO2A License Agreement with Resdevco, a company controlled by Professor Shabtay Dikstein, the inventor of LO2A. Pursuant to the LO2A License Agreement, Resdevco granted to Wize (and thereafter, to OcuWize Ltd. (“OcuWize”), Wize’s wholly owned subsidiary, as described below) an exclusive license to develop in the United States, Israel and Ukraine (collectively, the “Licensed Territories”), under the LO2A licensed technology, products in the field of ophthalmic disorders, and to mutually agree upon a manufacturer and to purchase, market, sell and distribute LO2A in finished product form in the Licensed Territories in the field of ophthalmic disorders. Subject to certain limited exceptions, Wize may not sublicense or sell or transfer any of its rights under the LO2A License Agreement without the advance written approval of Resdevco.

93

The LO2A License Agreement grants Wize the right to add additional territories in the future, subject to a commitment by Wize to pay minimum royalties according to a formula set forth in the LO2A License Agreement with respect to the additional territory, and provided that Resdevco has not granted exclusive rights in such additional territory or is in ongoing negotiations. The LO2A License Agreement also grants Wize the right to purchase Resdevco’s agreements with its existing distributors of LO2A in other jurisdictions (namely, Germany, Hungary, Netherlands and Switzerland (collectively, the “Reserved Territories”) for ten times the greater of the net royalties received in the previous 12 months under such agreements or the minimum royalty payment under such agreements. The LO2A License Agreement furthermore grants Wize a right of first negotiation with potential distributors to whom Resdevco may in the future grant distribution rights to LO2A outside of the Reserved Territories and the Licensed Territories and provides that if Wize enters into such distribution agreement in accordance with the LO2A License Agreement, then Wize has agreed to guarantee in writing to Resdevco that it will pay to Resdevco minimum royalties according to a formula set forth in the LO2A License Agreement. The LO2A License Agreement historically included an option to purchase all remaining territories for a fixed amount and such option was cancelled on March 30, 2017.

The LO2A License Agreement provides that Wize is required to pay to Resdevco certain royalties for sales in the Licensed Territories based on an agreed-upon price per unit payable on a semi-annual basis, subject to making certain minimum royalty payments, which (1) with respect to the United States, means the non-refundable and non-deductible aggregate amount of $400,000 over a period of three years commencing from 2015 (which amount was already fully paid by Wize) and an advance against royalties of $475,000 per year starting January 1, 2018 (which Resdevco agreed to reduce to $150,000 for January 1, 2018 and January 1, 2019, with the understanding that if Wize obtains an FDA marketing license in 2019, then Wize will pay Resdevco the remaining 2019 payment of $325,000 within 30 days of the receipt of such FDA license), which annual advance shall be credited towards any royalties payable to Resdevco for that particular year, (2) with respect to Israel, means an upfront non-refundable and non-deductible payment of $30,000, payable at commencement of local sales, and an annual advance against royalties starting January 1, 2017 in increasing payments depending on the year (up to a maximum of $36,000) which annual advance shall be credited towards any royalties payable to Resdevco for that particular year, and (3) with respect to Ukraine, means an annual advance against royalties, starting in 2016, in increasing payments depending on the year (up to a maximum of $30,000), which yearly advance shall be credited towards any royalties payable to Resdevco for that particular year.

On January 5, 2017, Wize and Resdevco entered into an amendment to the LO2A License Agreement, pursuant to which the payment of $150,000 that Wize was obligated to pay to Resdevco on January 1, 2017, was postponed to March 31, 2017. On March 30, 2017, Wize and Resdevco entered into a second amendment to the LO2A License Agreement, pursuant to which the payment of $150,000 was further postponed to May 31, 2017. In the end of May 2017, the parties agreed to postpone the aforementioned payment to the beginning of July 2017, when the payment was made.

The LO2A License Agreement has an initial term of seven years that expires in May 2022, and, unless Wize provides prior notice of at least 12 months terminating the agreement, the LO2A License Agreement renews automatically each year. Wize may terminate the LO2A License Agreement prior to May 2022 upon 180 days prior notice; provided that all payments previously made to Resdevco shall be non-refundable, any payments due during the 180 day notice period shall be payable to Resdevco and Wize is required to pay a penalty of $100,000, depending on the timing of termination. Additionally, if Wize terminates the LO2A License Agreement, it is required to exert reasonable best efforts to find a third party willing to sell LO2A under the same terms as the LO2A License Agreement. The LO2A License Agreement may be terminated by either party upon the occurrence of certain other customary termination triggers, including material breaches of the LO2A License Agreement by either party, as well as the right of Resdevco to terminate the LO2A License Agreement (or halt the manufacturing agreement or cease delivery of any finished product for any period of time) as a result of Wize not paying all royalties due under the LO2A License Agreement. In addition, Resdevco may terminate the LO2A License Agreement, upon 30 days written notice, if (1) an application for the marketing approval of LO2A, for the treatment of DES is not submitted to the FDA or the equivalent regulatory authority in the Licensed Territories by May 1, 2019, (2) such FDA approval is not obtained from the FDA or the equivalent regulatory authority in the Licensed Territories by May 1, 2021, (3) such approval has been obtained, commercial sales of LO2A have not commenced within three months thereafter, (4) commercial sales of LO2A have commenced, any royalties, including any minimum royalties are not timely paid, or (5) Wize attempts to sell competing products in or outside the Licensed Territory. Resdevco may also terminate the LO2A License Agreement if Wize contests the validity of any patents covering LO2A or any related know-how or if Wize makes, sells or exploits a competing product to LO2A.

The LO2A License Agreement contains other provisions, including representations and warranties of the parties, reporting, confidentiality and other covenants, such as an undertaking by Wize not to sell competing products in the Licensed Territories during the term of the agreement and for five years thereafter. The LO2A License Agreement further provides that any improvements or modifications made by Wize to LO2A or any related intellectual property or know-how shall belong to Resdevco and Wize shall receive a license to distribute and sell the same in the Licensed Territories on the same terms set forth in the LO2A License Agreement.

94

In order to secure Wize’s obligations and performance pursuant to Convertible Loans made by Rimon Gold, Wize’s rights under the LO2A License Agreement serve as collateral. For details related to those security interests, see “INFORMATION ABOUT WIZE – Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 113 of this proxy statement/prospectus.

In August 2016, Resdevco granted Wize an option to purchase its ownership rights to LO2A, including the patents and trademarks thereunder, except in countries in which LO2A is already sold by Resdevco. In accordance with the terms of this option, Wize was required to pay for such ownership rights a non-recurring payment of $440,000 as well as royalties from future sales of LO2A and to issue an option to purchase 1,000,000 of its ordinary shares. This option expired on December 31, 2016 and Wize and Resdevco are currently negotiating the terms of a new option for Wize to purchase rights of LO2A.

In August 2016, Wize and Resdevco also entered into an agreement pursuant to which Wize assigned all of its rights and obligations under the LO2A License Agreement to OcuWize.

LO2A

LO2A is a drug developed by Prof. Dikstein in the 1990s, initially for the treatment of DES, and later on for other ophthalmological disorders, including CCH and Sjögren’s. LO2A is a sterile, preservative-free, single-dose artificial tear preparation containing 0.015% sodium hyaluronate (“SH”) as the drug substance. It has been developed as a substitute for natural tears, in order to lubricate and protect the ocular surface tissues.

SH is a salt of hyaluronic acid (“HA”). HA is present in the extracellular matrix (“ECM”) of all tissues and is particularly abundant in vitreous humour, skin, cartilage and the synovial fluid of joints. HA’s long chain molecules form a filter matrix interspersed with cellular fluids, which provide visco-elastic properties to the tissues. In the eye, endogenous HA forms a layer over the surface of the cornea. It serves to protect the corneal cells and reduce cell damage; so it is important in maintaining cell viability.

HA is an important pericellular and cell-surface constituent and is involved in the regulation of cellular activity through its interaction with other macromolecules. Recently, nonclinical pharmacological experiments have shown that HA promotes the viability of corneal cells and corneal epithelial wound healing by direct interaction with cell receptors. It acts as a signaling molecule in the ECM and is a ligand for specific receptor molecules, notably CD44, a cell surface adhesion molecule found on human corneal cells. Increased expression of CD44 receptors has been shown to be associated with corneal re-epithelialization. Any disruption of corneal integrity, as may occur with dry eyes, triggers the re-synthesis of HA and increases cell proliferation. These effects have been demonstrated to be dose-dependent.

LO2A eye drops incorporate a high molecular weight SH (1.5-1.65 million Da), which enables it to be effective in solution at a low concentration. It confers specific physical properties upon a solution. Its complex molecular structure, adsorbs a relatively high volume of water, so that the solution takes on a gelatinous form. This water is released upon an increase in pressure. The viscosity of high MW SH is affected by shear rate; at high shear rate the macromolecules change their shape, align in the treatment of flow and its viscosity decreases . This enables the LO2A solution to flow across the corneal surface immediately after blinking. The physiochemical property of SH is similar to that of mucin, which constitutes the base layer of the lacrimal film and interacts strongly with the corneo-conjunctival surface. Molecules of mucin are able to bind water molecules up to 80 times greater in weight than their own. This is due to a large number of negatively-charged glycoside groups that are attached to the terminal section of the polypeptide skeleton.

95

All excipients included in LO2A eye drops comply with the relevant monographs of the European Pharmacopoeia. None of the excipients are of animal or human origin. They are established excipients for pharmaceutical products, including those approved for ocular use. Their functions include adjusting tonicity and increasing the viscosity of the formulation. This allows the LO2A eye drops to have a lubricating effect that is compatible with the external ocular environment. The visco-elasticity of LO2A eye drops ensures that they are retained on the corneal surface for a period of 4-6 hours, as demonstrated in a clinical pharmacology study conducted with LO2A.

LO2A eye drops do not contain any preservatives. This is an important feature of the formulation as preservatives have a recognized potential for irritation and sensitization and can damage the ocular surface and the cornea. This is of particular relevance to patients with symptoms of DES, in whom the corneal surface is already compromised. LO2A eye drops are presented in sterile, unit-dose vials to minimize the risk of infection and contamination.

LO2A eye drops have a well-established safety profile from the many years they have been marketed in certain European territories. The adverse events reported both from clinical trials of LO2A and from literature reports of different eye drop formulations containing SH, were minor ocular events which are expected to occur with any ophthalmic formulation.

Wize believes that the properties of the LO2A formulation described above make it a suitable candidate for use in a variety of dry eye indications including those with an inflammatory component. LO2A is currently registered and marketed in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s. LO2A is sold under the brand name Hylan® in Germany and the Netherlands, Lacrycon® in Switzerland, and Conheal® in Hungary. LO2A has been sold by Resdevco through local distributors in these countries for a number of years. In these countries, the drug is sold in a unit dose format, and is manufactured in Germany and France. Wize currently intends to market LO2A as a treatment for DES, CCH and Sjögren’s in the Licensed Territories, and believes that LO2A for treatment of ophthalmic inflammatory disorders such as CCH and Sjögren’s presents a significant market opportunity.

Wize intends to distribute LO2A via local or multi-national distributors, including by cooperation with a major medical company with means and experience in the end processes of approving and marketing drugs. In order to register LO2A for the treatment of dry eye patients suffering from CCH and Sjögren’s, Wize estimates that LO2A will be required to undergo additional clinical trials in addition to the Phase II clinical trials that Wize is currently conducting.

The following paragraphs describe the non-clinical and clinical data upon which approvals were granted.

Non-clinical data

A summary of the toxicology studies conducted on LO2A and the drug substance is provided in Table 1 below. The acute and sub-acute toxicity studies conducted with the drug substance and LO2A demonstrated a low order of toxicity. This is in-line with published reports of acute toxicity studies conducted with SH administered to rodents and other species, including beagle dogs. Similarly, literature reports of sub-acute and chronic toxicity studies conducted in a wide range of species using different exposure routes, including ocular application, have repeatedly demonstrated that it did not cause significant toxic effects.

The systemic absorption of SH is clinically negligible and published reproductive and developmental toxicity tests have demonstrated that it does not cause any teratogenic effects or adverse effects on reproduction. Animal studies have shown that it is secreted into breast milk after parenteral injection, but no adverse effects were caused in the young.

Ocular tolerance studies have been conducted with the drug substance and LO2A solution. Sodium hyaluronate was found to cause mild irritation when applied in powder form to the eyes of rabbits; the signs of irritation were more frequent and more severe in the group that did not receive eye irrigation immediately after instillation. In such studies, no other macroscopic ocular findings were reported. A further 28-day study of the primary eye irritation of LO2A solution in rabbits caused mild ocular irritation; all other ocular and systemic investigations revealed no adverse effects. In both of these studies all signs of irritation had resolved within 48 hours. Application of the concentrated drug substance would be expected to cause a degree of non-specific irritation, by virtue of its physical presence in the eye.

After instillation of eye drops, there is inevitably a degree of spillage onto surrounding skin. Therefore, a standard skin sensitization study was conducted on LO2A. This demonstrated that it had no sensitization potential. This is in-line with published reports of skin irritation and sensitizing studies conducted in guinea pigs and rabbits.

The drug substance was shown not to be mutagenic in a bacterial mutation test. Published reports of the chromosome aberration and mouse micronucleus tests confirm that it is not mutagenic or genotoxic. No carcinogenicity testing has been conducted, but SH has well-established safety for long-term use.

96

Table 1: List of Toxicology Studies Performed During the Development of LO2A / Sodium Hyaluronate

Acute Toxicity
Species/Strain	Route	Number of animals	Treatment	Control	Test Period	Tests conducted	Deaths	Other findings
Mouse ICR	Oral	5M/5F	1500 mg/kg		14 days	Clinical observation Body Weight	Nil	LDLo > 1500 mg/kg.

Sub-acute Toxicity
New Zealand Albino Rabbits	Ocular	6M/6F	One drop LO2A 6x daily to right eye	One drop NaCl 0.9% 6x daily to left eye	28 days	Clinical observation Food consumption Body weight Clinical hemistry / Haematology Autopsy / Organ weights / Histology Ocular macroscopic examination (Draize) Slit Lamp eye examination/visual reflexes	Nil	No abnormalities detected in tests conducted; Ocular examinations showed good tolerance to LO2A.

Ocular Tolerance
Japanese White Albino Rabbits	Lower Conjunctival Sac	9M	15.7 mg sodium hyaluronate to right eye; in 3 rabbits followed by 30s irrigation with distilled water	No treatment to left eye	96 hours	Clinical observation Body weight Ocular macroscopic examination (Draize)	Nil	Weak, reversible irritation observed.

Skin Sensitisation
Hartley Guinea-Pigs	Induction (I):Intra-dermal injection + Challenge (C): Topical with closed patch	40M	0.05 ml (1.5%)	Vehicle (distilled water) Positive control (DNCB) + Vehicle (Olive oil)	Day 0 (I) - Day 7 (C) + 48hrs	Body weight Dermal reaction scores at 24 and 48hr after Challenge	Nil	Dermal reactions noted in DNCB group only.

Mutagenicity in-vitro
Test Cells	Metabolising System	Controls	Dose	Results
Salmonella typhirium TA: 98, 100, 535, 1537; Escherichia coli WP2 uvrA	Aroclor-induced rat liver S9-mix	Positive: 2-(2-Furyl)-3-(5-nitro-2-furyl)acrylamide, NaN[3], N-Ethyl-N’-nitro-N-nitrosoguanidine, 9-Aminoacridine, 2-Aminoamthracene and Benz(a)pyrene Negative: Purified Water	62.5 - 1000μg/plate (highest tested concentration due to high viscosity of sodium hyaluronate) Experiment repeated x 2 Cultures replicated x 2	Cytotoxic: No bacteriostatic effect Genotoxic effect: No significant increase of the number of revertants against negative control Effect of positive control: High number of revertants.

97

Clinical Data

The efficacy and safety of SH for the treatment of the symptoms of DES is well established. A pivotal clinical trial conducted with LO2A eye drops in six centers in France, is summarized below. There are a further seven published clinical studies on LO2A, which are also summarized. Six of these studies documented the efficacy of LO2A eye drops by both the Investigators and the patients. Adverse events and tolerance parameters were also recorded. The remaining study specifically investigated tolerance parameters after application of LO2A eye drops. No clinical Pharmacokinetics studies have been conducted for LO2A eye drops. The PK profile of SH is well established. Extensive safety monitoring in both animal and human studies have shown that, after ocular application, no clinically meaningful systemic absorption is expected.

A Phase I study was performed at the University of Antwerp, Belgium in 1992 to measure the pre-corneal residence time of LO2A eye drops versus placebo in healthy volunteers (Study EC-914-1B). This was a single blind study in which 18 healthy volunteers received a single administration of LO2A eye drops to one eye and placebo to the other eye, both labeled with fluorescein. The study demonstrated that LO2A was retained on the corneal surface significantly longer than placebo eye drops. No adverse events were reported.

Six Phase II studies were performed. These are described below:

Randomized Controlled Trial of High Molecular Weight Hyaluronic Acid (LO2A) in DES

This study was performed in 1992 at the Hospital San Biagio, Domodossola, Italy. The objectives of the study were to evaluate the efficacy of 30-day treatment with LO2A in reducing the severity of DES, to confirm an optimum dosing schedule for LO2A (3, 4, 6 or 8 drops/day) and to assess the interference of LO2A with other ocular therapies. One hundred patients with moderate-to-severe DES were randomized 1:1 to treatment (LO2A) or comparator (Hyalistil containing 0.2% SH and the preservative thimerosal at 0.005%). The study demonstrated significant improvement in composite score from objective parameters including Schirmer test, fluorescein staining, TFBUT and Rose Bengal staining, but no significant difference between treatment groups in the reduction in total scores at Day 30. For LO2A, a dosing schedule of four applications/day reduced scores at Day 30 significantly more than lower dosing schedules. There was no significant difference between 4 applications/day and higher dosing schedules. The number of patients rating tolerance as ‘good’ or above was significantly higher for LO2A (96%) than the comparator (78%)(p = 0.029). Adverse events were experienced by two patients in the LO2A group (both “sticky eye”) and 11 patients in the comparator group. There were no serious adverse events (“SAEs”) or apparent interactions between LO2A and concomitant eye treatments.

Double-Masked, Crossover Comparison of a New Artificial Tear Preparation containing Hyaluronic Acid (LO2A) and Lacrisol® in DES Treatment

This study was performed in 1992 at the University of Florence, Italy. The objectives of the study were to compare the efficacy of LO2A with Lacrisol® at reducing the severity of DES and reducing ocular signs and symptoms. Thirty-five patients with moderate-to-severe DES were treated alternately with LO2A for a 30-day treatment period and then Lacrisol® for a further 30-day treatment period. The trial was double-blind and allocation of treatments at Day 0 was randomized. Lacrisol® is an eye drop product containing 0.5% Hydroxypropyl Methylcellulose (“HPMC”). This study demonstrated a statistically significant improvement in mean, objective dry eye score (based on Schirmer test, fluorescein staining, TFBUT and Rose Bengal staining) following LO2A treatment compared to the Lacrisol® group. The severity of ocular signs and symptoms including redness, burning, foreign body sensation and photophobia was significantly less following LO2A treatment. Adverse events were experienced by 4 patients treated with LO2A (two patients with mild burning, one patient with blurred vision and one patient with “thread sensation”) and 10 patients treated with Lacrisol®. There were no SAEs reported.

Double-Masked Clinical Trial of an Unpreserved Hyaluronic Acid Based Eye Drops (LO2A) in DES

This study was performed in 1992 at the University of Genoa, Italy. The objective of the study was to compare the efficacy of LO2A with Lacrisol® in reducing the severity of DES and ocular symptoms. Twenty-three patients with moderate to severe DES applied LO2A to the first eye and Lacrisol® (0.5% HPMC) to the second eye. The trial was double-blind and the treatment regime was five applications/day for 30 days. This study demonstrated that after 30 days of treatment the mean, objective dry eye scores (based on measurement of meniscal thickness, fluorescein staining, TFBUT and Rose Bengal staining) for LO2A treatment were significantly lower than for Lacrisol® treatment for three out of the four tests. The thickness of the lacrimal meniscus did not change significantly in any patient; however, the range of values recorded at Day 0 (0.1-0.2 mm) was not indicative of pathological changes. The severity of the ocular symptoms (burning, foreign body sensation and photophobia) was also significantly reduced for LO2A treatment compared to Lacrisol® at Day 30. There were no adverse events associated with LO2A treatment.

98

Clinical Evaluation of LO2A Eye Drops versus Reference in Patients suffering from DES

This study was performed in 1992 at the University of Rome “Tor Vergata”, Italy. The objective of the study was to compare the efficacy of LO2A with eye drops containing 0.5% HPMC in reducing the severity of DES. Sixteen patients were treated with LO2A or HPMC eye drops. The study was double blind and assessed the treatment of 5 drops/day for 3-4 weeks. This study demonstrated that LO2A eye drops had significantly lower scores than HPMC in the fluorescein, TFBUT and Rose Bengal test. There was no difference between treatments in meniscal thickness measurements and Schirmer tests. Adverse events were reported by one patient treated with LO2A (blurred vision). There were no SAEs reported.

Assessment of Tolerance to LO2A Eye Drops

This study was performed at the University of Catania, Italy in 1992. The objective of the study was to assess the ocular tolerance of patients with moderate to severe DES to the application of LO2A drops compared with eye drops containing 0.5% HPMC. Eighteen patients applied LO2A drops to the first eye and HPMC in the second eye. The study was double-blind and assessed treatment of 4 drops/day for 20 days. This study demonstrated that 61% of patients experienced no adverse effect upon application of LO2A compared to 6% with HPMC eye drops. The difference was statistically significant. No SAEs were reported.

The Effect of a New Tear Substitute Containing Glycerol and Hyaluronate on Keratoconjunctivitis Sicca

This study was performed in 1998 at Hadassah University Hospital, Jerusalem, Israel. The objective of the study was to evaluate the efficacy of LO2A in patients suffering from keratoconjunctivitis sicca compared to their current tear substitute. Twenty-five patients with a history of dry eye symptoms for at least one year who were using a known tear substitute preparation (containing either cellulose derivatives or polyvinylpyrolidone plus hydroxyethylcellulose) and had positive Rose Bengal staining were included. One eye was randomized to topical treatment with LO2A and the other “control” eye to continued treatment with the pre-existing tear substitute preparation. In the first stage of the study, 15 patients received treatment for one week and in the second stage, 10 patients received treatment for two weeks. The average patient satisfaction score for LO2A was significantly higher compared to the control preparation at 1 week (p=0.0003) and at 2 weeks (p=0.0232). A highly significant reduction in Rose Bengal staining was demonstrated following one week of treatment with LO2A (p<0.0001) and the LO2A-treated eyes had significantly less staining compared to control eyes at both one (p=0.021) and two weeks (p=0.023). The paper did not report any adverse events associated with LO2A treatment.

The pivotal, Phase III study is described below:

Acceptability and Efficacy of LO2A Eye Drops vs Gel-Larmes® in Moderate to Severe DES - Clinical Trial Protocol No. EC-921-3

This study was performed in 1993 at the Hospital Hôtel-Dieu, Paris, France with additional sites in Brest, Montpellier, Limoges, Lyon and Nice. The objective of this study was to demonstrate the superiority of LO2A to Gel-Larmes® (0.3% Carbomer containing the preservative thimerosal at 0.005%) in improving patient symptoms and to demonstrate equivalence of the study treatments in reducing the severity of DES. One hundred patients with moderate to severe DES were randomized 1:1 to treatment (LO2A) or Gel-Larmes®. The study assessed treatment of four applications/day for 12 weeks. This study demonstrated that LO2A was significantly superior to Gel-Larmes® in improving patient symptoms (p=0.024). The severity of DES was measured using Schirmer test, fluorescein staining, TFBUT and Rose Bengal staining. A reduction in total score of ≥4, obtained from these four objective tests, was achieved by 17 patients (left eye) and 23 patients (right eye) in the LO2A group and by 20 patients (left eye) and 16 patients (right eye) in the Gel-Larmes® group, demonstrating that LO2A and Gel-Larmes® were equivalent in improving signs of DES. The number of patients rating tolerance as ‘good’ or above was significantly higher in the LO2A group compared to Gel-Larmes® at all time points (Days 15 - p=0.031; Day 45 -p=0.00006; Day 90 - p=0.0004). Adverse events were experienced by 10 patients (21.7%) in the LO2A group and 17 patients (36.2%) in the Gel-Larmes® group. The adverse events experienced by patients in the LO2A group included inflammatory reaction (2 patients), burning/itching/stinging sensation (7 patients) and secretions (1 patient). One unrelated SAE was reported in this study (chest pain) in a patient randomized to the Gel-Larmes® group. In conclusion, this study demonstrated that LO2A was significantly better than Gel-Larmes® in terms of subjective symptoms and tolerability in treating DES with a treatment regimen of four drops/day for 12 weeks and equivalent in improving signs of DES.

A Phase II study was performed at Semmelweis University, Budapest, Hungary between 2012-2013 to assess the efficacy of LO2A eye drops in patients with severe CCH. Twenty patients with Grade 2 or 3 CCH (according to LIPCOF score), who had previously failed treatment on a variety of artificial tear preparations, applied LO2A eye drops to both eyes in a single arm, open label study. Patients applied 4 drops/day for each eye for 3 months. This study demonstrated that after 3 months, CCH decreased from a mean LIPCOF degree of 2.9±0.4 in both eyes to 1.4±0.6 on the right (median decrease of -2 points, 95% confidence interval (“CI”) from -2.0 to -1.0), and to 1.4±0.7 on the left eye (median decrease of -1 points, 95% CI from -2.0 to -1.0) (p< 0.001 for both sides). The TFBUT lengthened after one-month treatment (right eye median increase of 0.6 sec, 95% CI from 0.2 to 1.0 sec; left eye median increase of 0.9 sec, 95% CI from 0.1 to 1.7 sec). The mean Oxford Scheme grade staining decreased significantly during the entire period of the examination (right eye median decrease of -1.0 grade, 95% CI from -1.0 to -1.0 grade; left eye median decrease of -1.0 grade, 95% CI from -1.0 to -1.0 grade after three months). The subjective complaints of the patients measured with the OSDI questionnaire showed a significant improvement after 3 months’ treatment (median decrease of -13.1 scores, 95% CI from -25.0 to -8.3 scores).  During the study period, two patients complained of a greasy sensation on their eyelids, but they did not stop the treatment. No other adverse reactions were reported.

99

Based on the results of this trial, the Hungarian health authorities approved the amendment of the LO2A labeling to include the treatment of DES patients suffering from CCH, and patents were filed in the United States, Israel and Japan for the use of the active component of the drug for treating CCH.

A further Phase II study was performed at Semmelweis University, Budapest, Hungary in 2016. This study explored the safety and efficacy of LO2A in patients with moderate severity dry eye associated with Sjِgren’s where the ocular surface showed Lissamine Green staining causing marked subjective symptoms using the OSDI questionnaire. Twenty-one patients applied LO2A eye drops to both eyes in a single arm, open label study. Patients applied 4 drops a day to each eye for 3 months. LIPCOF score, Lissamine Green staining, tear production and OSDI questionnaire were measured. The study demonstrated a reduction in the LIPCOF score, a decrease in Lissamine Green staining according to the Oxford scale and mitigation of subjective symptoms of dry eye according to the OSDI questionnaire. However, there was no change in tear production during the study.

Wize is evaluating such information and is considering the potential consequences on Wize’s business. In addition, Wize plans to use the clinical results and approval received in the Netherlands the treatment of Sjögren’s to assist Wize in the registration of LO2A as a treatment for Sjögren’s in the Licensed Territories.

Wize Clinical Trials

Wize is currently conducting two Phase II, randomized, double-blind, placebo-controlled clinical trials that are evaluating the safety and efficacy of LO2A for patients suffering from moderate to severe CCH. Both trials are being conducted in Israel. One study is a multi-center trial and the other is being performed at a single medical center.

Multi-center trial – Wize is currently conducting a multi-center clinical trial at five different centers in Israel that commenced in August 2016 (the “Multi-Center Trial”). The Multi-Center Trial is a Phase II randomized, double-blind, placebo-controlled study carried out in parallel groups that is evaluating the safety and efficacy of LO2A for patients suffering from moderate to severe CCH. The trial plans to enroll up to 62 patients (approximately half have been enrolled to date), with the treatment time for each patient being 3 months. Wize consulted with ophthalmology consultants from the United States in the preparation of the protocol for the Multi-Center Trial. The comprehensive cost of the Multi-Center Trial is estimated at NIS 2.5 million or USD 710,000. Wize does not currently have the necessary funding required to complete the Multi-Center Trial. If the Other Financing, as described below, is completed, Wize believes that this will provide Wize with sufficient funding to complete the Multi-Center Trial. Otherwise, the completion of such trial is contingent upon Wize’s ability to either raise capital or debt.

Single Medical Center Trial –Wize is currently conducting a single-center trial in Israel that commenced in January 2017 (“Single Center Trial”). The Single Center Trial is a Phase II, randomized, double-blind, placebo-controlled, pilot study carried out in parallel groups that is intended to evaluate the safety and efficacy of LO2A for patients suffering from moderate to severe CCH, with Wize having sole access to the trial data. The trial plans to enroll 21 patients, with the duration of treatment per patient being 3 months. The comprehensive cost of the Single Center Trial is estimated at NIS 500,000 or USD 145,000. Wize does not currently have the necessary funding required to complete the Single Center Trial. If the Other Financing, as described below, is completed, that will provide Wize with sufficient funding to complete the Single Center Trial. Otherwise, the completion of such trial is contingent upon Wize’s ability to either raise capital or debt.

Research and development expenses for the year ended December 31, 2016 were approximately $240,000 and for the year ended December 31, 2015 were approximately $1,204,000.

Raw Materials and Suppliers

Wize believes that the raw materials that would be required to manufacture LO2A are widely available from numerous suppliers and are generally considered to be generic industrial chemical supplies.

100

Manufacturing

There can be no assurance that LO2A can be manufactured in sufficient commercial quantities, in compliance with regulatory requirements and at an acceptable cost. Wize and its contract manufacturers are, and will be, subject to extensive governmental regulation in connection with LO2A. Wize and its manufacturer must ensure that all of the processes, methods and equipment are compliant with both cGMP, and current Good Laboratory Practices for drugs on an ongoing basis, as mandated by the applicable regulatory authorities, and conduct extensive audits of vendors, contract laboratories and suppliers. Wize has entered into agreements with a manufacturer in Germany relating to the manufacturing of LO2A. Wize has completed the production of LO2A for purposes of its ongoing Phase II clinical trials and expects to begin production for commercial use only after obtaining the requisite regulatory approvals in Israel and Ukraine to market LO2A and receive orders from the distributors (for more information, see “—Marketing and Sales” below).

Marketing and Sales

Wize plans to engage local or multinational distributors to handle the distribution of LO2A. In particular, Wize intends to enter into agreements with pharmaceutical companies with relevant marketing capabilities in the field of pharmaceuticals in order to have them distribute and sell LO2A in the Licensed Territories. To date, Wize has entered into exclusive distribution agreements in Israel to market LO2A for the treatment of DES, and in Ukraine for the treatment of DES and CCH. The registration process in certain countries, including the United States, requires Wize to undertake additional clinical trials, in addition to the Phase II clinical trials that Wize is currently conducting. In August, 2015, LO2A received the approval of the Israel Ministry of Health for use in Israel as a medical preparation for the treatment of DES, under the brand name “Eyecon®”. Registration of LO2A was submitted in Ukraine by the Ukrainian distributor for use in Ukraine as a medical preparation for the treatment of DES and CCH, under the brand name “Conheal®”. The registration in Ukraine is expected to be completed by the end of 2017. In July 2017, Wize received its first order from the distributor in Israel, for an immaterial amount. Wize believes that marketing of LO2A in Ukraine will begin over the course of the second half of 2017.

Wize is currently conducting negotiations with a Chinese pharmaceutical company (the “Chinese Distributor”), with respect to entering into a Distribution Agreement with such Chinese Distributor. As of the date hereof, no agreement has been entered into with the Chinese Distributor and it is not possible at this stage to determine when Wize will enter into such an agreement, if ever.

Wize intends to engage pharmaceutical companies or distributors around the world with relevant marketing capabilities in the pharmaceutical field, in order for such pharmaceutical companies to sell LO2A, with Wize prioritizing those countries where Wize may expedite the registration process of LO2A based on existing knowledge and studies previously conducted on LO2A, without requiring additional studies. In this respect, Wize has been studying the possibility of marketing LO2A for DES treatment only in the United States, but has not made any determinations regarding the best route that can be used to obtain FDA approval to market LO2A. Currently, Wize intends to approach the FDA as part of its preliminary request procedure (Pre-IND) and discuss possible alternatives for approving LO2A for treating DES in the United States. However, as this FDA process is both time consuming and costly, Wize does not intend to approach the FDA on a Pre-IND basis until it is able to secure additional funding.

Competition

The pharmaceutical industry is characterized by rapidly evolving technology, intense competition and a highly risky, costly and lengthy research and development process.  Adequate protection of intellectual property, successful product development, adequate funding and retention of skilled, experienced and professional personnel are among the many factors critical to success in the pharmaceutical industry.  Wize operates in markets featuring competition between competing manufacturers in the field of DES treatment, while, to Wize’s knowledge, no therapy is currently approved specifically for Sjِgren’s or CCH.

The global DES market features three particularly dominant companies, which are responsible for an estimated 82% of all revenues: Novartis/Alcon (through its Celluvisc®, Hyalein®, Vismed® and Systane® drugs); Allergan (Restasis®, Refresh®) and Santen. In July 2016, the FDA approved an additional medicine, Xiidra®, produced by Shire Plc, for the treatment of DES, and sales began in August 2016.

To date, no therapeutic agent has received approval specifically for Sjögren’s. Drugs that are used for the symptomatic relief of ocular signs and symptoms associated with Sjögren’s include cholinergic agonists e.g. Salagen (pilocarpine) and Evoxac (cevilemine) and the immunomodulatory agent Restasis (cyclosporine). Systemic Immunomodulary treatments, usually for extra-glandular disease, which may be used include hydroxychloroquine (mild inflammatory symptoms of joints, muscles and skin), corticosteroids (rare but serious symptoms: vasculitic rash, interstitial lung disease, interstitial nephritis, glomerulonephritis), immunosuppressive agents e.g. methotrexate, azathioprine, cyclophosphamide (used to treat serious internal organ manifestations) and biologic agents e.g. rituximab. Corticosteroids and immunosuppressants lead to broad, non-selective immunosuppression often associated with significant adverse events.

101

The pipeline of drugs in development for the indication of Sjögren’s is relatively small with only one product in Phase III, Orencia, being developed by Bristol-Myers Squibb. There are a number of drugs in Phase I or II stages of development including AMG/MEDI5872 developed by Amgen, BIIB063 developed by Biogen, CFZ533 and VAY736 developed by Novartis, GSK618960 developed by GSK, LY3090106 developed by Eli Lilly, MEDI4920 developed by MedImmune, RG7625 developed by Roche, RSLV developed by Resolve Therapeutics and Actemra developed by the University Hospital of Strasbourg. In addition, there is an ongoing Phase II combination study combining Benlysta and Rituxan.

Wize believes that LO2A has a number of advantages over competing products in the DES and Sjögren’s markets, including LO2A lacking preservatives, its ability to be used with any contact lenses, its anti-irritant properties and its non-Newtonian viscosity profile. On the other hand, other drugs on the market, including new drugs under development, may all be competitive to LO2A.  In fact, some of these drugs are well established and accepted among patients and physicians in their respective markets, can be efficiently produced and marketed, and are relatively safe.  Moreover, other companies of various sizes engage in activities similar to Wize.  Most, if not all, of Wize competitors have substantially greater financial and other resources available to them. Competitors include companies with marketed products and/or an advanced research and development pipeline.

Intellectual Property

Wize’s success depends in part on its ability (directly or through Resdevco) to obtain and maintain proprietary protection for LO2A and its underlying technology and know-how, and to operate without infringing the proprietary rights of others and to prevent others from infringing such proprietary rights.

The LO2A composition and use thereof for treating or alleviating DES was covered by US Patent No. 5,106,615, which has expired. Accordingly, Wize is currently focusing its marketing and commercial efforts with respect to CCH and Sjögren’s rather than DES, as more fully described elsewhere in this proxy statement/prospectus. The use of LO2A for treating or alleviating CCH under US Patent No. 8,912,166 has been granted to Wize under the LO2A License Agreement.

The use of LO2A for treating or alleviating CCH is protected by the patent family of International Patent Application Publ. No. WO2012150583, filed on April 5, 2012, assigned to Resdevco, entitled EYE DROPS FOR TREATMENT OF CONJUNCTIVOCHALASIS. Corresponding members include US Patent No. 8,912,166, Israeli Patent No. 212725, Japanese Patent No. 5957517 and pending European Pat. Appl. 2704747. Granted patents and patents to issue of this patent family will expire, without extension, in 2032.

The use of LO2A for treating or alleviating irritation of the eye caused non-infectious diseases, such as Sjogren’s, is covered by Provisional Patent Application No. 62/467139, filed on March 5, 2017, assigned to Resdevco, entitled EYE DROPS FOR TREATMENT OF IRRITATION NOT DUE TO INFECTION. Patents to issue based on this provisional application will expire, without extension, in 2038.

Pursuant to the LO2A License Agreement, Resdevco has contractually agreed to be responsible for the payment of all relevant fees associated with the maintenance of its intellectual property rights. The patent positions of biopharmaceutical companies, such as Resdevco and Wize, are generally uncertain and involve complex legal and factual questions. Resdevco’s ability to maintain and solidify its proprietary position for LO2A will depend on its success in obtaining effective claims and enforcing those claims once granted. There is no certainty that any of Resdevco’s pending patent applications or those pending patent applications that it licenses will result in the issuance of any patents or that Wize will obtain rights to any further patents or patent applications. Any issued patents and those that may issue in the future may be challenged, narrowed, circumvented or found to be invalid or unenforceable, which could limit its ability to stop competitors from marketing related products or the length of term of patent protection that it may have for LO2A under the LO2A License Agreement. Wize cannot be certain that Resdevco was the first to invent the inventions claimed in its owned or licensed patents or pending patent applications. In addition, Wize’s competitors may independently develop similar technologies or duplicate any technology developed by Resdevco, and the rights granted under any issued patents may not provide Resdevco or Wize with any meaningful competitive advantages against these competitors.  Please see under “RISK FACTORS – Risks Related to Wize’s Intellectual Property,” beginning on page 34 of this proxy statement/prospectus.

102

Environmental Matters

Wize and its manufacturers, distributors and other service providers are subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. Wize believes that its business, including those of its service providers, are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. Based on information currently available to Wize, it does not expect environmental costs and contingencies to have a material adverse effect on its business. However, significant expenditures may be imposed on those third party service providers should they be required to comply with new or more stringent environmental or health and safety laws, regulations or requirements, which may in turn adversely affect Wize.

Government Regulations

Wize operates in a highly controlled regulatory environment. Stringent regulations establish requirements relating to analytical, toxicological and clinical standards and protocols in respect of the testing of pharmaceuticals. Regulations also cover research, development, manufacturing and reporting procedures, both pre- and post-approval. In many markets, especially in Europe, marketing and pricing strategies are subject to national legislation or administrative practices that include requirements to demonstrate not only the quality, safety and efficacy of a new product, but also its cost-effectiveness relating to other treatment options. Failure to comply with regulations can result in stringent sanctions, including product recalls, withdrawal of approvals, seizure of products and criminal prosecution.

Before obtaining regulatory approvals for the commercial sale of LO2A or any future Wize product candidates, Wize must demonstrate through clinical trials that any Wize product candidates are safe and effective. Historically, the results from preclinical studies and early clinical trials often have not accurately predicted results of later clinical trials. In addition, a number of pharmaceutical products have shown promising results in clinical trials but subsequently failed to establish sufficient safety and efficacy results to obtain necessary regulatory approvals. Wize has incurred and will continue to incur substantial expense for, and devote a significant amount of time to, clinical trials. Many factors can delay the commencement and rate of completion of clinical trials, including the inability to recruit patients at the expected rate, the inability to follow patients adequately after treatment, the failure to manufacture sufficient quantities of materials used for clinical trials, and the emergence of unforeseen safety issues and governmental and regulatory delays. If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder Wize’s ability to conduct related clinical trials. Additionally, as a result of these failures, Wize may also be unable to obtain additional financing.

Governmental authorities in all major markets require that a new pharmaceutical product be approved before it is marketed, and have established high standards for technical appraisal, which can result in an expensive and lengthy approval process. The time to obtain approval varies by country and some products are never approved. The lengthy process of conducting clinical trials, seeking approval and the subsequent compliance with applicable statutes and regulations, if approval is obtained, are very costly and require the expenditure of substantial resources.

A summary of the U.S., EU and Israeli regulatory processes follow below.

United States

In the United States, the Public Health Services Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the quality, safety and effectiveness standards for any Wize product candidate and the raw materials and components used in the production of, testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of Wize’s products on a product-by-product basis.

103

Before the clinical studies, the FDA requires from the applicants to complete extensive preclinical laboratory tests, drug chemistry, animal (in vivo), formulation, stability and other studies.

Certain preclinical tests must be conducted in compliance with good laboratory practice (GLP) regulations.  Non-compliance with GLP standard can, in some cases, lead to invalidation of the studies, requiring them to be replicated.  After laboratory analysis and preclinical testing, a sponsor files an Investigational New Drug (“IND”) application, with the FDA to begin human testing.

The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Submission of an IND may result in the FDA not allowing the clinical trials to commence or not allowing the clinical trials to commence on the terms originally specified in the IND. A separate submission to an existing IND must also be made for each successive clinical trial conducted during drug development, and the FDA must grant permission, either explicitly or implicitly by not objecting, before each clinical trial can begin.

Typically, a manufacturer conducts a three-phase human clinical testing program which itself is subject to numerous laws and regulatory requirements, including adequate monitoring, reporting, record keeping and informed consent.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be used. Each protocol must be submitted to the FDA as part of the IND. An independent institutional review board (“IRB”), for each medical center proposing to conduct a clinical trial must also review and approve a plan for any clinical trial before it can begin at that center and the IRB must monitor the clinical trial until it is completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds. Clinical testing also must satisfy extensive Good Clinical Practice (“GCP”), requirements, including the requirements for informed consent.

All clinical research performed in the United States in support of a New Drug Application (“NDA”) must be authorized in advance by the FDA under the IND regulations and procedures described above. However, a sponsor who wishes to conduct a clinical trial outside the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to FDA in support of an NDA so long as the clinical trial is conducted in compliance with an international guideline for the ethical conduct of clinical research known as the Declaration of Helsinki and/or the laws and regulations of the country or countries in which the clinical trial is performed, whichever provides the greater protection to the participants in the clinical trial.

In Phase I, small clinical trials are conducted to determine the safety and proper dose ranges of any of Wize’s product candidates.  In Phase II, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of any of Wize’s product candidates.  In Phase III, clinical trials are conducted to provide sufficient data for the statistically valid evidence of safety and efficacy and these studies include a large number of participants.  The time and expense required for Wize to perform this clinical testing can vary and is substantial.  Wize cannot be certain that Wize will successfully complete Phase I, Phase II or Phase III testing of any of Wize’s product candidates within any specific time period, if at all.  Furthermore, the FDA, the IRB responsible for approving and monitoring the clinical trials at a given site, the Data Safety Monitoring Board, where one is used, or Wize may suspend the clinical trials at any time on various grounds, including a finding that subjects or patients are exposed to unacceptable health risk.

If the clinical data from these clinical trials (Phases I, II and III) is deemed to support the safety and effectiveness of the candidate product for its intended use, then Wize may proceed to seek to file with the FDA an NDA seeking approval to market a new drug for one or more specified intended uses. Wize cannot ascertain whether the clinical data will support and justify filing an NDA. Nevertheless, if and when Wize is able to ascertain that the clinical data supports and justifies filing an NDA, Wize intends to make such appropriate filings.

104

The purpose of an NDA is to provide the FDA with sufficient information so that it can assess whether it ought to approve the candidate product for marketing for specific intended uses. The NDA normally contains, among other things, sections describing the chemistry, manufacturing, and controls, non-clinical pharmacology and toxicology, human pharmacokinetics and bioavailability, microbiology, the results of the clinical trials, and the proposed labeling which contains, among other things, the intended uses of the candidate product.

Wize cannot take any action to market any new drug or biologic product in the United States until Wize’s appropriate marketing application has been approved by the FDA.  The FDA has substantial discretion over the approval process and may disagree with Wize’s interpretation of the data submitted.   The process may be significantly extended by requests for additional information or clarification regarding information already provided.  As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians.  Satisfaction of these and other regulatory requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product.  Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures on Wize’s activities.  Wize cannot be certain that the FDA or other regulatory agencies will approve any of Wize’s products on a timely basis, if at all.  Success in early stage clinical trials does not assure success in later-stage clinical trials.  Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses and these limitations may adversely affect the commercial viability of the product.  Delays in obtaining, or failures to obtain regulatory approvals, would have a material adverse effect on Wize’s business.

Wize may also seek approval of its drug candidates under programs designed to accelerate FDA’s review and approval of NDAs. For instance, a sponsor may seek FDA designation of a drug candidate as a “fast track product.” Fast track products are those products intended for the treatment of a serious or life-threatening disease or condition and which demonstrate the potential to address unmet medical needs for such disease or condition. If fast track designation is obtained, the FDA may initiate review of sections of an NDA before the application is complete. This “rolling review” is available if the applicant provides and the FDA approves a schedule for submission to the FDA of the remaining information. In some cases, a fast track product may be approved on the basis of either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Approvals of this kind, referred to as accelerated approvals, typically include requirements for appropriate post-approval Phase IV clinical trials to validate the surrogate endpoint or otherwise confirm the effect of the clinical endpoint.

In addition, the Food and Drug Administration Safety and Innovation Act, which was enacted and signed into law in 2012, established a new category of drugs referred to as “breakthrough therapies” that may be subject to accelerated approval. A sponsor may seek FDA designation of a drug candidate as a “breakthrough therapy” if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drug candidates may also be eligible for “priority review,” or review within a six-month timeframe from the date a complete NDA is accepted for filing, if a sponsor shows that its drug candidate provides a significant improvement compared to marketed drugs. Fast track designation, accelerated approval, breakthrough therapy designation and priority review do not change the standards for approval, but may expedite the development or approval process. When appropriate, Wize intends to seek fast track designation, accelerated approval, breakthrough therapy designation and priority review, as applicable for its drug candidates. Wize cannot predict whether any of its drug candidates will obtain such designations or approvals, or the ultimate impact, if any, of such designations or approvals on the timing or likelihood of FDA approval of any of its proposed drugs.

Even after Wize obtains FDA approval, Wize may be required to conduct further clinical trials (i.e., Phase IV trials) and provide additional data on safety and effectiveness.  Wize is also required to gain separate approval for the use of an approved product as a treatment for indications other than those initially approved.  Before approving an application, the FDA will inspect the facility or the facilities at which the finished drug product, and sometimes the active drug ingredient, is manufactured, and will not approve the drug unless cGMP compliance is satisfactory. The FDA may also inspect the sites at which the clinical trials were conducted to assess their compliance, and will not approve the drug unless compliance with GCP requirements is satisfactory.

105

If, as a result of these inspections, the FDA determines that Wize’s facilities do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal or administrative sanctions and/or remedies against Wize including the suspension of Wize’s manufacturing operations.

Drugs may be marketed only for the FDA approved indications and in accordance with the provisions of the approved labeling. Further, if there are any modifications to the drug, including changes in indications, labeling, or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require Wize to develop additional data or conduct additional preclinical studies and clinical trials.

Wize has currently received no approvals to market Wize’s products from the FDA or other foreign regulators, besides Israel and the countries where LO2A is already marketed by Resdevco.

Post-Marketing Requirements

Following approval of a new product, a pharmaceutical company generally must engage in numerous specific monitoring and recordkeeping activities and continue to submit periodic and other reports to the applicable regulatory agencies, including any cases of adverse events and appropriate quality control records. Modifications or enhancements to the products or labeling or changes of site of manufacture are often subject to the approval of the FDA and other regulators, which may or may not be received or may result in a lengthy review process.

Prescription drug advertising is subject to federal, state and foreign regulations. In the United States, the FDA regulates prescription drug promotion, including direct-to-consumer advertising. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use. Any distribution of prescription drug products and pharmaceutical samples must comply with the U.S. Prescription Drug Marketing Act, a part of the U.S. Federal Food, Drug, and Cosmetic Act.

In the United States, once a product is approved, its manufacture is subject to comprehensive and continuing regulation by the FDA. The FDA regulations require that products be manufactured in specific approved facilities and in accordance with current good manufacturing practices, or cGMPs, and NDA holders must list their products and register their manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements with respect to manufacturing and quality assurance activities. NDA holders using contract manufacturers, laboratories or packagers are responsible for the selection and monitoring of qualified firms, and, in certain circumstances, qualified suppliers to these firms. These firms and, where applicable, their suppliers are subject to inspections by the FDA at any time, and the discovery of violative conditions, including failure to conform to cGMPs, could result in enforcement actions that interrupt the operation of any such facilities or the ability to distribute products manufactured, processed or tested by them.

Healthcare Laws and Regulations

Wize is also subject to various federal, state and international laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws.  The federal Anti-kickback law, which governs federal healthcare programs (e.g., Medicare, Medicaid), makes it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug.  Many states have similar laws that are not restricted to federal healthcare programs.  Federal and state false claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payors (including Medicare and Medicaid), claims for reimbursement, including claims for the sale of drugs or services, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services.

If the government or other relevant party were to allege that Wize violated these laws there could be a material adverse effect on Wize’s stock price.  Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, which could have a materially adverse effect on Wize’s business, results of operations and financial condition.  A finding of liability under these laws can have significant adverse financial implications for Wize and can result in payment of large penalties and possible exclusion from federal healthcare programs.  Wize will consult counsel concerning the potential application of these and other laws to Wize’s business and Wize’s sales, marketing and other activities and will make good faith efforts to comply with them.  However, given their broad reach and the increasing attention given by law enforcement authorities, Wize cannot assure you that some of Wize’s activities will not be challenged or deemed to violate some of these laws.

106

European Economic Area

Although Wize is not currently seeking regulatory approval in the European Union (“EU”), Wize may do so in the future. As such, a summary of the EU regulatory processes follows below.

A medicinal product may only be placed on the market in the European Economic Area (the “EEA”), composed of the 28 EU member states, plus Norway, Iceland and Lichtenstein, when a marketing authorization has been issued by the competent authority of a member state pursuant to Directive 2001/83/EC (as recently amended by Directive 2004/27/EC), or an authorization has been granted under the centralized procedure in accordance with Regulation (EC) No. 726/2004 or its predecessor, Regulation 2309/93. There are essentially three community procedures created under prevailing European pharmaceutical legislation that, if successfully completed, allow an applicant to place a medicinal product on the market in the EEA.

Centralized Procedure

Regulation 726/2004/EC now governs the centralized procedure when a marketing authorization is granted by the European Commission, acting in its capacity as the European Licensing Authority on the advice of the EMA. That authorization is valid throughout the entire community and directly or (as to Norway, Iceland and Liechtenstein) indirectly allows the applicant to place the product on the market in all member states of the EEA. The EMA is the administrative body responsible for coordinating the existing scientific resources available in the member states for evaluation, supervision and pharmacovigilance of medicinal products. Certain medicinal products, as described in the Annex to Regulation 726/2004, must be authorized centrally. These are products that are developed by means of a biotechnological process in accordance with Paragraph 1 to the Annex to the Regulation. Medicinal products for human use containing a new active substance for which the therapeutic indication is the treatment of acquired immune deficiency syndrome, or AIDS, cancer, neurodegenerative disorder or diabetes must also be authorized centrally. Starting on May 20, 2008, the mandatory centralized procedure was extended to autoimmune diseases and other immune dysfunctions and viral diseases. Finally, all medicinal products that are designated as orphan medicinal products pursuant to Regulation 141/2000 must be authorized under the centralized procedure. An applicant may also opt for assessment through the centralized procedure if it can show that the medicinal product constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization centrally is in the interests of patients at the community level. For each application submitted to the EMA for scientific assessment, the EMA is required to ensure that the opinion of the Committee for Medicinal Products for Human Use (“CHMP”), is given within 210 days after receipt of a valid application. This 210 days period does not include the time that the applicant to answer any questions raised during the application procedure, the so-called ‘clock stop’ period. If the opinion is positive, the EMA is required to send the opinion to the European Commission, which is responsible for preparing the draft decision granting a marketing authorization. This draft decision may differ from the CHMP opinion, stating reasons for diverging for the CHMP opinion. The draft decision is sent to the applicant and the member states, after which the European Commission takes a final decision. If the initial opinion of the CHMP is negative, the applicant is afforded an opportunity to seek a re-examination of the opinion. The CHMP is required to re-examine its opinion within 60 days following receipt of the request by the applicant. All CHMP refusals and the reasons for refusal are made public on the EMA website. Without a centralized marketing authorization it is prohibited to place a medicinal product that must be authorized centrally on the market in the EU.

National Procedure

This procedure is available for medicinal products that do not fall within the scope of mandatory centralized authorization and are intended for use in only one EU member state. Specific procedures and timelines differ between member states, but the duration of the procedure is generally 210 days and based on a risk/efficacy assessment by the competent authority of the member state concerned, followed by determination of Summary of Product Characteristics (“SmPC”) package leaflet and label text/layout and subsequently grant of the marketing authorization. Marketing authorizations granted on this basis are not mutually recognized by other member states.

107

The majority of medicines available in the EU were authorized at national level, either because they were authorized before EMA’s creation or they were not in the scope of the centralized procedure. Each EU Member State has its own national authorization procedures. If a company wishes to request marketing authorization in several EU Member States for a medicine that is outside the scope of the centralized procedure, it may use one of the following routes:

●	the mutual-recognition procedure, whereby a marketing authorization granted in one Member State can be recognized in other EU countries; or

●	the decentralized procedure, whereby a medicine that has not yet been authorized in the EU can be simultaneously authorized in several EU Member States.

Mutual Recognition and Decentralized Procedures

With the exception of products that are authorized centrally, the competent authorities of the member states are responsible for granting marketing authorizations for medicinal products placed on their national markets. If the applicant for a marketing authorization intends to market the same medicinal product in more than one member state, the applicant may seek an authorization progressively in the community under the mutual recognition or decentralized procedure. Mutual recognition is used if the medicinal product has already been authorized in a member state. In this case, the holder of this marketing authorization requests the member state where the authorization has been granted to act as reference member state by preparing an updated assessment report that is then used to facilitate mutual recognition of the existing authorization in the other member states in which approval is sought (the so-called concerned member state(s)). The reference member state must prepare an updated assessment report within 90 days of receipt of a valid application. This report together with the approved SmPC (which sets out the conditions of use of the product), and a labeling and package leaflet are sent to the concerned member states for their consideration. The concerned member states are required to approve the assessment report, the SmPC and the labeling and package leaflet within 90 days of receipt of these documents. The total procedural time is 180 days.

The decentralized procedure is used in cases where the medicinal product has not received a marketing authorization in the EU at the time of application. The applicant requests a member state of its choice to act as reference member state to prepare an assessment report that is then used to facilitate agreement with the concerned member states and the grant of a national marketing authorization in all of these member states. In this procedure, the reference member state must prepare, for consideration by the concerned member states, the draft assessment report, a draft SmPC and a draft of the labeling and package leaflet within 120 days after receipt of a valid application. As in the case of mutual recognition, the concerned member states are required to approve these documents within 90 days of their receipt.

For both mutual recognition and decentralized procedures, if a concerned member state objects to the grant of a marketing authorization on the grounds of a potential serious risk to public health, it may raise a reasoned objection with the reference member state. The points of disagreement are in the first instance referred to the Co-ordination Group on Mutual Recognition and Decentralized Procedures (“CMD”), to reach an agreement within 60 days of the communication of the points of disagreement. If member states fail to reach an agreement, then the matter is referred to the EMA and CHMP for arbitration. The CHMP is required to deliver a reasoned opinion within 60 days of the date on which the matter is referred. The scientific opinion adopted by the CHMP forms the basis for a binding European Commission decision.

Irrespective of whether the medicinal product is assessed centrally, de-centrally or through a process of mutual recognition, the medicinal product must be manufactured in accordance with the principles of good manufacturing practice as set out in Directive 2003/94/EC and Volume 4 of the rules governing medicinal products in the European community. Moreover, community law requires the clinical results in support of clinical safety and efficacy based upon clinical trials conducted in the European community to be in compliance with the requirements of Directive 2001/20/EC, which implements good clinical practice in the conduct of clinical trials on medicinal products for human use. Clinical trials conducted outside the European community and used to support applications for marketing within the EU must have been conducted in a way consistent with the principles set out in Directive 2001/20/EC. The conduct of a clinical trial in the EU requires, pursuant to Directive 2001/20/EC, authorization by the relevant national competent authority where a trial takes place, and an ethics committee to have issued a favorable opinion in relation to the arrangements for the trial. It also requires that the sponsor of the trial, or a person authorized to act on his behalf in relation to the trial, be established in the community.

108

There are various types of applications for marketing authorizations:

Full Applications.

A full application is one that is made under any of the community procedures described above and “stands alone” in the sense that it contains all of the particulars and information required by Article 8(3) of Directive 2001/83 (as amended) to allow the competent authority to assess the quality, safety and efficacy of the product and in particular the balance between benefit and risk. Article 8(3)(l) in particular refers to the need to present the results of the applicant’s research on (i) pharmaceutical (physical-chemical, biological or microbiological) tests, (ii) preclinical (toxicological and pharmacological) studies and (iii) clinical trials in humans. The nature of these tests, studies and trials is explained in more detail in Annex I to Directive 2001/83/EC. Full applications would be required for products containing new active substances not previously approved by the competent authority, but may also be made for other products.

Abridged Applications.

Article 10 of Directive 2001/83/EC contains exemptions from the requirement that the applicant provide the results of its own preclinical and clinical research. There are three regulatory routes for an applicant to seek an exemption from providing such results, namely (i) cross-referral to an innovator’s results without consent of the innovator, (ii) well established use according to published literature and (iii) consent to refer to an existing dossier of research results filed by a previous applicant.

Cross-referral to Innovator’s Data

Articles 10(1) and 10(2)(b) of Directive 2001/83/EC provide the legal basis for an applicant to seek a marketing authorization on the basis that its product is a generic medicinal product (a copy) of a reference medicinal product that has already been authorized, in accordance with community provisions. A reference product is, in principle, an original product granted an authorization on the basis of a full dossier of particulars and information. This is the main exemption used by generic manufacturers for obtaining a marketing authorization for a copy product. The generic applicant is not required to provide the results of preclinical studies and of clinical trials if its product meets the definition of a generic medicinal product and the applicable regulatory results protection period for the results submitted by the innovator has expired. A generic medicinal product is defined as a medicinal product:

●	having the same qualitative and quantitative composition in active substance as the reference medicinal product;

●	having the same pharmaceutical form as the reference medicinal product; and

●	whose bioequivalence with the reference medicinal product has been demonstrated by appropriate bioavailability studies.

Applications in respect of a generic medicinal product cannot be made before the expiry of the protection period. Where the reference product was granted a national marketing authorization pursuant to an application made before October 30, 2005, the protection period is either six years or 10 years, depending upon the election of the particular member state concerned. Where the reference product was granted a marketing authorization centrally, pursuant to an application made before November 20, 2005, the protection period is 10 years. For applications made after these dates, Regulation 726/2004 and amendments to Directive 2001/83/EC provide for a harmonized protection period regardless of the approval route utilized. The harmonized protection period is in total 10 years, including eight years of research data protection and two years of marketing protection. The effect is that the originator’s results can be the subject of a cross-referral application after eight years, but any resulting authorization cannot be exploited for a further two years. The rationale of this procedure is not that the competent authority does not have before it relevant tests and trials upon which to assess the efficacy and safety of the generic product, but that the relevant particulars can, if the research data protection period has expired, be found on the originator’s file and used for assessment of the generic medicinal product. The 10-year protection period can be extended to 11 years where, in the first eight years post-authorization, the holder of the authorization obtains approval for a new indication assessed as offering a significant clinical benefit in comparison with existing products.

109

If the copy product does not meet the definition of a generic medicinal product or if certain types of changes occur in the active substance(s) or in the therapeutic indications, strength, pharmaceutical form or route of administration in relation to the reference medicinal product, Article 10(3) of Directive 2001/83/EC provides that the results of the appropriate preclinical studies or clinical trials must be provided by the applicant.

Well-established Medicinal Use

Under Article 10a of Directive 2001/83/EC, an applicant may, in substitution for the results of its own preclinical and clinical research, present detailed references to published literature demonstrating that the active substance(s) of a product have a well-established medicinal use within the community with recognized efficacy and an acceptable level of safety. The applicant is entitled to refer to a variety of different types of literature, including reports of clinical trials with the same active substance(s) and epidemiological studies that indicate that the constituent or constituents of the product have an acceptable safety/efficacy profile for a particular indication. However, use of the published literature exemption is restricted by stating that in no circumstances will constituents be treated as having a well-established use if they have been used for less than 10 years from the first systematic and documented use of the substance as a medicinal product in the EU. Even after 10 years’ systematic use, the threshold for well-established medicinal use might not be met. European pharmaceutical law requires the competent authorities to consider among other factors the period over which a substance has been used, the amount of patient use of the substance, the degree of scientific interest in the use of the substance (as reflected in the scientific literature) and the coherence (consistency) of all the scientific assessments made in the literature. For this reason, different substances may reach the threshold for well-established use after different periods, but the minimum period is 10 years. If the applicant seeks approval of an entirely new therapeutic use compared with that to which the published literature refers, additional preclinical and/or clinical results would have to be provided.

Consent to refer to an existing dossier info

Under Article 10c of Directive 2001/83/EC, following the grant of a marketing authorization the holder of such authorization may consent to a competent authority utilizing the pharmaceutical, preclinical and clinical documentation that it submitted to obtain approval for a medicinal product to assess a subsequent application relating to a medicinal product possessing the same qualitative and quantitative composition with respect to the active substances and the same pharmaceutical form.

Law Relating to Pediatric Research

Regulation (EC) 1901/2006 (as amended by Regulation (EC) 1902/2006) was adopted on December 12, 2006. This Regulation governs the development of medicinal products for human use in order to meet the specific therapeutic needs of the pediatric population. It requires any application for marketing authorization made after July 26, 2008 in respect of a product not authorized in the European Community on January 26, 2007 (the time the Regulation entered into force), to include the results of all studies performed and details of all information collected in compliance with a pediatric investigation plan agreed by the Pediatric Committee of the EMA, unless the product is subject to an agreed waiver or deferral or unless the product is excluded from the scope of Regulation 1902/2006 (generics, hybrid medicinal products, biosimilars, homeopathic and traditional (herbal) medicinal products and medicinal products containing one or more active substances of well-established medicinal use). Waivers can be granted in certain circumstances where pediatric studies are not required or desirable. Deferrals can be granted in certain circumstances where the initiation or completion of pediatric studies should be deferred until appropriate studies in adults have been performed. Moreover, this regulation imposes the same obligation from January 26, 2009 on an applicant seeking approval of a new indication, pharmaceutical form or route of administration for a product already authorized and still protected by a supplementary protection certificate granted under Regulation EC 469/2009 and its precursor (EEC) 1768/92 or by a patent that qualifies for the granting of such a supplementary protection certificate. The pediatric Regulation 1901/2006 also provides, subject to certain conditions, a reward for performing such pediatric studies, regardless of whether the pediatric results provided resulted in the grant of a pediatric indication. This reward comes in the form of an extension of six months to the supplementary protection certificate granted in respect of the product, unless the product is subject to orphan drug designation, in which case the 10-year market exclusivity period for such orphan products is extended to 12 years. If any of the non-centralized procedures for marketing authorization have been used, the six-month extension of the supplementary protection certificate is only granted if the medicinal product is authorized in all member states.

110

Post-authorization Obligations

In the pre-authorization phase the applicant must provide a detailed pharmacovigilance plan that it intends to implement post-authorization. An authorization to market a medicinal product in the EU carries with it an obligation to comply with many post-authorization organizational and behavioral regulations relating to the marketing and other activities of authorization holders. These include requirements relating to post-authorization efficacy studies, post-authorization safety studies, adverse event reporting and other pharmacovigilance requirements, advertising, packaging and labeling, patient package leaflets, distribution and wholesale dealing. The regulations frequently operate within a criminal law framework and failure to comply with the requirements may not only affect the authorization, but also can lead to financial and other sanctions levied on the company in question and responsible officers.

As a result of the currently on-going overhaul of EU pharmacovigilance legislation the financial and organizational burden on market authorization holders will increase significantly, such as the obligation to maintain a pharmacovigilance system master file that applies to all holders of marketing authorizations granted in accordance with Directive 2001/83/EC or Regulation (EC) No 726/2004. Marketing authorization holders must furthermore collect data on adverse events associated with use of the authorized product outside the scope of the authorization. Pharmacovigilance for biological products and medicines with a new active substance will be strengthened by subjecting their authorization to additional monitoring activities. The EU is currently in the process of issuing implementing regulations for the new pharmacovigilance framework.

Any authorization granted by member state authorities, which within three years of its granting is not followed by the actual placing on the market of the authorized product in the authorizing member state ceases to be valid. When an authorized product previously placed on the market in the authorizing member state is no longer actually present on the market for a period of three consecutive years, the authorization for that product shall cease to be valid. The same two three year periods apply to authorizations granted by the European Commission based on the centralized procedure.

Israel

In addition to regulations of other countries where Wize is seeking or will seek regulatory approval, Israeli government regulations will also govern the development of Wize’s product candidates.

Clinical Testing in Israel

In order to conduct clinical testing on humans in Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations also require authorization from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and similar trials, an additional authorization of the overseeing institutional ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since Wize intends to perform a portion of the clinical studies on certain of Wize’s therapeutic candidates in Israel, Wize will be required to obtain authorization from the ethics committee and general manager of each institution in which Wize intends to conduct Wize’s clinical trials, and in most cases, from the Israeli Ministry of Health.

Israel Ministry of Health

Israel’s Ministry of Health, which regulates medical testing, has adopted protocols that correspond, generally, to those of the FDA and the EMA, making it comparatively straightforward for studies conducted in Israel to satisfy FDA and the EMA requirements, thereby enabling medical technologies subjected to clinical trials in Israel to reach U.S. and EU commercial markets in an expedited fashion. Many members of Israel’s medical community have earned international prestige in their chosen fields of expertise and routinely collaborate, teach and lecture at leading medical centers throughout the world. Israel also has free trade agreements with the United States and the European Union.

111

Other Countries

In addition to regulations in the United States, the EU and Israel, Wize may be subject to a variety of other regulations governing clinical trials and commercial sales and distribution of drugs in other countries. Whether or not Wize products receive approval from the FDA or EMA approval of such products must be obtained by the comparable regulatory authorities of countries other than the United States or European Union before Wize can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA or EMA approval. The requirements governing the conduct of clinical trials and product licensing vary greatly from country to country.

The requirements that Wize and Wize’s collaborators must satisfy to obtain regulatory approval by government agencies in other countries prior to commercialization of Wize products in such countries can be rigorous, costly and uncertain.  In the European countries, Canada and Australia, regulatory requirements and approval processes are similar in principle to those in the United States.  Additionally, depending on the type of drug for which approval is sought, there are currently two potential tracks for marketing approval in the European countries: mutual recognition and the centralized procedure.  These review mechanisms may ultimately lead to approval in all European Union countries, but each method grants all participating countries some decision-making authority in product approval.  Foreign governments also have stringent post-approval requirements including those relating to manufacture, labeling, reporting, record keeping and marketing.  Failure to substantially comply with these on-going requirements could lead to government action against the product, Wize and/or its representatives.

Related Matters

From time to time, legislation is drafted, introduced and passed in governmental bodies that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA or EMA and other applicable regulatory bodies to which Wize is subject. In addition, regulations and guidance are often revised or reinterpreted by the national agency in ways that may significantly affect Wize business and Wize therapeutic candidates. It is impossible to predict whether such legislative changes will be enacted, whether FDA or EMA regulations, guidance or interpretations will change, or what the impact of such changes, if any, may be. Wize may need to adapt Wize business and therapeutic candidates and products to changes that occur in the future.

Seasonality

Wize’s business and operations are generally not affected by seasonal fluctuations or factors.

Employees

Wize currently has one full time employee. Wize’s strategic advisor dedicates 80% of his time to Wize and Wize’s Active Chairman of the Board commits 20% of his time to Wize, both engaged by Wize via such persons’ wholly owned services companies. In addition, Wize engages certain outside consultants that are, in general, compensated on an hourly basis.

Properties

Wize’s principal executive offices are located at 5b Hanagar Street, Hod Hasharon, Israel, 4527708 where it leases approximately 50 square feet of office space for annual rent of approximately $30,000. Other than such office lease, Wize does not own or lease any material tangible fixed assets.

Legal Proceedings

In September 2015, claims were raised by Go D.M. Investments Ltd. against Mr. Noam Danenberg, the strategic advisor of Wize (the “Go D.M. Matter”), and in October 2015, Wize was added as a defendant in the Go D.M. Matter. In January 2017, a settlement was entered into by the parties with respect to such matter (the “Go D.M. Settlement”). Pursuant to the Go D.M. Settlement, Wize was absolved of all claims and was not required to make any payments with respect to the Go D.M. Matter. For additional details regarding the Go D.M. Matter, see Note 10a to the audited financial statements of Wize included elsewhere in this proxy statement/prospectus.

112

To Wize’s knowledge, the ISA is conducting an administrative inquiry regarding Wize’s public reports with the ISA in Israel regarding its applicable regulatory path necessary for the marketing of LO2A for the treatment of DES in the United States.  As part of the inquiry, the ISA requested Wize to provide certain documentation and has also questioned its officers with respect to such reports. Wize and its officers cooperated with the ISA and, at the ISA’s request, Wize also publicly filed a supplemental report to provide additional information in connection with the said regulatory path and marketing plans, which Wize believes contained all the required information. As of the date of this proxy statement/prospectus, it is uncertain whether such inquiry will lead to any administrative enforcement proceedings by the ISA, if at all.

Except as described above, Wize is currently not, and have not been in the recent past, a party to any legal proceedings which may have or have had in the recent past significant effects on its financial position or profitability. However, Wize has been in the past, and may be from time to time in the future, named as a defendant in certain routine litigation incidental to its business.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of Wize’s financial condition and results of operations together with “Selected historical consolidated financial information” and Wize’s audited annual consolidated financial statements as of December 31, 2016 and December 31, 2015 and unaudited interim consolidated financial statements as of June 30, 2017 and accompanying notes appearing elsewhere in this proxy statement/prospectus and in the documents incorporated by reference in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. All amounts are in U.S. dollars and rounded.

Overview

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed a  formula known as LO2A, a drug developed for the treatment of DES and other ophthalmological illnesses, including CCH, and Sjögren’s.

Wize has not generated any revenues from operations since its inception and although it anticipates generating some immaterial revenue in Israel and the Ukraine during the fourth quarter of 2017, Wize does not currently expect to generate any significant revenues for the foreseeable future, primarily because LO2A is still in early clinical stage development in the markets and for the indications Wize is currently targeting. Although Wize’s operating expenses have decreased from $1,811,000 in the year ended December 31, 2015 to $1,034,000 in the year ended December 31, 2016, in order to finance its current strategic plans, including the conduct of ongoing and future clinical trials as well as further research and development, Wize will require significant additional capital and, assuming Wize will have sufficient liquidity resources, Wize anticipates it will incur significantly higher costs in the foreseeable future.

Results of Operations

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

	Year Ended December 31,
	2016	2015

Operating expenses:
Research and development	$240,000	$1,204,000
General and administrative	794,000	607,000
Total operating costs	1,034,000	1,811,000
Financial expenses, net	105,000	44,000
Net loss	$1,139,000	$1,855,000

Revenues

Wize did not generate any revenues from operations during the years ended December 31, 2016 and 2015. Wize had no revenues primarily because (1) from the time of the creditors arrangement in February 2015 until May 2015, when Wize entered into the LO2A License Agreement, Wize did not conduct any business operations and (2) thereafter, currently, Wize is engaged primarily in research and development.

113

Operating Expenses

Research and development expenses. Research and development expenses were $240,000 for the year ended December 31, 2016, compared to $1,204,000 for the year ended December 31, 2015, a decrease of $964,000 or 80%. The decrease in research and development expenses is primarily related to the issuance in 2015 by Wize of 873,526 of its ordinary shares (fair value of $801,000) as payment to the consultant that introduced Wize to Resdevco, which amount was partially offset by the increased expenses in 2016, all of which related to the Phase II clinical trials that commenced in August 2016. For more information with respect to the expenses of Wize in connection with entering into the LO2A License Agreement, please see Note 4 of the audited financial statements of Wize appearing elsewhere in this proxy statement/prospectus.

General and administrative expenses. General and administrative expenses were $794,000 for the year ended December 31, 2016, compared to $607,000 for the year ended December 31, 2015, an increase of $187,000 or 31%. The increase in general and administrative expenses during these periods is primarily related to payroll and benefits of $121,000, professional services and consultation of $96,000 and taxes and other expenses of $28,000, which expense increase were partially offset by a decrease of $21,000 in rent and office maintenance and a decrease of $37,000 in directors’ salary and insurance.

Financial Expenses, Net. Financial expenses, net were $105,000 for the year ended December 31, 2016 compared to financial expenses, net of $44,000 for the year ended December 31, 2015, a change of $61,000 or 139%. In 2016, the total financial expenses were $181,000, $138,000 of which is amortization of beneficial conversion feature (“BCF”), debt issuance costs related to the 2016 Loan (as defined below) and accrued interest on the 2016 Loan, $38,000 of which is amortization of discount and exchange rate differences related to license purchase obligations pursuant to the Loan Agreement and $5,000 is interest and bank commissions and fees. The total financial expenses of $181,000 in 2016 were reduced by $76,000, which reflects the financial income as a result of the change in the fair value of the derivative liability for the Right to Future Investment. In 2015, all $44,000 in financial expenses were as a result of amortization of discount and exchange rate differences related to license purchase obligations pursuant to the Loan Agreement.

Net Loss. As a result of the foregoing, Wize incurred a net loss of $1,139,000 for the year ended December 31, 2016 compared to a net loss of $1,855,000 for the year ended December 31, 2015, a decrease in the net loss of $716,000 or 39%.

Six and Three Months Ended June 30, 2017 Compared to the Six and Three Months Ended June 30, 2016

	Six Months Ended June 30,		Three Months Ended June 30,
	2017	2016	2017	2016
	Unaudited		Unaudited

Operating expenses:
Research and development	$181,000	$118,000	$100,000	$118,000
General and administrative	531,000	374,000	214,000	164,000
Total operating costs	712,000	492,000	314,000	282,000
Financial expenses, net	624,000	57,000	348,000	51,000
Net loss	$1,336,000	$549,000	$662,000	$333,000

Revenues

Wize did not generate any revenues from operations during the six and three months ended June 30, 2017 and 2016. Wize had no revenues primarily because (1) from the time of the creditors arrangement in February 2015 until May 2015, when Wize entered into the LO2A License Agreement, Wize did not conduct any business operations and (2) thereafter, Wize is engaged primarily in research and development.

Operating Expenses

Research and development expenses

Research and development expenses were $181,000 for the six months ended June 30, 2017, compared to $118,000 for the six months ended June 30, 2016, an increase of $63,000 or 53%. The increase in research and development expenses is primarily related to the service of a clinical research organization in connection with clinical trials.

114

Research and development expenses were $100,000 for the three months ended June 30, 2017, compared to $118,000 for the three months ended June 30, 2016, a decrease of $18,000 or 15%. The decrease in research and development expenses is primarily related to decrease in fees of a clinical research organization in connection with clinical trials.

General and administrative expenses

General and administrative expenses were $531,000 for the six months ended June 30, 2017, compared to $374,000 for the six months ended June 30, 2016, an increase of $157,000 or 42%. The increase in general and administrative expenses during these periods is primarily related to an increase of professional services of $189,000, leasing and maintenance of offices of $13,000, travel expenses of $9,000 and other expenses of $5,000, partially offset by a decrease in payroll and benefits of $34,000 and directors’ salary and insurance of $25,000.

General and administrative expenses were $214,000 for the three months ended June 30, 2017, compared to $164,000 for the three months ended June 30, 2016, an increase of $50,000 or 30%. The increase in general and administrative expenses during these periods is primarily related to an increase of professional services of $61,000, leasing and maintenance of offices of $4,000, travel expenses of $8,000 and other expenses of $8,000, partially offset by a decrease in payroll and benefits of $17,000 and directors’ salary and insurance of $14,000.

Financial Expenses, Net

Financial expenses, net were $624,000 for the six months ended June 30, 2017 compared to financial expenses, net of $57,000 for the six months ended June 30, 2016, a change of $567,000 or 995%. In the first half of 2017, total financial expenses were $628,000, with $246,000 resulting from the change in the fair value of derivative liability with respect to the Right to Future Investment, $380,000 of which are amortization of BCF and debt issuance costs for the Convertible Loans and accrued interest on Convertible Loans, and $2,000 are interest and bank commissions and fees. Those expenses are partially offset by $4,000 financial income as a result of amortization of discount and exchange rate differences on license purchase obligation. In the first half of 2016, $16,000 of the financial expenses are as a result of amortization of discount and exchange rate differences on license purchase obligation, $36,000 of which are amortization of BCF and debt issuance costs for 2016 Loan and accrued interest on 2016 Loan, and $5,000 are interest and bank commissions and fees. For information related to the changes in the financial expenses, net refer to Note 10 in the unaudited interim consolidated financial statements as of June 30, 2017 appearing elsewhere in this proxy statement/prospectus.

Financial expenses, net were $348,000 for the three months ended June 30, 2017 compared to financial expenses, net of $51,000 for the three months ended June 30, 2016, a change of $297,000 or 582%. During the three months ended June 30, 2017, total financial expenses were $343,000, with $341,000 of which are amortization of BCF and debt issuance costs for 2016 Loan and 2017 Loan and accrued interest on 2016 Loan and 2017 Loan, $5,000 of the financial expenses are as a result of amortization of discount and exchange rate differences on license purchase obligation and $2,000 are interest and bank commissions and fees. During the three months ended June 30, 2016, $14,000 of the financial expenses are as a result of amortization of discount and exchange rate differences on license purchase obligation $36,000 of which are amortization of BCF and debt issuance costs for 2016 Loan and accrued interest on 2016 Loan, and $1,000 are interest and bank commissions and fees. For information related to the changes in the financial expenses, net refer to Note 10 in the unaudited interim consolidated financial statements as of June 30, 2017 appearing elsewhere in this proxy statement/prospectus.

Net Loss

As a result of the foregoing, Wize incurred a net loss of $1,336,000 and $662,000 for the six and three months ended June 30, 2017 compared to a net loss of $549,000 and $333,000 for the six and three months ended June 30, 2016, an increase in the net loss of $787,000 or 143% and an increase in the net loss of $329,000 or 99%.

Liquidity and Capital Resources

General

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures. Since the court-approved creditors arrangement completed in February 2015, Wize financed its operations primarily through equity and convertible debt financings in private placements, as described below.

Working Capital and Cash Flows

As of December 31, 2016 and December 31, 2015, Wize had $28,000 and $423,000 in cash and cash equivalents, respectively. As of June 30, 2017, Wize had $275,000 in cash and cash equivalents.

As of June 30, 2017 and December 31, 2016, Wize had $707,000 and $406,000 of outstanding loans (including Convertible Loans), including interest and discounts, respectively, all of which relates to the Loan Agreements, as described below.

115

As of June 30, 2017, December 31, 2016 and December 31, 2015, Wize had ($1,134,000), ($750,000) and $184,000 of working capital (deficit), respectively. As of June 30, 2017, Wize had an accumulated deficit of $24,819,000. The increase in working capital deficit was primarily due to additional loan amounts that have been received during the six months ended June 30, 2017 by Wize from Ridge, and other lenders through loans (including Convertible Loans) as described below, reclassification of license purchase obligations from being a non-current liability to a current liability, based on the repayment terms under the LO2A License Agreement and increase in accrued expenses due to professional services. Since the LO2A License Agreement relates to an exclusive license to develop LO2A in the United States, Israel and Ukraine, and to purchase, market, sell and distribute LO2A in finished product, which product has not yet been approved by the FDA, Wize determined, that the current status of LO2A is in substance an In-Process Research and Development asset (“IPR&D”). As the IPR&D was received by Wize through a direct acquisition and not through a business combination and as it was determined that the IPR&D does not have future alternative use, the acquisition cost, together with the related direct expenses (including the stock-based compensation) are recorded as part of Wize’s R&D expenses.

The following table presents the major components of net cash flows (used in) provided by operating, investing and financing activities for the periods presented:

	Year Ended December 31,
	2016	2015

Net cash used in operating activities	$(874,000)	$(509,000)
Net cash used in investing activities	$(1,000)	$(12,000)
Net cash provided by financing activities	$473,000	$945,000

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

For the years ended December 31, 2016 and 2015, net cash used in operating activities was $874,000 and $509,000, respectively. The increase in net cash used in operating activities was due to a decrease in net loss of $716,000, a decrease in IPR&D acquired with no alternative use of $1,201,000, an increase in stock-based compensation expenses of $54,000, an increase in amortization of beneficial conversion feature, debts issuance costs and accrued interest on the 2016 Loan of $138,000, a decrease in change in the fair value of derivative liability for Right to Future Investment of $76,000, an increase in other accounts receivable and other accounts payable of $8,000 and a decrease in change in the fair value of license purchase obligations of $5,000.

For the years ended December 31, 2016 and 2015, net cash used in investing activities was $1,000 and $12,000, respectively. Cash was used primarily for investments in restricted bank deposits in connection with the Wize’s credit cards in 2015 of $10,000 and purchase of property and equipment of $1,000.

For the years ended December 31, 2016 and 2015, net cash provided by financing activities was $473,000 and $945,000, respectively. Cash was provided in 2016 primarily by proceeds of $117,000 that were received from one of the Interim Loans and the net proceeds of $508,000 that were received from the 2016 Loan Agreement. Wize received $1,044,000 of proceeds from shareholders’ investments in 2015. Repayment of the license purchase obligation to Resdevco was $152,000 in 2016 compared to $99,000 in 2015.

The following table presents the major components of net cash flows (used in) provided by operating, investing and financing activities for the periods presented:

	Six Months Ended June 30,
	2017	2016
	Unaudited
Net cash used in operating activities	$(595,000)	$(416,000)
Net cash used in investing activities	$(2,000)	$-
Net cash provided by financing activities	$830,000	$354,000

Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016

For the six months ended June 30, 2017 and 2016, net cash used in operating activities was $595,000 and $416,000, respectively. The increase in net cash used in operating activities was due to an increase in net loss of $787,000, also impacted by an increase in stock-based compensation expenses of $10,000, an increase in amortization of beneficial conversion feature, debts issuance costs and accrued interest on the 2016 Loan and 2017 Loan of $344,000, an increase in change in the fair value of derivative liability for Right to Future Investment of $246,000, a net increase in trade payable and other accounts payable of $28,000, and a decrease in change in the fair value of license purchase obligations of $20,000.

116

For the six months ended June 30, 2017 and 2016, net cash used in investing activities was $2,000 and $0, respectively. Cash was used primarily for the purchase of property and equipment.

For the six months ended June 30, 2017 and 2016, net cash provided by financing activities was $830,000 and $354,000, respectively. Cash was provided primarily by proceeds from loans from Ridge of $82,000 during the six months ended June 30, 2017, issuance of Convertible Loans, net of issuance costs of $614,000 during the six months ended June 30, 2017 compared to $505,000 during the six months ended June 30, 2016 and an increase in receipt on account of shares of $134,000. In addition, during the six months ended June 30, 2016, Wize repaid to Resdevco $151,000, a portion of Wize’s minimum obligations under the LO2A License Agreement.

Outlook

According to management estimates, liquidity resources as of June 30, 2017 will not be sufficient to maintain Wize’s planned level of operations for the next 12 months. In particular, Wize intends to seek the agreement of the lenders to convert the Convertible Loans into shares before the maturity date and to raise additional funding. However, for a long-term solution, Wize will need to seek additional capital for the purpose of implementing its business strategy and managing its business and developing drugs. Conducting clinical trials and commercializing products is expensive and Wize will need to raise substantial additional funds to achieve its strategic objectives. Wize has not yet generated any revenues from its current operations, and therefore is dependent upon external sources for financing its operations. Wize will require significant additional financing in the near future. Additional financing may not be available on acceptable terms, if at all. Wize’s future capital requirements as well as the ability to obtain financing will depend on many factors, including those listed under “RISK FACTORS – Risks Related to the Business of Wize” beginning on page 23 of this proxy statement/prospectus. As of June 30, 2017, Wize has an accumulated deficit and a shareholders’ deficiency. In addition, during the six months ended June 30, 2017 and in each of the years ended December 31, 2016 and 2015, Wize reported losses and negative cash flows from operating activities. Wize’s management considered the significance of such conditions in relation to its ability to meet its current and future obligations and determined that such conditions raise substantial doubt about Wize’s ability to continue as a going concern. As such, the opinion of Wize’s independent registered public accounting firm in its audited financial statements as of and for the year ended December 31, 2016 contains an explanatory paragraph regarding substantial doubt about Wize’s ability to continue as a going concern. This going concern opinion could materially limit Wize’s ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on Wize’s financial statements may also include an explanatory paragraph with respect to its ability to continue as a going concern.

Wize currently has no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources, other than the 2017 PIPE. Until Wize can generate significant continuing revenues, Wize expects to satisfy its future cash needs through debt or equity financings, or by out-licensing its distribution rights. Wize cannot be certain that additional funding will be available to it on acceptable terms, or at all. If funds are not available, Wize may be required to delay, reduce the scope of, or eliminate one or more of its commercialization efforts.

Wize is addressing its liquidity issues by implementing initiatives to raise additional funds as well as other measures that it believes will allow it to continue as a going concern. Such initiatives may include monetizing of its assets, including, following the Merger, to realize OphthaliX’s remaining investment in Can-Fite’s shares.

Principal Financing Activities. The following is a summary of the equity and debt financings conducted by Wize since the Creditors’ Arrangement:

In connection with the Creditors’ Arrangement, on February 15, 2015, Wize issued 16,615,368 ordinary shares of Wize, in the aggregate, to Ridge, Zrachia, Avner Arazi (“Arazi”) and Amir Bramli (“Bramli”, and together with Ridge, Zrachia and Arazi, the “2015 Investors”), in exchange for their purchase of the public shell for NIS 1,800,000 (approximately $515,000). In addition, on April 7, 2015, for no consideration, the 2015 Investors provided Wize with a capital amount of NIS 4,056,000 (approximately $1,200,000) in cash.

117

As of June 30, 2017, Wize had a total principal and accrued interest balance of NIS 5.1 million (approximately $1.5 million) of loans (including interest) outstanding under the 2016 Loan Agreement and the 2017 Loan Agreement (together, the “Loan Agreements”) described below, of which (1) Ridge extended a principal amount of NIS 1.0 million, (2) Rimon Gold extended a principal amount of NIS 3.0 million, and (3) Fisher (not affiliated, to Wize’s knowledge, with Ridge or Rimon Gold) extended a principal amount of NIS 1.0 million. Below is a summary of the material provisions of the Loan Agreements.

The 2016 Loan. On March 20, 2016, Wize entered into a Convertible Loan (as amended on March 30, 2016, the “2016 Loan Agreement”) with Rimon Gold, whereby Rimon Gold extended a loan in the principal amount of up to NIS 2 million (approximately $519,000), which bears interest at an annual rate of 4% (the “2016 Loan”). Pursuant to the 2016 Loan Agreement, as modified by the 2017 Loan Agreement described below, the 2016 Loan has a maturity date of December 31, 2017.

Under the 2016 Loan Agreement, Rimon Gold has the right, at its sole discretion, to convert any outstanding portion of the 2016 Loan, but not less than NIS 100,000 (approximately $26,000), into Wize ordinary shares at a conversion price per share of NIS 0.6358 (approximately $0.16), subject to adjustments for stock splits and similar events set forth in the 2016 Loan Agreement.

In order to secure its obligations and performance pursuant to the 2016 Loan Agreement, Wize recorded a first priority fixed charge in favor of Rimon Gold on all of Wize’s rights, including its distribution rights, under the LO2A License Agreement, and a first priority floating charge on all of Wize’s rights, title and interest in all of its assets, as they may exist from time to time (the agreements relating to such charges being referred to as the “Security Agreements”).

Rimon Gold is entitled, under certain circumstances, to demand repayment of the 2016 Loan, including among others: (i) if Wize breaches or fails to perform or is shown to have made a false statement, under the 2016 Loan Agreement or the Security Agreements; (ii) any failure of Wize to make a timely payment; (iii) upon the appointment of a receiver; (iv) the imposition of a lien on a material asset of Wize; (v) if Wize files a motion to stay proceedings; (vi) upon the expiration or termination of the LO2A License Agreement or if any party is in material breach of the LO2A License Agreement or if any party notifies the other of its intention to terminate the LO2A License Agreement; (vii) an adverse material change; and (viii) upon the non-performance of Wize pursuant to the 2017 Loan Agreement described below.

The 2016 Loan Agreement and the Security Agreements contain a number of other restrictive covenants that limit Wize’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of Wize’s business; restrictions on payments to related parties; restrictions on conducting rights offerings, and on the distribution of dividends.

In addition, under the 2016 Loan Agreement, as modified by the 2017 Loan Agreement, Rimon Gold has the right, until the lapse of 18 months following the conversion of the loan granted by Rimon Gold under the 2016 Loan Agreement, to invest up to NIS 3 million, in the aggregate, at an agreed price per share of NIS 0.85 (approximately $0.22), if Wize conducts any equity financing.

The 2017 Loan. On January 15, 2017, Wize entered into a Convertible Loan (the “2017 Loan Agreement”) with Ridge, and, by way of entering into assignments and assumption agreements following such date, also with Rimon Gold and Fisher (together, the “2017 Lenders”), whereby each of the lenders extended a loan in the principal amount of up to NIS 1 million (approximately $275,000) and in the aggregate principal amount of up to NIS 3 million (approximately $826,000), which bears interest at an annual rate of 4% (the “2017 Loan”). Pursuant to the 2017 Loan Agreement, the 2017 Loan has a maturity date of December 31, 2017.

Under the 2017 Loan Agreement, each of the 2017 Lenders has the right, at its sole discretion, to convert any outstanding portion of the 2017 Loan, but no less than NIS 100,000 (approximately $28,000), that the lender provided to Wize (each such portion converted, the “Converted Loan Amount”) into Wize ordinary shares at a conversion price per share equal to the lower of (1) NIS 1.00 (approximately $0.28) and (2) the lowest price per share of Wize in any offering made by Wize following the date of the 2017 Loan Agreement and through the date of such requested conversion, subject to adjustments for stock splits and similar events set forth in the 2017 Loan Agreement (the “2017 Loan Conversion Price”). As a result of the 2017 PIPE, the current 2017 Loan Conversion Price for Rimon Gold, Fisher and Ridge is now NIS 0.70 (approximately $0.20).

118

In addition, the 2017 Loan Agreement grants the 2017 Lenders, for a period of 18 months following the conversion of the Converted Loan Amount, the right to make investments in Wize in an amount equal to NIS 1.50 for each NIS 1.00 of its respective Converted Loan Amount, at an agreed price per share equal to 120% of the applicable 2017 Loan Conversion Price.

Ridge is entitled, under certain circumstances, to demand repayment of the 2017 Loan, including: (i) if Wize breaches or fails to perform or is shown to have made a false statement, under the 2017 Agreement or the Security Agreements; (ii) any failure of Wize to make a timely payment; (iii) upon the appointment of a receiver; (iv) the imposition of a lien on a material asset of Wize; (v) if Wize files a motion to freeze proceedings; and (vi) an adverse material change.

The 2017 Loan contains a number of restrictive covenants that limit Wize’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of Wize’s business; restrictions on payments to related parties; and on the distribution of dividends.

It should be noted that, prior to entering into the 2017 Loan Agreement, Ridge provided the following three loans to Wize, all of which bore interest at an annual rate equal to the interest rates of the Israeli government bonds: (1) NIS 250,000 was extended in November 2016, (2) NIS 300,000 was extended in December 2016 and (3) NIS 200,000 was extended in February 2017 (together, the “Ridge Interim Loans”). On March 30, 2017, after Ridge already provided NIS 250,000 under the 2017 Loan Agreement out of the NIS 1 million committed by Ridge thereunder, Ridge exercised its right to have the Ridge Interim Loans being treated as a portion of the remaining NIS 1 million.

In addition, as part of the 2017 Loan Agreement, Wize and the other lenders agreed that (1) the security interests made under the Security Agreements will also serve to secure the loans made by Rimon Gold under the 2017 Loan Agreement, and (2) Rimon Gold will have the right to be repaid the full 2016 Loan prior to any repayment of the 2017 Loan.

Rimon Gold and Ridge Consents to the Merger Agreement. In connection with the Merger Agreement, Wize sought and obtained the written consents of Rimon Gold and Ridge to the transactions contemplated by the Merger Agreement. The consent provided by Rimon Gold provided that it is based upon, among other things, the following obligations: (1) following the closing of the Merger Agreement, OphthaliX will assist Rimon Gold with its filing requirements, if any, with the SEC with respect to beneficial ownership and similar reports; and (2) at closing of the Merger Agreement, OphthaliX will execute and deliver to Rimon Gold the OphthaliX Guaranty.

Under the OphthaliX Guaranty, OphthaliX will irrevocably guarantee Wize’s obligations to Rimon Gold under the Loan Agreements. In addition, the OphthaliX Guaranty contains a number of restrictive covenants that limit OphthaliX’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of OphthaliX’s business; and on the distribution of dividends.

2017 PIPE. On June 23, 2017, Wize entered into a Private Placement Agreement (the “2017 PIPE Agreements”) with each of Eliahu Peretz (“Peretz”), Yaacov Zrachia (“Zrachia”), Simcha Sadan (“Sadan”) and Jonathan Brian Rubini (“Rubini”, and together with Peretz, Zrachia and Sadan, the “2017 PIPE Investors”). Pursuant to the 2017 PIPE Agreements, the 2017 PIPE Investors invested a total of up to NIS 3.49 million (approximately $1 million) in exchange for a total of 4,985,714 ordinary shares of, at a price per share of NIS 0.70 (approximately $0.20), with Peretz investing NIS 490,000 (approximately $132,000) in exchange for the private placement of 700,000 ordinary shares of Wize (the “Peretz Financing”) and each of Zrachia, Sadan and Rubini (the “Other Investors”) investing NIS 1 million (approximately $282,000) in exchange for the private placement of 1,428,571 ordinary shares of Wize each (together, the “Other Financing”).

119

Subject to the closing of the Merger, Wize also undertook to cause OphthaliX to grant warrants to each of the 2017 PIPE Investors (the “Warrants”), with each Warrant being exercisable into one share of common stock of OphthaliX, with a term of three years from the date of grant. According to the 2017 PIPE Agreements, the number of Warrants and the exercise price thereof will reflect, prior to giving effect to an adjustment based on the exchange ratio, (i) 735,000 warrants to Peretz and (ii) 1,500,000 warrants to each of the Other Investors, each warrant exercisable into one ordinary share of Wize, at an exercise price of NIS 1.20 per share (approximately $0.34). Assuming an exchange ratio of 4.1781 shares of OphthaliX common stock for each one Wize ordinary share, Peretz will be granted 3,070,923 Warrants and each of the Other Investors will be granted 6,267,191 Warrants.

On June 22, 2017, Ridge provided notice to Wize that it has waived its right to adjust the 2017 Loan Conversion Price in connection with the Peretz Financing. On July 4, 2017, Wize completed the Peretz Financing. However, Ridge did not waive its right to adjust the 2017 Loan Conversion Price in connection with the Other Financing. On July 31, 2017, at a general meeting of the shareholders of Wize, the Other Financing was approved and on August 7, 2017 Wize completed the Other Financing.

Contractual Obligations and Commitments

As a smaller reporting company, Wize is not required to provide the disclosure required by this item.

Off-Balance Sheet Arrangements

As of June 30, 2017 and December 31, 2016, Wize does not have any off-balance sheet arrangements, as such term is defined under Item 303 of Regulation S-K, that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recently Issued Accounting Pronouncements

For information with respect to recent accounting pronouncements, see Note 2u to the audited consolidated financial statements of Wize included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

The preparation of consolidated financial statements requires Wize to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Wize significant accounting policies, which include its management’s best estimates and judgments, are included in Note 2 to the annual consolidated financial statements of Wize for the year ended December 31, 2016 included in this proxy statement/prospectus.

Qualitative and Quantitative Disclosures about Market Risk

As a smaller reporting company, Wize is not required to provide the disclosure required by this item.

MANAGEMENT OF OPHTHALIX FOLLOWING THE MERGER

Pursuant to the terms of the Merger Agreement, Wize has selected, and OphthaliX has agreed to appoint, each of Ron Mayron, whom is currently a director of Wize, Yossi Keret, Dr. Franck Amouyal and Joseph Zarzewsky, to OphthaliX’s board of directors at the Effective Time of the Merger. Each of OphthaliX’s current directors, other than Professor Michael Belkin, will resign following the appointment of the above-mentioned directors. At the request of Wize, Professor Belkin will continue to serve as a director of OphthaliX after the Effective Time of the Merger.

120

Following the Merger, OphthaliX will appoint Noam Danenberg, Wize’s current strategic advisor, to serve as Chief Operating Officer of OphthaliX post-merger and Or Eisenberg, Wize’s current Acting Chief Executive Officer and Chief Financial Officer, to serve as the Acting Chief Executive Officer and Chief Financial Officer of OphthaliX post-merger. OphthaliX’s current officers will resign following the appointment of the above-mentioned officers.

The following table sets forth the names, ages and positions of the directors and executive officers of OphthaliX immediately following the Effective Time of the Merger.

Name	Age	Position

Ron Mayron	54	Chairman of the Board

Michael Belkin	75	Director

Yossi Keret	51	Director

Franck Amouyal	34	Director

Joseph Zarzewsky	56	Director

Noam Danenberg	47	Chief Operating Officer

Or Eisenberg	36	Acting Chief Executive Officer and Chief Financial Officer

Directors and Executive Officers

Ron Mayron. Ron Mayron has served as the Chairman of the Board of Wize since February 24, 2015. Mr. Mayron has extensive, long-term experience in the pharmaceutical and medical equipment arena and has held various, significant senior management positions, both local and global, in Teva Pharmaceutical Industries Ltd. (“Teva”), over the last 21 years. During his career at Teva, Mr. Mayron served in various vice president positions, with his last role being the Vice President of Israel and Africa and serving as the chief executive officer of Teva Israel, a wholly owned subsidiary of Teva. Mr. Mayron is a founder and the current CEO of RonMed Ltd. Mr. Mayron serves as a director of BioLight Life Sciences Ltd. (TASE: BOLT) and Insuline Medical Ltd. (TASE: INSL) and on several boards of directors of private companies and holds a B.Sc. in Industrial Engineering & Management from Ben Gurion University and an MBA from Tel-Aviv University. Ron Mayron’s qualifications to serve on OphthaliX’s board of directors include his expertise in the pharmaceutical and medical equipment arena.

Michael Belkin, Ph.D. Michael Belkin has served on OphthaliX’s board since July 1, 2013. Dr. Belkin is, and has been since 1980, a Professor, and since 2010, a Professor Emeritus, of Ophthalmology at Tel Aviv University in Tel Aviv, Israel, and the Director of the Ophthalmic Technologies Laboratory at the university’s Eye Research Institute at the Sheba Medical Center since 1997. Since 2006, Dr. Belkin has also served as Senior Consultant of the Eye Research Institute at the Singapore National Eye Institute. He was awarded a master’s degree in natural sciences by Cambridge University, England, and received a doctorate in medicine from the Hebrew University of Jerusalem. Dr. Belkin previously served as Director of Research, Development and Non-Conventional Warfare Medicine in the Israel Defense Forces Medical Corps. He was also the first full-time Director of the Tel Aviv University Eye Research Institute, Chairman of the Tel-Aviv University Department of Ophthalmology and the President of the Israel Society of Eye and Vision Research, of which he was one of the founders. Dr. Belkin is an author of over 250 scientific publications and 20 patents. He is an internationally recognized eye researcher and has received various research awards. His laboratory is dedicated to enabling the transfer of technologies from university-level research to clinical practice by providing expertise and facilities for laboratory, preclinical and clinical studies. He is an entrepreneur and advisor of several ophthalmic companies in the fields of lasers, optics, ophthalmic devices, pharmaceutics and biotechnology. One of his ideas, the ExPRESS miniature glaucoma shunt, is currently used worldwide. Dr. Belkin is an active, long-standing, member of the Association for Research in Vision and Ophthalmology (ARVO), the American Academy of Ophthalmology, the American Glaucoma Society and many others. He serves as chairman and member of various international and local scientific and professional committees as well as scientific journals’ editorial boards. Dr. Belkin’s qualifications to serve on OphthaliX’s board of directors include his expertise in ophthalmic medical research, his medical experience, and his experience as an advisor to several ophthalmic companies.

121

Yossi Keret. Yossi Keret has served as the Chief Executive Officer, Managing Director and Director of Weebit-Nano Ltd. (ASX:WBT) since August 2015. From October 1996 to October 2015, Mr. Keret served as the Chief Financial Officer of numerous public and private companies, including Eric Cohen Books Ltd. & Burlington English Ltd., Daimler Financial Services Israel Ltd., Pluristem Life Systems Inc. (NASDAQ:PST), M.L.L. Software and Computers Industries Ltd. (TASE:MLL), Internet-Zahav Group, Ltd. (NASDAQ:IGLD) and Top Image Systems Ltd. (NASDAQ:TISA). Mr. Keret commenced his career at Kost Forer Gabbay & Kasierer, registered public accounting firm, a member firm of Ernst & Young Global.  Mr. Keret holds a B.A. from Haifa University in Economics and Accounting and is a Certified Public Accountant in Israel. Mr. Keret’s qualifications to serve on OphthaliX’s board of directors include his expertise in financial matters and his serving as the Chief Financial Officer in numerous private and public companies.

Dr. Franck Amouyal. Dr. Franck Amouyal practices as an ophthalmologist in Israel at Neve Tsedek Medical Center since October 2016 and Koupat Holim Clalit since November 2016.  From February 2016 to June 2016 he practiced as an ophthalmologist at Sourasky Medical Center, Ichilov.  He conducted his residency at the Nord Hospital and La Timone Hospital in Marseille, France, at the Lariboisière Hospital, Paris, France and in the Jules Stein Eye Institute, UCLA, California, USA. Dr. Amouyal is the author of over 10 scientific publications and is a member of the French Society of Ophthalmology (SFO) and the Association for Research in Vision and Ophthalmology (ARVO). He also lectures on ophthalmology to optometrists, nurses and medical students.  Dr. Amouyal holds a First Cycle and a Second Cycle of Medical Studies degree from the Medical University of Purpan, Toulouse, France.  Dr. Amouyal’s qualifications to serve on OphthaliX’s board of directors include his expertise in ophthalmic medical research and his medical experience.

Joseph Zarzewsky. Joseph Zarzewsky has served as the Vice President of Business Development at the Mitrelli Group (“Mitrelli”) since June 2010.  He has served as the Chairman of “SMAD”, a joint venture between Mitrelli and the Harbin Government, China, since June 2011.  Mr. Zarzewsky has also served as the Chairman of the Investment Committee of the Harbin Israel Fund since 2012. He has also previously served as the Vice President of marketing at Clal Insurance Enterprises Holdings Ltd. (TASE: CLIS) and as the Vice President of Marketing for the Israel Postal Authority. Mr. Zarzewsky has served as a director of Excellence Underwriter House Ltd. since 2007. In 2008, he was appointed as the Honorary Economic Advisor of the Harbin Government, China. In addition, in June 2012, he was honored as an Honorary Citizen of Harbin, China. Mr. Zarzewsky holds an MA in Commercial Law from both the University of Tel Aviv and University of California, Berkeley.  Mr. Zarzewsky’s qualifications to serve on OphthaliX’s board of directors include his expertise in financial matters.

Noam Danenberg. Noam Danenberg has served as a strategic advisor of Wize since April 2015.  Mr. Danenberg co-founded Panmed Inc. (“Panmed”) in January 2014, a company in the field of repositioning drugs activities. Since 2000, Mr. Danenberg has provided private investment consulting services to numerous private and public companies through his wholly owned company, N. Danenberg Holding (2000) Ltd. From May 2014 to January 2015, Mr. Danenberg served as a director of Go.D.M. Investments Ltd. (TASE: GODM). From 2000 to 2012, Mr. Danenberg served as an investment advisor at International Software Consulting Limited and from 2004 to 2008 he served as the Chairman and CEO of Fitracks Inc.   From 2006 to 2012, he also served as the Chairman of the Board of Hawk Medical Technologies Ltd. Mr. Danenberg holds a B.B.A. in Computer Science from the European University in Antwerp, Belgium and an M.B.A. from the Boston University Brussels Graduate Center.

Or Eisenberg. Or Eisenberg has served as the Chief Financial Officer and Acting Chief Executive Officer of Wize since March 2015. From October 2010 to December 2014, he served as the controller of the Katzir Fund Group. From March 2013 to December 2014, he served as either an external controller or Chief Financial Officer of a number of public companies whose shares are listed for trading on the TASE. From October 2007 to October 2010, Mr. Eisenberg was an accountant at Kost Forer Gabbay & Kasierer, a registered public accounting firm, a member firm of Ernst & Young Global. Mr. Eisenberg holds a B.A. from Haifa University in Economics and Accounting and is a Certified Public Accountant in Israel.

Family Relationships

Except as set forth below, there are no family relationships among the executive officers and directors of Wize and OphthaliX.

122

Dr. Franck Amouyal is the son-in-law of Philippe Halfon, who is a business partner of Noam Danenberg, Wize’s current strategic advisor, who is expected to serve as the Chief Operating Officer of OphthaliX post-merger.

Committees

OphthaliX currently has no committees organized but if the Merger closes, OphthaliX plans to organize an audit committee, a compensation committee, and a nominating and corporate governance committee during the year ending December 31, 2017. Because of its small size, the board of directors of OphthaliX carries out the duties of the committees.

Executive Officer and Director Compensation

The following is a discussion of the material components of the executive compensation arrangements of Wize’s named executive officers who are comprised of Or Eisenberg, Acting Chief Executive Officer and Chief Financial Officer, Noam Danenberg, Strategic Advisor, and Ron Mayron, Chairman.

Summary Compensation Table

The following table sets forth total compensation paid to the named executive officers of Wize for the nine month period commencing from the first quarter after the Creditors’ Arrangement in February 2015 and ending December 31, 2015 and the twelve month period ended December 31, 2016. The amounts set forth below were originally denominated in NIS and were translated into U.S. Dollars at the average current exchange rate for each year.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Nonequity Incentive Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation ($)(3)	Total ($)
Or Eisenberg,	2015	84,105		27,949	-	4,917	-	-	2,588	119,559
Acting Chief Executive Officer and Chief Financial Officer	2016	152,344		-	-	9,114	-	-	2,604	164,062
Noam Danenberg,	2015	58,227	(6)	-	-	-	-	-	8,540	66,767
Strategic Advisor (4)	2016	78,125	(6)	-	-	-	-	-	5,469	83,594
Ron Mayron,	2015	46,581	(7)	-	-	2,070	-	-	-	48,651
Chairman of the Board(5)	2016	8,594	(8)	-	-	49,219	-	-	-	57,813

(1)	Unless otherwise indicated herein, all named executive officers are employed on a full-time (100%) basis.

(2)	Reflects the aggregate grant date fair value of option awards granted during the relevant fiscal year calculated in accordance with FASB ASC Topic 718. Amounts reported do not reflect amounts actually received by the named executive officers.

(3)	Amount represents car allowance.

(4)	The services of Mr. Danenberg are provided via N. Danenberg Holdings (2000) Ltd. (“Danenberg Holdings”), a services company wholly owned by Mr. Danenberg, pursuant to the terms of the services agreement by and between Wize and Danenberg Holdings. Pursuant to such agreement, Mr. Danenberg shall dedicate 80% of his time to Wize.

(5)	The services of Mr. Mayron are provided via Ron Med Ltd. (“RML”), a services company wholly owned by Mr. Mayron, pursuant to the terms of the services agreement by and between Wize and RML. Pursuant to such agreement, Mr. Mayron shall dedicate 20% of his time to Wize.

(6)	Amount represents monthly consulting fee paid to Danenberg Holdings.

(7)	Amount represents monthly consulting fee paid to RML.

(8)	Amount represents directors fees paid to Mr. Mayron.

123

Agreements with Directors and Officers

Wize has entered into an employment agreement with Or Eisenberg, a services agreement with Danenberg Holdings, a services agreement with RML and a finder’s fee agreement with Joseph Zarzewsky, who will be appointed as a director after the closing of the Merger. The following is a summary of the material terms of such agreements. For complete terms of the abovementioned agreements entered into with Messrs. Eisenberg, Danenberg and Mayron, please see the respective agreements attached as exhibits to the Registration Statement of which this prospectus forms a part.

Employment Agreement of Or Eisenberg

Mr. Eisenberg has served as Wize’s Chief Financial Officer and Acting Chief Executive Officer since March 2015. The term of Mr. Eisenberg’s employment is for three years commencing from April 1, 2015. Either party may terminate the agreement upon 90 days prior notice. Wize may terminate the agreement immediately, if Mr. Eisenberg: (i) committed a criminal offense relating to his relationship with Wize or of moral turpitude, (ii) breached his duty of loyalty or his confidentiality, non-competition, non-solicitation or maintenance of Wize’s reputation undertakings to Wize, (iii) caused harm to Wize, its funds, property, assets, employees or customers, or (iv) took action that would cause him to lose his right to severance pay under Israeli law.

Mr. Eisenberg is entitled to a fixed monthly salary of NIS 30,000 and an additional monthly amount of NIS 10,000, for so long as Mr. Eisenberg continues to serve as the Acting CEO of Wize. The monthly bonus does not entitle Mr. Eisenberg to any Wize contribution or pension rights. Subject to the discretion of Wize’s compensation committee, Mr. Eisenberg may be entitled to a 10% increase of his monthly salary upon Wize completing a Phase II clinical trial for the treatment of CCH. Other targets described in Mr. Eisenberg’s employment agreement are no longer achievable. As part of the terms of Mr. Eisenberg’s employment, Mr. Eisenberg is entitled to certain benefits, including but not limited to vacation days, sick days, an education fund, a pension fund, severance pay, convalescence pay, certain business expense reimbursements, vehicle expenses up to a sum of NIS 3,000 per month, internet, a mobile phone, various insurance policies including disability insurance, indemnification, and business related travel expenses up to $10,000 on an annual basis.

In addition, Mr. Eisenberg is entitled to a bonus of up to 0.25% of the consideration paid in connection with a material transaction of Wize or a Wize subsidiary, including the sale of a subsidiary, sale of operations, asset sale related to the field of operation, sale of shares, a merger of Wize, Wize entering into a material license agreement, raising capital and/or the financing of Wize (the “Annual Eisenberg Grant”). In the event of an offering of a subsidiary of Wize, Mr. Eisenberg is entitled to a grant of up to 0.25% of the post offering holdings of Wize in such subsidiary in the event the process of such offering commenced during the term of Mr. Eisenberg’ service to Wize (the “Subsidiary Eisenberg Grant”). The maximum Annual Eisenberg Grant together with the Subsidiary Eisenberg Grant may not exceed in any fiscal year NIS 8 million, to all of the officers of Wize, in the aggregate. Neither the Annual Eisenberg Grant nor the Subsidiary Eisenberg Grant will be payable in connection with the closing of the Merger. In addition, Mr. Eisenberg is entitled to an option to purchase 230,000 ordinary shares of Wize, which was granted to Mr. Eisenberg in September 2015. In connection with the Merger and for no consideration, on June 19, 2017, Mr. Eisenberg agreed, subject to and effective upon the closing of the Merger, to cancel any and all options or other rights to purchase Wize’s shares that are not exercised at least seven business days prior to the closing of the Merger.

Services Agreement of Noam Danenberg

Wize entered into a services agreement with Danenberg Holdings, a services company wholly owned by Mr. Noam Danenberg with respect to the engagement of Mr. Danenberg to provide services to Wize, which include strategic consulting, business development in Israel and abroad, and raising funds for Wize. Mr. Danenberg is required to devote at least 80% of his time to providing services to Wize. Mr. Danenberg has served as Wize’s strategic advisor since April 2015. The term of Mr. Danenberg’s services is for three years commencing on April 29, 2015. Either party may terminate the agreement upon 90 days prior notice. Wize may terminate the agreement immediately, if Mr. Danenberg or Danenberg Holdings: (i) committed a criminal offense relating to his or its, as applicable, relationship with Wize, (ii) breached his or its, as applicable, duty of trust to Wize, or (iii) caused harm to Wize, its funds, property, assets, employees or customers. In addition, Wize may terminate the agreement immediately, if: (i) a liquidator or receiver was appointed for Danenberg Holdings, (ii) Mr. Danenberg ceases to control Danenberg Holdings, or (iii) Mr. Danenberg took action that would cause him to lose his right to severance pay under Israeli law, if he was an employee of Wize.

124

Danenberg Holdings is entitled to a fixed monthly consulting fee of NIS 25,000. Subject to the discretion of Wize’s compensation committee, Danenberg Holdings may be entitled to a 10% increase in consulting fees upon (i) raising capital and/or financing for Wize in an amount of at least NIS 6 million and (ii) Wize completing a Phase II clinical trial for the treatment of CCH. Other targets described in Danenberg Holdings’ services agreement are no longer achievable. Danenberg Holdings is also entitled to certain benefits, including but not limited to certain business expense reimbursements up to a sum of NIS 3,000 per month, vehicle expenses up to a sum of NIS 3,000 per month, internet, a mobile phone, professional training, and business related travel expenses up to $10,000 on an annual basis. In addition, Danenberg Holdings is entitled to a bonus of up to 0.5% of the consideration paid in connection with a material transaction of Wize or a Wize subsidiary, including the sale of a subsidiary, sale of operations, asset sale related to the field of operation, sale of shares, a merger of Wize, Wize entering into a material license agreement, raising capital and/or the financing of Wize (the “Annual Danenberg Grant”). In the event of an offering of a subsidiary of Wize, Danenberg Holdings is entitled to a grant of up to 0.5% of the post offering holdings of Wize in such subsidiary in the event the process of such offering commenced during the term of Mr. Danenberg’s services to Wize (the “Subsidiary Danenberg Grant”). The maximum Annual Danenberg Grant together with the Subsidiary Danenberg Grant may not exceed in any fiscal year NIS 8 million, to all of the officers of Wize, in the aggregate. Neither the Annual Danenberg Grant nor the Subsidiary Danenberg Grant will be payable in connection with the closing of the Merger.

Services Agreement of Ron Mayron

Wize entered into a services agreement with RML, a services company wholly owned by Mr. Ron Mayron with respect to the engagement of the services of Mr. Mayron which include active chairman of the board of directors services to Wize and to all subsidiaries and/or related companies of Wize to the extent required from time to time by Wize and in accordance with its needs.  Mr. Mayron is required to devote at least 20% of his time to providing services to Wize.  Mr. Mayron has served as Wize’s Chairman of the Board since February 24, 2015.  The term of Mr. Mayron’s services is for three years commencing on March 31, 2015.  Either party may terminate the agreement upon 90 days prior notice. Wize may terminate the agreement immediately, if Mr. Mayron or RML: (i) committed a criminal offense relating to his or its, as applicable, relationship with Wize, (ii) breached his or its, as applicable, duty of trust to Wize, or (iii) caused harm to Wize, its funds, property, assets, employees or customers. In addition, Wize may terminate the agreement immediately, if: (i) a liquidator or receiver was appointed for RML, (ii) Mr. Mayron ceases to control RML, (iii) Mr. Mayron took action that would cause him to lose his right to severance pay under Israeli law, if he was an employee of Wize, or (iv) Mr. Mayron ceased to be qualified to be Wize’s Chairman of the Board.

Mr. Mayron was initially entitled to a fixed monthly payment of NIS 20,000 (the “Mayron Monthly Payment”) for his services to Wize, In November 2016, the shareholders of Wize approved the revised compensation terms of Mr. Mayron, which included that effective as of January 1, 2016, Mr. Mayron would no longer receive the Mayron Monthly Payment, but would rather receive a payment in accordance with the Compensation Regulations promulgated under the Israeli Companies Law, consisting of an annual fee of approximately NIS 20,000 (approximately $5,700) and a per meeting fee of approximately NIS 1,100 (approximately $300). In addition, Mr. Mayron was granted an option to purchase 300,000 ordinary shares of Wize.

In addition, Mr. Mayron is entitled to a bonus of up to 0.25% of the consideration paid in connection with a material transaction of Wize or a Wize subsidiary, including the sale of a subsidiary, sale of operations, asset sale related to the field of operation, sale of shares, a merger of Wize, Wize entering into a material license agreement, raising capital and/or the financing of Wize (the “Annual Mayron Grant”). The Annual Mayron Grant will not be payable in connection with the Merger. In addition, Mr. Mayron is entitled to an option to purchase 105,000 ordinary shares of Wize (the “Capital Remuneration”), which was granted to Mr. Mayron in September 2015. In connection with the Merger and for no consideration, on June 19, 2017, Mr. Mayron agreed, subject to and effective upon the closing of the Merger, to cancel any and all options or other rights to purchase Wize’s shares that are not exercised at least seven business days prior to the closing of the Merger. The maximum Annual Mayron Grant together with the Capital Remuneration may not exceed in any fiscal year NIS 8 million, to all of the officers of Wize, in the aggregate.

125

Each of the above agreements incorporates the terms and provisions of a customary employee proprietary information, invention, non-competition and non-solicitation between Wize and the executive.

On June 19, 2017, Wize entered into a finder’s fee agreement with Mr. Zarzewsky, pursuant to which Mr. Zarzewsky will receive a 5% royalty on all of Wize’s revenues to the extent such revenues are earned from relationships initiated by Mr. Zarzewsky and agreed to by Wize. The term of the agreement is for 12 months unless earlier terminated. Either party may terminate upon twenty-one days’ notice.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of Wize’s named executive officers and which remained outstanding as of December 31, 2016. In connection with the Merger and for no consideration, each of the holders of outstanding equity awards of Wize, subject to and effective upon the closing of the Merger, agreed to cancel any and all options or other rights to purchase Wize’s shares that are not exercised at least seven business days prior to the closing of the Merger, such that no equity awards of Wize will be outstanding upon the closing of the Merger. On July 23, 2017, the Board of Directors of Wize resolved, subject to the closing of the Merger, to terminate the Wize Option Plan (as defined below).

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($) (1)	Option expiration date
Or Eisenberg(2)	201,250	28,750	1.14	31/12/2017-1/10/2019
Ron Mayron(3)	279,375	125,625	0.14-2.14	31/12/2017-21/11/2020

(1)	Represents the U.S. dollar equivalent of the NIS option exercise price based on an exchange rate of NIS 3.496 to one U.S. dollar, the exchange rate reported by the Bank of Israel for June 30, 2017.

(2)	230,000 options were granted on September 30, 2015 and vest 12.5% on a quarterly basis over a two years period, all pursuant to the terms of the Wize 2015 Option Plan for Employees and Office Holders (the “Wize Option Plan”).

(3)	105,000 options were granted on September 30, 2015 and vest 12.5% on a quarterly basis over a two year period, all pursuant to the terms of the Wize Option Plan. In addition, 150,000 options were granted on November 23, 2016 and vest 90% on the grant date and 10% on March 31, 2017, all pursuant to the terms of the Wize Option Plan. Moreover, 150,000 options were granted on November 23, 2016 and vest 12.5% on a quarterly basis over a two years period, all pursuant to the terms of the Wize Option Plan.

Director Compensation

The compensation received by Mr. Mayron during the year ended December 31, 2016 is included above in the Summary Compensation Table.

RELATED PARTY TRANSACTIONS

Related Party Transactions of OphthaliX

Described below are the transactions and series of similar transactions since January 1, 2016 to which OphthaliX was a party in which:

●	the amounts involved exceeded or will exceed $120,000; and

126

●	any of the directors, executive officers, holders of more than 5% of the share capital of OphthaliX, or any member of their respective immediate family had or will have a direct or indirect material interest.

Executive Officers and Directors

OphthaliX has made equity awards and paid compensation to its executive officers and certain of its directors as more fully described in “PROPOSAL 3 – ELECTION OF DIRECTORS PROPOSAL” beginning on page 49 of this proxy statement/prospectus.

Voting and Undertaking Agreement

See the description of the Voting and Undertaking Agreement in “AGREEMENTS RELATING TO THE MERGER — Voting and Undertaking Agreement” on page 84 of this proxy statement/prospectus.

Can-Fite License Agreement and Services Agreement

OphthaliX is a party to the Can-Fite License Agreement and related Can-Fite Services Agreement as more fully described in “THE MERGER — Can-Fite License Agreement” and “THE MERGER — Can-Fite Services Agreement” beginning on page 70 of this proxy statement/prospectus.

Can-Fite Support Letters

See the description of the Can-Fite support letters in “INFORMATION ABOUT OPHTHALIX —  Management’s Discussion and Analysis of Financial Condition and Results of Operation” on page 87 of this proxy statement/prospectus.

Can-Fite is OphthaliX’s majority shareholder, beneficially owning 8,563,254 shares, or 82% of OphthaliX’s outstanding common stock. Dr. Fishman, OphthaliX’s Chief Executive Officer and Chairman, is also the Chief Executive Officer of Can-Fite and Messrs. Cohn and Regev, both OphthaliX directors, are also directors of Can-Fite. Itay Weinstein, OphthaliX’s Chief Financial Officer, is the controller of Can-Fite.

Procedures for Approval of Related Party Transactions

OphthaliX’s board is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. OphthaliX has not adopted other procedures for review, or standards for approval, of such transactions, but instead reviews them on a case-by-case basis.

Related Party Transactions of Wize

Described below are the transactions and series of similar transactions since the Creditors’ Arrangement in February 2015 to which Wize was a party in which:

●      the amounts involved exceeded or will exceed $120,000; and

●      any of the directors, executive officers, holders of more than 5% of the share capital of Wize, or any member of their respective immediate family had or will have a direct or indirect material interest.

Wize Creditors’ Arrangement

In connection with the Creditors’ Arrangement, on February 15, 2015, Wize issued 16,615,384 ordinary shares of Wize, in the aggregate, to the 2015 Investors, in exchange for their purchase of the public shell for NIS 1,800,000 (approximately $515,000). In addition, on April 7, 2015, for no consideration, the 2015 Investors provided Wize with a capital amount of NIS 4,056,000 (approximately $1,200,000) in cash.

127

Wize Loan Agreements and the 2017 Private Placement

On March 20, 2016, Wize entered into the 2016 Loan Agreement with Rimon Gold. On January 15, 2017, Wize entered into the 2017 Loan Agreement with Ridge, and, by way of entering into assignments and assumption agreements following such date, also with Rimon Gold and Fisher. Prior to entering into the 2017 Loan Agreement, Wize entered into the Ridge Interim Loans with Ridge. On June 23, 2017, Wize entered into the 2017 PIPE Agreements with each of Peretz, Zrachia, Sadan and Rubini. Each of Ridge, Rimon Gold, Fisher, Peretz, Zrachia, Sadan and Rubini beneficially hold more than 5% of the share capital of Wize.

For more information relating to the Convertible Loans, the agreements relating thereto and the 2017 PIPE Agreements, please see “INFORMATION ABOUT WIZE — Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page 113 of this proxy statement/prospectus.  For more information regarding the beneficial ownership of Wize for each of Ridge, Rimon Gold, Fisher, Peretz, Zrachia, Sadan and Rubini, please see “PRINCIPAL SHAREHOLDERS OF WIZE” beginning on page 136 of this proxy statement/prospectus.

Lease Agreement

On April 1, 2015, Wize entered into a lease agreement with WTP Israel (Product Waste) Ltd. (“WTP”), pursuant to which Wize leased office space from WTP.  WTP is controlled by Bramli and Arazi. The lease agreement with WTP was terminated by Wize in January 2016. Wize paid to WTP a total amount of NIS 120,000 (approximately $34,000) over the term of such lease.

Agreements with Wize’s Directors and Executive Officers.

Wize has entered into employment, services and other agreements with certain of its directors and executive officers. Mr. Noam Danenberg, Wize’s strategic advisor who is expected to serve as OphthaliX’s Chief Operating Officer following the Merger, is also the son-in-law of Mr. Avichay Harpaz, who owns 50% of Ridge. For more information regarding these other agreements entered into by Wize with certain of its directors and executive officers, please see “MANAGEMENT OF OPHTHALIX FOLLOWING THE MERGER” beginning on page 120 of this proxy statement/prospectus.

In addition, Wize’s Articles of Association provide that Wize is entitled to indemnify its directors and executive officers and to also purchase insurance to cover the liability of any director or executive officer, as more fully described below on page 146 of this proxy statement/prospectus under “COMPARISON OF RIGHTS OF HOLDERS OF OPHTHALIX SHARES AND WIZE SHARES”. Further, Wize has entered into separate indemnification agreements with each of its directors and executive officers. Such agreements require Wize, among other things, to indemnify its directors and officers, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified. Wize has also purchased Directors and Officers insurance to cover the potential liability of its directors and executive officers. Prior to the Effective Time, Wize will purchase, for a period of seven years following the Effective Time, a directors’ and officers’ liability “tail” insurance policy or policies covering the current and former directors or officers of Wize for events occurring at or prior to the Effective Time, which insurance will be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to such persons than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Wize as of the date of the Merger Agreement.

Policy for Approval of Related Person Transactions

Wize’s policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable than those available from unaffiliated third parties. Based on Wize’s experience in the business sectors in which it operates and the terms of its transactions with unaffiliated third parties, Wize believes that all of the transactions described above met this policy standard at the time they occurred. All related person transactions are approved by Wize’s board of directors, and, in certain circumstances, also Wize’s audit committee, compensation committee and/or shareholders, all pursuant to the requirements of the Israeli Companies Law.

128

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On May 21, 2017, OphthaliX, Inc., a Delaware corporation (“OphthaliX”), Wize Pharma Ltd., a company formed under the laws of the State of Israel (“Wize”), and Bufiduck Ltd., a company formed under the laws of the State of Israel and a wholly owned subsidiary of OphthaliX (“Merger Sub”), entered into an agreement and plan of merger (as may be amended from time to time, the “Merger Agreement”) that provides for, among other things, the merger of Merger Sub with and into Wize, with Wize continuing as the surviving entity and becoming a wholly owned subsidiary of OphthaliX, on the terms and conditions set forth in the Merger Agreement (the “Merger”).

If the Merger is completed, holders of outstanding Wize ordinary shares (collectively referred to herein as the Wize shareholders) will be entitled to receive 4.1781 shares of OphthaliX common stock per Wize ordinary shares they hold, or an aggregate of 93,971,259 shares of OphthaliX common stock at closing, subject to adjustment as set forth in the Merger Agreement. Immediately following the effective time of the Merger (the “Effective Time”), pre-merger Wize shareholders are expected to own approximately 90% of the outstanding common stock of OphthaliX on a fully diluted basis (excluding (i) shares of OphthaliX common stock issuable upon exercise of convertible loans of Wize that will, at the Effective Time, become convertible into shares of OphthaliX common stock, and (ii) shares of OphthaliX common stock issuable upon exercise of future investment rights held by holders of such convertible loans that will, at the Effective Time, become exercisable into shares of OphthaliX common stock) while pre-merger OphthaliX stockholders are expected to own the remaining approximate 10%. At the Effective Time, pre-merger OphthaliX stockholders will continue to own and hold their existing shares of OphthaliX common stock.

The following unaudited pro forma consolidated financial statements give effect to the Merger. The Merger is structured as a reverse merger and Wize was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Wize security holders will own approximately 90% of OphthaliX immediately following the Effective Time, (ii) the entire board of directors of post-Merger OphthaliX is expected to be filled by Wize appointed directors and (iii) Wize’s management will hold all key positions in the management of post-Merger OphthaliX. The transaction will be accounted for under reverse capitalization accounting as a reverse acquisition under US GAAP, except that any excess fair value of the consideration transferred over the net fair value of the monetary assets of OphthaliX will be recognized as a reduction of equity.

Pro Forma Information

The unaudited pro forma consolidated balance sheet as of June 30, 2017 and the unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2017 and the year ended December 31, 2016 are based on (i) the historical consolidated results of operations of Wize and OcuWize Ltd., Wize’s wholly owned Israeli subsidiary; (ii) and the historical consolidated results of operations of OphthaliX and Eyefite Ltd., OphthaliX’s wholly owned Israeli subsidiary.

The unaudited pro forma consolidated balance sheet as of June 30, 2017 assumes that the Merger took place on June 30, 2017 and combines the historical balance sheets of OphthaliX and Wize as of June 30, 2017. The unaudited pro forma consolidated statements of operations for the six month period ended June 30, 2017 and for the year ended December 31, 2016 assumes that the Merger occurred on the first day of the periods presented, and combines the historical results of OphthaliX and Wize.

The unaudited pro forma consolidated financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma consolidated financial statements and pro forma adjustments have been prepared based on preliminary estimates. Differences between these preliminary estimates and the final Merger will occur and these differences could have a material impact on the accompanying unaudited pro forma consolidated financial statements and the consolidated company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma consolidated financial statements as a result of the amount, if any, of capital raised by Wize between the signing of the Merger Agreement and closing of the Merger; the amount of cash used by OphthaliX’s operations between the signing of the Merger Agreement and the closing of the Merger; the timing of the closing of the Merger; and other changes in the Wize or OphthaliX assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma consolidated financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had OphthaliX and Wize been a consolidated company during the specified periods. The unaudited pro forma consolidated financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of OphthaliX and Wize for the year ended December 31, 2016 and the unaudited interim consolidated financial statements of OphthaliX and Wize for the six months period ended June 30, 2017.

129

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands)

As of June 30, 2017

	Historical Wize Pharma Ltd.	Historical OphthaliX Inc.	Pro forma Merger Adjustments	Note	Pro forma Consolidated

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$275	$18	$839	B, F	$1,132
Restricted bank deposit	11	-	-		11
Marketable securities	-	393	-		393
Other accounts receivable	46	-	2,663	B	2,709

Total current assets	332	411	3,502		4,245

NON-CURRENT ASSETS:

Property and equipment, net	3	-	-		3

Total non-current assets	3	-	-		3

TOTAL ASSETS	$335	$411	$3,502		$4,248

LIABILITIES AND STOCKOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Related company	$-	$4,758	$(4,758)	B, C	$-
Trade payables	16	-	-		16
Other accounts payable	351	243	(256)	B, C, E, F	338
Current portion of license purchase obligation	252	-	-		252
Convertible loans, net	707	-	-		707
Receipts on account of shares	140	-	-		140

Total current liabilities	1,466	5,001	(5,014)		1,453

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	*)-	10	99	A, F	109
Additional paid- in capital	24,511	5,519	1,541	A, C, D, F	31,571
Treasury stock	(747)	-	747	D	-
Accumulated other comprehensive loss	(76)	-	-		(76)
Accumulated deficit	(24,819)	(10,119)	6,129	B	(28,809)

Total stockholders’ equity (deficit)	(1,131)	(4,590)	8,516		2,795

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$335	$411	$3,502		$4,248

*)	Representing amount less than $1 thousand

130

Unaudited Pro Forma Consolidated Statements of Comprehensive Loss

For the Year Ended December 31, 2016

(in thousands, except share and per share data)

	Historical Wize Pharma Ltd.	Historical OphthaliX Inc.	Pro forma Merger Adjustments	Note	Pro forma Consolidated

Operating expenses:
Research and development expenses	$240	$199	$(199)	B	$240
General and administrative expenses	794	432	(44)	B	1,182

Operating loss	1,034	631	(243)		1,422

Financial expense, net	105	285	(94)	B	296

Net loss	$1,139	$916	$(337)		$1,718

Other comprehensive income:
Foreign currency translation adjustments	3	-	-		3

Comprehensive loss	$1,136	$916	$(337)		$1,715

Net basic and diluted loss per share	$0.07	$0.09			$0.02

Weighted average number of Ordinary Shares used in computing basic and diluted net loss per share		10,441,251			104,412,510

131

Unaudited Pro Forma Consolidated Statements of Comprehensive Loss

For the Six Months Period Ended June 30, 2017

(in thousands, except share and per share data)

	Historical Wize Pharma Ltd.	Historical OphthaliX Inc.	Pro forma Merger Adjustments	Note	Pro forma Consolidated

Operating expenses:
Research and development expenses	$181	$9	$(9)	B	$181
General and administrative expenses	531	216	192	B, E	939

Operating loss	712	225	183		1,120

Financial expense, net	624	205	(49)	B	780

Net loss	$1,336	$430	$134		$1,900

Other comprehensive loss:
Foreign currency translation adjustments	76	-	-		76

Comprehensive loss	$1,412	$430	$134		$1,976

Net basic and diluted (income) loss per share	$0.08	$0.04			$0.02

Weighted average number of Ordinary Shares used in computing basic and diluted net loss per share		10,441,251			104,412,510

132

Notes to the Unaudited Pro Forma Interim Consolidated Financial Information

1.	Description of the Acquisition and Basis of Presentation

On May 21, 2017, Wize entered into the Merger Agreement with OphthaliX, a company whose common stock is quoted on the OTC Pink. At the Effective Time of the Merger, Merger Sub will merge with and into Wize. Upon completion of the Merger, the separate corporate existence of Merger Sub will cease, and Wize will continue as the surviving entity and as a wholly owned subsidiary of OphthaliX. Immediately prior to the Merger, OphthaliX will change its name to “Wize Pharma, Inc.” OphthaliX was a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time of the Merger, each share of Wize common stock that is issued and outstanding will be automatically cancelled and converted into the right to receive that number of validly issued, fully paid and non-assessable shares of OphthaliX common stock equal to an initial exchange ratio of 5.3681 shares of OphthaliX common stock for each one Wize ordinary share (as may be adjusted, the “Exchange Ratio”). To that end, as a result the 2017 PIPE, (1) on account of the first closing of 490,000 (approximately $140,000) in the 2017 PIPE, the Exchange Ratio was adjusted to 5.1617 shares of OphthaliX common stock for each one Wize ordinary share, and (2) on account of the second closing of NIS 3 million (approximately $858,000) on August 7, 2017, the Exchange Ratio was further adjusted to 4.1781 shares of OphthaliX common stock for each one Wize ordinary share (the “Assumed Exchange Ratio”). Each convertible note or loan to purchase Wize ordinary shares existing at the time of the Merger Agreement (the “Convertible Loans”) will constitute a convertible note to purchase the number of shares of OphthaliX common stock equal to the number of Wize ordinary shares that were subject to a Convertible Loan immediately prior to the Effective Time multiplied by the Exchange Ratio at a proportionally adjusted conversion price. In this respect, it was further agreed that the conversion of all or part of such Convertible Loans (including future investment rights to the holders thereof upon such conversion (the “Future Investment Rights”) and the shares issuable upon exercise of the Future Investment Rights), whether before or after the Effective Time, shall not modify the Exchange Ratio.

Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time of the Merger, OphthaliX’s Certificate of Incorporation will be amended to increase the number of authorized shares of OphthaliX’s shares of common stock from 100,000,000 to 500,000,000 and to change OphthaliX’s name to “Wize Pharma, Inc.”

Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) as of the earlier of the Effective Time or August 30, 2017, Wize shall have available cash and cash equivalents of at least NIS 1,000,000 (approximately $280,000), (2) OphthaliX not having any liabilities as of the Effective Time.

The organizational history of Wize is described in Wize’s interim consolidated financial statements as of June 30, 2017.

2.	Basis of Presentation

The unaudited pro forma consolidated financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma consolidated balance sheet as of June 30, 2017 is presented as if the Merger had been completed on June 30, 2017. The unaudited pro forma consolidated statement of operations for the six months period ended June 30, 2017 and the year ended December 31, 2016 assumes that the Merger occurs on the first day of the periods presented, and combines the historical results of OphthaliX and Wize.

Based on the terms of the Merger, Wize is deemed to be the acquiring company for accounting purposes and the Merger will be accounted for under the reverse recapitalization accounting as a reverse acquisition under reverse recapitalization accounting, the assets and liabilities of OphthaliX will be recorded, as of the completion of the Merger, at their historical amounts. Consequently, the interim consolidated financial statements of Wize reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization at the equity of the accounting acquirer. These interim consolidated financial statements include the accounts of the Wize since the effective date of the reverse recapitalization and the accounts of OphthaliX since inception.

133

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma consolidated financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Pro Forma Adjustments and Assumptions

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma interim consolidated financial information. The unaudited pro forma interim consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical interim consolidated financial information of Wize and OphthaliX as of June 30, 2017.

A.	To reflect the conversion of all outstanding 22,491,240 ordinary shares of Wize, no par value per share, into 93,971,259 shares of OphthaliX’s common stock, par value $0.001 per share, according to the Assumed Exchange Ratio.

B.	The consummation of the sale by OphthaliX, prior to the Effective Time, on an “as-is” basis, of Eye-Fite to Can-Fite BioPharma Ltd. (“Can-Fite”), OphthaliX’s parent and holder of approximately 82% of the outstanding shares of common stock of OphthaliX, in exchange for the cancellation of all indebtedness owed by OphthaliX and Eye-Fite to Can-Fite and the termination of the license agreement between OphthaliX, to Can-Fite and Eye-Fite; all in accordance with the terms of the agreements attached to the Merger Agreement.

C.	Representing liabilities amounting to $1,401,000 of OphthaliX as of June 30, 2017, that will be waived by Can-Fite. Since the waiver is by Can-Fite such amount was recorded as part of additional paid in capital.

D.	All shares of Wize held immediately prior to the Effective Time by Wize as treasury stock or otherwise, if any, and by OphthaliX or any direct or indirect wholly owned subsidiary of OphthaliX, will be cancelled and no payment will be made with respect to those shares. Each issued and outstanding share of Merger Sub’s ordinary shares will convert into one ordinary share of the post-merger Wize, which will represent the only outstanding shares of capital stock of the post-merger Wize from and after the Effective Time.

E.	Due to the Merger, an amount of approximately $431,000 in expenses (of which $229,000 is outstanding as of June 30, 2017) is expected to be incurred by Wize and OphthaliX. Therefore, additional expenses amounting to $202,000 have been charged to general and administrative expenses during the period of six months ended June 30, 2017.

F.	In connection with the closing of the 2017 PIPE, this reflects the assumed issuance of a total of 4,985,713 ordinary shares of Wize and 21,872,496 warrants, for gross consideration of up to NIS 3,490,000 (approximately $998,000 according to the NIS/USD exchange rate as of June 30, 2017), $140,000 out of which has been received as of June 30, 2017 and recorded as receipt on account of shares. Direct and incremental issuance costs amounted to approximately $13,000 which was offset from additional paid in capital.

134

PRINCIPAL STOCKHOLDERS OF OPHTHALIX

The following table sets forth certain information concerning the ownership of OphthaliX’s common stock as of September 5, 2017, by (i) those persons who are known to OphthaliX to be the beneficial owner(s) of more than five percent (5%) of OphthaliX’s common stock, (ii) each of OphthaliX’s directors and named executive officers and (iii) all directors and executive officers of OphthaliX as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o OphthaliX, Inc., 10 Bareket Street, Petach Tikva, Israel, 4951778. As of September 5, 2017, there were 10,441,251 shares of OphthaliX common stock outstanding and Can-Fite had 32,709,901 ordinary shares outstanding (which excludes 446,827 ordinary shares held in treasury).

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person.  Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.  Unless otherwise indicated in the footnotes to this table, OphthaliX believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	OphthaliX Common Stock Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)	Can-Fite Ordinary Shares Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Pnina Fishman, Ph.D. Chairman of the Board and CEO	9,712		*	487,303	(1)	1.4%
Ilan Cohn, Ph.D. Director	-		-	133,567		*
Guy Regev Director	56,786		*	54,240	(2)	*
Roger Kornberg, Ph.D. Director	52,222	(3)	*	-		-
Michael Belkin, Ph.D. Director	52,222	(4)	*	-		-
Itay Weinstein CFO	13,056	(5)	*	15,000	(6)	*
Executive Officers and Directors as a Group (6 Persons)	183,998		1.1%	690,110		2.0%
Can-Fite BioPharma Ltd. 10 Bareket Street Kiryat Matalon P.O. Box 7537 Petah-Tikva 49170 Israel	8,563,261		82%	-		-

* Less than 1%

(1)	Represents (i) 263,433 ordinary shares, (ii) 2,680,000 unregistered options to purchase 107,200 ordinary shares at an exercise price of NIS 0.644 per option and expiring on January 13, 2021, and (iii) 116,670 unregistered options to purchase 116,670 ordinary shares at an exercise price of NIS 3.573 per option and expiring on October 22, 2025. Excludes 83,330 unregistered options to purchase 83,330 ordinary shares that vest in more than 60 days from September 5, 2017.

(2)	Represents (i) 24,240 ordinary shares, (ii) 250,000 registered warrants (Series 10) to purchase 10,000 ordinary shares at an exercise price of NIS 0.394 per warrant and expiring on October 31, 2017, (iii) 250,000 registered warrants (Series 11) to purchase 10,000 ordinary shares at an exercise price of NIS 0.392 per warrant and expiring on October 31, 2017, and (iv) 250,000 unregistered options are exercisable into 10,000 ordinary shares at an exercise price of NIS 0.60 per option and expire on May 2, 2023. All such warrants and options are fully vested.

(3)	Represents 52,222 shares of common stock issuable upon exercise of vested options.

(4)	Represents 52,222 shares of common stock issuable upon exercise of vested options.

(5)	Represents 13,056 shares of common stock issuable upon exercise of vested options.

(6)	Represents (i) 5,000 ordinary shares, and (ii) 250,000 registered warrants (Series 11) to purchase 10,000 ordinary shares at an exercise price of NIS 0.392 per warrant and expiring on October 31, 2017.

135

PRINCIPAL SHAREHOLDERS OF WIZE

The following table sets forth certain information concerning the ownership of Wize’s ordinary shares as of September 5, 2017, by (i) those persons who are known to Wize to be the beneficial owner(s) of more than five percent (5%) of Wize’s ordinary shares, (ii) each of Wize’s directors and named executive officers and (iii) all directors and executive officers of Wize as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such shares and have an address of c/o Wize Pharma Ltd., 5b Hanagar Street, Hod Hasharon, Israel 4527708. As September 5, 2017, there were 22,491,239 shares of Wize ordinary shares outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Ordinary shares of Wize subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, notes, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person.  Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.  Unless otherwise indicated in the footnotes to this table, Wize believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Wize Ordinary Shares Amount and Nature of Beneficial Ownership	Percent of Class
Ridge Valley Corporation (1)	8,028,192	31.2%
Rimon Gold Assets Ltd. (2)	10,090,137	31.0%
Erez Haver, Adv., in trust for Avner Arazi and Amir Bramli (3)	3,608,000	16.0%
Yaakov Zerahia (4)	4,578,709	19.1%
Shimshon Fisher (5)	3,237,800	12.6%
Simcha Sadan (6)	3,959,133	16.5%
Jonathan Rubini (7)	2,928,571	12.2%
Yossef Peretz (8)	1,435,000	6.2%
Noam Danenberg, Strategic Advisor (9)	1,081,577	4.8%
Ron Mayron, Director (10)	279,375	1.2%
Or Eisenberg, CFO and Acting CEO (11)	201,250	0.9%
Hagit Nof, Director	-	-
Ilan Neugarten, Director	-	-
Prof. Uriel Martinowitz, Director	-	-
Executive Officers and Directors as a Group (6 Persons)	1,562,202	6.9%

(1)	Represents (i) 4,790,267 ordinary shares, (ii) 1,452,211 ordinary shares issuable upon the conversion of the Convertible Loans and (iii) 1,785,714 ordinary shares issuable upon the exercise of the Future Investment Rights. Ridge is a Seychelles corporation, whose address is Room 206, Premier Building, P.O Box 332, Victoria, Mahe, Seychelles. Priscilla Julie is the sole director of Ridge and holds the voting and dispositive power of the ordinary shares beneficially owned by Ridge. Based on information provided to Wize by Ridge, 284,750 of the 4,790,267 ordinary shares (the “Ridge Trust Shares”) are held by Ridge in trust for the benefit of Mr. Dean Lin and Ms. Michelle Lin. Ridge does not make investment or voting decisions with respect to the Ridge Trust Shares. Mr. Noam Danenberg, Wize’s strategic advisor who is expected to serve as OphthaliX’s Chief Operating Officer following the Merger, is also the son-in-law of Mr. Avichay Harpaz, who owns 50% of Ridge.

(2)	Represents (i) 4,775,011 ordinary shares issuable upon the conversion of the Convertible Loans and (ii) 5,315,126 ordinary shares issuable upon the exercise of the Future Investment Rights. Rimon Gold is an Israeli private company wholly owned by the Goldfinger Trust, whose beneficiary is Yair Goldfinger. Rimon Gold’s address is 32 Habarzel, Tel Aviv, Israel. Mr. Goldfinger does not direct the management of Rimon Gold, its investment or voting decisions and disclaims beneficial ownership of the shares reported in this table.

136

(3)	To the knowledge of Wize, the ordinary shares are held by Erez Haver, Adv., who holds such shares in trust for Bramli (2,120,580 ordinary shares) and Arazi (1,487,420 ordinary shares). The address of Advocate Erez Haver is APM House, 18 Raoul Wallenberg St., Building D, 6th floor, Tel Aviv, Israel.

(4)	Represents (i) 3,078,709 ordinary shares and (ii) 1,500,000 ordinary shares issuable upon the exercise of the Warrants to be granted to the 2017 PIPE Investors, subject to the closing of the Merger. The address for Mr. Zerahia is 10 Tzemach Tzedek Street, Lod, Israel.

(5)	Represents (i) 1,452,086 ordinary shares issuable upon the conversion of the Convertible Loans and (ii) 1,785,714 ordinary shares issuable upon the exercise of the Future Investment Rights. The address of Mr. Fisher is 3 HaRav Shmuel Rozovski Street, Bnei Brak, Israel.

(6)	Represents (i) 2,459,133 ordinary shares and (ii) 1,500,000 ordinary shares issuable upon the exercise of the Warrants to be granted to the 2017 PIPE Investors, subject to the closing of the Merger. The address for Mr. Sadan is Hashunit 10, Herzliya, Israel.

(7)	Represents (i) 1,428,571 ordinary shares and (ii) 1,500,000 ordinary shares issuable upon the exercise of the Warrants to be granted to the 2017 PIPE Investors, subject to the closing of the Merger. The address for Mr. Rubini is 2655 Marston Drive, Anchorage, Alaska 99517.

(8)	Represents (i) 700,000 ordinary shares and (ii) 735,000 ordinary shares issuable upon the exercise of the Warrants to be granted to the 2017 PIPE Investors, subject to the closing of the Merger. The address of Mr. Peretz is Ben Gurion 88 BLVD., Kiryat Malachi, Israel.

(9)	The ordinary shares are held by Mr. Danenberg through a company where Mr. Danenberg holds a minority interest and he does not serve as a director or an officer. See footnote 1 above. Mr. Danenberg notified Wize that he has entered into an agreement, pursuant to which Mr. Danenberg shall transfer a total of 713,633 Wize ordinary shares. As of the date of this proxy statement/prospectus such transfer has not yet taken place.

(10)	Represents 91,875 ordinary shares issuable upon the exercise of vested options, at an exercise price of NIS 4.00 per share, 150,000 ordinary shares issuable upon the exercise of vested options, at an exercise price of NIS 0.5 per share and 37,500 ordinary shares issuable upon the exercise of vested options, at an exercise price of NIS 1.00 per share. In connection with the Merger and for no consideration, subject to and effective upon the closing of the Merger, Mr. Mayron agreed to cancel any and all options or other rights to purchase Wize’s shares that are not exercised at least seven business days prior to the closing of the Merger.

(11)	Represents 201,250 ordinary shares issuable upon the exercise of vested options, at an exercise price of NIS 4.00 per share. In connection with the Merger and for no consideration, subject to and effective upon the closing of the Merger, Mr. Eisenberg agreed to cancel any and all options or other rights to purchase Wize’s shares that are not exercised at least seven business days prior to the closing of the Merger.

137

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the principal U.S. federal income tax considerations to (i) U.S. holders (as defined below) of Wize ordinary shares of the exchange of Wize ordinary shares for OphthaliX common stock pursuant to the Merger Agreement and (ii) non-U.S. holders (as defined below) of the ownership of OphthaliX common stock received in the Merger. The following discussion is based on the Internal Revenue Code, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this offer to exchange. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address the 3.8% Medicare tax, any state or local tax consequences, the application of any income tax treaty, or any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, the term “U.S. holder” means a holder of Wize ordinary shares or OphthaliX common stock, as the case might be, that is:

●	a citizen or individual resident of the United States;
●	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons, within the meaning of Section 7701(a)(30)) of the Code, who have the authority to control all substantial decisions of the trust, or (B) that otherwise has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Wize ordinary shares or OphthaliX common stock, as the case might be, that does not qualify as a U.S. holder and is not treated as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders or non-U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws, such as:

●	dealers or brokers in securities, commodities or foreign currencies;
●	traders in securities that elect to apply a mark-to-market method of accounting;
●	banks and certain other financial institutions;
●	insurance companies;
●	mutual funds;
●	tax-exempt organizations;
●	holders liable for the alternative minimum tax;
●	partnerships or other pass-through entities or investors in partnerships or such other pass-through entities;

138

●	regulated investment companies;
●	real estate investment trusts;
●	former citizens or residents of the United States;
●	U.S. expatriates;
●	holders whose functional currency is not the U.S. dollar;
●	holders who hold Wize ordinary shares (or OphthaliX common stock) as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment;

●	holders who do not hold Wize ordinary shares (or OphthaliX common stock) as a capital asset within the meaning of Section 1221 of the Code, which generally means property held for investment;
●	a person who owns or has owned directly, indirectly or constructively, 10% or more of the voting stock of Wize prior to the Merger; or
●	holders who acquired Wize ordinary shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation.

If an entity treated as a partnership for U.S. federal income tax purposes holds Wize ordinary shares or OphthaliX common stock, as the case may be, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Each such partner having an interest in Wize ordinary shares or OphthaliX common stock is urged to consult its tax advisor.

U.S. Federal Income Tax Considerations of Exchanging Wize Ordinary Shares to U.S. Holders

The following discussion applies to U.S. holders exchanging their Wize ordinary shares for OphthaliX common stock pursuant the Merger Agreement.

The receipt of OphthaliX common stock by U.S. holders in exchange for Wize ordinary shares pursuant to the Merger Agreement is expected to be a taxable transaction for U.S. federal income tax purposes, and is not expected to qualify as a “reorganization” or other non-recognition transaction under any provision of the Code. If any U.S. holders receive cash in exchange for Wize ordinary shares in lieu of any fractional OphthaliX common stock to which such holder may otherwise be entitled, such exchange also is expected to be a taxable transaction for U.S. federal income tax purposes.

Subject to the passive foreign investment company rules discussed below, U.S. holders of Wize ordinary shares generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the fair market value of OphthaliX common stock received by such U.S. holder in the Merger and any cash received in lieu of any fractional OphthaliX common stock to which such holder may otherwise be entitled, and (2) such U.S. holder’s adjusted tax basis in the Wize ordinary shares surrendered in exchange therefor. For this purpose, U.S. holders of Wize ordinary shares must calculate gain or loss separately for each identified block of Wize ordinary shares exchanged (that is, Wize ordinary shares acquired at the same cost in a single transaction).

Subject to the passive foreign investment company rules discussed below, a U.S. holder’s gain or loss in Wize ordinary shares generally will be capital gain or loss. Non-corporate U.S. holders, including individuals, who have held the Wize ordinary shares for more than one year will generally be eligible for reduced long-term capital gains tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

For U.S. federal income tax purposes, a U.S. holder’s aggregate tax basis in the OphthaliX common stock received pursuant to the Merger will be equal to the fair market value of the OphthaliX common stock received by such U.S. holder on the date Wize ordinary shares are exchanged pursuant to the Merger Agreement, and a U.S. holder’s holding period with respect to such OphthaliX common stock will begin on the day following the date such U.S. holder’s Wize ordinary shares are exchanged pursuant to the Merger Agreement.

U.S. federal income tax law does not specify how U.S. holders should determine the fair market value of the OphthaliX common stock on the date of exchange. Fair market value generally is the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of the facts. U.S. holders should consult their tax advisors with respect to the determination of the fair market value of the OphthaliX common stock as of the date of the exchange.

139

U.S. holders of Wize ordinary shares should consult their tax advisors as to the specific tax consequences in their particular circumstances of the receipt of OphthaliX common stock in exchange for Wize ordinary shares pursuant to the Merger Agreement, in each case, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Passive foreign investment company rules

A non-U.S. corporation is considered to be a passive foreign investment company (“PFIC”) for any taxable year if either at least 75% of its gross income is passive income or at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on Wize’s gross income and gross assets (including tangible assets and intangible assets based on the market value of Wize ordinary shares), and the nature of Wize’s business, Wize does not believe that it was classified as a PFIC for the taxable year ended December 31, 2015. However, based on Wize’s gross assets as of the end of the fourth quarter of 2015, Wize believes that it is possible the Company will be characterized as a PFIC for the 2016 taxable year and the year of the Merger. Nevertheless, Wize’s PFIC status is based on Wize’s income, assets, and activities for the entire taxable year, including the value of Wize’s intangible assets based on the market value of Wize ordinary shares, and it is therefore not possible to finally determine whether Wize will be characterized as a PFIC for the 2016 taxable year until after the close of such year.

Assuming that Wize is classified as a PFIC for the 2016 taxable year, and the year of the Merger, a U.S. holder will be required to report any gain recognized in the Merger as ordinary income, rather than as capital gain, and to compute the tax liability on any gain recognized in respect of the Wize ordinary shares as if such items had been earned ratably over each day in the U.S. holder’s holding period (or a portion thereof) for the Wize ordinary shares. The amounts allocated to the taxable year of the Merger and to years before Wize became a PFIC would be taxed as ordinary income. The amount allocated to prior taxable years would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. U.S. holders would not be able to offset any gain recognized in the Merger with capital losses.

U.S. holders of Wize ordinary shares should consult their tax advisors regarding the application of the PFIC rules to their investment.

U.S. Federal Income Tax Considerations of Ownership of OphthaliX Common Stock to Non-U.S. Holders

Dividends

Distributions paid on OphthaliX common stock will be taxable as dividends to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a non-U.S. holder of OphthaliX common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of OphthaliX common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, as applicable, and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if OphthaliX common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

140

A non-U.S. holder of OphthaliX common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

Any gain realized on the disposition of OphthaliX common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	OphthaliX is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such non-U.S. holder’s holding period for OphthaliX common stock, and such non-U.S. holder’s interest does not qualify for the exception for stock regularly traded on an established securities market, as discussed below.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale or at such lower rate as may be specified by an applicable income tax treaty, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty.

OphthaliX believes that it has not been and is not currently a “United States real property holding corporation” for U.S. federal income tax purposes; however, no assurance can be given that OphthaliX will not become one in the future. If, however, OphthaliX is or becomes a “United States real property holding corporation,” if OphthaliX common stock is regularly traded on an established securities market, only a non-U.S. holder who holds, or held, actually or constructively, (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of OphthaliX common stock will be subject to U.S. federal income tax on the disposition of OphthaliX common stock. Non-U.S. holders should consult their tax advisors about the consequences that could result if OphthaliX is, or becomes, a “United States real property holding corporation.”

Information reporting and backup withholding

OphthaliX must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of OphthaliX common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

141

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, shares of OphthaliX common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which OphthaliX common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, OphthaliX common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which in turn will be required to be provided to the U.S. Department of the Treasury. Non-U.S. holders should consult their tax advisors regarding the possible implications of these rules on their investment in OphthaliX common stock.

U.S. Federal Income Tax Considerations of Sale of Eyefite

Immediately prior to the Merger, OphthaliX expects to have remaining liabilities of approximately $5 million, of which approximately $3.7 million are liabilities of Eyefite and approximately $1.3 million are liabilities of OphthaliX. Of these liabilities, approximately $5 million will be cancelled in exchange for the sale of Eyefite to Can-Fite, and as a result, from a U.S. federal income tax perspective OphthaliX will realize cancellation of indebtedness income. Because OphthaliX will be insolvent at that time by the amount of the remaining liabilities, OphthaliX will not recognize any cancellation of indebtedness income for U.S. federal income tax purposes.

CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES OF THE MERGER

Material Israeli Tax Consequences

The following is a summary discussion of certain Israeli tax considerations in connection with the Merger. The following summary is included for general information purposes only and is based upon current Israeli tax law. No assurance can be given that new or future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all material aspects of Israeli tax consequences that may apply to particular holders of Wize ordinary shares in light of their particular circumstances, such as investors that do not hold their Wize ordinary shares as a capital asset or investors that are subject to special tax rules or other investors referred to below.

Tax matters are very complicated, and the Israeli tax consequences of the Merger to Wize shareholders will depend on their particular situation. You are encouraged to consult your tax advisors regarding the specific Israeli tax consequences of the Merger applicable to you, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. This discussion is not intended to be a complete analysis or description of all potential tax consequences of the Merger.

142

General

Israeli law imposes a capital gains tax on the sale of capital assets by Israeli residents and on the sale of Israeli assets or assets that are deemed to be located in Israel by non-residents of Israel. In general, under the Israeli Tax Ordinance, the transfer of shares in the Merger is deemed to be a sale of capital assets and therefore, gives rise to a taxable event. Consequently, unless a specific exemption is available either under the Israeli Tax Ordinance or a treaty for the avoidance of double taxation applicable to non-residents of Israel, the exchange of shares will be subject to tax in Israel.

Under the Israeli Tax Ordinance, the tax rate applicable to capital gains derived from the disposition of Wize ordinary shares in the Merger is 25% for Israeli individuals (or 30% in case of a shareholder who claims a deduction for financing expenses in connection with such shares or is considered a “Significant Shareholder” at any time during the 12-month period preceding such disposition, i.e., such shareholder alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds directly or indirectly at least 10% of any “means of control” in the company in question). In addition, an individual may be subject to an “Additional Tax” at the rate of 3% on his income exceeding NIS 640,000 (in 2017). However, the foregoing tax rates will not apply to individuals who: (a) are dealers in securities; and/or (b) acquired their shares prior to an initial public offering (and may be subject to a different tax arrangement). A corporate shareholder is generally subject to tax at the Israeli corporate tax rate, which is 24% in 2017 (and is scheduled to decrease to 23% in 2018).

According to the Israeli Tax Ordinance, non-Israeli residents should be exempt from Israeli capital gains tax on any gains derived from the sale of their shares pursuant to the Merger, provided that (i) they purchased the Wize ordinary shares upon or after Wize’s initial public offering in June 1982, (ii) such gains are not derived from a permanent establishment of such shareholders in Israel, and (iii) they obtained an exemption certificate from the Israel Tax Authority or have provided the relevant TASE member a declaration on Form 2402 in order to avoid tax withholding. However, a non-Israeli corporate shareholder will not be entitled to such exemption, if Israeli residents (a) have, directly or indirectly, a controlling interest of more than 25% in such non-Israeli corporation, whether directly or indirectly, by themselves or with others, or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, under the U.S.-Israel Tax Treaty (the “Treaty”), the sale, exchange or other disposition of Wize ordinary shares by a person who (i) holds the ordinary shares as a capital asset; (ii) qualifies as a resident of the United States within the meaning of the Treaty; and (iii) is entitled to claim the benefits afforded to such resident by the Treaty (such person being referred to herein as a Treaty U.S. Resident) should generally be exempt from Israeli capital gain tax. Such exemption would not apply if (i) such Treaty U.S. Resident is an individual and was present in Israel for a period or periods aggregating 183 days or more during the relevant taxable year or (ii) such Treaty U.S. Resident held, directly or indirectly, shares representing 10% or more of the voting rights of a company during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions, or (iii) the gain arising from such sale, exchange or disposition can be attributable to a permanent establishment of the shareholder maintained in Israel. In each case, the sale, exchange or disposition of Wize ordinary shares would be subject to such Israeli tax, to the extent applicable; however, under the Treaty, such Treaty U.S. Resident would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.

Pursuant to Israeli law, in the absence of a ruling of a valid declaration on Form 2402, the TASE member (banks and brokerage firms that carry out trading on the TASE on behalf of shareholders) will be obligated to withhold the amount of such Israeli tax from the consideration paid with respect to shares of Wize ordinary shares listed for trade on the TASE in connection with the Merger and remit such amounts to the Israel Tax Authority, in accordance with the provisions of Israeli law. The TASE member, however, shall not be required to withhold the amount of such taxes if the payee has provided to the TASE member a valid and applicable exemption certificate which is sufficient to enable the TASE member to conclude that no withholding of Israeli tax is required with respect to such payee.

104(h) Tax Ruling

Wize has filed an application to the Israel Tax Authority for a ruling, applicable to shareholders that are not otherwise exempt from Israeli tax on the Merger, to treat the Merger as a tax-deferred transaction for purposes of Israeli tax laws and, in accordance with Section 104H of the Israeli Tax Ordinance, to defer the tax event with respect to the exchange of the Wize ordinary shares for a limited period of two years from the date of exchange with respect to half of the Wize shares held by a shareholder and four years from the date of exchange with respect to such shareholder’s remaining Wize shareholdings, unless such shareholder sells its OphthaliX common stock received in the Merger earlier. If obtained, the ruling typically would require satisfaction of certain conditions for the tax deferral, including the deposit of the relevant shares with a trustee (approved by the Israel Tax Authority) that is responsible for ensuring the withholding and payment of Israeli tax when due. In accordance with Section 104H, the shareholder would be subject to Israeli capital gains tax with respect to the exchange of Wize ordinary shares on the earlier of the actual sale of the OphthaliX common stock or the termination of the applicable deferral period. The appreciation in the OphthaliX common stock subject to tax would generally be calculated in an amount equal to the difference between (a) the total consideration paid to such shareholder for its OphthaliX common stock (in case of actual sale) or the fair market value of the OphthaliX common stock received in the merger at the end of the tax deferral period (based on the average value of the shares during the 30 trading days preceding the end of the deferral period) and (b) the tax basis of the Wize ordinary shares surrendered in exchange therefor.

143

In addition, as part of the application for the ruling Wize has requested that for any shareholder subject to Israei tax that less than 5% of the share capital of Wize and who purchased its Wize ordinary shares on TASE, the ruling will provide for the tax deferral under Section 104H of the Israeli Tax Ordinance to apply until the actual sale of the OphthaliX common stock received in the Merger even if such sale occurs after the termination of the applicable deferral period.

NOTE THAT THERE IS NO ASSURANCE THAT SUCH TAX RULING WILL BE OBTAINED FROM THE ISRAEL TAX AUTHORITY PRIOR TO THE CONSUMMATION OF THE MERGER, NOR THAT, IF IT IS OBTAINED, IT WILL PROVIDE THE FOREGOING. IF SUCH TAX RULING IS NOT OBTAINED PRIOR TO SUCH TIME, OPHTHALIX OR THE APPLICABLE TASE MEMBER SHALL DEDUCT FROM THE CONSIDERATION PAYABLE FOR EACH WIZE ORDINARY SHARE WITHHOLDING TAX AT THE RATE OF TWENTY FIVE (25) PERCENT OR IN ACCORDANCE WITH OTHER INSTRUCTIONS PROVIDED BY THE ISRAEL TAX AUTHORITY; IF SUCH TAX RULING PROVIDES OTHER INSTRUCTIONS THAN THOSE DESCRIBED ABOVE, OPHTHALIX SHALL COMPLY WITH SUCH TAX RULING.

DESCRIPTION OF OPHTHALIX CAPITAL STOCK

As a result of the Merger, Wize shareholders who receive shares of OphthaliX common stock in the Merger will become stockholders of OphthaliX. The rights of stockholders of OphthaliX will be governed by Delaware law, the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws, as amended. The following briefly summarizes the material terms of OphthaliX’s common stock and preferred stock. OphthaliX urges you to read the applicable provisions of the DGCL, the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws, as well as the proposed amendment to the OphthaliX Certificate of Incorporation carefully in its entirety. Marked copies of the proposed amendment to the OphthaliX Certificate of Incorporation is included in this proxy statement/prospectus as Annex D, respectively.

Authorized Capital Stock

OphthaliX’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, no par value per share. As of September 5, 2017, there were 10,441,251 shares of OphthaliX’s common stock outstanding and no shares of preferred stock outstanding.

Common Stock

OphthaliX is authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.001 per share. Holders of OphthaliX common stock are entitled to one vote for each share held on all matters submitted to a vote of OphthaliX stockholders. Holders of OphthaliX common stock have no cumulative voting rights. Further, holders of OphthaliX common stock have no preemptive or conversion rights or other subscription rights. Upon OphthaliX’s liquidation, dissolution or winding-up, holders of OphthaliX common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of OphthaliX’s outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of OphthaliX common stock are entitled to receive dividends, if any, as may be declared from time to time by OphthaliX’s board of directors out of OphthaliX’s assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of stock of OphthaliX entitled to cast at least 33⅓ of the total votes entitled to be cast by the holders of all outstanding capital stock of OphthaliX, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast, represented in person or by proxy, necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

144

Preferred Stock

OphthaliX is authorized to issue up to a total of 1,000,000 shares of preferred stock, no par value per share, without stockholder approval. The preferred stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by OphthaliX’s board of directors. The OphthaliX Certificate of Incorporation expressly authorizes (subject to the rights of the holders of any series of preferred stock pursuant to the terms of the OphthaliX Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the board of directors) the increase or decrease (but not below the number of shares of such series then outstanding) of the number of shares of any series subsequent to the issuance of shares of that series by the affirmative vote of the holders of a majority of the common stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

OphthaliX’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of OphthaliX and might harm the market price of OphthaliX common stock and the voting and other rights of the holders of common stock. OphthaliX has no current plans to issue any shares of OphthaliX preferred stock.

Anti-Takeover Provisions of Delaware Law, the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws

The provisions of Delaware law, the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in OphthaliX’s management or the acquisition of control by a holder of a substantial amount of OphthaliX’s voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in OphthaliX’s best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of OphthaliX’s board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of OphthaliX’s control. These provisions are designed to reduce OphthaliX’s vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in OphthaliX’s management.

Delaware Statutory Business Combinations Provision

OphthaliX is subject to the anti-takeover provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three (3) years prior, did own, 15% or more of the corporation’s voting stock.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

The OphthaliX Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to OphthaliX’s secretary at its principal offices. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the one-anniversary of date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders. For an annual meeting, the notice must generally be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the OphthaliX Bylaws. If it is determined that business was not properly brought before a meeting in accordance with OphthaliX’s Bylaws, such business will not be conducted at the meeting.

145

Annual meetings of Stockholders

Annual meetings of the stockholders may be called only by either (i) the chairman of the board of directors, chief executive officer, or the president, (ii) by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which OphthaliX would have if there were no vacancies, or (iii) by the holders of 20% of the total votes entitled to be cast by the holders of all the outstanding capital stock of OphthaliX entitled to vote generally in an election of directors.

Stockholder Action by Written Consent

Each of the OphthaliX Certificate of Incorporation and the OphthaliX Bylaws permit OphthaliX’s stockholders to act by written consent.

Super Majority Stockholder Vote Required for Certain Actions

The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The OphthaliX Certificate of Incorporation requires the affirmative vote of the holders of at least 66⅓ of OphthaliX’s outstanding voting stock to amend or repeal any provision of the OphthaliX Bylaws or any amend or repeal any provision of the OphthaliX Certificate of Incorporation relating to limitation of director liability, indemnification and advancement of expenses or amendments to the OphthaliX Certificate of Incorporation or OphthaliX Bylaws. All other provisions of the OphthaliX Certificate of Incorporation may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for OphthaliX’s common stock and warrants is Vstock Transfer.

Stock Market Listing

OphthaliX’s common stock is currently quoted on OTC Pink and trades under the symbol “OPLI.”

COMPARISON OF RIGHTS OF HOLDERS OF OPHTHALIX SHARES AND
WIZE SHARES

 If the Merger is completed, Wize shareholders will receive as part of the merger consideration shares of OphthaliX common stock. Pursuant to the terms of the Merger Agreement, immediately prior to the Effective Time of the Merger, OphthaliX’s Certificate of Incorporation will be amended to increase the number of authorized shares of OphthaliX’s shares of common stock from 100,000,000 to 500,000,000 and to change OphthaliX’s name to “Wize Pharma, Inc.” OphthaliX’s Certificate of Incorporation, as amended, is referred to below as the Amended OphthaliX Certificate of Incorporation.

The following is a summary of certain differences between (i) the current rights of Wize shareholders under the Wize Articles, (ii) the rights of OphthaliX shareholders under the Amended OphthaliX Certificate of Incorporation and the OphthaliX Bylaws following the consummation of the Merger and (iii) the respective laws of the State of Israel and the State of Delaware. These differences arise from the governing documents of the two companies, including the Wize Articles and the Amended OphthaliX Certificate of Incorporation and the OphthaliX Bylaws, and from the respective laws of the State of Israel and the State of Delaware.

The summary set out below is not intended to provide a comprehensive discussion of each company’s governing documents or law nor to be a complete statement of the rights of the holders of OphthaliX and Wize shares. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of each of the Wize Articles, the Amended OphthaliX Certificate of Incorporation, the OphthaliX Bylaws, the DGCL, and the Israeli Companies Law.

General

OphthaliX will continue to be incorporated under the laws of the State of Delaware and Wize will continue to be incorporated under the laws of the State of Israel. Accordingly, the rights of OphthaliX stockholders and Wize shareholders are governed by the laws of the State of Delaware and the laws of the State of Israel, respectively. As a result of the Merger, Wize shareholders who receive shares of OphthaliX common stock will become OphthaliX stockholders, and their rights as stockholders will be governed by the laws of the State of Delaware, the Amended OphthaliX Certificate of Incorporation and the OphthaliX Bylaws.

146

Summary of Material Differences Between the Rights of OphthaliX Stockholders and Wize Shareholders

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Authorized Capital Stock

Under the Amended OphthaliX Certificate of Incorporation, OphthaliX will be authorized to issue up to 501,000,000 shares, consisting of the following: (i) 500,000,000 shares of common stock, par value $0.001 per share; and (ii) 1,000,000 shares of undesignated preferred stock, par value $0.001 per share.

OphthaliX’s board of directors is authorized to issue preferred stock in one or more series and to fix the voting powers, designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions of each series, and to establish the number of shares of any such series.

The authorized share capital of Wize consists of 1,000,000,000 ordinary shares, without par value.

Wize may, from time to time, via a shareholders’ resolution approved by a majority of the participating votes cast by holders of shares present or represented by proxy: (i) increase its authorized share capital; (ii) cancel registered share capital that has not yet been allocated, on condition that there are no undertakings of the company, including conditional undertakings, to allocate the shares; and (iii) subject to applicable law, reduce its share capital by cancelling such shares and registering the par value paid for such shares as paid premiums remaining in the issued share capital.

Voting Rights	Each share of common stock outstanding shall be entitled to one vote on all matters on which shareholders generally are entitled to vote. Holders of preferred stock, if any, shall be entitled only to such voting rights as are expressly granted in the OphthaliX Certificate of Incorporation, as in effect from time to time, or in the certificate of designation of the preferred stock approved by the board of directors, if and when issued.

Every shareholder has one vote for each ordinary share held of record, on every shareholder resolution (subject to any provisions under the Wize Articles or the Israeli Companies Law conferring special rights as to voting).

Any shareholder entitled to vote may vote either in person or by proxy, or if the shareholder is a company or other corporate body, by representative duly authorized by it.

Except as required by the Israeli Companies Law or the Wize Articles, a resolution of the shareholders is adopted if approved by the holders of a simple majority of the voting power represented at a shareholder meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

147

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Number of Directors	Under the Amended OphthaliX Certificate of Incorporation, the number of directors shall be at least one and no more than nine, as fixed by the board of directors from time to time. The current OphthaliX board of directors consists of five directors.	Under the Wize Articles, the number of directors shall be between four and eleven (including at least two statutory external directors). The current Wize board of directors consists of four directors.

Director Independence	The DGCL does not impose any specific requirement regarding the independence of directors.	Under the Israeli Companies Law, a public company must have at least two statutory external directors. In order to qualify as an external director, the individual must meet certain independence criteria, including not having “affiliation” (defined to include, among other things, employment relationship) with (i) the controlling shareholder of the company or (ii) in a company without a controlling shareholder (or a shareholder that owns more than 25% of its voting power), with any person who, at the time of appointment, is the chairman, the chief executive officer, the chief financial officer or a 5% shareholder of the company.

Election of Directors; Term	Directors are elected, until the next annual general meeting of shareholders or earlier resignation or removal, at an annual meeting of stockholders at which a quorum is present by a plurality vote.

Under the Wize articles, directors are elected, until the next annual general meeting of shareholders or earlier resignation or removal, at an annual general meeting of shareholders by a majority of the participating votes cast by holders of shares present or represented by proxy.

The external directors are elected by a qualified majority at a general meeting of shareholders. The votes cast in favor of the election of the external directors must include at least a majority of the votes cast by non-controlling shareholders (not including abstentions), or, in the alternative, the votes cast against the election of the external directors by non-controlling shareholders may not exceed 2% of the company’s total voting power. Pursuant to the Israeli Companies Law, the external directors serve for a term of three years each, which may be extended for two additional terms of three years each under certain circumstances.

148

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Removal of Directors	The OphthaliX Bylaws provide that any director may be removed, with or without cause, by the holders of a majority of shares then entitled to vote on the election of directors.	Directors, other than the external directors, may be removed from office only upon: (a) the occurrence of one of the events set forth in the Israeli Companies Law; or (b) the vote of the annual or special general meeting of shareholders. External directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.

Vacancies on the Board	The OphthaliX Bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, by a sole remaining director or by the stockholders. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until the director’s successor shall have been duly elected and qualified.

Vacancies on the board of directors may be filled by a vote of the remaining directors then in office or by a vote at a meeting of the shareholders, and the directors so elected will hold office until the next annual meeting of the shareholders, or in the case of a vacancy being filled by a vote at a meeting of the shareholders, until the next annual general meeting of the shareholders.

If any vacancies less than the minimum number of directors occur on the board of directors, the remaining directors then in office may generally continue to act only for filling the required position of director and in order to call a general meeting of shareholders for the election of a new board of directors.

Board Quorum and Vote Requirements

The OphthaliX Bylaws provide that at any meeting of OphthaliX’s board of directors, the presence of a majority of the number of directors constitutes a quorum for the transaction of business.

Except as otherwise required by Delaware law or the OphthaliX Bylaws, the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors.

The quorum required for a meeting of the board of directors is the presence of a majority of the directors then serving in office. If such majority is not present at the date called for a session, then the session will be postponed in accordance with the Wize Articles and at the postponed meeting, the presence of any number of directors will serve as a quorum (except that decisions regarding appointment or removal of the internal auditor would still require a quorum of a majority of the directors then in office).

Except as otherwise required by the Israeli Companies Law or the Wize Articles, a resolution is adopted if approved by a simple majority of the directors present and voting at any meeting at which a quorum is present.

Committees of the Board of Directors	The OphthaliX Bylaws provide that OphthaliX’s board of directors may designate standing and special committees of the board and shall, for those committees and any others, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee and a compensation committee. The number of members of such committees shall not be fewer than three, and all external directors must be members thereof.

The duties of the audit committee include, among others, identifying any defects in the business management of the company and deciding whether to approve acts and transactions that require the approval of the audit committee under the Israeli Companies Law, such as certain affiliated party transactions.

149

	OphthaliX Stockholder Rights	Wize Shareholder Rights

The duties of the compensation committee include, among others, recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of office holders based on specified criteria; approving the actual compensation terms of office holders prior to approval thereof by the board of directors; and resolving whether to exempt the compensation terms of a candidate for chief executive officer from shareholder approval.

Concurrent Office of Chairman and CEO	The DGCL does not restrict the concurrent holding of the office of chairman of the board of directors and chief executive officer.	The concurrent office of chairman of the board of directors and a chief executive officer requires approval of the shareholders, for periods of up to three years each.

Limitation of Personal Liability of Directors and Officers	The DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. OphthaliX’s Amended Certificate of Incorporation provides for this limitation of liability.	An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care (other than liability arising out of a prohibited dividend or distribution to shareholders) but only if a provision authorizing such exculpation is included in its articles of association. Wize’s Articles include such a provision.

Indemnification and Insurance of Directors, Officers and Employees

The DGCL allows a corporation to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The OphthaliX Bylaws provides for this indemnification to the fullest extent authorized by the DGCL.  In addition, the right to indemnification under the OphthaliX Bylaws includes the right to be paid by OphthaliX the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The OphthaliX Bylaws also provide that OphthaliX may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

As permitted under the Israeli Companies Law, Wize Articles provide that Wize is entitled to indemnify any office holder (that is, executive officer or director) for any obligation or expense imposed on him or her in consequence of any action which was performed by the office holder in his or her capacity as an office holder, in respect of any of the following: (a) a monetary obligation imposed on the office holder in favor of another person pursuant to a judgment, including a judgment given in settlement, or a court approved settlement or arbitrator’s award; (b) reasonable legal fees, incurred by an office holder or which he is ordered to pay by a court, in proceedings filed against him or her by Wize or on its behalf or by another person, or in a criminal charge of which he or she is acquitted, or in a criminal charge of which he or she is convicted of an offense that does not require proof of criminal intent; (c) reasonable litigation expenses, including legal fees, incurred by an office holder as a consequence of an investigation or proceedings carried out against the office holder by an authorized body and which concluded without the filing of an indictment against the office holder and without imposing any financial liability on the office holder as an alternative to criminal proceedings, or which ended without the filing of an indictment against the office holder but with the imposition of financial liability as an alternative to criminal proceedings, in an offense where criminal intent is not required; (d) expenses in connection with proceedings under clause (b) above; (e) payments made to injured persons in connection with administrative proceedings that may be instituted against him or her under Israeli securities laws; and (f) any other liability or expense that is permissible to be indemnified under applicable law.

150

OphthaliX Stockholder Rights	Wize Shareholder Rights
However, Wize may undertake in advance to indemnify any officer holder for obligations and expenses as set out above, except that with respect to clause (a) above, only provided that such undertaking is limited to events which in the board of directors’ opinion are foreseeable at the time of providing the indemnity undertaking in view of Wize’ activities at that time, and in such amount and/or criteria as the board of directors deems reasonable in view of the Wize’ activities at that time and such events, sums and criteria shall be detailed in the undertaking instrument.

The Wize Articles further provide that in any event, the aggregate indemnification amounts payable by Wize to all office holders under the indemnification agreements provided (in addition to any sums that may be received from the insurer under the applicable insurance policies held by Wize) shall not exceed 25% of Wize’s equity as stated in its financial statements as of the date of such indemnification.

Wize may also purchase insurance to cover the liability of any office holder as a result of any of the following: (a) a breach of the duty of care to Wize or to another person; (b) a breach of the duty of loyalty to Wize, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not adversely affect the best interests of Wize; (c) a monetary obligation imposed on him or her in favor of another person in respect of an act done in his or her capacity as an office holder; and (d) any other action that is permissible to be insured under applicable law.

The Wize Articles and the Israeli Companies Law provide that these indemnification and insurance provisions do not apply in the following cases: (a) breach of the duty of loyalty to Wize, unless the office holder acted in good faith and had a reasonable basis for presuming that the act would be in the best interests of Wize; (b) a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder, (c) an act or omission committed with intent to derive illegal personal benefit; or (d) a fine levied against the office holder.

151

	OphthaliX Stockholder Rights	Wize Shareholder Rights

Conflict of Interest; Interested Party Transactions

Under the DGCL, no contract or transaction between OphthaliX and one or more of its directors or officers, or between OphthaliX and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors that authorizes the contract or transaction or solely because the director’s or officer’s vote was counted for such purpose, if:

●      the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

●      the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by the vote of the stockholders; or

●       the contract or transaction is fair to OphthaliX as of the time it is authorized, approved, or ratified by the board of directors, a committee of the board of directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes the contract or the transaction.

The Israeli Companies Law requires that an office holder promptly disclose any “personal interest” that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

In the case of a transaction with an office holder or with another person in which an office holder has a “personal interest” which is not an extraordinary transaction, subject to the office holder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction. The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction (a transaction not in the ordinary course, which is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. In addition, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the engagement of a controlling shareholder as an office holder or employee (including compensation therefor), generally require the approval of the audit committee (or compensation committee with respect to engagement as an office holder or employee), the board of directors and the shareholders, in that order. The shareholder approval must include at least a majority of the shares of non-interested shareholders voted on the matter. However, the transaction can be approved by shareholders without this special approval if the total shares of non-interested shareholders that voted against the transaction do not represent more than 2% of the voting rights in the company. In addition, any such extraordinary transaction whose term is longer than three years may require further shareholder approval every three years, unless, where permissible under the Israeli Companies Law, the audit committee approves that a longer term is reasonable under the circumstances.

152

	OphthaliX Stockholder Rights	Wize Shareholder Rights

In addition, under the Israeli Companies Law, each shareholder has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his or her power in the company, such as in shareholder votes. In addition, specified shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of the articles of association, has the power to appoint or prevent the appointment of an office holder or any other power with respect to the company. However, the Israeli Companies Law does not define the substance of this duty of fairness.

Executive Compensation	See above under “Conflict of Interest; Interested Party Transactions”.	Under the Israeli Companies Law, the compensation terms of directors, the chief executive officer, and any employee or service provider who is considered a controlling shareholder must, subject to certain exceptions, be approved separately by the compensation committee, the board of directors and the shareholders, in that order. The compensation terms of other executive officers require the approval of the compensation committee and the board of directors.

153

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Annual Stockholder Meeting	The OphthaliX Bylaws provide that annual meetings are held at such date and time as is designated by the board of directors, which date shall be within 13 months of the last annual meeting of stockholders.	The annual general meeting of Wize shareholders is to be held at such date and time as determined by the board of directors, but no later than fifteen months after the last annual meeting.

Notice and Delivery Requirements for Stockholder Nominations and Proposals

OphthaliX’s Bylaws provide that in order for a stockholder to make any director nomination or propose business at OphthaliX’s annual meeting, the stockholder must provide timely notice in writing to OphthaliX’s Secretary, which must be received not fewer than 45 and not more than 75 days in advance of the date that is the one year anniversary of the date on which OphthaliX first mailed its proxy materials for preceding year’s annual stockholders meeting (with certain adjustments if the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year).

OphthaliX’s Bylaws further provide that for a stockholder to make any director nominations at a special meeting, the stockholder must provide timely notice in writing to the Secretary and such must be received no later than 90 days prior to such special meeting or 10 days following the day the special meeting is first publicly announced.

One or more shareholders holding at least one percent of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting (provided that it is appropriate to discuss such item in the meeting).

Ability to Call Special Meetings of Stockholders	The Amended OphthaliX Certificate of Incorporation provides that special meetings of the OphthaliX stockholders may be called by the chairman of the board of directors, the chief executive officer, president, the board of directors, or by the holders of at least 20% of the then outstanding shares of common stock.	Under the Israeli Companies Law and the Wize Articles, extraordinary general meetings of the company’s shareholders may be called by the board of directors at any time and shall be called at the request of (a) two directors, (b) one-quarter of the directors in office, (c) shareholder(s) holding at least 5% of the outstanding ordinary shares of the combined company and at least 1% of the combined company’s voting rights, or (d) shareholder(s) holding at least 5% of the combined company’s voting rights.

154

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Notice of Stockholder Meeting	Under the OphthaliX Bylaws, a written notice of the annual meeting or any special meeting stating the place, date and hour of the meeting (and, in the case of a special meeting, the purpose or purposes for which the meeting is called) must be given to each stockholder entitled to vote at the meeting not less than 10 and not more than 60 days before the date of the meeting.

Notice of the extraordinary general meeting stating the agenda and proposed resolutions must be delivered to shareholders of record and published at least 14 days prior to the meeting or 21 days prior to the meeting, as required by the Israeli Companies Law.

Pursuant to the Companies Regulations (Notice of General Meeting and Class Meeting in a Public Company), 5760—2000, in the event that the agenda for the meeting includes certain proposed resolutions (for example, the appointment or dismissal of directors, the approval of a merger or transactions with a controlling shareholder), notice of the meeting must be delivered and published at least 35 days prior to the meeting.

Action may only be taken concerning any agenda item included in the notice provided to shareholders.

Stockholder/ Shareholder Quorum Requirements	The OphthaliX Bylaws provide that the holders of at least 33.33% of the total votes entitled to be cast by the holders of all outstanding capital stock, present in person or by proxy, constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by law. If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, date and time.	The presence in person or by proxy of two or more shareholders who jointly hold at least 25% of Wize’ voting rights at a general shareholders’ meeting constitutes a quorum for the transaction of business at such meeting. If no quorum is present within half an hour after the time set for the meeting, whether an annual or extraordinary general meeting, the meeting shall be adjourned and, at such adjourned meeting, the presence of any number of shareholders constitutes a quorum.

155

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Action of Stockholders by Written Consent	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may take action without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken, is signed by stockholders holding the number of outstanding shares that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on the matter were present and voting.	The Israeli Companies Law does not provide for action of shareholders of a public company by written consent in lieu of a meeting.

Amendment of Certificate of Incorporation, Bylaws, Articles of Association

Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and adoption by an affirmative majority of the outstanding stock entitled to vote on the amendment (subject to certain exceptions).  In addition to the foregoing requirement, the Amended OphthaliX Certificate of Incorporation provides that any amendment related to limitation of liability and indemnity of directors and officers requires the affirmative vote of the holders of at least 66.33% of the capital stock entitled to vote.

The Amended OphthaliX Certificate of Incorporation provides that the board of directors is expressly authorized to make, alter, amend, or repeal the OphthaliX Bylaws.  The stockholders also have the power to make, alter, amend, or repeal the OphthaliX Bylaws by the affirmative vote of the holders of at least 66.33% of the capital stock entitled to vote.

Under the Israeli Companies Law, the articles of association set forth substantially all of the provisions that under Delaware law are split between the certificate of incorporation and the bylaws of a company.

Other than as specifically provided in the Israeli Companies Law and in the Wize Articles, an amendment to the articles requires approval by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon. In this respect, Wize Articles provide that, unless determined otherwise under the terms of an offering and subject to applicable law, the rights attached to any type of shares may only be modified by a vote of 75% of the shareholders of such type of shares attending the general meeting. The terms and conditions governing general meetings of the shareholders shall apply, mutatis mutandis, to a meeting of the shareholders of such type of shares.

156

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Distributions and Dividends	Under the DGCL, dividends may be declared by a board of directors, subject to any restrictions in a corporation’s certificate of incorporation, and paid out of the corporation’s surplus or, if no surplus is available, out of any net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, or both, provided that such payment out of net profits would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation.	According to the Israeli Companies Law, a company may make distributions (including dividends and share repurchase) only out of its “profits,” as such term is defined in the Israeli Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher. The board of directors of Wize is authorized to declare dividends, provided that there is no reasonable concern that payment of the dividend will prevent Wize from satisfying its existing and foreseeable obligations as they become due. Notwithstanding the foregoing, dividends may be paid with the approval of a court, provided that there is no reasonable concern that payment of the dividend will prevent Wize from satisfying its existing and foreseeable obligations as they become due. Profits, for purposes of the Israeli Companies Law, means the greater of retained earnings or earnings accumulated during the preceding two years, after deduction of previous distributions that were not already deducted from the surpluses, as evidenced by financial statements prepared no more than six months prior to the date of distribution.

Stockholder Rights Plan	OphthaliX currently has no shareholder rights plan in effect.	Wize does not have a shareholder rights plan.

157

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Interested Shareholder Transactions; Anti-Takeover Effects

In general, section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested” stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who,alone or together with his affiliates and associates, owns 15 percent or more of the corporation’s voting stock.

The Amended OphthaliX Certificate of Incorporation expressly elects not to be governed by Section 203 of the DGCL.

Under the Israeli Companies Law, the acquisition of shares in a public company whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, in each case, except by way of a tender offer in accordance with the provisions of special tender offer. These anti-takeover limitations do not apply to a purchase of shares by way of a private placement in certain circumstances provided under the Israeli Companies Law.

Approval of M&A Transactions

The DGCL generally requires that a merger and consolidation, or sale, lease, or exchange of all or substantially all of a corporation’s assets be approved by the board of directors and by the stockholders in a simple majority.

Under the DGCL, unless required by its certificate of incorporation, a surviving corporation need not obtain stockholder approval for a merger if:

●      each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

●      such merger agreement does not amend in any respect the certificate of incorporation of the surviving corporation; and

●      either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, the number of shares of common stock issued will not exceed 20% of the shares of common stock outstanding prior to the merger.

Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies.

A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or any other person on behalf of such other party and by the relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies, or the Registrar, and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

158

	OphthaliX Stockholder Rights	Wize Shareholder Rights
Internal Auditor	There is no requirement under the DGCL for a corporation to appoint an Internal Auditor.	The board of directors of a public company shall appoint an Internal Auditor who shall be appointed at the proposal of the audit committee. The Internal Auditor shall examine, inter alia, whether the company’s acts are correct in terms of compliance with the law and of orderly business practice.

Dissenters’ or Appraisal Rights

Under the DGCL, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares as determined in action brought before the Delaware Court of Chancery. However, unless the certificate of incorporation otherwise provides, the DGCL states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to shares:

●      listed on a national securities exchange or held of record by more than 2,000 holders; and

●      for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1) – (3).

In addition, the DGCL provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of the stockholders.

The DGCL also provides that all appraisal actions with respect to shares that were listed on a national securities exchange immediately before the merger shall be dismissed by the Delaware Court of Chancery unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved without a stockholder vote pursuant to Sections 253 or 267 of the DGCL.

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer for the purchase of all of the issued and outstanding shares of the company. Shareholders may request an appraisal in connection with such a tender offer for a period of six months following the consummation of the tender offer, however the purchaser may stipulate that any tendering shareholder surrender its appraisal rights.

159

LEGAL MATTERS

The validity of the OphthaliX common stock to be issued in connection with the Merger will be passed upon by McDermott Will & Emery LLP.

EXPERTS

The consolidated financial statements of OphthaliX, Inc. and its subsidiary, as of and for the years ended December 31, 2016 and 2015 included in this proxy statement/prospectus of OphthaliX, and elsewhere in the registration statement on Form S-4 have been so included in reliance upon the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accountants, which includes an explanatory paragraph as to OphthaliX’s ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Wize Pharma Ltd. and its subsidiary, as of and for the years ended December 31, 2016 and 2015 included in this proxy statement/prospectus of OphthaliX, and elsewhere in the registration statement on Form S-4 have been so included in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, which includes an explanatory paragraph as to Wize’s ability to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

OphthaliX is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by OphthaliX at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, OphthaliX files reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains OphthaliX’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

OphthaliX also makes available free of charge on or through its website at www.ophthalix.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after OphthaliX electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and OphthaliX are inactive textual references only and not active hyperlinks. The information on or that can be accessed through those websites is not part of this proxy statement/prospectus.

The public filings of Wize are available to the public on the ISA’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. The information on or that can be accessed through such website is not part of this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. Neither OphthaliX nor Wize has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. OphthaliX has supplied all of the information about OphthaliX and its subsidiaries contained in this proxy statement/prospectus and Wize has supplied all of the information contained in this proxy statement/prospectus about Wize. Each of OphthaliX and Wize is relying on the correctness of the information supplied by the other.

ACCOMPANYING INFORMATION

Accompanying this proxy statement/prospectus is a copy of OphthaliX’s annual report to stockholders on Form 10-K for its fiscal year ended December 31, 2016. Such annual report includes OphthaliX’s audited consolidated financial statements for the years ended December 31, 2016 and 2015. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

160

STOCKHOLDER PROPOSALS

From time to time stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. In accordance with SEC Rule 14a-8, since OphthaliX did not hold an annual meeting in 2016, to be included in the proxy statement for OphthaliX’s 2018 annual meeting of stockholders, stockholder proposals must be received by OphthaliX a reasonable time before OphthaliX prints and sends OphthaliX’s proxy materials to stockholders for the 2018 annual meeting.  OphthaliX intends to report the date of its next annual meeting of stockholders and the deadlines for the submission of proposals by stockholders in a quarterly report on Form 10-Q, annual report on Form 10-K or another report, to be filed with the SEC.

Any stockholder who wishes to submit a stockholder proposal should send it to OphthaliX, Inc., 10 Bareket Street, Petach Tikva, Israel, 4951778, c/o Secretary.

HOUSEHOLDING OF PROXY MATERIALS

Beneficial owners of common stock who share a single address may receive only one copy of the Notice or the proxy materials, as the case may be, unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner(s) at such an address wish to discontinue householding and receive a separate copy of the Notice or the proxy materials, as the case may be, or if beneficial owners sharing an address who are currently receiving separate copies wish to receive only one copy, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

OTHER MATTERS

OphthaliX’s board of directors does not intend to bring any matters before the annual meeting other than those specifically set forth in the notice of the annual meeting and, as of the date of this proxy statement/prospectus, does not know of any matters to be brought before the annual meeting by others.  If any other matters properly come before the annual meeting, or any adjournment or postponement of the annual meeting, it is the intention of the persons named in the accompanying proxy to vote those proxies on such matters in accordance with their best judgment.

161

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF

OPHTHALIX INC. AND SUBSIDIARY

F-1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

OPHTHALIX INC.

We have audited the accompanying consolidated balance sheets of OphthaliX Inc. and its subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statement of comprehensive loss, changes in stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the consolidated financial statements, the Company has recurring losses from operations and has limited liquidity resources that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1a and Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 23, 2017	A Member of Ernst & Young Global

F-2

OPHTHALIX INC. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31,
	2016	2015

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13	$42
Investment in Parent Company	530	658
Prepaid expenses	7	-

Total current assets	550	700

Total assets	$550	$700

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Parent Company	$4,459	$3,690
Other accounts payable and accrued expenses	251	291

Total current liabilities	4,710	3,981

NON-CURRENT LIABILITIES:

Derivative related to Service Agreement	-	*)-

STOCKHOLDERS’ DEFICIENCY:
Share capital
Preferred Stock -
Authorized: 1,000,000 shares at December 31, 2016 and 2015, Issued and Outstanding: 0 shares at December 31, 2016 and 2015	-	-
Common Stock of $ 0.001 par value -
Authorized: 100,000,000 shares at December 31, 2016 and 2015, Issued and Outstanding: 10,441,251 shares at December 31, 2016 and 2015	10	10
Additional paid-in capital	5,519	5,516
Accumulated other comprehensive loss	-	(34)
Accumulated deficit	(9,689)	(8,773)

Total stockholders’ deficiency	(4,160)	(3,281)

Total liabilities and stockholders’ deficiency	$550	$700

*) Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

F-3

OPHTHALIX INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

	Year ended December 31,
	2016	2015

Operating expenses:

Research and development	$199	$812
General and administrative	432	573

Total operating expenses	631	1,385

Financial expenses, net	285	92

Net loss	916	1,477

Net loss per share:
Basic and Diluted loss per share	$0.09	$0.14

Weighted average number of shares of Common Stock used in computing basic and diluted net loss per share	10,441,251	10,441,251

Other comprehensive loss:

Available-for-sale investments:
Changes in net unrealized loss (gain) from investment in Parent Company	(34)	136

Total other comprehensive loss	$(34)	$136

Comprehensive loss	$882	$1,613

The accompanying notes are an integral part of the consolidated financial statements.

F-4

OPHTHALIX INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

U.S. dollars in thousands, except share and per share data

					Accumulated
	Shares of Common Stock		Additional paid-in	Accumulated	other comprehensive	Total stockholders’
	Number	Amount	capital	deficit	loss	deficiency

Balance as of January 1, 2015	10,441,251	$10	$5,494	$(7,296)	$102	$(1,690)

Stock-based compensation	-	-	22	-	-	22
Unrealized loss from investment in Parent Company	-	-	-	-	(136)	(136)

Net loss	-	-	-	(1,477)	-	(1,477)

Balance as of December 31, 2015	10,441,251	10	5,516	(8,773)	(34)	(3,281)

Stock-based compensation	-	-	3	-	-	3
Unrealized gain from investment in Parent Company	-	-	-	-	34	34

Net loss	-	-	-	(916)	-	(916)

Balance as of December 31, 2016	10,441,251	$10	$5,519	$(9,689)	$-	$(4,160)

The accompanying notes are an integral part of the consolidated financial statements

F-5

OPHTHALIX INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands, except share and per share data

	Year ended December 31,
	2016	2015

Cash flows from operating activities:

Net loss	$(916)	$(1,477)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock based compensation	3	22
Depreciation	*)-	1
Decrease (increase) in prepaid expenses	(7)	209
Increase (decrease) in other accounts payable and accrued expenses	(40)	45
Impairment loss of investment in Parent Company	162	-
Increase in Parent Company balance	769	1,233
Change in fair value of the derivative related to Service Agreement	*)-	-

Net cash (used in) provided by operating activities	(29)	33

Cash flows from investing activities:

Purchase of property and equipment	-	(3)
Proceeds from sale of property and equipment	-	3

Net cash used in investing activities	-	-

Increase (decrease) in cash and cash equivalents	(29)	33
Cash and cash equivalents at the beginning of the year	42	9

Cash and cash equivalents at the end of the year	$13	$42

*) Represents an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

F-6

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL

a.	OphthaliX Inc. (the “Company” or “OphthaliX”), originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com Inc., was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management Inc. (“Denali”), in March 2001. Denali was a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects.

In December 2005, the Company ceased its principal business operations and focused its efforts on seeking a business opportunity, becoming a public shell company in the U.S.

Eye-Fite Ltd. (“Eye-Fite” or the “Subsidiary”) was founded on June 27, 2011 in contemplation of the execution of a transaction between Can-Fite BioPharma Ltd. (the “Parent company” or “Can-Fite”), a public company in Israel and U.S, and the Company, as further detailed in Note 1b.

The Company and its Subsidiary conduct research and development activities using an exclusive worldwide license for CF101, a synthetic A3 adenosine receptor, or A3AR, agonist (known generically as IB-MECA) solely for the field of ophthalmic diseases after the consummation of the transaction (see also Note 1b2).

Following the transaction, Denali changed its name to OphthaliX Inc. and also changed its corporate domicile from Nevada to Delaware.

On July 5, 2016, the Company released top-line results from its Phase II clinical trial of CF101 for the treatment of glaucoma. In this trial, no statistically significant differences were found between the CF101 treated group and the placebo group in the primary endpoint of lowering intra ocular pressure (“IOP”). High IOP is a characteristic of glaucoma. CF101 was found to have a favorable safety profile and was well tolerated.

In September 2016, the Company’s Board of Directors and Can-Fite, the Company’s parent and majority shareholder, consented in writing to, among other things, the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution.

In November 2016, the Company’s Board of Directors abandoned the voluntary dissolution and liquidation of the Company. Subsequently, on November 15, 2016, the Company entered into a non-binding letter of intent with an Israeli company for the acquisition of such company by way of a reverse triangular merger. The proposed reverse merger is subject to signing of definitive transaction documents and the completion of closing conditions. There can be no assurance that the transactions contemplated by the letter of intent will be completed.

As of December 31, 2016, the Company ceased all research and development operations.

F-7

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

b.	Reverse Recapitalization and related arrangements:

1.	Recapitalization:

On November 21, 2011 (the “Closing Date”), Can-Fite purchased 8,000,000 shares of the Company’s Common Stock, par value $ 0.001 per share in exchange for all of the issued and outstanding ordinary shares of Eyefite pursuant to the terms of a stock purchase agreement (the “Purchase Agreement”). As a result, Eyefite became a wholly-owned subsidiary of the Company and Can-Fite became its majority stockholder and a parent company.

On November 21, 2011, the Company also issued a warrant to Can-Fite by which Can-Fite has the right, until the earlier of (a) the November 21, 2016 and (b) the closing of the acquisition of the Company by another entity, resulting in the exchange of the Company’s outstanding common shares such that its stockholders prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its right to the Additional Payment (as defined below in Note 1b2) into 480,022 shares of Common Stock (subject to adjustment in certain circumstances). The per share exercise price for the shares is $5.148. The warrant expired on November 21, 2016.

Simultaneously with the transactions described above, the Company completed a private placement of shares of Common Stock for gross proceeds of $3,330 through the sale of 646,776 shares to third party investors and sold 466,139 shares of Common Stock to Can-Fite in exchange for 714,922 ordinary shares of Can-Fite (representing approximately 2.5% of Can-Fite’s issued and outstanding share capital as of the Closing Date), valued at $ 2,400 and 97,112 shares to Can-Fite for gross proceeds of $500. As of December 31, 2016, the Company holds 446,827 Can-Fite ordinary shares, representing approximately 1.6% of Can-Fite’s outstanding share capital.

In contemplation of the recapitalization transaction, on November 12, 2012, the Board of Directors, complying with the undertaking taken as part of the recapitalization of the Company on November 21, 2011, formerly resolved to issue to certain investors and Can-Fite, 1,455,228 and 1,267,315 warrants to acquire 323,384 and 281,625 shares of Common Stock of the Company, respectively (the “Warrants”). The exercise price of such Warrants is $7.74 per share. The Warrants are exercisable for a period of five years from their date of grant and do not contain any non- standard anti-dilution provisions.

F-8

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

The transaction was accounted for as a reverse recapitalization which is outside the scope ASC 805, “Business Combinations”. Under reverse capitalization accounting, EyeFite is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. Consequently, the consolidated financial statements of the Company reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former shareholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. These consolidated financial statements include the accounts of the Company since the effective date of the reverse capitalization and the accounts of EyeFite since inception.

2.	License and research and development services from Can-Fite:

In connection with the consummation of the recapitalization transaction, the Company and Can-Fite entered into a license agreement, pursuant to which Can-Fite granted EyeFite a sole and exclusive worldwide license for the use of CF101, solely in the field of ophthalmic diseases (“CF101”). EyeFite was obligated to make to the U.S. National Institutes of Health (“NIH”), with regard to the patents of which are included in the license to EyeFite, for as long as the license agreement between the Company and NIH remains in effect, a nonrefundable minimum annual royalty fee and potential future royalties of 4.0% to 5.5% on net sales.

In addition, the Company will be obligated to make certain milestone payments ranging from $25 to $500 upon the achievement of various development milestones for each indication. As of December 31, 2016, the Company accrued an amount of $100 related to DES phase III clinical trial and $75 related the Glaucoma phase II clinical trial. Eye-Fite will also be required to make payments of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments. As of December 31, 2016, the Company did not reach any milestone or generate revenue that would trigger additional payments to Can-Fite.

In addition, following the closing of the recapitalization transaction, Can-Fite, OphthaliX and EyeFite entered into a service agreement (the “Service Agreement”). Pursuant to the terms of the Service Agreement, Can-Fite will manage the research and development activities relating to pre-clinical and clinical studies for the development of the ophthalmic indications of CF101. In consideration for Can-Fite’s services, EyeFite will pay to Can-Fite a service fee (consisting of all expenses and costs incurred by Can-Fite plus 15%). In addition, the Company is committed to future additional payments equal to 2.5% of any and all proceeds received by EyeFite relating to the activities regarding the drug (the “Additional Payment”).

According to the Service Agreement, Can-Fite had the right, to convert the Additional Payment into an additional 480,022 shares of Common Stock of the Company for total consideration of $2,471 (subject to adjustment in certain circumstances). As of December 31, 2016, such right expired.

F-9

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

c.	During the year ended December 31, 2016, the Company incurred operating losses and has negative operating activity amounting to $631 and $29, respectively. The Company will be required to obtain additional liquidity resources in the near term . In addition, in February 2013, as last updated in August 2015, the Company obtained a formal letter from Can-Fite stating that Can-Fite agrees to defer the payments under the Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising by the Company that will allow such payments. Also, in August 2015, Can-Fite issued another financial support letter, pursuant to which it committed to cover any shortfall in the costs and expenses of operations of the Company which are in excess of the Company’s available cash to finance its operations, including cash generated from any future sale of Can-Fite shares. Any related balance on amounts owed bear interest at a rate of 3% per annum. Both letters expired on October 10, 2016. On November 14, 2016 Can-Fite agreed to extend the support letter under the same terms and conditions in order to fund the Company’s operations. Such letter expired on February 28, 2017. Deferred payments under the Services Agreement are currently due and as of the date hereof Can-Fite has not made a demand for payment. As of December 31, 2016, the deferred payments to Can-Fite totaled $4,459.

There are no assurances that the Company will be able to obtain an adequate level of financial resources in the next twelve months. The Company will have a severe negative impact on its ability to remain a viable company.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

F-10

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

a.	Use of estimates:

The preparation of consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The accompanying financial statements have been prepared in U.S. dollars, the functional and reporting currency of the Company.

Although the majority of the Company and its Subsidiary’s operations are conducted in Israel, most of their expenses are in U.S dollar. Therefore, the Company’s management believes that the U.S dollar is the functional currency of the primary economic environment in which the Company and its Subsidiary operate.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with ASC 830-10, “Foreign Currency Matters”. All transactions gains and losses of the re-measurement of monetary balance sheets items are reflected in the consolidated statements of comprehensive loss as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its Subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash and cash equivalents:

Cash equivalents include short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less from time of deposit.

e.	Investment in Parent Company:

The Company’s investment is its Parent Company’s securities are classified as available-for-sale carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity under accumulated other comprehensive income in the consolidated balance sheets. Realized gains and losses on sales of available-for-sale securities are included as financials income, net in the consolidated statements of comprehensive loss.

F-11

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company recognizes an impairment charge when a decline in the fair value of its investments in securities is below the cost basis of such securities is judged to be other than temporary. Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and the Company’s intent to sell, including whether it is more likely than not that the Company will be required to sell the investment before recovery of cost basis.

For securities that are deemed other-than-temporarily impaired, an entity should recognize the difference between the cost basis of the impaired equity security and the fair value on the measurement date, as an other-than-temporarily impairment loss as part of financial income, net in the statement of comprehensive loss. The fair value on measurement date should be considered the equity security’s new cost basis. Unrealized gains and losses previously recorded through OCI, including the tax effects, should also be reversed.

The new cost basis should not be changed for subsequent increases in fair value. After an impairment loss is recognized for individual equity securities classified as available for sale, future increases or decreases in fair value (presuming no additional other-than temporarily impairments exist) are included in OCI.

During the year ended December 31, 2015, no impairment was recognized. During the year ended December 31, 2016, the Company recognized impairment loss in investment in the Parent Company amounted to $162.

f.	Research and development expenses:

All research and development costs are charged to the consolidated statements of comprehensive loss, as incurred.

g.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”) which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of comprehensive loss.

The Company recognizes compensation expenses for the value of its awards granted based on the accelerated recognition method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

F-12

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company estimates the fair value of stock options granted using the binomial option pricing-model which requires a number of assumptions, of which the most significant are the expected stock price volatility and the early exercise multiply. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index.

The early exercise multiply is representing the value of the underlying stock as a multiple of the exercise price of the option which, if achieved, results in exercise of the option. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

h.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares of Common Stock, par value $0.001 per share (the “Common Stock”) outstanding during each period. Diluted net loss per share is computed based on the weighted average number of shares of Common Stock outstanding during each period, plus dilutive potential Common Stock considered outstanding during the period, in accordance with ASC topic 260, “Earnings Per Share” (“ASC 260”).

The total weighted average number of shares related to all outstanding warrants and options excluded from the calculations of diluted net loss per share due to their anti-dilutive effect for the years ended December 31, 2016 and 2015, respectively.

i.	Income taxes:

The Company and its Subsidiary account for income taxes and uncertain tax positions in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its Subsidiary provide a full valuation allowance, to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

The Company implements a two-step approach to recognize and to measure uncertain tax positions in accordance with ASC 740.

The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes.

The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2016 and 2015, no liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740.

F-13

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and the Company’s investment in Parent Company securities.

Cash and cash equivalents are deposited with a major bank in Israel. Such cash and cash equivalents and short-term bank deposits may be in excess of insured limits and are not insured in other jurisdictions. The Company’s management believes that the financial institution that holds the Company’s investments is an institution with high credit standing, and accordingly, minimal credit risk exists with respect to these investments.

k.	Fair value of financial instruments:

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to release a liability in an orderly transaction between market participants.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2	-	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	-	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the investments are categorized as Level 3.

F-14

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of cash and cash equivalents, investment in Parent Company, prepaid expenses and other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments. Embedded derivative related to Service Agreement is classified within Level 3 because it is valued using valuation techniques. Some of the inputs to these models are unobservable in the market and are significant.

NOTE 3:-	DISCLOSURE OF NEW STANDARDS

a.	Going Concern (subsequent to adoption of ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern)

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU  2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods ending after December 15, 2016, with early adoption permitted. The Company adopted ASU 2014-15 for the year ended December 31, 2016 and updated the going concern disclosure accordingly.

b.	Financial Instruments ASU 2016-01:

In January 2016, the FASB issued Accounting Standards Update No. 2016-01, “Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The pronouncement revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU 2016-01 requires the change in fair value of many equity investments to be recognized in net income. ASU 2016-01 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company currently intends to adopt ASU 2016-01 on January 1, 2018, and does not expect the adoption of ASU 2016-01 to have a material impact on its consolidated financial statements.

F-15

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	FAIR VALUE MEASUREMENTS

The following table provides information by value level for financial assets and liabilities that are measured at fair value, as defined by ASC 820, on a recurring basis as of December 31, 2016 and 2015.

	December 31, 2016
	Fair value measurements
Description	Fair Value	Level 1	Level 2	Level 3

Investment in Parent Company	$530	$530	$-	$-

Total Financial Assets, net	$530	$530	$-	$-

	December 31, 2015
	Fair value measurements
Description	Fair Value	Level 1	Level 2	Level 3

Investment in Parent Company	$658	$658	$-	$-
Derivative related to Service Agreement	*-)	-	-	*-)

Total Financial Assets, net	$658	$658	$-	$-

NOTE 5: -	INVESTMENT IN PARENT COMPANY

As previously discussed in Notes 1b1 and 2e, the Company currently owns 446,827 of Can-Fite’s ordinary shares, representing approximately 1.6% of Can-Fite’s issued and outstanding share capital as of December 31, 2016.

As of December 31, 2016 and 2015 the fair value of the Company’s investment in Parent Company shares amounted $530 and $658, respectively (according to its quoted market price in the Tel-Aviv Stock Exchange). During the year ended December 31, 2015, the related unrealized losses derive from the change in the fair value of the Investment in Parent Company totaled $136. During the year ended December 31, 2016, the Company recognized other-than-temporarily impairment loss of investment in Parent Company amounted to $162.

F-16

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	STOCKHOLDERS’ DEFICIENCY

a.	Shares of Common Stock:

The shares of Common Stock represent the legal acquirer, meaning OphthaliX’s share capital as of the transaction date.

Shares of Common Stock confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company and the right to receive dividends, if declared.

On July 18, 2013, the Company’s stockholders approved a reverse stock split of one share for each four and one-half shares outstanding (1:4.5) (the “Reverse Split”) which became effective as of the close of business on August 6, 2013. All shares of Common Stock, warrants, options, per share data and exercise prices included in these consolidated financial statements and notes for all periods presented have been retroactively adjusted to reflect the Reverse Split with respect to the Company’s shares of Common Stock.

b.	Warrants:

In contemplation with the Reverse Recapitalization, it was agreed that for each four shares of Common Stock purchased by the investors and Can-Fite, they will be granted by the Company nine warrants to acquire two share of Common Stock of the Company. The exercise price of the warrants is $7.74 per share of Common Stock. The warrants were exercisable for a period of five years from their date of grant. The warrants do not contain nonstandard anti-dilution provisions. All such warrants were expired in November 2016.

According to ASC 815-40-15 and 25 instructions, the Company’s management evaluated whether the warrants are entitled to the scope exception in ASC 815-10-15-74 (as the warrants meet the definition of a derivative under ASC 815-10-15-83). Based on their straight forward terms (i.e., fix exercise price, no down-round or other provisions that will preclude them from being considered indexed to the Company’s own stock), the Company’s management concluded the warrants should be classified as equity at inception.

In contemplation of the transaction, the Company issued a total of 532,870 fully vested warrants to acquire 118,415 shares of Common Stock to consultants and brokers involved in the transaction. These warrants are exercisable upon the payment of $5.148 per share of Common Stock. As of December 31, 2016 and 2015, the intrinsic value of the Adviser Warrants is $0. Such warrants expired in November 2016.

F-17

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	STOCKHOLDERS’ DEFICIENCY (Cont.)

c.	Stock option plan and grant:

In 2012, the Company’s Board of Directors approved the adoption of the 2012 Stock Incentive Plan (the “2012 Plan”). An Israeli annex was subsequently adopted in 2013 to comply with the requirements set by the Israeli law in general and in particular with the provisions of section 102 of the Israeli tax ordinance. Under the 2012 Plan and Israeli annex, the Company may grant its officers, directors, employees and consultants, stock options, restricted stocks and Restricted Stock Units (“RSUs”) of the Company. Each Stock option granted shall be exercisable at such times and terms and conditions as the Company’s Board of Directors may specify in the applicable option agreement, provided that no option will be granted with a term in excess of 10 years.

Upon the adoption of the 2012 Plan, the Company reserved for issuance 1,088,888 shares of Common Stock, $0.001 par value each. As of December 31, 2016, the Company has 971,388 shares of Common Stock available for future grant under the 2012 Plan.

During the years ended December 31, 2016 and 2015, the Company did not grant any new stock options.

A summary of the Company’s options activity for employees under the Company’s 2012 Plan is as follows:

	Year ended December 31, 2016
Description	Number of Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding at the beginning of year	117,500	7.96	6.8	$-
Outstanding at the end of year	117,500	7.96	5.8	$-

Vested and expected to be vested	117,500	7.96	5.8	$-
Exercisable at the end of the year	117,500	7.96	5.8	$-

As of December 31, 2016, there is no aggregated intrinsic value of outstanding and exercisable options. The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of fiscal 2016 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2016. This amount is impacted by the changes in the fair market value of the Company’s shares.

Stock-based compensation expenses recognized during the years ended December 31, 2016 and 2015 totaled to $3 and $22, respectively.

F-18

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	INCOME TAXES

a.	Tax rates applicable to the Company:

The taxes in the U.S. applying to a Company (incorporated in state of Delaware), consists of a progressive corporate tax at a rate of up to 35% plus state tax and local tax at rates depending on the state and the city in which the company manages its business. In the Company’s estimation, it is subject to approximately a 40% tax rate.

b.	Tax rates applicable to Subsidiary:

1.	Taxable income of the Company is subject to the Israeli corporate tax at the rates of 26.5% in 2014 and 2015.

2.	On January 5, 2016, the Israeli Parliament officially published the Law for the Amendment of the Israeli Tax Ordinance (Amendment 216), that reduces the standard corporate income tax rate from 26.5% to 25%.

3.	In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), a reduction of the corporate tax rate in 2017 from 25% to 24%, and in 2018 from 25% to 23%.

c.	Net operating losses carryforward:

The Company is subject to U.S. income taxes. As of December 31, 2016, the Company has net operating loss carryforwards for federal income tax purposes of approximately $2,542 which expire in the years 2019 to 2036.

The Company has no operating loss carryforwards for income tax purposes. Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

The Company’s Subsidiary in Israel has estimated accumulated losses for tax purposes as of December 31, 2016, in the amount of approximately $2,696 which may be carried forward and offset against taxable income in the future for an indefinite period.

d.	Loss before taxes is comprised as follows:

	Year ended December 31,
	2016	2015

Domestic	$579	$491
Foreign (Israel)	337	986

	$916	$1,477

F-19

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	INCOME TAXES (Cont.)

e.	Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company and its Subsidiary’s’ deferred tax assets are comprised of operating loss carryforward and other temporary differences.

Significant components of the Company and its Subsidiary’s deferred tax assets are as follows:

	December 31,
	2016	2015

Operating loss carryforward	$1,659	$1,500
Research and development expenses	695	748
Investment in Parent company	388	337

Deferred tax assets before valuation allowance	2,742	2,585

Valuation allowance	(2,742)	(2,585)

Net deferred tax asset	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Management currently believes that since the Company and its Subsidiary have a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future. Therefore, the Company has provided valuation allowance in respect of deferred tax assets resulting from operating loss carryforward and other temporary differences.

f.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect to deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

F-20

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	FINANCE EXPENSES, NET

	Year ended December 31,
	2016	2015

Bank fees	$7	$6
Interest expenses	116	86
Impairment loss of investment in Parent Company	162	-

Finance expenses, net	$285	$92

NOTE 9:-	RELATED PARTY TRANSACTIONS

The Company has several related party balances and transaction mainly in connection with the License Agreement with the Parent Company (see also Note 1b2). Details of the transactions with related parties are depicted in the following tables:

Transactions with related parties:

	Year ended December 31,
	2016	2015

Research and development expenses (1)	$199	$812

General and administrative expenses (1)	$8	$29

Finance expenses, net (1) (2)	$278	$86

Balances with Related Parties:

	December 31,
	2016	2015

Parent Company (1)	$(4,459)	$(3,690)

Investment in Parent Company (2)	$530	$658

Other account payables and accrued expenses (1)	$(175)	$(175)

(1)	Related to Service Agreement (see also Note 1b2).
(2)	Related to Investment in Parent Company (see also Notes 2e and Note 5).

F-21

OPHTHALIX INC. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	June 30, 2017	December 31, 2016
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$18	$13
Investment in Parent Company	393	530
Other accounts receivable	-	7

Total current assets	411	550

Total assets	$411	$550

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Related company	$4,758	$4,459
Other accounts payable and accrued expenses	243	251

Total current liabilities	5,001	4,710

STOCKHOLDERS’ DEFICIENCY:
Share capital
Preferred Stock -
Authorized: 1,000,000 shares at June 30, 2017 (unaudited) and December 31, 2016; Issued and outstanding: 0 shares at June 30, 2017 (unaudited) and December 31, 2016	-	-
Common Stock of $0.001 par value -
Authorized: 100,000,000 shares at June 30, 2017 (unaudited) and December 31, 2016; Issued and outstanding: 10,441,251 shares at June 30, 2017 (unaudited) and December 31, 2016	10	10
Additional Paid-in capital	5,519	5,519
Accumulated deficit	(10,119)	(9,689)

Total stockholders’ deficiency	(4,590)	(4,160)

Total liabilities and stockholders’ deficiency	$411	$550

The accompanying notes are an integral part of the condensed consolidated financial statements

F-22

OPHTHALIX INC. AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, except share and per share data

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited

Operating expenses:
Research and development	$9	$128	$8	$43	$199
General and administrative	216	108	133	64	432

Total operating expenses	225	236	141	107	631

Financial expenses, net	205	59	85	30	285

Net loss	$430	$295	$226	$137	$916

Net loss per share:
Basic and diluted loss per share	$0.04	$0.03	$0.02	$0.01	$0.09
Weighted average number of Common Stocks used in computing basic and diluted net loss per share	10,441,251	10,441,251	10,441,251	10,441,251	10,441,251

Other comprehensive loss

Available-for-sale investments:
Changes in net unrealized (gain) loss from investment in Parent Company	$-	$69	$-	$27	$(34)

Total other comprehensive (income) loss	$-	$69	$-	$27	$(34)

Comprehensive loss	$430	$364	$226	$164	$882

The accompanying notes are an integral part of the condensed consolidated financial statements

F-23

OPHTHALIX INC. AND ITS SUBSIDIARY

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

U.S. dollars in thousands, except share and per share data

					Accumulated
	Common Stock		Additional paid-in	Accumulated	other comprehensive	Total stockholders’
	Number	Amount	capital	deficit	loss	deficiency
	Unaudited

Balance as of January 1, 2016 (audited)	10,441,251	$10	$5,516	$(8,773)	$(34)	$(3,281)

Stock-based compensation	-	-	3	-	-	3
Unrealized loss from investment in Parent Company	-	-	-	-	(69)	(69)
Net loss	-	-	-	(295)	-	(295)

Balance as of June 30, 2016	10,441,251	$10	$5,519	$(9,068)	$(103)	$(3,642)

					Accumulated
	Common Stock		Additional paid-in	Accumulated	other comprehensive	Total stockholders’
	Number	Amount	capital	deficit	loss	deficiency
	Unaudited

Balance as of January 1, 2017 (audited)	10,441,251	$10	$5,519	$(9,689)	$-	$(4,160)

Net loss	-	-	-	(430)	-	(430)

Balance as of June 30, 2017	10,441,251	$10	$5,519	$(10,119)	$-	$(4,590)

The accompanying notes are an integral part of the condensed consolidated financial statements

F-24

OPHTHALIX INC. AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands, except share and per share data

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited

Cash flows from operating activities:

Net loss	$(430)	$(295)	$(226)	$(137)	$(916)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	-	3	-	1	3
Depreciation	-	*) -	-	-	*) -
Decrease (increase) in other accounts receivable	7	(23)	4	11	(7)
Decrease in other account payables and accrued expenses	(8)	(92)	(6)	(29)	(40)
Impairment loss of investment in Parent Company	137	-	51	-	162
Increase in Parent Company	299	391	189	174	769
Changes in fair value of the derivative related to service agreement	-	-	-	-	*) -

Net cash provided by (used in) operating activities	5	(16)	12	20	(29)

Change in cash and cash equivalents	5	(16)	12	20	(29)
Cash and cash equivalents at the beginning of the period	13	42	6	6	42

Cash and cash equivalents at the end of the period	$18	$26	$18	$26	$13

*) Representing an amount lower than $1

The accompanying notes are an integral part of the condensed consolidated financial statements

F-25

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL

a.	OphthaliX Inc. (the “Company” or “OphthaliX”), originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com Inc., was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management Inc. (“Denali”), in March 2001. Denali was a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects.

In December 2005, the Company ceased its principal business operations and focused its efforts on seeking a business opportunity, becoming a public shell company in the U.S.

Eye-Fite Ltd. (“Eye-Fite” or the “Subsidiary”) was founded on June 27, 2011 in contemplation of the execution of a transaction between Can-Fite BioPharma Ltd. (the “Parent company” or “Can-Fite”), a public company in Israel and U.S, and the Company, as further detailed in Note 1b.

Following the transaction, Denali changed its name to OphthaliX Inc. and also changed its corporate domicile from Nevada to Delaware.

On July 5, 2016, the Company released top-line results from its Phase II clinical trial of CF101 for the treatment of glaucoma. In this trial, no statistically significant differences were found between the CF101 treated group and the placebo group in the primary endpoint of lowering intra ocular pressure (“IOP”). High IOP is a characteristic of glaucoma. CF101 was found to have a favorable safety profile and was well tolerated.

In September 2016, the Company’s Board of Directors and Can-Fite, the Company’s parent and majority shareholder, consented in writing to, among other things, the voluntary dissolution and liquidation of the Company pursuant to a Plan of Dissolution.

In November 2016, the Company’s Board of Directors abandoned the voluntary dissolution and liquidation of the Company. Subsequently, on November 15, 2016, the Company entered into a non-binding letter of intent with Wize Pharma Ltd. (“Wize”) for the acquisition of such company by way of a reverse triangular merger. On May 21, 2017, the definitive Merger Agreement was entered into. For more information regarding the Merger Agreement refer also to Note 1d.

The Company  has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

F-26

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

b.	Reverse Recapitalization and related arrangements:

1.	Recapitalization:

On November 21, 2011 (the “Closing Date”), Can-Fite purchased 8,000,000 shares of the Company’s Common Stock, par value $ 0.001 per share in exchange for all of the issued and outstanding ordinary shares of Eyefite pursuant to the terms of a stock purchase agreement (the “Purchase Agreement”). As a result, Eyefite became a wholly-owned subsidiary of the Company and Can-Fite became its majority stockholder and a parent company.

On November 21, 2011, the Company also issued a warrant to Can-Fite by which Can-Fite has the right, until the earlier of (a) November 21, 2016 and (b) the closing of the acquisition of the Company by another entity, resulting in the exchange of the Company’s outstanding common shares such that its stockholders prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its right to the Additional Payment (as defined below in Note 1b2) into 480,022 shares of Common Stock (subject to adjustment in certain circumstances). The per share exercise price for the shares was $5.148. The warrant expired on November 21, 2016.

Simultaneously with the transactions described above, the Company completed a private placement of shares of Common Stock for gross proceeds of $3,330 through the sale of 646,776 shares to third party investors and sold 466,139 shares of Common Stock to Can-Fite in exchange for 714,922 ordinary shares of Can-Fite (representing approximately 2.5% of Can-Fite’s issued and outstanding share capital as of the Closing Date), valued at $2,400 and 97,112 shares to Can-Fite for gross proceeds of $500. As of June 30, 2017, the Company holds 446,827 Can-Fite ordinary shares, representing approximately 1.35% of Can-Fite’s outstanding share capital.

In contemplation of the recapitalization transaction, on November 21, 2011, the Board of Directors, complying with the undertaking taken as part of the recapitalization of the Company on November 21, 2011, formerly resolved to issue to certain investors and Can-Fite, 1,455,228 and 1,267,315 warrants to acquire 323,384 and 281,625 shares of Common Stock of the Company, respectively (the “Warrants”). The exercise price of such Warrants was $7.74 per share. The Warrants were exercisable for a period of five years from their date of grant and did not contain any non- standard anti-dilution provisions. The warrants expired on November 20, 2016.

F-27

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

The transaction was accounted for as a reverse recapitalization which is outside the scope ASC 805, “Business Combinations”. Under reverse capitalization accounting, EyeFite is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. Consequently, the consolidated financial statements of the Company reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former shareholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. These consolidated financial statements include the accounts of the Company since the effective date of the reverse capitalization and the accounts of EyeFite since inception.

2.	License and research and development services from Can-Fite:

In connection with the consummation of the recapitalization transaction, the Company and Can-Fite entered into a license agreement, pursuant to which Can-Fite granted EyeFite a sole and exclusive worldwide license for the use of CF101, solely in the field of ophthalmic diseases (“CF101”). EyeFite was obligated to make to the U.S. National Institutes of Health (“NIH”), with regard to the patents of which are included in the license to EyeFite, for as long as the license agreement between the Company and NIH remains in effect, a nonrefundable minimum annual royalty fee and potential future royalties of 4.0% to 5.5% on net sales.

In addition, the Company will be obligated to make certain milestone payments ranging from $25 to $500 upon the achievement of various development milestones for each indication. As of December 31, 2016, the Company accrued an amount of $100 related to DES phase III clinical trial and $75 related to the glaucoma Phase II clinical trial. Eye-Fite will also be required to make payments of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments. Until June 30, 2017, the Company did not reach any milestone or generate revenue that would trigger additional payments to Can-Fite.

In addition, following the closing of the recapitalization transaction, Can-Fite, OphthaliX and EyeFite entered into a service agreement (the “Service Agreement”). Pursuant to the terms of the Service Agreement, Can-Fite will manage the research and development activities relating to pre-clinical and clinical studies for the development of the ophthalmic indications of CF101. In consideration for Can-Fite’s services, EyeFite will pay to Can-Fite a service fee (consisting of all expenses and costs incurred by Can-Fite plus 15%). In addition, the Company is committed to future additional payments equal to 2.5% of any and all proceeds received by EyeFite relating to the activities regarding the drug (the “Additional Payment”).

According to the Service Agreement, Can-Fite had the right, to convert the Additional Payment into an additional 480,022 shares of Common Stock of the Company for total consideration of $2,471 (subject to adjustment in certain circumstances). Such right expired.

F-28

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

c.	During the six months’ period ended June 30, 2017, the Company incurred operating losses and has accumulated deficit as of June 30, 2016 amounting to $225 and $10,119, respectively. The Company will be required to obtain additional liquidity resources in the near term. In addition, in February 2013, as last updated in August 2015, the Company obtained a formal letter from Can-Fite stating that Can-Fite agrees to defer the payments under the Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising by the Company that will allow such payments. Also, in August 2015, Can-Fite issued another financial support letter, pursuant to which it committed to cover any shortfall in the costs and expenses of operations of the Company which are in excess of the Company’s available cash to finance its operations, including cash generated from any future sale of Can-Fite shares. Any related balance on amounts owed bear interest at a rate of 3% per annum. Such letter expired on October 10, 2016 but were extended on November 14, 2016 by Can-Fite under the same terms and conditions in order to fund the Company’s operations. Such letter shall expire on the earlier of (1) completion of signed reverse merger transaction as described in note 1a above, or (2) decision of OphthaliX to cease any action in relation to such merger, or (3) February 28, 2017. Deferred payments under the Services Agreement are currently due. As of June 30, 2017, the deferred payments to Can-Fite totaled $4,758. Such deferred payments will be waived by Can-Fite upon the closing of the merger transaction with Wize Pharma Ltd. (“Wize”) (see also Note 1d).

There are no assurances that the Company will be able to obtain an adequate level of financial resources in the next twelve months. The Company will have a severe negative impact on its ability to remain a viable company.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

d.	On May 21, 2017, the Company, Wize, Bufiduck Ltd., a company formed under the laws of the State of Israel and a wholly owned subsidiary of the Company (“Merger Sub”), entered into an agreement and plan of merger (as may be amended from time to time, the “Merger Agreement”) that provides for, among other things, the merger of Merger Sub with and into Wize, with Wize continuing as the surviving entity and becoming a wholly owned subsidiary of the Company, on the terms and conditions set forth in the Merger Agreement (the “Merger”).

F-29

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Wize common stock that is issued and outstanding will be automatically cancelled and converted into the right to receive that number of validly issued, fully paid and non-assessable shares of Company common stock equal to an initial exchange ratio of 5.3681 shares of OphthaliX common stock for each one Wize ordinary share (as may be adjusted, the “Exchange Ratio”). To that end, as a result a private placement conducted by Wize (the “2017 PIPE”), (1) on account of the first closing in the 2017 PIPE, the Exchange Ratio is currently 5.1617 shares of Company common stock for each one Wize ordinary share, and (2) if the second closing of the 2017 PIPE is completed prior to the Effective Time, the Exchange Ratio is expected to be further adjusted to 4.1781 shares of Company common stock for each one Wize ordinary share. Each convertible note or loan to purchase Wize ordinary shares existing at the time of the Merger Agreement (the “Convertible Loans”) will constitute a convertible note to purchase the number of shares of Company common stock equal to the number of Wize ordinary shares that were subject to a Convertible Loan immediately prior to the Effective Time multiplied by the Exchange Ratio at a proportionally adjusted conversion price. In this respect, it was further agreed that the conversion of all or part of such Convertible Loans (including future investment rights to the holders thereof upon such conversion (the “Future Investment Rights”) and the shares issuable upon exercise of the Future Investment Rights), whether before or after the Effective Time, shall not modify the Exchange Ratio.

As contemplated in the Merger Agreement, the Company plans to call an annual meeting of its stockholders in order to, among other things, amend its Certificate of Incorporation immediately following the Merger, in order to increase the number of authorized shares of Common Stock from 100,000,000 to 500,000,000 and to change the name of the Company from “OphthaliX, Inc.” to “Wize Pharma, Inc.”.

Consummation of the Merger is subject to certain closing conditions, including, among other things, (i) the effectiveness of a registration statement on Form S-4, including a proxy statement and prospectus, (ii) approval by the stockholders of the Company and shareholders of Wize, (iii) as of the earlier of the Effective Time or August 30, 2017, Wize shall have available cash and cash equivalents of at least NIS 1,000,000, (iv) the Company has no liabilities as of the Effective Time (including any indebtedness owed to Can-Fite), and (v) receipt by Wize an interim tax pre-ruling from the Israeli Tax Authority. On July 27, 2017, the aforementioned registration statement on Form S-4 was filed but has not been declared effective yet.

NOTE 2:-	UNAUDITED CONDENSED FINANCIAL STATEMENTS

The unaudited Condensed Consolidated Financial Statements of OphthaliX Inc. have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The condensed consolidated balance sheets as of December 31, 2016, included herein were derived from the audited consolidated financial statements for the year ended December 31, 2016. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations for the six months ended June 30, 2017, are not necessarily indicative of the results that may be expected for the year ending December 31, 2017, or any future period. The information included in this interim report should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk,” and the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

F-30

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	UNAUDITED CONDENSED FINANCIAL STATEMENTS (Cont.)

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates under different assumptions or conditions.

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2016 are applied consistently in these condensed financial statements. For further information, refer to the consolidated financial statements as of December 31, 2016.

NOTE 3:-	FAIR VALUE MEASUREMENTS

The following table provides information by value level for financial assets that are measured at fair value, as defined by ASC 820, on a recurring basis, as of June 30, 2017 and December 31, 2016.

	June 30, 2017
	Fair value measurements
Description	Fair Value	Level 1	Level 2	Level 3
	Unaudited

Investment in Parent Company	$393	$393	$-	$-

Total Financial Assets, net	$393	$393	$-	$-

	December 31, 2016
	Fair value measurements
Description	Fair Value	Level 1	Level 2	Level 3

Investment in Parent Company	$530	$530	$-	$-

Total Financial Assets, net	$530	$530	$-	$-

F-31

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	STOCKHOLDERS’ DEFICIENCY

a.	Shares of Common Stock:

The shares of Common Stock represent the legal acquirer, meaning OphthaliX’s share capital as of the transaction date.

Shares of Common Stock confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company and the right to receive dividends, if declared.

On July 18, 2013, the Company’s stockholders approved a reverse stock split of one share for each four and one-half shares outstanding (1:4.5) (the “Reverse Split”) which became effective as of the close of business on August 6, 2013. All shares of Common Stock, warrants, options, per share data and exercise prices included in these consolidated financial statements and notes for all periods presented have been retroactively adjusted to reflect the Reverse Split with respect to the Company’s shares of Common Stock.

b.	Warrants:

In contemplation of the Reverse Recapitalization, it was agreed that for each four shares of Common Stock purchased by the investors and Can-Fite, they will be granted by the Company nine warrants to acquire two shares of Common Stock of the Company. The exercise price of the warrants is $7.74 per share of Common Stock. The warrants were exercisable for a period of five years from their date of grant. The warrants did not contain nonstandard anti-dilution provisions. In November 2016, all such warrants expired.

According to ASC 815-40-15 and 25 instructions, the Company’s management evaluated whether the warrants are entitled to the scope exception in ASC 815-10-15-74 (as the warrants meet the definition of a derivative under ASC 815-10-15-83). Based on their straight forward terms (i.e., fix exercise price, no down-round or other provisions that will preclude them from being considered indexed to the Company’s own stock), the Company’s management concluded the warrants should be classified as equity at inception.

In contemplation of the transaction, the Company issued a total of 532,870 fully vested warrants to acquire 118,415 shares of Common Stock to consultants and brokers involved in the transaction. These warrants were exercisable upon the payment of $5.148 per share of Common Stock. In November 2016, all such warrants expired.

F-32

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	STOCKHOLDERS’ DEFICIENCY (Cont.)

c.	Stock option plan and grant:

In 2012, the Company’s Board of Directors approved the adoption of the 2012 Stock Incentive Plan (the “2012 Plan”). An Israeli annex was subsequently adopted in 2013 to comply with the requirements set by the Israeli law in general and in particular with the provisions of section 102 of the Israeli tax ordinance. Under the 2012 Plan and Israeli annex, the Company may grant its officers, directors, employees and consultants, stock options, restricted stocks and Restricted Stock Units (“RSUs”) of the Company. Each Stock option granted shall be exercisable at such times and terms and conditions as the Company’s Board of Directors may specify in the applicable option agreement, provided that no option will be granted with a term in excess of 10 years. Upon the adoption of the 2012 Plan, the Company reserved for issuance 1,088,888 shares of Common Stock, $0.001 par value each. As of June 30, 2017, the Company has 971,388 shares of Common Stock available for future grant under the 2012 Plan.

During the six months’ periods ended June 30, 2017 and 2016, no stock options have been granted.

The below is a summary of the Company’s options activity for employees under Company’s 2012 Plan:

	Six months ended June 30, 2017
Description	Number of Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value

Outstanding as of January 1, 2017	117,500	7.96	5.8	$-
Outstanding as of June 30, 2017	117,500	7.96	5.2	$-

Vested and expected to be vested	117,500	7.96	5.2	$-
Exercisable as of June 30, 2017	117,500	7.96	5.2	$-

As of June 30, 2017, there is no aggregated intrinsic value of outstanding and exercisable options. The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of the second quarter of 2017 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2017. This amount is impacted by the changes in the fair market value of the Company’s shares.

Stock-based compensation expenses recognized during the six months’ periods ended June 30, 2017 and 2016 totaled to $0 and $3, respectively.

F-33

OPHTHALIX INC. AND ITS SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	RELATED PARTY TRANSACTIONS

The Company has several related party balances and transaction mainly in connection with the License Agreement with the Parent Company (see also Note 1b2). Details of the transactions with related parties are depicted in the following tables:

Transactions with related parties:

	Six months ended June 30,			Three months ended June 30,
	2017		2016	2017		2016

Research and development expenses (1)		$9	$128		$8	$43

General and administrative expenses (1)	$	-*)	$6	$	*)	$2

Finance expenses, net (1) (2)		$202	$56		$84	$29

*)	Representing an amount less than $1

Balances with Related Parties:

	June 30,	December 31,
	2017	2016

Parent Company (1)	$(4,758)	$(4,459)

Investment in Parent Company (2)	$393	$530

Other account payables and accrued expenses (1)	$(175)	$(175)

(1)	Related to Service Agreement (see also Note 1b2).
(2)	Related to Investment in Parent Company.

F-34

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF

WIZE PHARMA LTD. AND SUBSIDIARY

F-35

WIZE PHARMA LTD. AND SUBSDIARY

Fahn Kanne & Co.
Head Office
32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

WIZE PHARMA LTD.

We have audited the accompanying consolidated balance sheets of WIZE PHARMA LTD. and subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WIZE PHARMA LTD. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the financial statements, the Company has incurred net losses since its inception, and has not yet generated any revenues. As of December 31, 2016, there is an accumulated deficit of $23,483,000.  These conditions, along with other matters as set forth in Note 1c, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

July 27, 2017

F-36

WIZE PHARMA LTD. AND SUBSDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	As of December 31,
	2016	2015

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28	$423
Restricted bank deposit	10	10
Other accounts receivable	29	30

Total current assets	67	463

NON-CURRENT ASSETS:

Property and equipment, net	2	2

TOTAL ASSETS	$69	$465

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Trade payables	$13	$18
Other accounts payable	214	111
Current portion of license purchase obligation (Note 5)	150	150
Derivative liability for right to future investment (Note 7)	34	-
Convertible loan, net (Note 7)	289	-
Loans from controlling shareholder (Note 8)	117	-

Total current liabilities	817	279

LICENSE PURCHASE OBLIGATION, NET (Note 5)	83	192

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS’ DEFICIT:

Ordinary Shares, with no par value per share - 1,000,000,000 shares authorized at December 31, 2016 and 2015; 17,505,526 shares issued and outstanding at December 31, 2016 and 2015;	*) -	*) -
Additional paid- in capital	23,394	23,083
Treasury shares	(747)	(747)
Accumulated other comprehensive income	5	2
Accumulated deficit	(23,483)	(22,344)

Total shareholders’ deficit	(831)	(6)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$69	$465

*)       Representing amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

F-37

WIZE PHARMA LTD. AND SUBSDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

	For the December 31,
	2016	2015

Operating expenses:
Research and development expenses	$240	$1,204
General and administrative expenses (Note 12a)	794	607

Operating loss	1,034	1,811

Financial expense, net (Note 12b)	105	44

Net loss	$1,139	$1,855

Other comprehensive income:
Foreign currency translation adjustments	3	2

Other comprehensive income	3	2

Comprehensive loss	$1,136	$1,853

Basic and diluted net loss per share	$0.07	$0.12

Weighted average number of Ordinary Shares used in computing basic and diluted net loss per share	17,504,734	14,851,839

The accompanying notes are an integral part of the consolidated financial statements.

F-38

WIZE PHARMA LTD. AND SUBSDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except share data)

	Ordinary Shares		Additional paid-in	Receipts on shares	Treasury	Accumulated other comprehensive	Accumulated	Total shareholders’
	Number	Amount	capital	account	shares	income	deficit	deficit

Balance as of January 1, 2015	16,632	$-	$20,764	$463	$(747)	$-	$(20,489)	$(9)

Issuance of Ordinary Shares	16,615,368	-	463	(463)	-	-	-	-
Shareholders’ investment	-	-	1,044	-	-	-	-	1,044
Issuance of Ordinary Shares in respect to License Agreement (Note 11c2)	873,526	-	801	-	-	-	-	801
Stock-based compensation	-	-	11	-	-	-	-	11
Other comprehensive income						2		2
Net loss	-	-	-	-	-	-	(1,855)	(1,855)

Balance as of December 31, 2015	17,505,526	-	23,083	-	(747)	2	(22,344)	(6)

Beneficial conversion feature in respect to convertible loan (Note 7)			246					246
Stock-based compensation	-	-	65	-	-	-	-	65
Other comprehensive income	-	-	-	-	-	3	-	3
Net loss	-	-	-	-	-	-	(1,139)	(1,139)

Balance as of December 31, 2016	17,505,526	$-	$23,394	$-	$(747)	$5	$(23,483)	$(831)

The accompanying notes are an integral part of the consolidated financial statements.

F-39

WIZE PHARMA LTD. AND SUBSDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	For the Year ended December 31,
	2016	2015

Cash flows from operating activities

Net loss	$(1,139)	$(1,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1	*) -
Stock-based compensation	65	11
In-process research and development acquired with no alternative use	-	1,201
Amortization of discounts resulting from beneficial conversion feature and derivative liability and debt issuance costs related to convertible loan	122	-
Accrued interest on convertible loan	16	-
Change in the fair value of derivative liability for Right to Future Investment	(76)	-
Change in the fair value of license purchase obligation	38	43
Change in:
Other accounts receivable	2	(31)
Trade payables	(6)	18
Other accounts payable	103	104

Net cash used in operating activities	(874)	(509)

Cash flows from investing activities

Investment in restricted bank deposit	-	(10)
Purchase of property and equipment	(1)	(2)

Net cash used in investing activities	(1)	(12)

Cash flows from financing activities

Proceeds from loans from controlling shareholder	117	-
Proceeds from issuance of convertible loan, net of issuance costs	508	-
Proceeds from shareholders’ investment (Note 11d)	-	1,044
Repayment of license purchase obligation	(152)	(99)

Net cash provided by financing activities	473	945

Foreign currency translation adjustments on cash and cash equivalents	7	(1)

Increase (decrease) in cash and cash equivalents	(395)	423
Cash and cash equivalents at the beginning of the year	423	-

Cash and cash equivalents at the end of the year	$28	$423

Supplemental disclosure of non-cash financing activities:

Receipts on shares accounts	$-	$463

The accompanying notes are an integral part of the consolidated financial statements.

F-40

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL

a.	Wize Pharma Ltd. (the “Company” or “Wize”) was incorporated in Israel in 1982 as a public company by the name of “Eitam Eretz Israel Advanced Industries Ltd.” In September 1987, the Company’s shares were listed for trade on the Tel Aviv Stock Exchange (“TASE”). In June 2015, the Company changed its name to Wize Pharma Ltd.

The Company is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including dry eye syndrome (“DES”). In May 2015, soon after the completion of the Creditors’ Arrangement (see also Note 1b), the Company entered into an Exclusive Distribution and Licensing Agreement (the “License Agreement”) with Resdevco Ltd. (“Resdevco”), whereby Resdevco granted to Wize an exclusive license to purchase, market, sell and distribute a formula known as LO2A (“LO2A” or the “Product”) in the United States, Israel and Ukraine as well as a contingent right to do the same in other countries. LO2A is a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (“CCH”) and Sjögren’s syndrome (“Sjögren’s”).

Commencing August 30, 2016, the Company manages its activity through a wholly-owned Israeli Subsidiary (“Subsidiary”), which manages and develops all of the activity under the License Agreement (see also Note 4). The Company and the Subsidiary are referred to herein as a “Group”.

b.	Developments Pertaining to the Company’s Former Activity and Completion of the Creditors’ Arrangement

On December 4, 2014, an Israeli court approved a creditors arrangement (the “Creditors’ Arrangement”) under the Israeli Companies Law between Wize (then known as Star Night Technologies Ltd.), its creditors and its shareholders, in which Wize was purchased by a group of investors led by Ridge Valley Corporation (“Ridge”). Upon the completion of the Creditors’ Arrangement, all of Wize’s assets, rights and obligations were transferred to the creditors’ arrangement fund, so that Wize’s equity after the approval of such arrangement was zero and Wize remained a public shell company without any activity, rights or obligations. The Creditors’ Arrangement was completed in February 2015.

Pursuant to the Creditors’ Arrangement, the Company was exempted from all of its liabilities to creditors, and the Company recorded a gain in an amount of NIS 13,576,000 (approximately $3,407, based on the exchange rate reported by the Bank of Israel on December 4, 2014) from the Creditors’ Arrangement which was recognized in the Company’s consolidated statements of comprehensive loss for the year ended December 31, 2014.

c.	Going concern uncertainty and management plans

Following the completion of the Creditors’ Arrangement, the Company commenced operations as a clinical-stage biopharmaceutical company, and as described in Note 4, the Company purchased an exclusive license to purchase, market, sell and distribute LO2A in the United States, Israel and Ukraine as well as a contingent right to do the same in other countries.

F-41

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

The registration process in certain countries, including the United States, and the commercialization of the Company’s products is expected to require substantial expenditures.  The Company has not yet generated any revenues from its current operations, and therefore is dependent upon external sources for financing its operations. As of December 31, 2016, the Company has an accumulated deficit and a shareholders’ deficit. In addition, in each of the years ended December 31, 2016 and 2015, the Company reported losses and negative cash flows from operating activities.  Management considered the significance of such conditions in relation to the Company’s ability to meet its current and future obligations and determined that such conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Until such time as the Company generates sufficient revenue to fund its operations (if ever), the Company plans to finance its operations through the sale of equity or equity-linked securities and/or debt securities and, to the extent available, short-term and long-term loans. There can be no assurance that the Company will succeed in obtaining the necessary financing to continue its operations as a going concern.

During the year ended December 31, 2015, the Company raised a total amount of approximately $1,044 from controlling shareholders by issuance of 16,615,368 Ordinary Shares (see also Note 11d).

In 2017, the Company entered into the 2017 Loan Agreement (see Note 14b) with 2017 Lenders (see Note 14b) pursuant to which the gross amount of NIS 3,000,000 (approximately $780 according to an exchange rate as of December 31, 2016) (including amounts of NIS 450,000 that had been provided as part of the bridge loans and are outstanding as of December 31, 2016) (“2017 Loan”) has been raised. The 2017 Loan was provided for a period ending December 31, 2017 and bears 4% annual interest. The number of Company shares that will be issued upon conversion of the 2017 Loan is determined in the 2017 Loan Agreement. The 2017 Lenders are entitled to a right to invest NIS 1.5 in the Company for each NIS 1 amount of the 2017 Loan converted by that lender, at a price per share equal to 120% of the Exercise Price, for a period of 18 months from the 2017 Loan conversion date, at that 2017 Lenders’ sole discretion (see also Note 14b).

On June 23, 2017, the Company entered into the 2017 PIPE Agreements with certain investors pursuant to which the investors will invest a total of up to NIS 3,490,000 (approximately $986 according to an exchange rate as of June 23, 2017) at a price per share of NIS 0.70 by issuance of 4,985,714 units, each unit consisting of one ordinary share and a detachable warrant to acquire 1.05 ordinary shares at an exercise price of NIS 1.20 per share. Direct and incremental issuance costs amounted to approximately NIS 45,000 (approximately $13 according to an exchange rate as of June 23, 2017) (see also Note 14f).

F-42

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

d.	Risk factors

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH and Sjögren’s. Since April 2015, Wize has been financing its activity through numerous activities, including the issuance of ordinary shares and from loans from Ridge, Wize’s controlling shareholder, and from third parties. Wize has historically incurred net losses. At December 31, 2016, Wize had an accumulated deficit of approximately $23,483. Wize does not know whether or when it will become profitable. To date, Wize has not commercialized any products or generated any revenues from product sales and accordingly it does not have a revenue stream to support its cost structure. Wize’s losses have resulted principally from costs incurred in development and discovery activities. Wize expects to continue to incur losses for the foreseeable future, and these losses will likely increase as it:

●	initiates and manages pre-clinical development and clinical trials for LO2A;

●	seeks regulatory approvals for LO2A;

●	implements internal systems and infrastructures;

●	seeks to license additional technologies to develop;

●	pays royalties related to the License Agreement;

●	hires management and other personnel; and

●	moves towards commercialization.

No certainty exists that Wize will be able to complete the development of LO2A for CCH, Sjögren’s or any other ophthalmic disorder, due to financial, technological or other difficulties. If LO2A fails in clinical trials or does not gain regulatory clearance or approval, or if LO2A does not achieve market acceptance, Wize may never become profitable. Even if Wize does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Wize’s inability to achieve and then maintain profitability would negatively affect its business, financial condition, results of operations and cash flows. Moreover, Wize’s prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of its products are uncertain. There can be no assurance that Wize’s efforts will ultimately be successful or result in revenues or profits.

F-43

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

a.	Use of estimate in preparation of financial statements:

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions. The Company’s management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to the consolidated financial statements, the most significant estimates and assumptions relate to the going concern assumptions.

b.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Inter-company balances and transactions have been eliminated upon consolidation.

c.	Functional currency:

The majority of the Company’s operations are currently conducted in Israel and a significant part of the Company’s expenses and financing activities are denominated and determined in New Israeli Shekels (“NIS”). The Company’s management believes that the NIS is the currency of the primary economic environment in which the Company operates and expects to continue to operate in the foreseeable future. Thus, the functional currency of the Company is the NIS.

The reporting currency of the consolidated financial statements is U.S. dollars. The consolidated financial statements were translated into U.S. dollars in accordance with the standards of the Financial Accounting Standards Board (“FASB”). Accordingly, assets and liabilities were translated from local currencies to U.S. dollars using year end exchange rates, and income and expense items were translated at average exchange rates during the year. Gains or losses resulting from translation adjustments (which result from translating an entity’s financial statements into U.S. dollars if its functional currency is different than the U.S. dollar) are reported in other comprehensive income and are reflected in equity, under “accumulated other comprehensive income”.

F-44

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Balances denominated in, or linked to foreign currency are stated on the basis of the exchange rates prevailing at the balance sheet date.  For foreign currency transactions included in the consolidated statement of comprehensive loss, the exchange rates applicable on the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses as applicable.

The following table presents data regarding the dollar exchange rate of relevant currencies:

	As of December 31,		% of change
	2016	2015	2016	2015

USD 1 = NIS	3.845	3.902	(1.5)	0.3

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

e.	Restricted bank deposit:

Restricted bank deposit is a deposit with maturities of more than three months and up to one year. The restricted bank deposit is presented at its cost, including accrued interest and represents cash which is used as collateral for a Company credit card.

f.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%

Computers and electronic equipment	33
Furniture and office equipment	10

g.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360 “Property, plant and equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended December 31, 2016 and 2015, no impairment losses have been identified.

F-45

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

h.	Research and development expenses:

Research and development expenses are charged to the statement of comprehensive loss as incurred.

In-Process Research and Development assets (“IPR&D”), acquired in an asset acquisition (i.e. assets acquired outside a business combination transactions) that are to be used in a research and development project which are determined not to have an alternative future use are charged to expense at the acquisition date in accordance with ASC Topic 730, “Research and Development”.

i.	Severance pay:

The Company’s liability for severance pay is pursuant to Section 14 of the Severance Compensation Act, 1963 (“Section 14”), pursuant to which all the Company’s employees are included under Section 14, and are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee’s name with insurance companies. Under Israeli employment law, payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination. The severance pay liabilities and deposits under Section 14 are not reflected in the consolidated balance sheets as the severance pay risks have been irrevocably transferred to the severance funds.

Severance expenses for the years ended December 31, 2016 and 2015 amounted to $8 and $6, respectively.

j.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. This topic prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Company implements a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. As of December 31, 2016 and 2015, no liability for unrecognized tax positions has been recorded.

F-46

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

k.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and restricted bank deposits. Cash, cash equivalents and short-term bank deposits are invested in major banks in Israel. Management believes that the financial institutions that hold the Company’s investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

l.	Convertible loan:

1.	Allocation of proceeds:

The proceeds received upon issuance of the 2016 Loan (see Note 7) together with a freestanding derivative financial instrument (derivative liability for right to future investment) were allocated to the financial instruments issued based on the residual value method. The detachable derivative financial instrument was recognized based on its fair value and the remaining amount was allocated to the 2016 Loan component.

2.	Beneficial conversion feature:

The Company has considered the provisions of ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity”, and determined that the embedded conversion feature of the 2016 Loan should not be separated from the host instrument because it qualifies for equity classification. Furthermore, the Company applied ASC 470-20, “Debt - Debt with Conversion and Other Options” which clarifies the accounting for instruments with Beneficial Conversion Features (“BCF”) or contingently adjustable conversion ratios, and has applied the BCF guidance to determine whether the conversion feature is beneficial to the investor.

The BCF has been calculated by allocating the proceeds received in financing transactions to the 2016 Loan and to any detachable freestanding financial instrument (derivative liability for future investment (see also Note 7)) included in the transaction, and by measuring the intrinsic value of the conversion option based on the effective conversion price as a result of the allocated proceeds.

The intrinsic value of the conversion option with respect to the 2016 Loan was recorded as a discount on the 2016 Loan with a corresponding amount credited directly to equity as additional paid-in capital. After the initial recognition, the discount on the 2016 Loan is amortized as interest expense over the contractual term of the 2016 Loan by using the effective interest method.

F-47

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

If a convertible instrument contains conversion terms that are adjusted upon the occurrence of a future event, or as a result of anti-dilution adjustment provisions, any changes to the conversion terms might result in the recognition of an additional BCF.

3.	Issuance costs of convertible loan:

Upon initial recognition, costs incurred in respect of obtaining financing through issuance of 2016 Loan (or costs allocated to such component in a package issuance) are presented as a direct deduction from the amount of the 2016 Loan and in subsequent periods such costs (together with the discount created by the BCF) expensed as financing expenses over the contractual term of the 2016 Loan by using the effective interest method. Any such costs allocated to a derivative component are expensed as incurred.

m.	Fair value of financial instruments:

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2	-	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	-	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

F-48

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the investments are categorized as Level 3.

The carrying amounts of cash and cash equivalents, short-term bank deposits, other accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturities of such instruments.

Derivative financial instruments are measured at fair value, on a recurring basis. The fair value of derivatives generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting dates, based on the prevailing currency or stock prices, as applicable. The fair value measurement of the derivative liability for right to future investment is classified within Level 3.

n.	Legal and other contingencies:

The Company accounts for its contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2016 and 2015, the Company is not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows, except as described in Note 10a.

Legal costs incurred in connection with loss contingencies are expensed as incurred.

o.	Treasury shares:

Shares held by the Company are presented as a reduction of equity, at their cost to the Company as treasury stock, until such shares are retired and removed from the account.

p.	Derivatives:

The Company applies the provisions of ASC Topic 815, “Derivatives and Hedging” pursuant to which all the derivative financial instruments are recognized as either financial assets or financial liabilities on the balance sheet at fair value. The accounting for changes in the fair value of a derivative financial instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. As of December 31, 2016, the balance of derivative instruments consists of derivative liability for right to future investment in an amount of $34 (see also Note 7), and is stated at fair value.

F-49

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

During the years ended December 31, 2016 and 2015, the Company did not designate any financial instruments for hedging purposes.

q.	Derivative liability for right to future investment

The Company reviewed the terms of such obligation and determined that it is not eligible to be classified as a component of permanent equity, as such instrument permits the holder to receive a variable number of shares of common stock upon exercise, by investment of cash amount that will be determined at the discretion of the holder (up to a pre-determined cap). Accordingly, such financial instrument is accounted for as a derivative liability and as such is measured upon initial recognition and remeasured at subsequent reporting periods at fair value. Changes in the fair value are recorded in the consolidated statement of comprehensive loss within the balance “financial expense, net”.

r.	Basic and diluted loss per share:

Basic income (loss) per share is computed by dividing the income (loss) for the period applicable to Ordinary Shareholders by the weighted average number of Ordinary Shares outstanding during the period.

In computing diluted income per share, basic earnings per share are adjusted to reflect the potential dilution that could occur upon the exercise of options or warrants issued or granted using the “treasury stock method” and upon the conversion of 2016 Loan using the “if-converted method”, if the effect of each of such financial instruments is dilutive.

For the years ended December 31, 2016 and 2015, all outstanding stock options and other convertible instruments have been excluded from the calculation of the diluted net loss per share as all such securities are anti-dilutive for all years presented.

s.	Accumulated other comprehensive income:

Accumulated other comprehensive income, presented in stockholders’ deficit, includes, in addition to loss, gains and losses from the translation of the results of the Group to the reporting currency.

t.	Stock-based compensation:

The Company accounts for stock-based compensation to employees in accordance with ASC 718, “Compensation Stock Compensation”, (“ASC 718”), which requires estimation of the fair value of equity based payment awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statement of comprehensive loss.

F-50

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2: -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company recognizes compensation expense for the value of its awards granted based on the accelerated method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company applies ASC 505-50, “Equity-Based Payments to Non-Employees” (“ASC 505”) with respect to options and warrants issued to non-employees which requires the use of option valuation models to measure the fair value of the options and warrants at the grant date, and at the end of each accounting period between the grant date and the final measurement date.

u.	Recently issued accounting standards not yet effective:

1.	In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”) which provides guidance on management’s responsibility in evaluating whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). ASU 2014-15 also provide guidance related to the required disclosures as a result of management evaluation.

The amendments in ASU 2014-15 became effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Accordingly, management applied the guidance of ASU 2014-15 to these financial statements and has determined that there is a substantial doubt about the Company’s ability to continue as a going concern. Certain disclosures were provided to conform to the disclosures required under ASU 2014-15

F-51

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2: -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2.	In February 2016, the FASB issued ASU 2016-02 - Leases (ASC 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The ASU is expected to impact the Company’s consolidated financial statements as we have certain operating lease arrangements. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

3.	On March 30, 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting which affect all entities that issue share-based payment awards to their employees and involve multiple aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. The Company is currently evaluating the impact of the guidance on its consolidated financial statements.

NOTE 3:-	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2016	2015

Prepaid expenses	$10	$-
Governmental authorities	19	30

	$29	$30

F-52

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	LICENSE AGREEMENT

In May 2015, Wize entered into the License Agreement with Resdevco, a company controlled by Professor Shabtay Dikstein, the inventor of LO2A (“Dikstein”). Pursuant to the License Agreement, Resdevco granted to Wize (and thereafter, to OcuWize Ltd. (“OcuWize”), Wize’s wholly owned subsidiary) an exclusive license to develop in the United States, Israel and Ukraine (collectively, the “Licensed Territories”), under the LO2A licensed technology, products in the field of ophthalmic disorders, and to mutually agree upon a manufacturer and to purchase, market, sell and distribute LO2A in finished product form in the Licensed Territories in the field of ophthalmic disorders. Subject to certain limited exceptions, Wize may not sublicense or sell or transfer any of its rights under the License Agreement without the advance written approval of Resdevco.

The License Agreement grants Wize the right to add additional territories in the future, subject to a commitment by Wize to pay minimum royalties according to a formula set forth in the License Agreement with respect to the additional territory, and provided that Resdevco has not granted exclusive rights in such additional territory or is in ongoing negotiations. The License Agreement also grants Wize the right to purchase Resdevco’s agreements with its existing distributors of LO2A in other jurisdictions (namely, Germany, Hungary, Netherlands and Switzerland (collectively, the “Reserved Territories”) for ten times the greater of the net royalties received in the previous 12 months under such agreements or the minimum royalty payment under such agreements. The License Agreement furthermore grants Wize a right of first negotiation with potential distributors to whom Resdevco may in the future grant distribution rights to LO2A outside of the Reserved Territories and the Licensed Territories and provides that if Wize enters into such distribution agreement in accordance with the License Agreement, then Wize has agreed to guarantee in writing to Resdevco that it will pay to Resdevco minimum royalties according to a formula set forth in the License Agreement. The License Agreement historically included an option to purchase all remaining territories for a fixed amount and such option was cancelled on March 30, 2017.

The License Agreement provides that Wize is required to pay to Resdevco certain royalties for sales in the Licensed Territories based on an agreed-upon price per unit payable on a semi-annual basis, subject to making certain minimum royalty payments, which (1) with respect to the United States, means the non-refundable and non-deductible aggregate amount of $400,000 plus a $100,000 payment in the event of termination (“Minimum Commitment”) over a period of three years commencing from 2015 ($250 out of which was already paid by Wize) and an advance against royalties of $475 per year starting January 1, 2018, as modified in July 2017, (see also Note 14g), which annual advance shall be credited towards any royalties payable to Resdevco for that particular year, (2) with respect to Israel, means an upfront non-refundable and non-deductible payment of $30, payable at commencement of local sales, and an annual advance against royalties starting January 1, 2017 in increasing payments depending on the year (up to a maximum of $36) which annual advance shall be credited towards any royalties payable to Resdevco for that particular year, and (3) with respect to Ukraine, means an annual advance against royalties, starting in 2016, in increasing payments depending on the year (up to a maximum of $30), which yearly advance shall be credited towards any royalties payable to Resdevco for that particular year.

F-53

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	LICENSE AGREEMENT (Cont.)

The License Agreement has an initial term of seven years that expires in May 2022, and, unless Wize provides prior notice of at least 12 months terminating the agreement, the License Agreement renews automatically each year. Wize may terminate the License Agreement prior to May 2022 upon 180 days prior notice; provided that all payments previously made to Resdevco shall be non-refundable, any payments due during the 180-day notice period shall be payable to Resdevco and Wize is required to pay a penalty of $100, depending on the timing of termination. Additionally, if Wize terminates the License Agreement, it is required to exert reasonable best efforts to find a third-party willing to sell LO2A under the same terms as the License Agreement (see also Note 1a).

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s.

Wize intends to market LO2A as a treatment for DES and other ophthalmic inflammations, including CCH and Sjögren’s in the United States, Israel, Ukraine, the territories that it has licensed LO2A, and in additional territories, subject to purchasing the rights to market, sell and distribute LO2A in those additional territories. Wize believes that the potential for the most economic success is in marketing LO2A for treating CCH and Sjögren’s. Currently, Wize has a distribution agreement for marketing in Israel, where LO2A is approved for the treatment of DES only, and a distribution agreement for marketing in Ukraine, where LO2A is in the approval process for the treatment of DES and CCH. The registration process in certain countries, including the United States, requires Wize to conduct additional clinical trials, in addition to the Phase II clinical trials that Wize is currently conducting.

Wize plans to engage local or multinational distributors to handle the distribution of LO2A. In particular, Wize intends to engage, subject to obtaining the requisite rights in LO2A, pharmaceutical companies or distributors around the world with relevant marketing capabilities in the pharmaceutical field, in order for such pharmaceutical companies to sell LO2A, with Wize prioritizing those territories where Wize may expedite the registration process of LO2A based on existing knowledge and studies previously conducted on LO2A, without requiring additional studies. There is no assurance that the Company will be able to market the Product in any other jurisdictions.

The fair value of the Minimal Commitment to pay royalties as stated as of its recognition date was calculated based on an estimate of the fair value of the payments set in the License Agreement in accordance with the dates set in the License Agreement using a discount rate of 21%, which reflected, among other things, the Company’s equity rate as of that date. At initial recognition, the fair value of the Minimal Commitment was estimated in an amount of $397. As of December 31, 2016, the commitment to pay royalties amounted to $233 (see also Note 5).

F-54

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	LICENSE AGREEMENT (Cont.)

The License Agreement may be terminated by either party upon the occurrence of certain other customary termination triggers, including material breaches of the License Agreement by either party, as well as the right of Resdevco to terminate the License Agreement (or halt the manufacturing agreement or cease delivery of any finished product for any period of time) as a result of Wize not paying all royalties due under the License Agreement. In addition, Resdevco may terminate the License Agreement, upon 30 days written notice, if (1) an application for the marketing approval of LO2A, for the treatment of DES is not submitted to the United States Food and Drug Administration (“FDA”) or the equivalent regulatory authority in the Licensed Territories by May 1, 2019, (2) such FDA approval is not obtained from the FDA or the equivalent regulatory authority in the Licensed Territories by May 1, 2021, (3) such approval has been obtained, commercial sales of LO2A have not commenced within three months thereafter, (4) commercial sales of LO2A have commenced, any royalties, including any minimum royalties are not timely paid, or (5) Wize attempts to sell competing products in or outside the Licensed Territory. Resdevco may also terminate the License Agreement if Wize contests the validity of any patents covering LO2A or any related know-how or if Wize makes, sells or exploits a competing product to LO2A. On November 18, 2015, a framework agreement was signed for cooperation between the Company and the manufacturing plant, the Company began the processes needed to approve the Product with the FDA, and as of the preparation of these consolidated financial statements, the Company believes that it has complied with this framework agreement.

Stock allocation within the framework of the License Agreement:

In connection with the entering into of the License Agreement, on June 11, 2015, the Company granted 873,526 Ordinary Shares with no par value to a third-party consultant for direct consultation and mediation services provided to the Company in connection with the License Agreement. The fair value of Ordinary Shares granted amounted to $801, and was estimated by multiplying the number of 873,526 Ordinary Shares granted at the stock price quoted on the Tel Aviv Stock Exchange as of the approval of the grant, while taking into account a discount at a rate of 10.3% (which was calculated by an independent outside valuator, based on the Finerty Model for option pricing, based on the sales option model with an average exercise price) for the impact of the restrictions set forth in the Israeli Securities Law and in the Israeli Securities Regulations applicable to the recipient regarding the sale of the allocated shares (“Discount due to Blockage Restriction”).

In addition, it was decided within the framework of the transaction that the third party would be granted shares constituting 5% of the issued and outstanding share capital of a Subsidiary intended to manage and develop all of the activity subject to the License Agreement. The issuance of the Subsidiary’s shares shall be for future consultation services granted to the Subsidiary in connection with the activity covered by the License Agreement, as to be agreed upon by the Company and the consultant. As of December 31, 2016 and as of the approval of the consolidated financial statements, the terms of such grant have not been determined, the Company has made no such grant and has received no third party consultation services from such consultant.

F-55

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	LICENSE AGREEMENT (Cont.)

As the License Agreement related to an exclusive right to market, sell and distribute in the United States, of a Product that has not been approved by the FDA it was determined that the current status of the Product is in substance an In-Process Research and Development asset (“IPR&D”). As the IPR&D was received by the Company through a direct acquisition and not through a business combination and as it was determined that the IPR&D does not have future alternative use, the acquisition cost, together with the related direct expenses (including the stock-based compensation as described above) amounted to $1,201 and was recognized as research and development expenses upon the Effective Date of the License Agreement.

In addition to the exclusive license in the United States, the Company was given similar rights for the Israeli market. The Israeli license term is seven years, following which the term will automatically renew for additional one year periods. The Company undertook to pay the Product registration expenses as well as license fees and annual royalties according to the mechanism set forth in the Addendum (as amended on May 31, 2016). The Company has the right to terminate the License Agreement upon 180 days prior notice, but only commencing from the start of the marketing of the Product in Israel. The Company undertook to take action to approve the use of the Product in Israel within three years of signing the Addendum and undertook to sign an agreement with the manufacturing plant in order to supply the Product to Israel. The Company reached agreements with the manufacturing plant in March 2016, but production has not yet commenced. During the year ended December 31, 2016, the Company recorded direct costs amounting to $30 as part of research and development expenses in connection with expanding the territory to Israel.

On July 11, 2016, the Company entered into an Exclusive Distribution Agreement (the “Israeli Distribution Agreement”) with an independent distributor in Israel (the “Israeli Distributor”) to distribute the Product in Israel. The term of the Israeli Distribution Agreement is until December 31, 2018 and may be extended by three additional years, subject to agreement between the parties on minimal yearly quotas from the Israeli Distributor and a minimum price of the Product. The Israeli Distribution Agreement includes yearly minimal quotas, a minimum Product price and other terms of payment. Furthermore, the Israeli Distributor undertook that during the term of the Israeli Distribution Agreement and up to 18 months from the end of the engagement with the Company, the Israeli Distributor will not have any business connection with any business engaged in any activities involving medical devices that are identical or imitations of the Product or of the Product then produced by Wize or its subsidiaries or affiliates.

In December 2015, the Company entered into a Distribution Agreement (the “Ukrainian Distribution Agreement”) with a distributor in Ukraine (the “Ukrainian Distributor”) to distribute the Product in Ukraine for a period of 3 years ending December 31, 2018, which may be extended to three additional years, subject to an agreement on the Ukrainian Distributor’s sales goals.

F-56

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	LICENSE AGREEMENT (Cont.)

The Ukrainian Distribution Agreement includes minimal yearly quotas, minimum prices and payment terms for the term of the agreement. Furthermore, the Ukrainian Distributor undertook that during the term of the Ukrainian Distribution Agreement and up to 24 months from the end of the engagement with the Company, the Ukrainian Distributor will not have any business connection with any business engaged in any activities involving products that are identical to the Product, in the same formula, shape, doses and purposes.

The distribution of the Product is subject to the receipt of all of the regulatory approvals required in Ukraine for marketing, importing, selling and providing services in connection with the Product. The Ukrainian Distributor is responsible for securing such approvals and will pay the necessary costs for procuring such approvals, with the exception of the Company’s payment of up to $10 in registration fees.

Following the signing of the Exclusive Agreement with the Distributor, an addendum was signed to the License Agreement according to which the Territory was expanded to include Ukraine. The Company undertook to pay the Product registration expenses in Ukraine as well as license fees and yearly royalties of a sum of not less than $18 according to a mechanism set forth in the License Agreement. The minimal payment of $18 to secure the license to distribute the Product in Ukraine was recorded as part of research and development expenses and was paid in 2016.

F-57

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	LICENSE PURCHASE OBLIGATION

a.	As noted in Note 4 above, as consideration for the License Agreement, the Company undertook to pay a Minimal Commitment of licensing fees and royalties of no less than $500 in the first three years of the engagement. An amount of $100 was paid in May 2015, upon signing the License Agreement and an amount of $150 was paid in January 2016.

b.	The following table details the repayment dates of the remaining Minimal Commitment on the financial liability and the balance in the consolidated financial statements:

Repayment dates	Notational Value	As of December 31, 2015 (*)	As of December 31, 2016 (*)

May 4, 2015	$100	$-	$-
January 1, 2016	150	150	-

Amounts that were paid	250	150	-

January 1, 2017 (**)	150	124	150
January 1, 2018	100	68	83

Remaining balance	$250	$342	$233

Current liability		150	150
Non-current liability		192	83

Total		$342	$233

(*)	The balance was discounted according to an annual discount rate of 21%, which in management’s opinion reflected the Company’s credit risk as of the initial recognition of the liability (see also Note 4).

(**)	On January 5, 2017, Wize and Resdevco entered into an amendment to the License Agreement, pursuant to which the payment of $150 that Wize was obligated to pay to Resdevco on January 1, 2017, was postponed to March 31, 2017. On March 30, 2017, Wize and Resdevco entered into a second amendment to the License Agreement, pursuant to which the payment of $150 was further postponed to May 31, 2017. In the end of May 2017, the parties agreed to postpone the aforementioned payment to the beginning of July 2017, when the payment was made.

F-58

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	OTHER ACCOUNTS PAYABLE

	December 31,
	2016	2015

Employees and payroll accruals (*)	$79	$35
Accrued expenses	135	76

	$214	$111

(*)	Most of the sum refers to a debt to the Company’s Chief Financial Officer, with whom the Company had reached an agreement regarding postponing the payment date.

NOTE 7:-	CONVERTIBLE LOAN AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT

On March 20, 2016 (“Origination Date”), the Company entered into a convertible loan agreement (as amended on March 30, 2016, the “2016 Loan Agreement”) with Rimon Gold Assets Ltd. (“Rimon Gold”), whereby Rimon Gold extended a loan in the principal amount of up to NIS 2,000,000 (approximately $519 according to an exchange rate at the Origination Date), which bears interest at an annual rate of 4% (the “2016 Loan”). Pursuant to the 2016 Loan Agreement, as modified by the 2017 Loan Agreement (see also Note 14b), the 2016 Loan has a maturity date of December 31, 2017.

Under the 2016 Loan Agreement, Rimon Gold has the right, at its sole discretion, to convert any outstanding portion of the 2016 Loan, but not less than NIS 100,000 (approximately $26 according to an exchange rate at the Origination Date), into the Company’s ordinary shares at a conversion price per share of NIS 0.6358 (approximately $0.16 according to an exchange rate at the Origination Date), subject to adjustments for stock splits and similar events set forth in the 2016 Loan Agreement.

In order to secure its obligations and performance pursuant to the 2016 Loan Agreement, the Company recorded a first priority fixed charge in favor of Rimon Gold on all of the Company’s rights, including its distribution rights, under the License Agreement, and a first priority floating charge on all of the Company’s rights, title and interest in all of its assets, as may exist from time to time (the agreements relating to such charges being referred to as the “Security Agreements”).

In light of the assignment of the License Agreement to the Subsidiary as detailed in Note 4, in October 2016, the Subsidiary recorded identical liens to the aforementioned liens of the Company.

F-59

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	CONVERTIBLE LOAN AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT (Cont.)

Rimon Gold is entitled, under certain circumstances, to demand repayment of the 2016 Loan, including among others: (i) if the Company breaches or fails to perform or is shown to have made a false statement, under the 2016 Loan Agreement or the Security Agreements; (ii) any failure of the Company to make a timely payment; (iii) upon the appointment of a receiver; (iv) the imposition of a lien on a material asset of the Company; (v) if the Company files a motion to stay proceedings; (vi) upon the expiration or termination of the License Agreement or if any party is in material breach of the License Agreement or if any party notifies the other of its intention to terminate the License Agreement; (vii) an adverse material change; or (viii) upon the non-performance of the Company pursuant to the 2017 Loan Agreement (see also Note 14b).

The 2016 Loan Agreement and the Security Agreements contain a number of restrictive covenants that limit the Company’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of the Company’s business; restrictions on payments to related parties; restrictions on conducting rights offerings, and on the distribution of dividends.

In addition, under the 2016 Loan Agreement, Rimon Gold has the separable right (not contingent on electing conversion option), until the lapse of 18 months following the conversion of the loan granted by Rimon Gold under the 2016 Loan Agreement (“Right to Future Investment”), to invest up to NIS 3,000,000 (approximately $780 according to an exchange rate as of December 31, 2016), in the aggregate, at a price per share that will reflect a 15% discount relative to the lowest price per share set for any Company offering, private or public, if the Company conducts any equity financing.

Based on the original terms of the Right to Future Investment, management has determined that such right to acquire shares at a future date in the potentially variable investment amount, at a variable purchase price per share represents a derivative liability according to the provisions of ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” (see also Note 2q above).

The Company used the services of an independent external appraiser to estimate the fair value of the derivative liability at the Origination Date and each reporting date. The fair value of such liability was measured upon initial recognition in an amount of NIS 423,000 (approximately $110 according to an exchange rate at the Origination Date). The fair value was based among other things on management’s estimates of 75% regarding the exercise probability of this right in a future offering and the forecast regarding the timing of a future offering as of that date.

F-60

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	CONVERTIBLE LOAN AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT (Cont.)

The remaining amount of the 2016 Loan proceeds of NIS 1,577,000 (approximately $410 according to an exchange rate at the Origination Date) (“Debt”) was allocated to the 2016 Loan. The Company applied ASC 470, “Debt with Conversion and Other Options”, pursuant to which the Company recognized and measured a Beneficial Conversion Feature (“BCF”) amounting to NIS 946,000 (approximately $246 according to an exchange rate at the commitment date) by allocating a portion of the proceeds equal to the intrinsic value of the conversion feature to additional paid-in-capital. The intrinsic value of the conversion feature was calculated on the Origination Date by using the effective conversion price. The discount resulting from the BCF is amortized over the life of the 2016 Loan through financial expenses by using the effective interest method unless mandatorily converted earlier.

The direct and incremental debt costs amounting to NIS 63,000 (approximately $16 according to an exchange rate at the Origination Date) were allocated to the Right to Future Investment and the 2016 Loan based on the same proportions as the proceeds allocation. The portion that was allocated to the Right to Future Investment amounting to $4 has been expensed immediately to finance expenses while the remaining amount of $12 was allocated and deducted from the 2016 Loan and is amortized over the life of the 2016 Loan through financial expenses by using the effective interest method unless mandatorily converted earlier.

For the year ended December 31, 2016, the Company recorded finance expenses amounting to $122 due to the amortization of the discount that resulted from the BCF, the proceeds allocated to the derivative liability and the debt issuance costs. In addition, for the year ended December 31, 2016, the Company recorded interest expense amounting to $16.

As of December 31, 2016, the fair value of the Right to Future Investment was estimated at $34 which was based on a likelihood of 25% (based on the Company’s estimation) that an offering will occur and will allow the exercise of the Right to Future Investment. The change in fair value of the derivative liability from the Origination Date to December 31, 2016, amounting to $76 was recorded to financing expenses, net as part of the statement of comprehensive loss during the year ended December 31, 2016.

As modified by the 2017 Loan Agreement, the expiration date of the Right of Future Investment that was associated with the 2016 Loan was extended from March 2018 to the end of the Option Period (see also Note 14b) and the exercise price was changed from a 15% discount of the lowest price per share set for the Company to a fixed price of NIS 0.85. Accordingly, the Right of Future Investment is no longer considered as a derivative liability effective on the Modification Date.

F-61

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	LOANS FORM CONTROLLING SHAREHOLDER

a.	On November 15, 2016, the Company’s Board of Directors (after receiving the approval of the Audit Committee on November 14, 2016) approved the receipt of a short-term bridge loan (“Loan”) in amount of NIS 250,000 (approximately $65 according to an exchange rate as of November 15, 2016) from its controlling shareholder (“Shareholder”). The Loan was received on November 21, 2016. The Loan was not linked to any index, had no collateral and bears yearly interest at the level of the interest rate of Israel State Bonds (0.1% as of December 31, 2016). The Loan’s repayment date shall be by the end of the first quarter of 2017 but may be extended from time to time at the Shareholder’s discretion.

b.	On December 25, 2016, the Company’s Board of Directors (after receiving the approval of the Audit Committee on November 14, 2016) approved the receipt of an additional short-term bridge loan of NIS 300,000 (approximately $78 according to an exchange rate as of December 25, 2016) from the Shareholder under the same terms to those described above. NIS 200,000 (approximately $52 according to an exchange rate as of December 31, 2016) was received in December 2016 and the remaining amount of NIS 100,000 (approximately $26 according to an exchange rate as of December 31, 2016) was received after December 31, 2016. Accordingly, as of December 31, 2016, the total balance of the short-term bridge loans amounted to NIS 450,000 (approximately $117 according to an exchange rate as of December 31, 2016).

c.	Subsequent to December 31, 2016, the Company received a short-term bridge loan from the Shareholder amounting to NIS 200,000 (approximately $52 according to an exchange rate as of December 31, 2016) (see also Note 14d).

On March 30, 2017, the Company and the Shareholder agreed to convert the aforesaid outstanding bridge loans amounting to an aggregate amount of NIS 750,000 (approximately $195 according to an exchange rate as of December 31, 2016) into the 2017 Loan, the revised terms and conditions of which are described in Note 14d.

NOTE 9:-	TAXES ON INCOME

a.	Tax rates applicable to the Company and its Subsidiary:

1.	Taxable income of the Company is subject to a corporate tax rate in Israel as follow: 2015 - 26.5% and 2016 - 25%.

2.	On January 4, 2016, the Israeli Parliament officially published the Law for the Amendment of the Israeli Tax Ordinance (Amendment 216), that reduces the standard corporate income tax rate from 26.5% to 25%.

3.	In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), 2016 which reduces the corporate income tax rate to 24% (instead of 25%) effective from January 1, 2017 and to 23% effective from January 1, 2018 and thereafter.

F-62

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	TAXES ON INCOME (Cont.)

The change has no impact of the consolidated financial statements.

b.	Net operating losses carry forward:

The Company and its Subsidiary have accumulated losses for tax purposes as of December 31, 2016 in the amount of approximately $5,159 and $32, respectively, which may be carried forward and offset against taxable income in the future for an indefinite period.

c.	As of December 31, 2016, the Company has final tax assessments for the tax years up to and including the 2011 tax year.

d.	Loss before taxes on income consists of the following:

	December 31,
	2016	2015

Company	$1,034	$1,855
Subsidiary	106	-

	$1,139	$1,855

e.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Operating loss carry forward	$1,194	$1,154
Reserves and allowances	4	-
Research and development	30	-

Net deferred tax asset before valuation allowance	1,228	1,154
Valuation allowance	(1,228)	(1,154)

Net deferred tax asset	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2016 and 2015.

F-63

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	TAXES ON INCOME (Cont.)

f.	Below is the reconciliation between the “theoretical” tax expense, assuming that all the income was taxed at the regular tax rate applicable to companies in Israel and the taxes recorded in the statements of comprehensive loss in the reporting year:

	Year ended December 31,
	2016	2015

Loss before taxes on income, as reported in the statements of comprehensive loss	1,141	1,855

Theoretical tax benefit on this loss	285	492
Expenses not deductible for tax purposes	(66)	(325)
Increase in taxes resulting mainly from taxable losses in the reported year for which no deferred tax assets were recognized	(219)	(167)

Tax benefit	-	-

NOTE 10:-	COMMITMENTS AND CONTINGENCIES

a.	Litigation

From April 2015 to September 2015, the Company and its directors who were also employees of the Company received a number of letters from Go D.M. Investments Ltd (“Go D.M.”), an Israeli public company, engaged at the time in the field of repositioning of drugs, regarding its claims on various issues pertaining to the employment of Mr. Noam Dannenberg as Company officer, his holdings in Company shares, his status at the Company and the Company’s engagement in a License Agreement as detailed extensively in Note 4, in light of the activity delineation procedure, which was adopted by the Go D.M.’s Board of Directors over the course of 2014. In its aforesaid letters, Go D.M. made, among other things, claims regarding the alleged violation against Go D.M. of the activity delineation procedure Mr. Danenberg was obligated to follow, in his appointment as Company officer and due to him being part of the Company’s controlling faction. Likewise, in some of its letters Go D.M. (by virtue of being a Company shareholder after purchasing Company shares as negligible rates) made various claims regarding the issues discussed at the Company’s May 17, 2015 General Meeting including decisions on issues pertaining to director liability, indemnification and insurance.

F-64

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:-	COMMITMENTS AND CONTINGENCIES (Cont.)

Furthermore, over the course of October 2015 the Company as informed by Panmed Inc., Professor Phillip Halfon and Mr. Noam Danenberg (the “Defendants”) (Professor Phillip Halfon and Mr. Noam Danenberg are controlling shareholders at Panmed, which is the controlling shareholder of Go D.M. along with Mr. Dov Goldstein), that as part of legal proceedings between the Defendants and Go D.M., Go D.M filed a motion to the court to attach, as defendants, the Company, Mr. Ron Meron serving as the Chairman of the Company’s Board of Directors, Mr. Lior Lifshitz, serving as Company director and shareholder, as well as Mr. Avner Arazi, Ridge Valley Incorporated, Mr. Avi Harpaz, Mr. Meir Buckris and Dr. Gideon Stein, who are Company shareholders, directly or indirectly, with Go D.M.’s request for the combination based, as alleged by Go D.M., on the fact that the Company, its controlling shareholders and its executives have cooperated with Mr. Danenberg and with the violation of the Defendants’ obligations in agreements the latter made with Go D.M. on the delineation of activity. In their response to the Court, the defendants filed a motion to dismiss Go D.M.’s above motion.

On November 16, 2015, the Company announced in its immediate report that on that date, the Court had decided to reject Go D.M.’s motion to attach the Company and the other defendants. In addition, the court ruled that Go D.M. would bear the Defendants’ expenses resulting from its motion.

Following the Court’s ruling to reject Go D.M.’s motion to attach the Company and the Defendants as noted above, on November 25, 2015, a statement of claim was filed before the Tel Aviv District Court by Go D.M. against the Company, Mr. Noam Danenberg, Professor Phillip Halfon, Mr. Avner Arazi, Lior Shlomo Lifshitz Sibahi, Mr. Ron Meron, Mr. Avichai Harpaz, Mr. Meir Buckris, the Ridge Valley Corporation and Dr. Gideon Stein (the “Defendants”), in which Go D.M requested the following remedies from the Court:

1.	To issue a permanent injunction preventing Mr. Danenberg and Mr. Halfon from providing any services to the Company for consideration or for no consideration, in the field of new marking and any field violating the provisions of their commitment to delineate activity at Go D.M.

2.	To issue a permanent injunction according to which so long as Mr. Danenberg serves as senior Company officer and/or responsible for the Company’s controlling shareholders group, the Company shall not engage in any activity violating Mr. Danenberg’s obligations to delineate activity at Go D.M.

3.	To issue a permanent injunction according to which all of the Defendants, including the Company, shall be precluded from advancing any violating activity at the Company, at the Company’s subsidiaries or on any other platform.

F-65

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:-	COMMITMENTS AND CONTINGENCIES (Cont.)

4.	To issue a declaratory order according to which the defendants, including the Company and with the exception of Messrs. Danenberg and Halfon, must compensate Go D.M. for any damage and/or loss caused Go D.M. as a result of their alleged behavior and to instruct that the Company must transfer to Go D.M. the activity that Go D.M. claimed was transferred to it by Mr. Danenberg, including any profit created for it and/or which will be created for it in the future as a result of its activity in the field of drug marking.

5.	Furthermore, Go D.M. also announced that it was filing a motion to split remedies, as the alleged damage and accrual of wealth have yet to be formulated upon filing the statement of claim.

On January 31, 2016, the Company filed a statement of defense before the Court, in which it rejected all of Go D.M.’s claims and asked, among other things, to dismiss the suit.

Pre-trial hearings on these proceedings took place on June 7, 2016, in which Mr. Danenberg’s and Professor Halfon’s motion to dismiss the suit were discussed, and it was decided that after Mr. Danenberg and Professor Halfon file a response to Go D.M.’s reply to the motion to dismiss, a ruling shall be made. Accordingly, on June 27 2016 a response was filed on behalf of Mr. Danenberg and Professor Halfon to Go D.M.’s response to the motion to dismiss. On the same day, Go D.M. filed a motion to a right to answer on the motion to dismiss. On June 19, 2016, the court gave the respondents the right to respond to the motion within 3 days. Despite the fact that the date has passed for filing the response, no response had been given by Go D.M. and no ruling has yet been made.

On July 31, 2016, the Company, Mr. Lior Lifshitz and Mr. Ron Meron and their representatives were informed on the ruling made by the Hon. Judge Orenstein on July 19, 2016 on the case in the matter of the consolidation of the hearing on the three suits pending before the Hon. Economic Court and their consolidated hearing before the Hon. Judge Ronen.

On September 13, 2016, Go D.M. filed a “motion for a temporary injunction” against Mr. Danenberg, Professor Halfon, Mr. Harpaz, Mr. Buckris, Ridge Valley and the Company (the “Temporary Injunction Motion”).

As part of the Temporary Injunction Motion, Go D.M. requested, inter alia, the following remedies: (1) a temporary injunction preventing Messrs. Danenberg and Halfon from providing services to the Company in the field of marking and in any field violating the delineation of activity, so long as Messrs. Danenberg and Halfon were acting as Go D.M. controlling shareholders and sought to vote via Panmed in the Go D.M. General Meetings; (2) a temporary injunction preventing Messrs. Harpaz and Buckris from holding, directly or indirectly, the Company’s shares so long as Messrs. Danenberg and Halfon were acting as Go D.M. controlling shareholders and sought to vote via Panmed at the Go D.M. General Meetings.

F-66

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:-	COMMITMENTS AND CONTINGENCIES (Cont.)

On October 5, 2016, the response was filed to the temporary injunction motion on behalf of the Company, claiming that the temporary injunction was baseless, both factually and legally, and that it was designed to serve as a tool for applying wrong and unfair pressure on its respondents, sabotage the Company’s business and threaten its officers and controlling shareholders. The Company claims that the injunction motion was filed with the sole purpose of preventing Mr. Danenberg and Professor Halfon from exercising their right to vote at the General Meetings of Go D.M. shareholders and at the Go D.M. General Meeting that took place on September 26, 2016 and which had the appointment of the directors on its agenda in particular. The Company claimed that the stated motive for filing the motion leads to the necessary conclusion that the very fact that the motion was filed constitutes a cynical misuse of judicial proceedings. The Company also argued that the temporary injunction motion must be rejected, inter alia, due to the fact that the requested remedies are identical to the primary remedies claimed in the suits; due to the fact that some of them are ridiculous and draconic mandatory injunctions; due to the fact that the motion for a temporary injunction was filed with a significant delay, in spite of the fact that there is no urgency in resolving it and due to the fact that there is no evidentiary basis for the arguments made in it. In essence, the Company argued that Go D.M.’s claims against it, in the matter of the violation of the commitment to delineate activity, are wrong, and supported its response with two expert opinions.

Go D.M. asked for a stay of 7 days to reply to the response, and received the court’s approval. However, they subsequently asked for additional extensions, due to commencement of negotiations between Go D.M. and Mr. Danenberg and others, that may make the legal proceedings between them unnecessary, including the one to which the Company is a party.

On January 16, 2017, a settlement was signed between Go D.M. and Mr. Dov Goldstein and D.D. Goldstein Assets and Investments Ltd. (through which Mr. Dov Goldstein holds Go D.M. shares) and between Panmed, Mr. Danenberg and Professor Halfon and the Company and Altshuler Shaham Trusts Ltd. (the settlement trustee) (the “Settlement”), the key points relevant to the Company are as follows:

1.	The parties and/or companies under their control undertook not to purchase each other’s shares (by themselves and/or through others), as well as sell the other party’s shares (inasmuch as they have any) in the period set in the Settlement, and not to act against the other party, its officers and controlling, shareholders, consultants, employees and service providers of any of the above in any manner, past, present and future.

F-67

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:-	COMMITMENTS AND CONTINGENCIES (Cont.)

2.	Within the framework of the Settlement, letters of waiver and release were signed by all of the parties as well as other related entities regarding the final, full and absolute waiver of any claims, suits and demands by the parties for legal proceedings and/or by anyone operating on their behalf (including subsidiaries, controlling shareholders and interested parties, executives and officers, directors and so on). Upon completing the preconditions set in the Settlement, an agreed-upon message will be submitted to the Court in each of the legal proceedings, according to which the parties seek to reject the relevant proceedings, with no order for expenses and a blocking order preventing the filing of any suit against the parties and/or anyone operating on their behalf.

3.	Upon approving the Settlement and completing all of the actions detailed in the Settlement, none of the parties, their representatives and shareholders, as well as the Company and subsidiaries and related companies and/or anyone operating on their behalf and their shareholders shall have any claim, suit and demand from the other party, related parties and officer in it, past and present, in connection to any issue the grounds of which were before the signing of the Settlement by the certified Court.

4.	The Settlement established various provisions regarding the interim period, starting from the signing of the settlement agreement and until the completion of the pending terms.

5.	Completion of the Settlement is subject to the existence of various stipulations detailed in the Settlement and which are not under the Company’s control, within 90 days of signing (unless this date has been extended by the parties in writing), including the approval of the certified Court for certain actions to be carried out by Go D.M., and the commitment of the parties to the Settlement to vote in the gatherings of Go D.M. shareholders to approve the Settlement.

6.	Pursuant to the Settlement, additional agreements exist between some of the parties, some of which are Company controlling shareholders, but these agreements do not pertain to the Company.

On January 19, 2017, the Settlement was submitted to the Tel Aviv District Court for approval. On the same date, the Court ruled that the Settlement would be given the force of a legal ruling subject to meeting the preconditions as per the Settlement, including the Court’s approval of the arrangement in accordance with Section 350 of the Companies Law, 1999, and by February 21, 2017 the parties will update the Court on compliance with these conditions, and in the event that this takes place, the Settlement will be given the force of a legal ruling.

F-68

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:-	COMMITMENTS AND CONTINGENCIES (Cont.)

On February 16, 2017, Go D.M. filed a notice on the results of the Go D.M. shareholders meeting (Series 3) and a motion to approve an arrangement in accordance with Section 350(a) of the Companies Law and to the certain Go D.M related decision (hereinafter: “the Motion to Approve the Arrangement”), in which Go D.M., among other things, specified that the Settlement had been ratified by the meeting of Go D.M. shareholders and the meeting of Go D.M. option holders (Series 3) which took place on February 14, 2017, this with no objections.

On February 16, 2017, the Court ruled the motion to approve the arrangement shall be sent to the Securities Authority, TASE and the Official Receiver for approval within 20 days.

On February 19, 2017, Go D.M. filed a motion asking that the respondents reply to the motion to approve the arrangements no later than February 26, 2017 and the case set for an internal memorandum on February 27, 2017. On the same date, the Court decided to alter the respondent’s response date so that these would respond to the motion to approve the arrangement by February 26, 2017. The Court also ruled that a hearing would take place on February 28, 2017.

On March 26, 2017, the parties entered into settlement agreement pursuant to which it was agreed on final, full and absolute waiver of any claims, suits and demands by the parties for legal proceedings and/or by anyone operating on their behalf (including subsidiaries, controlling shareholders and interested parties, executives and officers, directors).

b.	Agreements

1.	Commencing April 1, 2015, the Company entered into a rental agreement regarding its offices from WTP Israel (Product Waste) Ltd., which is under the control, inter alia, of Messrs. Avner Arazi (“Arazi”) and Amir Bramli (“Bramli”), who are shareholders of the Companyט (the “Rental Agreement”), on back to back conditions, at the same cost borne by the owner, to amount of $4 per month. In January 2016, the Company discontinued the Rental Agreement described above with no additional costs.

On March 31, 2016, the Company signed an agreement to rent an office from an unrelated third party. The rental period is one year from that date, but it can be discontinued with 30 days’ advance written notice. The rental fees amounted to $1 per month plus participation in office usage expenses.

2.	For the Company’s engagement in a License Agreement to market a drug and amendment to such an agreement, see also Note 4 above.

F-69

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	SHAREHOLDERS’ DEFICIT

a.	The Ordinary Shares confer upon their holders the right to participate and vote in general shareholder meetings of the Company and to share in the distribution of dividends, if any, declared by the Company, and rights to receive a distribution of assets upon liquidation.

b.	On January 18, 2015, and in accordance with the Company’s Creditors’ Agreement approved on December 4, 2014, a reverse share split was carried out for the Company’s issued and outstanding capital in such a manner that each 1,000 shares with no par value each were consolidated into one share with no par value each. Furthermore, and subject to the terms of the Creditors’ Arrangement, the Company’s authorized share capital was changed to 1,000,000,000 Ordinary Shares with no par value each.

All Ordinary Shares and options to purchase Ordinary Shares and loss per share amounts have been adjusted to give retroactive effect to this reverse share split for all periods presented in these consolidated financial statements. Any fractional shares resulting from the reverse share split were rounded up to the nearest whole share.

c.	Issuance of shares:

1.	As part of the actions taken to complete the Creditors’ Agreement, on February 15, 2015, and after receiving the approval of the Tel-Aviv Stock Exchange (“TASE”) general manager from February 12, 2015 for registration of the following securities for trade, the Company allocated 16,615,368 Ordinary Shares with no par value, constituting 99.9% of the Company’s issued and outstanding capital as of that date.

2.	On June 11, 2015, after receiving TASE approval, 873,526 Ordinary Shares were allocated to an unrelated third party in connection with the Company’s entering into the License Agreement. For further details, see also Note 4 above.

d.	In connection with the Creditors’ Arrangement, on February 15, 2015, the Company issued 16,615,384 ordinary shares, in the aggregate, to Ridge, Zrachia, Arazi and Bramli (together with Ridge, Zrachia and Arazi, the “2015 Investors”), in exchange for their purchase of the public shell for NIS 1,800,000 (approximately $463). In addition, on April 7, 2015, for no consideration, the 2015 Investors provided to the Company an amount of NIS 4,056,000 (approximately $1,044) in cash.

e.	Regarding the Right to Future Investment in the Company, see also Note 4 above.

f.	Treasury shares:

The Company has a negligible number and rate of shares from the issued capital (after the reverse share split as detailed in Note 11b) originating from purchases prior to the Creditors’ Arrangement, the accumulated cost of which amounted to $747.

F-70

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	SHAREHOLDERS’ DEFICIT (Cont.)

g.	Stock based-compensation:

As of August 20, 2015, the Company’s Board of Directors authorized through its 2015 Incentive Option Plan (the “2015 Plan”), the grant of options to officers, directors, advisors, management and other key employees. The Company reserved for grants of options up to 2,000,000 of the Company’s Ordinary Shares. The exercise price and the vesting schedule of the options granted will be subject to the Company’s Board of Directors discretion and expire 2 years after the ending of the vesting schedule on each batch. As of December 31, 2016, 975,000 options are available for future grants under 2015 Plan. Upon the Merger closing (see also Note 14e), all the outstanding options under 2015 Plan will be cancelled.

During the period from the completion of the Creditors’ Arrangement until December 31, 2016, the Company had three share-based compensation arrangements with employees and executives, as described below:

1.	On September 30, 2015, the Company’s general meeting approved allocation of 335,000 options to two senior Company officers. Each option may be exercised into one Ordinary Share for an exercise price of NIS 4. The options will be vested each quarter in eight equal batches and will be expired two years after each batch vested.

The fair value of the benefit embodied in each option upon granting was estimated at NIS 0.27 by an external appraiser, based on the binomial model for option pricing. The total compensation expenses of NIS 90,000 (approximately $23 as of the grant date) is recorded as expenses over the vesting period.

2.	On October 26, 2015, the Company’s Board of Directors approved allocation of 430,000 options to certain employees. Each option may be exercised into one Ordinary Share for an exercise price of NIS 4. The option will be vested each quarter in eight equal batches and will be expired two years after each batch vests.

The fair value of the benefit embodied in each option upon granting was estimated at NIS 0.17 by an external appraiser, based on the binomial model for option pricing. The total compensation expenses of NIS 74,000 (approximately $19 as of the grant date) is recorded as expenses over the vesting period.

On June 27, 2016, 35,000 options were forfeited and 5,000 options expired.

3.	On November 23, 2016, the Company’s general meeting approved allocation of 150,000 options as Series 1 and 150,000 options as Series 2, to the Chairman of the Company’s Board of Directors (“Chairman”).

F-71

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	SHAREHOLDERS’ DEFICIT (Cont.)

135,000 Series 1 options shall be vested and be exercisable into 135,000 Ordinary Shares on the date of the general meeting said approval such grant and 15,000 Series 1 options shall be vested at March 31 2017. The option of Series 1 has contractual life of two years from the end of the vesting period. The exercise price of each Series 1 option is NIS 0.5. The aforementioned 135,000 options of Series 1 constituted the repayment of a financial liability at the grant date toward the Chairman for regular remuneration for 2016.

The Series 2 options shall be vested and be exercisable, on a quarterly basis in eight equal batches from approval date of the grant. The Series 2 options have a contractual life of two years from the end of the vesting period. The exercise price of each option of Series 2 is NIS 1.

The fair value of the benefit of each option of Series 1 and 2 was estimated at NIS 1 by an external appraiser, based on the binomial model for option pricing. The total compensation expenses of NIS 310,000 (approximately $80 as of the grant date) is recorded as expenses over the vesting period.

The Company estimates the fair value of stock options granted using the binominal model which requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of the Company on a weekly basis since the marketability of the Company is less than the expected option term. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

The fair value for options granted in 2016 and 2015 to employees and directors of the Company was estimated at the date of grant using a binominal model with the following weighted average assumptions:

	2016	2015

Dividend yield	0%	0%
Expected volatility	86.16%	39.79%-43.81%
Risk-free interest	0.43%-1.03%	0.07%-0.75%
Expected life (years)	2.00-4.00	2.26-4.00

F-72

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	SHAREHOLDERS’ DEFICIT (Cont.)

A summary of the Company’s options activity for employees and director under the Company’s 2015 Plan is as follows:

	Year ended December 31, 2015
	Number of options	Weighted average exercise price	Weighted average remaining contractual life

Options outstanding at beginning of year	-	$-	-
Granted	375,000	1.04

Options outstanding at end of year	375,000	$1.04	2.89

Options vested and expected to be vested	375,000	$1.04	2.89

	Year ended December 31, 2016
	Number of options	Weighted average exercise price	Weighted average remaining contractual life

Options outstanding at beginning of year	375,000	$1.04	2.89
Granted	300,000	0.19
Forfeited	(35,000)	1.04
Expired	(5,000)	1.04

Options outstanding at end of year	635,000	$0.64	2.16

Options vested and expected to be vested	635,000	$0.64	2.16

Options exercisable at end of year	302,500	$0.63	1.61

As of December 31, 2016, the aggregated intrinsic value of outstanding and exercisable options is $44 and $29, respectively. The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of fiscal 2016 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2016. This amount is impacted by the changes in the fair value of the Company’s shares.

F-73

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	SHAREHOLDERS’ DEFICIT (Cont.)

h.	The Company granted options to certain non-employees under the Company’s 2015 Plan and accounted for these options in accordance with ASC 505-50.

The outstanding options granted to the Company’s non-employees are as follows:

Grant date	Number of options	Exercise price	Expiration date
October 26, 2015	390,000	$1.03	February 1, 2018 - November 1, 2019

	390,000

i.	The stock-based compensation expense amounting to $65 and $11 during the years ended December 31, 2016 and 2015 was recognized as part of general and administrative expenses in the consolidated statements of comprehensive loss.

As of December 31, 2016, the total unrecognized estimated compensation cost related to non-vested stock options granted to employees, director and non-employees is $41, which is expected to be recognized over a weighted average period of approximately 1.59 years.

The weighted average grant date fair value of options granted during the years ended December 31, 2016 and 2015 was $0.27 and $0.05, respectively.

NOTE 12:-	SELECTED STATEMENTS OF OPERATIONS DATA

a.	General and administrative expenses:

	Year ended December 31,
	2016	2015

Overseas travel	$16	$6
Rent and office maintenance	27	48
Payroll and benefits	343	222
Professional services and consultation	303	207
Taxes and tolls	31	16
Director salary and insurance	63	100
Others	11	8

	$794	$607

F-74

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 12:-	SELECTED STATEMENTS OF OPERATIONS DATA (Cont.)

b.	Financing expenses, net:

	Year ended December 31,
	2016	2015

Finance income:
Change in the fair value of derivative liability for Right to Future Investment	$76	$-

Total finance income	76	-

Finance expenses:
Accrued interest on 2016 Loan	16	-
Amortization of BCF, proceeds allocated to the derivative liability and debt issuance costs for 2016 Loan	122	-
Amortization of discount and exchange rate differences on license purchase obligation	38	44
Bank commissions and others	5	*) -

Total finance expenses	181	44

Total financial expenses, net	$105	$44

*)	Representing amount less than $1

NOTE 13:-	RELATED PARTIES BALANCES AND TRANSACTIONS

a.	Balances with interested and related parties:

	December 31,
	2016	2015

Management fees for strategic consultant, related to controlling shareholder (1), (2)	$13	$6

Rent to related company (3)	$-	$20

Loans from controlling shareholder (4)	$117	$-

F-75

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 13:- RELATED PARTIES BALANCES AND TRANSACTIONS (Cont.)

b.	Transactions with interested and related parties:

	Year ended December 31,
	(**)2016	(*)(**)2015
Amounts charged to:

Management fees for strategic consultant, related to relative of the controlling shareholder (1)	$78	$58

Rent to related company (2)	$-	$31

Finance expenses (3)	$ *) -	$ *) -

*)	Representing amount less than $1

(*)	For nine months’ period ended December 31, 2015.

(**)	The above data refers to the period after completing the Creditors’ Arrangement detailed in Note 1b above.

(1)	On September 30, 2015, the shareholders meeting approved the Employment Agreement (“Agreement”) of a relative to a controlling shareholder (“Relative”), as strategic consultant to the Company through a company under the Relative’s control, effective as of April 29, 2015, and for a period of three years from the date of such approval. The services will include strategic consulting in the field of business development in Israel and abroad, raising funds and others.

The consulting fees in accordance with the Agreement, shall be NIS 25,000 (approximately $6 according to an average exchange rate during the year ended December 31, 2015) per month which may be updated by up to 30%, subject to the opinion of the Company’s Compensation Committee and the Company’s compliance with the goals set in the Agreement of the Relative.

(2)	See Note 10b1.

(3)	See Note 8.

(4)	Subsequent to December 31, 2016, the Company entered into a 2017 Loan Agreement with a Shareholder in order to receive total amount NIS 3,000,000 (approximately $780 according to an exchange rate as of December 31, 2016) (see also Note 14b).

(5)	Subsequent to December 31, 2016, the Company received a short-term bridge loan of NIS 200,000 (approximately $52 according to an exchange rate as of December 31, 2016) from the Shareholder (the “Loan”). In addition, on March 30, 2017, these proceeds together with previous funds that were received from the Shareholder through bridge loans (as described in Note 8) have been converted into 2017 Loan with the same terms and privileges as described in Note 14b (see also Note 14d).

F-76

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14:-	SUBSEQUENT EVENTS

a.	The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require additional disclosure. For its annual consolidated financial statements, as of December 31, 2016 and for the year then ended, the Company evaluated subsequent events through July 27, 2017, the date that the consolidated financial statements were issued. Except as described below, the Company has concluded that no other subsequent events have occurred that require disclosure.

b.	On January 15, 2017, the Company entered into a convertible loan agreement (the “2017 Loan Agreement”) with Ridge, and, by way of entering into assignments and assumption agreements following such date, also with Rimon Gold and Fisher (together, the “2017 Lenders”), whereby each of the 2017 lenders extended a loan in the principal amount of NIS 1,000,000 (approximately $260 according to an exchange rate as of December 31, 2016) and in the aggregate principal amount of NIS 3,000,000 (approximately $780 according to an exchange rate as of December 31, 2016), which bears interest at an annual rate of 4% (the “2017 Loan”). Pursuant to the 2017 Loan Agreement, the 2017 Loan has a maturity date of December 31, 2017.

Under the 2017 Loan Agreement, each of the 2017 Lenders has the right, at its sole discretion, to convert any outstanding portion of the 2017 Loan, but no less than NIS 100,000 (approximately $26 according to an exchange rate as of December 31, 2016), that the lender provided to the Company (each such portion converted, the “Converted Loan Amount”) into the Company’s ordinary shares at a conversion price per share equal to the lower of (i) NIS 1.00 (approximately $0.26 according to an exchange rate as of December 31, 2016) and (ii) the lowest price per share of the Company in any offering made by the Company following the date of the 2017 Loan Agreement and through the date of such requested conversion, subject to adjustments for stock splits and similar events set forth in the 2017 Loan Agreement (the “2017 Loan Conversion Price”). As a result of the Peretz Financing (see also Note 14f), the current 2017 Loan Conversion Price for Rimon Gold and Fisher is now NIS 0.70 (approximately $0.18 according to an exchange rate as of December 31, 2016), and subject to shareholder approval of the Other Financing, the 2017 Loan Conversion Price for Ridge will also be NIS 0.70.

In addition, upon exercise of the conversion right, the 2017 Loan Agreement grants the 2017 Lenders, for a period of 18 months following the conversion of the Converted Loan Amount, the right to make investments in the Company in an amount equal to NIS 1.50 for each NIS 1.00 of its respective Converted Loan Amount, at an agreed price per share equal to 120% of the then applicable 2017 Loan Conversion Price (the “Investment Option”).

Ridge is entitled, under certain circumstances, to demand repayment of the 2017 Loan, including: (i) if the Company breaches or fails to perform or is shown to have made a false statement, under the 2017 Agreement or the Security Agreements; (ii) any failure of the Company to make a timely payment; (iii) upon the appointment of a receiver; (iv) the imposition of a lien on a material asset of the Company; (v) if the Company files a motion to freeze proceedings; or (vi) an adverse material change.

F-77

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

The 2017 Loan contains a number of restrictive covenants that limit the Company’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of the Company’s business; restrictions on payments to related parties; and on the distribution of dividends.

As discussed in Notes 8 and 14d, prior to entering into the 2017 Loan Agreement, Ridge provided the following three loans to the Company, all of which bore interest at an annual rate equal to the interest rates of the Israeli government bonds: (i) NIS 250,000 was extended in November 2016, (ii) NIS 300,000 was extended in December 2016 and (iii) NIS 200,000 was extended in February 2017 (together, the “Ridge Interim Loans”). On March 30, 2017, after Ridge already provided NIS 250,000 under the 2017 Loan Agreement out of the NIS 1,000,000 committed by Ridge thereunder, Ridge exercised its right to have the Ridge Interim Loans being treated as a portion of the remaining loan commitment of NIS 1,000,000. As a result, the terms and conditions of the Ridge Interim Loans were modified to those included in the 2017 Loan Agreement.

In addition, as part of the 2017 Loan Agreement, the Company and the other lenders agreed that (i) the security interests made under the Security Agreements will also serve to secure the loans made by Rimon Gold under the 2017 Loan Agreement, and (ii) Rimon Gold will have the right to be repaid the full 2016 Loan prior to any repayment of the 2017 Loan.

In connection to the aforesaid 2017 Loan, the Company had direct and incremental debt issuance costs amounting to NIS 90,000 (approximately $23 according to an exchange rate as of December 31, 2016). Such costs will be deferred and presented as an asset. In subsequent periods, such expenses are amortized ratably over the term of the 2017 Loan.

c.	For details regarding the settlement with Go D.M. see also Note 10a above.

d.	As discussed in Note 8, on February 19, 2017, the Company’s Board of Directors (after receiving the approval of the Audit Committee on February 16, 2017), approved the receipt of an additional short-term bridge loan of NIS 200,000 (approximately $52 according to an exchange rate as of December 31, 2016) from the Shareholder (the “Loan”). The Loan was not linked to any index, has no collateral and bears yearly interest at the level of the interest rate of Israel State Bonds. The loan’s repayment date shall be by the end of the first quarter of 2017 and will serve the Company in its current activity.

On March 30, 2017, the Loan together with previous funds that were received from the Shareholder through loans (as described in Note 8) have been converted into 2017 Loan with the same terms and privileges as described in Note 14b.

F-78

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

e.	On May 21, 2017, OphthaliX, Inc., a Delaware corporation (“OphthaliX”), Wize and Bufiduck Ltd., a company formed under the laws of the State of Israel and a wholly owned subsidiary of OphthaliX (“Merger Sub”), entered into an agreement and plan of merger (as may be amended from time to time, the “Merger Agreement”) that provides for, among other things, the merger of Merger Sub with and into Wize, with Wize continuing as the surviving entity and becoming a wholly owned subsidiary of OphthaliX, on the terms and conditions set forth in the Merger Agreement (the “Merger”). OphthaliX’s common stock is currently quoted on the OTC Pink and is 82% held by Can-Fite Biopharma Ltd. OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, holders of outstanding Wize ordinary shares (collectively referred to herein as the Wize shareholders) will be entitled to receive 4.1781 shares of OphthaliX common stock per Wize ordinary shares they hold (subject to the adjustments set forth in the Merger Agreement, the “Exchange Ratio”), or an aggregate of 93,971,259 shares of OphthaliX common stock at closing. The foregoing assumes that, as part of the 2017 PIPE, Wize will close the Other Financing in the beginning of August 2017. See Note 14.f below. Immediately following the effective time of the Merger (the “Effective Time”), pre-merger Wize shareholders are expected to own approximately 90% of the outstanding common stock of OphthaliX on a fully diluted basis (excluding shares of common stock issuable upon exercise of convertible debt of Wize that will, at the Effective Time, become convertible into shares of OphthaliX common stock and shares of common stock issuable upon exercise of options held by holders of such convertible debt) while pre-merger OphthaliX stockholders are expected to own the remaining approximate 10%. At the Effective Time, pre-merger OphthaliX stockholders will continue to own and hold their existing shares of OphthaliX common stock. Each convertible note or loan to purchase Wize ordinary shares existing at the time of the Merger Agreement (the “Convertible Loans”) will constitute a convertible note to purchase the number of shares of OphthaliX common stock equal to the number of Wize ordinary shares that were subject to a Convertible Loan immediately prior to the Effective Time multiplied by the Exchange Ratio at a proportionally adjusted conversion price. In this respect, it was further agreed that the conversion of all or part of such Convertible Loans (including the issuance of future investment rights to the holders thereof upon such conversion (the “Future Investment Rights”) and the shares underlying such Future Investment Rights), whether before or after the Effective Time, shall not modify the Exchange Ratio.

As contemplated in the Merger Agreement, OphthaliX plans to call an annual meeting of its stockholders in order to, among other things, amend its Certificate of Incorporation immediately prior to the Effective Time, in order to increase the number of its authorized shares of Common Stock from 100,000,000 to 500,000,000 (“Authorized Share Increase”) and to change the name of the Company from “OphthaliX, Inc.” to “Wize Pharma, Inc.” (the “Name Change”).

F-79

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

Completion of the Merger is conditioned upon the satisfaction or waiver, as applicable, of all closing conditions under the Merger Agreement, including, among other things, (i) the adoption and approval at the OphthaliX meeting of the Authorized Share Increase, the Name Change, and the re-election of the OphthaliX directors, (ii) the approval by the shareholders of Wize of the arrangement among Wize and its shareholders under Sections 350 and 351 of the Israeli Companies Law, 1999, as amended (the “Arrangement”), (iii) the approval of the Arrangement by the Israeli District Court of Lod, (iv) as of the earlier of the Effective Time or August 30, 2017, Wize shall have available cash and cash equivalents of at least NIS 1,000,000 (approximately $260 according to an exchange rate as of December 31, 2016),  (v) OphthaliX not having any liabilities as of the Effective Time, (vi) the Israel Security Authority shall have granted an exemption, or an exemption is available, from the need to publish an Israeli prospectus in connection with the Merger, (vii) the Israeli Tax Authority’s grant of a pre-ruling reasonably satisfactory to Wize regarding the tax treatment of the transactions contemplated by the Merger Agreement, and (viii) the effectiveness of the Form S-4 Registration Statement.

If the Merger will be consummated based on the above terms and conditions, it is expected that it will be accounted for as a reverse recapitalization which is outside the scope ASC 805, “Business Combinations” (“ASC 805”), as OphthaliX, the legal acquirer, is considered a non-operating public shell, and is therefore not a business as defined in ASC 805. Under reverse capitalization accounting, the Company will be considered the acquirer for accounting and financial reporting purposes. The Merger will be accounted for in a manner that is substantially the same as a reverse acquisition under ASC 805, except that any excess fair value of the consideration transferred over the net fair value of the monetary assets of OphthaliX will be recognized as a reduction of equity.

f.	On June 23, 2017, Wize entered into a Private Placement Agreement (the “2017 PIPE Agreements”) with each of Eliahu Peretz (“Peretz”), Yaacov Zrachia (“Zrachia”), Simcha Sadan (“Sadan”) and Jonathan Brian Rubini (“Rubini”, and together with Peretz, Zrachia and Sadan, the “2017 PIPE Investors”). Pursuant to the 2017 PIPE Agreements, the 2017 PIPE Investors will invest a total of NIS 3,490,000 (approximately $986 according to an exchange rate as of June 23, 2017) in exchange for a total of 4,985,713 ordinary shares of Wize (the “2017 PIPE”), at a price per share of NIS 0.70 (approximately $0.20 according to an exchange rate as of June 23, 2017), with Peretz undertaking to invest NIS 490,000 (approximately $139 according to an exchange rate as of June 23, 2017) in exchange for the private placement of 700,000 ordinary shares of Wize (the “Peretz Financing”) and each of Zrachia, Sadan and Rubini (the “Other Investors”) undertaking to invest NIS 1,000,000 (approximately $282 according to an exchange rate as of June 23, 2017) in exchange for the private placement of 1,428,571 ordinary shares of Wize each (together, the “Other Financing”).

F-80

WIZE PHARMA LTD. AND SUBSDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

Subject to the closing of the Merger, Wize also undertook to cause OphthaliX to grant warrants to each of the 2017 PIPE Investors (the “Warrants”), with each Warrant being exercisable into one share of common stock of OphthaliX, with a term of three years from the date of grant. According to the 2017 PIPE Agreements, the number of Warrants and the exercise price thereof will reflect, prior to giving effect to an adjustment based on the Exchange Ratio, (i) 735,000 warrants to Peretz and (ii) 1,500,000 warrants to each of the Other Investors, each warrant exercisable into one ordinary share of Wize, at an exercise price of NIS 1.20 per share (approximately $0.34 according to an exchange rate as of June 23, 2017). Assuming an Exchange Ratio of 4.1781 shares of OphthaliX common stock for each one Wize ordinary share, Peretz will be granted 3,070,923 Warrants and each of the Other Investors will be granted 6,267,191 Warrants. Sadan’s commitment to provide his portion of the Other Financing is conditioned upon Wize not raising more than NIS 3,500,000 (approximately $988 according to an exchange rate as of June 23, 2017) and not less than NIS 2,000,000 (approximately $565 according to an exchange rate as of June 23, 2017) in the 2017 PIPE, including the amount to be invested by Sadan.

On June 22, 2017, Ridge provided notice to Wize that it has waived its right to adjust the 2017 Loan Conversion Price in connection with the Peretz Financing. On July 4, 2017, Wize completed the Peretz Financing. However, Ridge did not waive its right to adjust the 2017 Loan Conversion Price in connection with the Other Financing. Accordingly, the Other Financing is subject to the approval of Wize’s shareholders. On June 25, 2017, Wize called a general meeting of shareholders that will be held on Monday, July 31, 2017, to approve the Other Financing.

As a result of the Peretz Financing, the current 2017 Loan Conversion Price for Rimon Gold and Fisher is now NIS 0.70 (approximately $0.20 according to an exchange rate as of June 23, 2017), and subject to shareholder approval of the Other Financing, the 2017 Loan Conversion Price for Ridge will also be NIS 0.70.

g.	In July 2017, the Company and Resdevco entered into amendment of the License Agreement pursuant to which the annual royalties will be reduced from $475 to $150 in each of 2018 and 2019. If the Company obtains an FDA marketing license during 2019, the Company will pay Resdevco the remaining $325.

F-81

WIZE PHARMA LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	As of June 30,	As of December 31,
	2017	2016
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$275	$28
Restricted bank deposit	11	10
Other accounts receivable	46	29

Total current assets	332	67

NON-CURRENT ASSETS:

Property and equipment, net	3	2

TOTAL ASSETS	$335	$69

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

F-82

WIZE PHARMA LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

	As of June 30,	As of December 31,
	2017	2016
	Unaudited

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Trade payables	$16	$13
Other accounts payable	351	214
Current portion of license purchase obligation (Note 4)	252	150
Convertible loans, net (Note 5)	707	289
Loans from controlling shareholder (Note 6)	-	117
Derivative liability for right to future investment (Notes 5 and 7)	-	34
Receipts on account of shares (Note 9a)	140	-

Total current liabilities	1,466	817

LICENSE PURCHASE OBLIGATION, NET (Note 4)	-	83

COMMITMENTS AND CONTINGENCIES (Note 8)

SHAREHOLDERS’ DEFICIT:

Ordinary Shares, with no par value per share - 1,000,000,000 shares authorized at June 30, 2017 (unaudited) and December 31, 2016; 17,505,526 shares issued and outstanding at June 30, 2017 (unaudited) and December 31, 2016	*)-	*)-
Additional paid-in capital	24,511	23,394
Treasury shares	(747)	(747)
Accumulated other comprehensive income (loss)	(76)	5
Accumulated deficit	(24,819)	(23,483)

Total shareholders’ deficit	(1,131)	(831)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$335	$69

*)       Representing an amount less than $1

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

F-83

WIZE PHARMA LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

	Six months ended June 30,		Three months ended June 30,		Year ended December 31,
	2017	2016	2017	2016	2016
	Unaudited

Operating expenses:
Research and development	$181	$118	$100	$118	$240
General and administrative	531	374	214	164	794

Total operating expenses	712	492	314	282	1,034

Financial expenses, net (Note 10)	624	57	348	51	105

Net loss	$1,336	$549	$662	$333	$1,139

Other comprehensive (income) loss:
Foreign currency translation adjustments	81	-	32	2	(3)

Other comprehensive (income) loss	81	-	32	2	(3)

Comprehensive loss	1,417	549	694	335	1,136

Basic and diluted net loss per share	$0.08	$0.03	$0.04	$0.02	$0.07

Weighted average number of Ordinary Shares used in computing basic and diluted net loss per share	17,504,734	17,504,734	17,504,734	17,504,734	17,504,734

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

F-84

WIZE PHARMA LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except share data)

	Ordinary Shares		Additional paid-in	Treasury	Accumulated other comprehensive	Accumulated	Total shareholders’
	Number	Amount	capital	shares	income (loss)	deficit	deficit

Balance as of January 1, 2016	17,505,526	$-	$23,083	$(747)	$2	$(22,344)	$(6)

Beneficial conversion feature in respect to convertible loan (Note 5)	-	-	246	-	-	-	246
Stock-based compensation	-	-	65	-	-	-	65
Other comprehensive income	-	-	-	-	3	-	3
Net loss	-	-	-	-	-	(1,139)	(1,139)

Balance as of December 31, 2016	17,505,526	-	23,394	(747)	5	(23,483)	(831)

Beneficial conversion feature in respect to convertible loan (Note 5)	-	-	811	-	-	-	811
Classification of derivative liability for right to future investment into equity (Note 7)	-	-	280	-	-	-	280
Stock-based compensation	-	-	26	-	-	-	26
Other comprehensive loss	-	-	-	-	(81)	-	(81)
Net loss	-	-	-	-	-	(1,336)	(1,336)

Balance as of June 30, 2017 (unaudited)	17,505,526	$-	$24,511	$(747)	$(76)	$(24,819)	$(1,131)

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

F-85

WIZE PHARMA LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,
	2017	2016
	Unaudited

Cash flows from operating activities

Net loss	$(1,336)	$(549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	*) -	*) -
Stock-based compensation	26	16
Amortization of discounts resulting from beneficial conversion feature and derivative liability and debt issuance costs related to convertible loans	361	31
Accrued interest on convertible loans	19	5
Change in the fair value of derivative liability for Right to Future Investment	246	-
Foreign currency adjustments related to license purchase obligation	(4)	16
Change in:
Other accounts receivable	(22)	(21)
Trade payables	3	23
Other accounts payable	112	63

Net cash used in operating activities	(595)	(416)

Cash flows from investing activities

Purchase of property and equipment	(2)	-

Net cash used in investing activities	(2)	-

Cash flows from financing activities

Proceeds from loans from controlling shareholder	82	-
Proceeds from issuance of convertible loan, net of issuance costs (Note 5)	614	505
Repayment of license purchase obligation	-	(151)
Receipts on account of shares	134	-

Net cash provided by financing activities	830	354

Foreign currency translation adjustments on cash and cash equivalents	14	6

Increase (decrease) in cash and cash equivalents	247	(56)
Cash and cash equivalents at the beginning of the period	28	423

Cash and cash equivalents at the end of the period	$275	$367

Supplemental disclosure of non-cash financing activities:

Classification of derivative liability for Right to Future Investment into equity (Notes 5 and 7)	$280	$-

Conversion of bridge loans from controlling shareholder to convertible loans (Note 6)	$206	$-

The accompanying notes are an integral part of the unaudited interim consolidated financial statements.

F-86

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL

a.	Wize Pharma Ltd. (the “Company” or “Wize”) was incorporated in Israel in 1982 as a public company by the name of “Eitam Eretz Israel Advanced Industries Ltd.” In September 1987, the Company’s shares were listed for trading on the Tel Aviv Stock Exchange (“TASE”). In June 2015, the Company changed its name to Wize Pharma Ltd.

The Company is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including dry eye syndrome (“DES”). In May 2015, soon after the completion of the Creditors’ Arrangement (see also Note 1b), the Company entered into an Exclusive Distribution and Licensing Agreement (the “License Agreement”) with Resdevco Ltd. (“Resdevco”), whereby Resdevco granted to Wize an exclusive license to purchase, market, sell and distribute a formula known as LO2A (“LO2A” or the “Product”) in the United States, Israel and Ukraine as well as a contingent right to do the same in other countries. LO2A is a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (“CCH”) and Sjögren’s syndrome (“Sjögren’s”) (see also Note 4 to the annual consolidated financial statements as of December 31, 2016).

Commencing August 30, 2016, the Company manages its activity through a wholly-owned Israeli Subsidiary (“Subsidiary”), which manages and develops all of the activity under the License Agreement. The Company and the Subsidiary are referred to herein as a “Group”.

b.	Developments Pertaining to the Company’s Former Activity and Completion of Creditors’ Arrangement

On December 4, 2014, an Israeli court approved a creditors arrangement (the “Creditors’ Arrangement”) under the Israeli Companies Law between Wize (then known as Star Night Technologies Ltd.), its creditors and its shareholders, in which Wize was purchased by a group of investors led by Ridge Valley Corporation (“Ridge”). Upon the completion of the Creditors’ Arrangement, all of Wize’s assets, rights and obligations were transferred to the creditors’ arrangement fund, so that Wize’s equity after the approval of such arrangement was zero and Wize remained a public shell company without any activity, rights or obligations. The Creditors’ Arrangement was completed in February 2015.

Pursuant to the Creditors’ Arrangement, the Company was exempted from all of its liabilities to creditors, and the Company recorded a gain in an amount of NIS 13,576,000 (approximately $3,407, based on the exchange rate reported by the Bank of Israel on December 4, 2014) from the Creditors’ Arrangement which was recognized in the Company’s consolidated statements of comprehensive loss for the year ended December 31, 2014.

F-87

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

c.	Going concern uncertainty and management plans

Following the completion of the Creditors’ Arrangement, the Company commenced operations as a clinical-stage biopharmaceutical company, and as described in Note 4 to the annual consolidated financial statements as of December 31, 2016, the Company purchased an exclusive license to purchase, market, sell and distribute LO2A in the United States, Israel and Ukraine as well as a contingent right to do the same in other countries.

The registration process in certain countries, including the United States, and the commercialization of the Company’s products is expected to require substantial expenditures.  The Company has not yet generated any revenues from its current operations, and therefore is dependent upon external sources for financing its operations. As of June 30, 2017, the Company has an accumulated deficit in an amount of $24,819 and a shareholders’ deficit in an amount of $1,131. In addition, for the six months period ended June 30, 2017, the Company reported losses and negative cash flows from operating activities.  Management considered the significance of such conditions in relation to the Company’s ability to meet its current and future obligations and determined that such conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Until such time as the Company generates sufficient revenue to fund its operations (if ever), the Company plans to finance its operations through the sale of equity or equity-linked securities and/or debt securities and, to the extent available, short-term and long-term loans. There can be no assurance that the Company will succeed in obtaining the necessary financing to continue its operations as a going concern.

d.	Agreement and plan of merger:

On May 21, 2017, OphthaliX, Inc., a Delaware corporation (“OphthaliX”), Wize and Bufiduck Ltd., a company formed under the laws of the State of Israel and a wholly owned subsidiary of OphthaliX (“Merger Sub”), entered into an agreement and plan of merger (as may be amended from time to time, the “Merger Agreement”) that provides for, among other things, the merger of Merger Sub with and into Wize, with Wize continuing as the surviving entity and becoming a wholly owned subsidiary of OphthaliX, on the terms and conditions set forth in the Merger Agreement (the “Merger”). OphthaliX’s common stock is currently quoted on the OTC Pink and is 82% held by Can-Fite Biopharma Ltd. OphthaliX has no active business operations and is deemed to be a “shell company” as defined in Rule 12b-2 of the Exchange Act.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, holders of outstanding Wize ordinary shares (collectively referred to herein as the Wize shareholders) will be entitled to receive 4.1781 shares of OphthaliX common stock per Wize ordinary shares they hold (subject to the adjustments set forth in the Merger Agreement, the “Exchange Ratio”), or an aggregate of 93,971,259 shares of OphthaliX common stock at closing. Immediately following the effective time of the Merger (the “Effective Time”), pre-merger Wize shareholders are expected to own approximately 90% of the outstanding common stock of OphthaliX on a fully diluted basis (excluding shares of common stock issuable upon exercise of convertible debt of Wize that will, at the Effective Time, become convertible into shares of OphthaliX common stock and shares of common stock issuable upon exercise of options held by holders of such convertible debt) while pre-merger OphthaliX stockholders are expected to own the remaining approximate 10%. At the Effective Time, pre-merger OphthaliX stockholders will continue to own and hold their existing shares of OphthaliX common stock. Each convertible note or loan to purchase Wize ordinary shares existing at the time of the Merger Agreement (the “Convertible Loans”) will constitute a convertible note to purchase the number of shares of OphthaliX common stock equal to the number of Wize ordinary shares that were subject to a Convertible Loan immediately prior to the Effective Time multiplied by the Exchange Ratio at a proportionally adjusted conversion price. In this respect, it was further agreed that the conversion of all or part of such Convertible Loans (including the issuance of future investment rights to the holders thereof upon such conversion (the “Future Investment Rights”) and the shares underlying such Future Investment Rights), whether before or after the Effective Time, shall not modify the Exchange Ratio.

F-88

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

As contemplated in the Merger Agreement, OphthaliX plans to call an annual meeting of its stockholders in order to, among other things, amend its Certificate of Incorporation immediately prior to the Effective Time, in order to increase the number of its authorized shares of Common Stock from 100,000,000 to 500,000,000 (“Authorized Share Increase”) and to change the name of the Company from “OphthaliX, Inc.” to “Wize Pharma, Inc.”.

Completion of the Merger is conditioned upon the satisfaction or waiver, as applicable, of all closing conditions under the Merger Agreement, including, among other things, (i) the adoption and approval at the OphthaliX meeting of the Authorized Share Increase, the change of OphthaliX’s name to Wize Pharma, Inc., and the re-election of the OphthaliX directors, (ii) the approval by the shareholders of Wize of the arrangement among Wize and its shareholders under Sections 350 and 351 of the Israeli Companies Law, 1999, as amended (the “Arrangement”), (iii) the approval of the Arrangement by the Israeli District Court of Lod, (iv) as of the earlier of the Effective Time or August 30, 2017, Wize shall have available cash and cash equivalents of at least NIS 1,000,000 (approximately $286 according to the exchange rate as of June 30, 2017),  (v) OphthaliX not having any liabilities as of the Effective Time, (vi) the Israel Security Authority shall have granted an exemption, or an exemption is available, from the need to publish an Israeli prospectus in connection with the Merger, (vii) the Israeli Tax Authority’s grant of a pre-ruling reasonably satisfactory to Wize regarding the tax treatment of the transactions contemplated by the Merger Agreement, and (viii) the effectiveness of the Form S-4 Registration Statement. On July 27, 2017, the aforementioned registration statement on Form S-4 was filed with the United States Securities and Exchange Commission, but has not been declared effective yet.

If the Merger will be consummated based on the above terms and conditions, it is expected that it will be accounted for as a reverse recapitalization which is outside the scope ASC 805, “Business Combinations” (“ASC 805”), as OphthaliX, the legal acquirer, is considered a non-operating public shell, and is therefore not a business as defined in ASC 805. Under reverse capitalization accounting, the Company will be considered the acquirer for accounting and financial reporting purposes. The Merger will be accounted for in a manner that is substantially the same as a reverse acquisition under ASC 805, except that any excess fair value of the consideration transferred over the net fair value of the monetary assets of OphthaliX will be recognized as a reduction of equity.

e.	Risk factors

Wize is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH and Sjögren’s. Since April 2015, Wize has been financing its activity through numerous activities, including the issuance of ordinary shares and from loans from Ridge, Wize’s controlling shareholder, and from third parties. Wize has historically incurred net losses. As of June 30, 2017, Wize had an accumulated deficit of approximately $24,819. Wize does not know whether or when it will become profitable. To date, Wize has not commercialized any products or generated any revenues from product sales and accordingly it does not have a revenue stream to support its cost structure. Wize’s losses have resulted principally from costs incurred in development and discovery activities. Wize expects to continue to incur losses for the foreseeable future, and these losses will likely increase as it:

●       initiates and manages pre-clinical development and clinical trials for LO2A;

●       seeks regulatory approvals for LO2A;

F-89

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

●       implements internal systems and infrastructures;

●       seeks to license additional technologies to develop;

●       pays royalties related to the License Agreement;

●       hires management and other personnel; and

●       moves towards commercialization.

No certainty exists that Wize will be able to complete the development of LO2A for CCH, Sjögren’s or any other ophthalmic disorder, due to financial, technological or other difficulties. If LO2A fails in clinical trials or does not gain regulatory clearance or approval, or if LO2A does not achieve market acceptance, Wize may never become profitable. Even if Wize does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Wize’s inability to achieve and then maintain profitability would negatively affect its business, financial condition, results of operations and cash flows. Moreover, Wize’s prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of its products are uncertain. There can be no assurance that Wize’s efforts will ultimately be successful or result in revenues or profits.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2016 are applied consistently in these unaudited interim consolidated financial statements.

NOTE 3:-	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or for any other interim period. The accompanying consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements and related notes for the fiscal years ended December 31, 2016 and 2015. The accompanying consolidated balance sheet as of December 31, 2016, and the consolidated statement of changes in shareholders’ deficit for the year then ended have been derived from those audited financial statements.

F-90

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	LICENSE PURCHASE OBLIGATION

a.	As noted in Note 4 to the annual consolidated financial statements as of December 31, 2016, as consideration for the License Agreement, the Company undertook to pay a Minimal Commitment of licensing fees and royalties of no less than $500 in the first three years of the engagement. An amount of $100 was paid in May 2015, upon signing the License Agreement and an amount of $150 was paid in January 2016.

b.	The following table details the repayment dates of the remaining Minimal Commitment on the financial liability and the balance in the consolidated financial statements:

Repayment dates	Notational Value	As of December 31, 2016 (*)	As of June 30, 2017 (*) (**)
			Unaudited

May 4, 2015	$100	$-	$-
January 1, 2016	150	-	-

Amounts that were paid	250	-	-

January 1, 2017 (**)	150	150	161
January 1, 2018	100	83	91

Remaining balance	$250	233	252

Current liability		150	252
Non-current liability		83	-

Total		$233	$252

(*)	Upon initial recognition, the balance was discounted according to an annual discount rate of 21%, which in management’s opinion reflected the Company’s credit risk as of the initial recognition of the liability (see also Note 4 to the annual consolidated financial statements as of December 31, 2016).

(**)	On January 5, 2017, Wize and Resdevco entered into an amendment to the License Agreement, pursuant to which the payment of $150 that Wize was obligated to pay to Resdevco on January 1, 2017, was postponed to March 31, 2017. On March 30, 2017, Wize and Resdevco entered into a second amendment to the License Agreement, pursuant to which the payment of $150 was further postponed to May 31, 2017. In May 2017, the parties agreed to postpone the aforementioned payment to the beginning of July 2017, and to amend the terms of such balance by requiring a fixed NIS amount of NIS 562,000 (approximately $161 according to the exchange rate as of June 30, 2017). This balance was paid in July 2017 in cash.

F-91

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE LOANS AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT

a.	On March 20, 2016 (“Origination Date”), the Company entered into a convertible loan agreement (as amended on March 30, 2016, the “2016 Loan Agreement”) with Rimon Gold, whereby Rimon Gold extended a loan in the principal amount of up to NIS 2,000,000 (approximately $519 according to the exchange rate at the Origination Date), which bears interest at an annual rate of 4% (the “2016 Loan”). Pursuant to the 2016 Loan Agreement, as modified by the 2017 Loan Agreement (see also Note 5b), the 2016 Loan has a maturity date of December 31, 2017.

Under the 2016 Loan Agreement, Rimon Gold has the right, at its sole discretion, to convert any outstanding portion of the 2016 Loan, but not less than NIS 100,000 (approximately $26 according to the exchange rate at the Origination Date), into the Company’s ordinary shares at a fixed conversion price per share of NIS 0.6358 (approximately $0.16 according to the exchange rate at the Origination Date), subject to adjustments for stock splits and similar events set forth in the 2016 Loan Agreement.

In order to secure its obligations and performance pursuant to the 2016 Loan Agreement, the Company recorded a first priority fixed charge in favor of Rimon Gold on all of the Company’s rights, including its distribution rights, under the License Agreement, and a first priority floating charge on all of the Company’s rights, title and interest in all of its assets, as may exist from time to time (the agreements relating to such charges being referred to as the “Security Agreements”).

In light of the assignment of the License Agreement to the Subsidiary (as detailed in Note 4 to the annual consolidated financial statements as of December 31, 2016), in October 2016, the Subsidiary recorded identical liens to the aforementioned liens of the Company.

Rimon Gold is entitled, under certain circumstances, to demand repayment of the 2016 Loan, including among others: (i) if the Company breaches or fails to perform or is shown to have made a false statement, under the 2016 Loan Agreement or the Security Agreements; (ii) any failure of the Company to make a timely payment; (iii) upon the appointment of a receiver; (iv) the imposition of a lien on a material asset of the Company; (v) if the Company files a motion to stay proceedings; (vi) upon the expiration or termination of the License Agreement or if any party is in material breach of the License Agreement or if any party notifies the other of its intention to terminate the License Agreement; (vii) an adverse material change; or (viii) upon the non-performance of the Company pursuant to the 2017 Loan Agreement (see also Note 5b).

The 2016 Loan Agreement and the Security Agreements contain a number of restrictive covenants that limit the Company’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of the Company’s business; restrictions on payments to related parties; restrictions on conducting rights offerings, and on the distribution of dividends.

F-92

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE LOAN AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT (Cont.)

In addition, under the 2016 Loan Agreement, as modified by the 2017 Loan Agreement (see also Note 5b), Rimon Gold has the detachable standalone right (not contingent on electing the conversion option), until the lapse of 18 months following the conversion of the loan granted by Rimon Gold under the 2016 Loan Agreement (“Right to Future Investment”), to invest up to NIS 3,000,000 (approximately $858 according to the exchange rate as of June 30, 2017), in the aggregate, at an exercise price per share that will reflect a 15% discount relative to the lowest price per share set for any Company offering, private or public, if the Company conducts any equity financing. Based on the original terms of the Right to Future Investment, management has determined that such right to acquire shares at a future date in the potentially variable investment amount, at a variable purchase price per share represents a derivative liability.

The Company used the services of an independent external appraiser to estimate the fair value of the derivative liability at the Origination Date and each reporting date. The fair value of such liability was measured upon initial recognition in an amount of NIS 423,000 (approximately $110 according to the exchange rate at the Origination Date). The fair value was based among other things on management’s estimates of 75% regarding the exercise probability of this right in a future offering and the forecast regarding the timing of a future offering as of that date.

The remaining amount of the 2016 Loan proceeds of NIS 1,577,000 (approximately $409 according to exchange rate at the Origination Date) (“Debt”) was allocated to the 2016 Loan. The Company applied ASC 470, “Debt with Conversion and Other Options”, (“ASC 470”), pursuant to which the Company recognized and measured a Beneficial Conversion Feature (“BCF”) amounting to NIS 946,000 (approximately $246 according to the exchange rate at the commitment date) by allocating a portion of the proceeds equal to the intrinsic value of the conversion feature to additional paid-in-capital. The intrinsic value of the conversion feature was calculated on the Origination Date by using the effective conversion price to the 2016 Loan. The discount resulting from the BCF is amortized over the life of the 2016 Loan through financial expenses by using the effective interest method unless mandatorily converted earlier.

The direct and incremental debt costs amounting to NIS 63,000 (approximately $16 according to the exchange rate at the Origination Date) were allocated to the Right to Future Investment and the 2016 Loan based on the same proportions as the proceeds allocation. The portion that was allocated to the Right to Future Investment amounting to $4 has been expensed immediately to finance expenses while the remaining amount of $12 was allocated and deducted from the 2016 Loan and is amortized over the life of the 2016 Loan through financial expenses by using the effective interest method unless mandatorily converted earlier.

F-93

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE LOANS AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT (Cont.)

For the six months periods ended June 30, 2017 and 2016, the Company recorded finance expenses amounting to $87 and $31, respectively, due to the amortization of the discount that resulted from the BCF, the proceeds allocated to derivative liability and debt issuance costs. In addition, for the six months periods ended June 30, 2017 and 2016, the Company recorded interest expense amounting to $11 and $5, respectively.

On February 22, 2017 (“Modification Date”), the expiration date of the Right of Future Investment that was associated with the 2016 Loan was extended from March 2018 to the end of the Option Period (see also Note 5b) and the exercise price was changed from a 15% discount of the lowest price per share set for the Company to a fixed price of NIS 0.85 per share. Accordingly, as of the Modification Date, the Right of Future Investment is no longer considered as a derivative liability. In addition, the difference between the fair value of the Right of Future Investment before and after the modification, which amounted to $246 was recognized as expenses within finance expenses, net for the six months period ended June 30, 2017. In addition, the then outstanding amount related to the Right of Future Investment of $280 was reclassified from a derivative liability to equity during the six months period ended June 30, 2017 (see also Note 7).

b.	On January 15, 2017, the Company entered into a convertible loan agreement (the “2017 Loan Agreement”) with Ridge, and, by way of entering into assignments and assumption agreements following such date, also with Rimon Gold and Fisher (together, the “2017 Lenders”), whereby each of the 2017 lenders extended a loan in the principal amount of NIS 1,000,000 (approximately $286 according to the exchange rate as of June 30, 2017) and in the aggregate principal amount of NIS 3,000,000 (approximately $858 according to the exchange rate as of June 30, 2017), which bears interest at an annual rate of 4% (the “2017 Loan”). Pursuant to the 2017 Loan Agreement, the 2017 Loan has a maturity date of December 31, 2017.

Under the 2017 Loan Agreement, each of the 2017 Lenders has the right, at its sole discretion, to convert any outstanding portion of the 2017 Loan, but no less than NIS 100,000 (approximately $29 according to exchange rate as of June 30, 2017), that the lender provided to the Company (each such portion converted, the “Converted Loan Amount”) into the Company’s ordinary shares at a conversion price per share equal to the lower of (i) NIS 1.00 (approximately $0.29 according to the exchange rate as of June 30, 2017) and (ii) the lowest price per share of the Company in any offering made by the Company following the date of the 2017 Loan Agreement and through the date of such requested conversion, subject to adjustments for stock splits and similar events set forth in the 2017 Loan Agreement (the “2017 Loan Conversion Price”). As a result of the 2017 PIPE (see also Note 9a), the current 2017 Loan Conversion Price for Rimon Gold, Fisher and Ridge was adjusted to NIS 0.70 (approximately $0.20 according to the exchange rate as of June 30, 2017).

F-94

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE LOANS AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT (Cont.)

In addition, upon exercise of the conversion right, the 2017 Loan Agreement grants the 2017 Lenders, for a period of 18 months following the conversion of the Converted Loan Amount, the right to make investments in the Company in an amount equal to NIS 1.50 for each NIS 1.00 of its respective Converted Loan Amount, at an agreed price per share equal to 120% of the then applicable 2017 Loan Conversion Price (the “Investment Option”). All shares that will be received by the 2017 Lenders upon the conversion of the 2017 Loan and upon the exercise of the Investment Option, will be unregistered shares. Such shares shall be restricted from sale for a period of 180 days from the date the Investment Option was exercised. The Company will measure the fair value of this right upon issuance of the date(s) of conversion.

Ridge is entitled, under certain circumstances, to demand repayment of the 2017 Loan, including: (i) if the Company breaches or fails to perform or is shown to have made a false statement, under the 2017 Agreement or the Security Agreements; (ii) any failure of the Company to make a timely payment; (iii) upon the appointment of a receiver; (iv) the imposition of a lien on a material asset of the Company; (v) if the Company files a motion to freeze proceedings; or (vi) an adverse material change.

The 2017 Loan contains a number of restrictive covenants that limit the Company’s operating flexibility. These covenants include, among other things, limitations on the creation of liens; on the incurrence of indebtedness; on dispositions of assets, mergers, acquisitions and other change of control transactions; on changes in the general nature of the Company’s business; restrictions on payments to related parties; and on the distribution of dividends.

As discussed in Note 6, prior to entering into the 2017 Loan Agreement, Ridge provided the following three loans to the Company, all of which bore interest at an annual rate equal to the interest rates of the Israeli government bonds: (i) NIS 250,000 was extended in November 2016, (ii) NIS 300,000 was extended in December 2016 and (iii) NIS 200,000 was extended in February 2017 (together, the “Ridge Interim Loans”). On March 30, 2017, after Ridge already provided NIS 250,000 under the 2017 Loan Agreement out of the NIS 1,000,000 committed by Ridge thereunder, Ridge exercised its right to have the Ridge Interim Loans being treated as a portion of the remaining loan commitment of NIS 1,000,000. As a result, the terms and conditions of the Ridge Interim Loan were modified to those included in the 2017 Loan Agreement.

As of June 30, 2017, all the NIS 3,000,000 (including the above three loans amounting to NIS 750,000 and received from Ridge) has been funded.

In addition, as part of the 2017 Loan Agreement, the Company and the other lenders agreed that (i) the security interests made under the Security Agreements will also serve to secure the loans made by Rimon Gold under the 2017 Loan Agreement, and (ii) Rimon Gold will have the right to be repaid the full 2016 Loan prior to any repayment of the 2017 Loan.

F-95

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE LOANS AND FINANCIAL DERIVATIVE LIABILITY FOR THE RIGHT TO FUTURE INVESTMENT (Cont.)

The Company has considered the provisions of ASC 815-15, “Derivatives and Hedging – Embedded Derivatives” (“ASC 815-15”), and determined that the embedded conversion feature of the 2017 Loan cannot be considered as clearly and closely related to the host debt instrument, However, it was determined that the embedded conversion feature should not be separated from the host instrument because the embedded conversion option, if freestanding, does not meet the definition of a derivative in accordance with the provisions of ASC 815-10, since its terms do not require or permit net settlement. Thus, the conversion feature does not meet the characteristic of being readily convertible to cash.

The Company applied ASC 470-20, “Debt - Debt with Conversion and Other Options” which clarifies the accounting for instruments with BCF or contingently adjustable conversion ratios.

Pursuant to ASC 470-20-30, the amount of the BCF with respect to the 2017 Loan was calculated at the commitment date, as the difference between the conversion price (i.e. the entire proceeds received for the 2017 Loan) and the aggregate fair value of the common stock and other securities (which consist of the Investment Option) into which the 2017 Loan is convertible.

As such difference was determined to be greater than the amount of the entire proceeds received for the 2017 Loan, the amount of the discount assigned to the BCF was limited to the amount of the proceeds.

Accordingly, the BCF amounting to NIS 3,000,000 (approximately $811 according to the average exchange rate at the commitment date) was recorded as a discount on the 2017 Loan with a corresponding amount credited directly to equity as additional paid-in capital. As a result, upon initial recognition, the amount related to the 2017 Loan was NIS 0. After the initial recognition, the discount on the 2017 Loan is amortized as interest expense over the term of the 2017 Loan.

In connection to the aforesaid 2017 Loan, the Company had direct and incremental debt issuance costs amounting to NIS 90,000 (approximately $26 according to the exchange rate as of June 30, 2017). Such costs were deferred and presented as an asset. In subsequent periods, such expenses are amortized ratably over the term of the 2017 Loan. For the six months period ended June 30, 2017, the Company recorded interest expense amounting to $9.

For the six months period ended June 30, 2017, the Company recorded finance expenses amounting $265 ($93 out of which related to Ridge (see also Note 11)) due to the amortization of the discount that resulted from the BCF and the amortization of the debt issuance costs. In addition, for the six months period ended June 30, 2017, the Company recorded interest expense amounting to $8 ($3 out of which related to Ridge (see also Note 11)).

F-96

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	LOANS FORM CONTROLLING SHAREHOLDER

a.	On November 15, 2016, the Company’s Board of Directors (after receiving the approval of the Audit Committee on November 14, 2016) approved the receipt of a short-term bridge loan in amount of NIS 250,000 (approximately $65 according to the exchange rate as of November 15, 2016) (“Loan”) from its controlling shareholder (“Shareholder”). The Loan was received on November 21, 2016. The Loan was not linked to any index, had no collateral and bears yearly interest at the level of the interest rate of Israel State Bonds (0.1% as of December 31, 2016). The Loan’s repayment date shall be by the end of the first quarter of 2017 but may be extended from time to time at the Shareholder’s discretion.

b.	On December 25, 2016, the Company’s Board of Directors (after receiving the approval of the Audit Committee on November 14, 2016) approved the receipt of an additional short-term bridge loan of NIS 300,000 (approximately $78 according to the exchange rate as of December 25, 2016) from the Shareholder under the same terms to those described above. An amount of NIS 200,000 (approximately $52 according to the exchange rate as of December 31, 2016) was received in December 2016 and the remaining amount of NIS 100,000 (approximately $26 according to the exchange rate as of December 31, 2016) was received during the three months period ended March 31, 2017. Accordingly, as of December 31, 2016, the total balance of the short-term bridge loans amounted to NIS 450,000 (approximately $117 according to exchange rate as of December 31, 2016).

c.	On February 19, 2017, the Company’s Board of Directors (after receiving the approval of the Audit Committee on February 16, 2017), approved the receipt of an additional short-term bridge loan of NIS 200,000 (approximately $54 according to the exchange rate as of February 19, 2017) from the Shareholder (the “Loan”). The Loan was not linked to any index, has no collateral and bears yearly interest at the level of the interest rate of Israel State Bonds. The loan’s repayment date shall be by the end of the first quarter of 2017 and will serve the Company in its current activity. The Shareholder may extend the loan’s redemption date from time to time at its discretion.

On March 30, 2017, the Company and the Shareholder agreed to convert of the aforesaid bridge loans amounting to an aggregate amount of NIS 750,000 (approximately $206 according to the exchange rate as of March 31, 2017) into the 2017 Loan, the revised terms and conditions of which are described in Note 5b.

NOTE 7:-	FAIR VALUE MEASUREMENT

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

F-97

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	FAIR VALUE MEASUREMENT (Cont.)

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2	-	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	-	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Following to the modification described in Note 5a, based on the modified terms of the Right of Future Investment, the Company’s management engaged external appraiser that measured the fair value of the Right of Future Investment immediately prior to the Modification Date at NIS 1,042,000 (approximately $280 according to the exchange rate as of the Modification Date) and reclassified such amount from a derivative liability to additional paid-in capital.

The following tabular presentation reflects the components of the derivative liability associated with such rights as of June 30, 2017 (unaudited):

Fair value of Right of Future Investment

Balance at December 31, 2016	$34
Change in the fair value of derivative liability	246
Reclassification of derivative liability into equity	(280)

Balance at June 30, 2017 (unaudited)	$-

In addition, the Company’s financial instruments also include cash and cash equivalents, restricted bank deposit, other accounts receivable, trade payables and other accounts payables. As of June 30, 2017, the fair value of these financial instruments was not materially different from their carrying values due to the short-term maturities of such instruments.

F-98

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	COMMITMENTS AND CONTINGENCIES

Litigation

As further described in Note 10 in the annual consolidated financial statements as of December 31, 2016, from April 2015 to September 2015, the Company and its directors employed at the Company received a number of letters from Go D.M. Investments Ltd (“Go D.M.”), an Israeli public company, engaged in the field of repositioning of drugs, regarding its claims on various issues.

On October 5, 2016, the response was filed to the temporary injunction motion on behalf of the Company, claiming that the temporary injunction was baseless, both factually and legally, and that it was designed to serve as a tool for applying wrong and unfair pressure on its respondents, sabotage the Company’s business and threaten its officers and controlling shareholders. The Company claims that the injunction motion was filed with the sole purpose of preventing Mr. Noam Dannenberg and Professor Halfon from exercising their right to vote at the General Meetings of Go D.M. shareholders and at the Go D.M. General Meeting that took place on September 26, 2016 and which had the appointment of the directors on its agenda in particular. The Company claimed that the stated motive for filing the motion leads to the necessary conclusion that the very fact that the motion was filed constitutes a cynical misuse of judicial proceedings. The Company also argued that the temporary injunction motion must be rejected, inter alia, due to the fact that the requested remedies are identical to the primary remedies claimed in the suits; due to the fact that some of them are ridiculous and draconic mandatory injunctions; due to the fact that the motion for a temporary injunction was filed with a significant delay, in spite of the fact that there is no urgency in resolving it and due to the fact that there is no evidentiary basis for the arguments made in it. In essence, the Company argued that Go D.M.’s claims against it, in the matter of the violation of the commitment to delineate activity, are wrong, and supported its response with two expert opinions.

Go D.M. asked for a stay of 7 days to reply to the response, and received the court’s approval. However, they subsequently asked for additional extensions, due to commencement of negotiations between Go D.M. and Mr. Dannenberg and others, that may make the legal proceedings between them unnecessary, including the one to which the Company is a party.

On January 16, 2017, a settlement was signed between the Go D.M. and Mr. Dov Goldstein and D.D. Goldstein Assets and Investments Ltd. (through which Mr. Dov Goldstein holds Go D.M. shares) and between Panmed, Mr. Dannenberg and Professor Halfon and the Company and Altshuler Shaham Trusts Ltd. (the settlement trustee) (the “Settlement”), the key points of which relevant to the Company are as follows:

1.	The parties and/or companies under their control undertook not to purchase each other’s shares (by themselves and/or through others), as well as sell the other party’s shares (inasmuch as they have any) in the period set in the Settlement, and not to act against the other party, its officers and controlling, shareholders, consultants, employees and service providers of any of the above in any manner, past, present and future.

F-99

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	COMMITMENTS AND CONTINGENCIES (Cont.)

2.	Within the framework of the Settlement, letters of waiver and release were signed by all of the parties as well as other related entities regarding the final, full and absolute waiver of any claims, suits and demands by the parties for legal proceedings and/or by anyone operating on their behalf (including subsidiaries, controlling shareholders and interested parties, executives and officers, directors and so on). Upon completing the preconditions set in the Settlement, an agreed-upon message will be submitted to the Court in each of the legal proceedings, according to which the parties seek to reject the relevant proceedings, with no order for expenses and a blocking order preventing the filing of any suit against the parties and/or anyone operating on their behalf.

3.	Upon approving the Settlement and completing all of the actions detailed in the Settlement, none of the parties, their representatives and shareholders, as well as the Company and subsidiaries and related companies and/or anyone operating on their behalf and their shareholders shall have any claim, suit and demand from the other party, related parties and officer in it, past and present, in connection to any issue the grounds of which were before the signing of the Settlement by the certified Court.

4.	The Settlement established various provisions regarding the interim period, starting from the signing of the settlement agreement and until the completion of the pending terms.

5.	Completion of the Settlement is subject to the existence of various stipulations detailed in the Settlement and which are not under the Company’s control, within 90 days of signing (unless this date has been extended by the parties in writing), including the approval of the certified Court for certain actions to be carried out by Go D.M., and the commitment of the parties to the Settlement to vote in the gatherings of Go D.M. shareholders to approve the Settlement.

6.	Pursuant to the Settlement, additional agreements exist between some of the parties, some of which are Company controlling shareholders, but these agreements do not pertain to the Company.

On January 19, 2017, the Settlement was submitted to the Tel Aviv District Court for approval. On the same date, the Court ruled that the Settlement would be given the force of a legal ruling subject to meeting the preconditions as per the Settlement, including the Court’s approval of the arrangement in accordance with Section 350 of the Companies Law, 1999, and by February 21, 2017 the parties will update the Court on compliance with these conditions, and in the event that this takes place, the Settlement will be given the force of a legal ruling.

On February 16, 2017, Go D.M. filed a notice on the results of the Go D.M. shareholders meeting (Series 3) and a motion to approve an arrangement in accordance with Section 350(a) of the Companies Law and to the certain Go D.M related decision (hereinafter: “the Motion to Approve the Arrangement”), in which Go D.M., among other things, specified that the Settlement had been ratified by the meeting of Go D.M. shareholders and the meeting of Go D.M. option holders (Series 3) which took place on February 14, 2017, this with no objections.

On February 16, 2017, the Court ruled the motion to approve the arrangement shall be sent to the Securities Authority, TASE and the Official Receiver for approval within 20 days.

F-100

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	COMMITMENTS AND CONTINGENCIES (Cont.)

On February 19, 2017, Go D.M. filed a motion asking that the respondents reply to the motion to approve the arrangements no later than February 26, 2017 and the case set for an internal memorandum on February 27, 2017. On the same date, the Court decided to alter the respondent’s response date so that these would respond to the motion to approve the arrangement by February 26, 2017. The Court also ruled that a hearing would take place on February 28, 2017.

On March 26, 2017, the parties entered into settlement agreement pursuant to which it was agreed on final, full and absolute waiver of any claims, suits and demands by the parties for legal proceedings and/or by anyone operating on their behalf (including subsidiaries, controlling shareholders and interested parties, executives and officers, directors).

NOTE 9:-	SHAREHOLDERS’ DEFICIT

a.	Investment

On June 23, 2017, Wize entered into a Private Placement Agreement (the “2017 PIPE Agreements”) with each of Eliahu Peretz (“Peretz”), Yaacov Zrachia (“Zrachia”), Simcha Sadan (“Sadan”) and Jonathan Brian Rubini (“Rubini”, and together with Peretz, Zrachia and Sadan, the “2017 PIPE Investors”). Pursuant to the 2017 PIPE Agreements, the 2017 PIPE Investors agreed to invest a total of NIS 3,490,000 (approximately $986 according to exchange rate as of June 23, 2017) in exchange for a total of 4,985,714 ordinary shares of Wize (the “2017 PIPE”), at a price per share of NIS 0.70 (approximately $0.20 according to the exchange rate as of June 23, 2017), with Peretz undertaking to invest NIS 490,000 (approximately $139 according to the exchange rate as of June 23, 2017) in exchange for the private placement of 700,000 ordinary shares of Wize (the “Peretz Financing”) and each of Zrachia, Sadan and Rubini (the “Other Investors”) undertaking to invest NIS 1,000,000 (approximately $282 according to the exchange rate as of June 23, 2017) in exchange for the private placement of 1,428,571 ordinary shares of Wize each (together, the “Other Financing”).

Subject to the closing of the Merger (see also Note 1d), Wize also undertook to cause OphthaliX to grant warrants to each of the 2017 PIPE Investors (the “Warrants”), with each Warrant being exercisable into one share of common stock of OphthaliX, with a term of three years from the date of grant. According to the 2017 PIPE Agreements, the number of Warrants and the exercise price thereof will reflect, prior to giving effect to an adjustment based on the Exchange Ratio, (i) 735,000 warrants to Peretz and (ii) 1,500,000 warrants to each of the Other Investors, each warrant exercisable into one ordinary share of Wize, at an exercise price of NIS 1.20 per share (approximately $0.34 according to the exchange rate as of June 23, 2017). Assuming an Exchange Ratio of 4.1781 shares of OphthaliX common stock for each one Wize ordinary share, Peretz will be granted 3,070,923 Warrants exercisable to OphthaliX Common Stock and each of the Other Investors will be granted 6,267,191 Warrants exercisable to OphthaliX Common Stock. Sadan’s commitment to provide his portion of the Other Financing was conditioned upon Wize not raising more than NIS 3,500,000 (approximately $988 according to the exchange rate as of June 23, 2017) and not less than NIS 2,000,000 (approximately $565 according to the exchange rate as of June 23, 2017) in the 2017 PIPE, including the amount to be invested by Sadan.

F-101

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	SHAREHOLDERS’ DEFICIT (Cont.)

On June 22, 2017, Ridge provided notice to Wize that it has waived its right to adjust the 2017 Loan Conversion Price in connection with the Peretz Financing. In July 2017, Wize completed the Peretz Financing and Other Financing. However, Ridge did not waive its right to adjust the 2017 Loan Conversion Price in connection with the Other Financing.

As a result of the Peretz Financing and Other Financing, the current 2017 Loan Conversion Price for Rimon Gold, Fisher and Ridge was adjusted from NIS 1.00 (approximately $0.29 according to the exchange rate as of June 30, 2017) to NIS 0.70 (approximately $0.20 according to the exchange rate as of June 30, 2017).

As of June 30, 2017, the aforementioned Peretz Financing was completed. However, as the issuance of shares as part of the 2017 PIPE transaction was subject to approval by the TASE, which was not received until after the end of the interim period (the approval was received on July 2, 2017). The Peretz Financing has been recorded as a separate line on the consolidated balance sheet as of June 30, 2017 as Receipts on account of shares. On July 4, 2017, the Company issued the 700,000 ordinary shares to Peretz (see also Note 12c).

In addition, subsequent to June 30, 2017, the investment amount of NIS 3,000,000 (approximately $858 according to the exchange rate as of June 30, 2017) from the Other Investors was received and the Company issued a total of 4,285,713 ordinary shares (see also Note 12c).

b.	Stock based-compensation:

As of August 20, 2015, the Company’s Board of Directors authorized through its 2015 Incentive Option Plan (the “2015 Plan”), the grant of options to officers, directors, advisors, management and other key employees. The Company reserved for grants of options up to 2,000,000 of the Company’s Ordinary Shares. The exercise price and the vesting schedule of the options granted will be subject to the Company’s Board of Directors discretion and expire 2 years after the ending of the vesting schedule on each batch. As of June 30, 2017, 975,000 options are available for future grants under 2015 Plan. Upon the Merger closing (see also Note 1d), all the outstanding options under 2015 Plan will be cancelled.

F-102

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	SHAREHOLDERS’ DEFICIT (Cont.)

A summary of the Company’s options activity for employees and director under the Company’s 2015 Plan is as follows:

	Six months period ended June 30, 2017
	Number of options	Weighted average exercise price	Weighted average remaining contractual life

Options outstanding at beginning of year	635,000	$0.64	2.16
Granted	-	$-	-

Options outstanding at end of period	635,000	$0.64	1.66

Options vested and expected to be vested	635,000	$0.64	1.66

Options exercisable at end of period	438,750	$0.73	1.29

As of June 30, 2017, the aggregated intrinsic value of outstanding and exercisable options is $97 and $69, respectively. The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of second quarter of 2017 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2017. This amount is impacted by the changes in the fair value of the Company’s shares.

c.	The Company granted options to certain non-employees under the Company’s 2015 Plan and accounted for these options in accordance with ASC 505-50.

The outstanding options granted to the Company’s non-employees are as follows:

Grant date	Number of options	Exercise price	Expiration date
October 26, 2015	390,000	$1.03	February 1, 2018 - November 1, 2019

	390,000

d.	The stock-based compensation expense amounting to $26, $16, $10 and $7 during the six and three months periods ended June 30, 2017 and 2016 was recognized as part of general and administrative expenses in the consolidated statements of comprehensive loss.

As of June 30, 2017, the total unrecognized estimated compensation cost related to non-vested stock options granted to employees, director and non-employees is $18, which is expected to be recognized over a weighted average period of approximately 0.93 years.

F-103

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:-	FINANCIAL EXPENSE, NET

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016
	Unaudited

Finance income:
Amortization of discount and exchange rate differences on license purchase obligation	$4	$-	$-	$-

Total finance income	4	-	-	-

Finance expenses:
Accrued interest on convertible loans	19	5	16	5
Amortization of BCF, proceeds allocated to the derivative liability and debt issuance costs for convertible loans	361	31	325	31
Amortization of discount and exchange rate differences on license purchase obligation	-	16	5	14
Change in the fair value of derivative liability for Right to Future Investment	246	-	-	-
Bank commissions and others	2	5	2	1

Total finance expenses	628	57	348	51

Total financial expenses, net	$624	$57	$348	$51

NOTE 11:-	RELATED PARTIES BALANCES AND TRANSACTIONS

a.	Balances with interested and related parties:

	June 30,	December 31,
	2017	2016
	Unaudited

Other accounts payable (1)	$14	$13

Loans from controlling shareholder (2)	$-	$117

Convertible Loans from controlling shareholder (2)	$286	$-

F-104

WIZE PHARMA LTD. AND SUBSIDIARY

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	RELATED PARTIES BALANCES AND TRANSACTIONS (Cont.)

b.	Transactions with interested and related parties:

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016
	Unaudited

Amounts charged to:

General and administrative expenses (1)	$41	$39	$20	$21

Finance expenses (2)	$96	$-	$92	$-

(1)	On September 30, 2015, the shareholders meeting approved the Employment Agreement (“Agreement”) of a relative to a controlling shareholder (“Relative”), as strategic consultant to the Company through a company under the Relative’s control, effective as of April 29, 2015, and for a period of three years from the date of such approval. The services will include strategic consulting in the field of business development in Israel and abroad, raising funds and others.

The consulting fees in accordance with the Agreement, shall be 25,000 NIS per month (approximately $7 and $6 according to the average exchange rate during the six and three months periods ended June 30, 2017 and 2016) which may be updated by up to 30%, subject to the opinion of the Company’s Compensation Committee and the Company’s compliance with the goals set in the Agreement of the Relative.

(2)	See Note 5b and Note 6.

NOTE 12:-	SUBSEQUENT EVENTS

a.	The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the interim consolidated financial statements to identify matters that require additional disclosure. For its interim consolidated financial statements, as of June 30, 2017 and for the six months period then ended, the Company evaluated subsequent events through September 5, 2017, the date that the interim consolidated financial statements were issued. Except as described below, the Company has concluded that no other subsequent events have occurred that require disclosure.

b.	In July 2017, the Company and Resdevco amended the License Agreement pursuant to which the annual royalties amount of $475 will be reduced to $150 for 2018 and 2019. If the Company obtains an FDA marketing license during 2019, the Company will pay Resdevco the remainder of the payment of 2019.

c.	As discussed in Note 9a, on July 4, 2017, the Company issued 700,000 ordinary shares to Peretz. In addition, in August 2017, the investment amount of NIS 3,000,000 (approximately $858 according to the exchange rate as of June 30, 2017) from the Other Investors was received and the Company issued a total of 4,285,713 ordinary shares.

F-105

Annex A

EXECUTION COPY

Agreement and Plan of Merger

 THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 21st day of May 2017, by and among OphthaliX Inc., a Delaware corporation (“OPLI”), Bufiduck Ltd., a corporation established under the laws of the State of Israel and a wholly-owned subsidiary of OPLI (the “Merger Sub”); and Wize Pharma Ltd., a corporation established under the laws of the State of Israel (the “Company”). OPLI, the Merger Sub and the Company are at times collectively referred to herein individually as a “Party” and collectively as the “Parties.”

 RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the Surviving Company, in accordance with the Court Approval and the applicable provisions of the Companies Law, whereby each issued and outstanding ordinary share, without par value, of the Company (the “Company Ordinary Shares”), will be converted into the right to receive a number of shares of common stock of OPLI, par value $0.001 par value (“OPLI Common Stock”) determined as provided herein, such that the Company (as the Surviving Company) will become a direct wholly owned Subsidiary of OPLI;

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the Company’s shareholders approve this Agreement and the Merger;

WHEREAS, the board of directors of OPLI and the Merger Sub (and, in the case of Merger Sub, also OPLI as its sole shareholder) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of such companies and their respective stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) in the case of Merger Sub, recommended that its sole shareholder approve this Agreement and the Merger and, in the case of OPLI, recommended that its stockholders approve the agenda matters at the OPLI Meeting;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement of the Parties to enter into this Agreement, Can-Fite BioPharma Ltd., OPLI’s controlling shareholder (“Can-Fite”), is entering into a voting and undertaking agreement, in substantially the form attached hereto as Exhibit A (the “OPLI Undertaking Agreement”), pursuant to which, among other things, Can-Fite has agreed (i) to vote all of the OPLI shares owned by it in favor of the approval of the agenda matters at the OPLI Meeting, and (ii) to indemnify OPLI and the Company in full for certain Liabilities of OPLI relating to the pre-Closing period, provided such Liabilities exceed $15,000 in the aggregate; and

A-1

EXECUTION COPY

WHEREAS, the Parties intend to effect the Merger and the other Transactions contemplated by this Agreement by way of a court-approved arrangement among OPLI, Merger Sub, the Company and their respective shareholders and (if applicable) creditors, in accordance with Sections 350 and 351 of the Companies Law and other applicable law.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

Definitions. When used in this Agreement, the following terms shall have the meanings set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined):

“104(h) Tax Ruling” has the meaning set forth in Section 1.9(b).

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

“Amended OPLI COI” means the Certificate of Incorporation of OPLI, as amended at the OPLI Meeting.

“Antitrust Laws” has the meaning set forth in Section 2.4.

“Arrangement” has the meaning set forth in Section 4.11(a).

“Business Day” means any day other than Friday, Saturday, Sunday and any day on which banking institutions in the United States or the State of Israel are authorized by law or other governmental action to close.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Companies Law” shall have the meaning set forth in Section 1.1(a).

“Company Designees” shall have the meaning set forth in Section 4.9.

A-2

EXECUTION COPY

“Company Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to OPLI immediately prior to the execution of this Agreement.

“Company Incorporation Documents” shall have the meaning set forth in Section 3.1.

“Company IFRS Financial Statements” shall have the meaning set forth in Section 3.6.

“Company Ordinary Shares” shall have the meaning set forth in the Recitals.

“Company Convertible Note” shall have the meaning set forth in Section 1.3(d).

“Company Shareholder” means any holder of Company Ordinary Shares.

“Company Subsidiaries” shall have the meaning set forth in Section 3.1.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Court Approval” has the meaning set forth in Section 4.11(a).

“E&Y” shall have the meaning set forth in Section 2.6.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Encumbrances” means any and all liabilities, security interests, mortgages, pledges, hypothecations, charges, claims, options, rights to acquire, easements, adverse interests, factoring arrangements, assignments, deposit arrangements, encumbrances, restrictions, liens (statutory or other), or preferences, priorities or other security agreement or preferential arrangements of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exchange Agent” shall have the meaning set forth in Section 1.4(a).

“Exchange Ratio” means 5.3681 shares of OPLI Common Stock for each one (1) Company Ordinary Share.

“Expiration Date” shall have the meaning set forth in Section 9.1.

A-3

EXECUTION COPY

“Fahn Kanne” shall have the meaning set forth in Section 3.6.

“Final Shareholders Registry” shall have the meaning set forth in Section 1.4(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-4” shall the meaning set forth in Section 2.4.

“Governmental Authority” means any nation or country (including, but not limited to, the United States) and any commonwealth, territory or possession thereof and any government or governmental or regulatory, legislative, executive authority thereof, or commission, department or political subdivision thereof, whether federal, state, provincial, regional, municipal, local or foreign, or any department, board, bureau, agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, but not limited to, the Commission and FINRA.

“IFRS” the International Financial Reporting Standards issued by the International Accounting Standard Board, applied consistently throughout the periods involved.

“IRS” means the Internal Revenue Service.

“ISA” means the Israel Securities Authority.

“Israeli Securities Law” means the Israeli Securities Law, 5728-1968.

”ITA” shall mean the Israel Tax Authority.

“Knowledge” means with respect to any Person, (x) such Person is actually aware of such fact or matter or (y) such Person should reasonably have been expected to discover or otherwise become aware of such fact or matter after reasonable investigation, and for purposes hereof it shall be assumed that such Person has conducted a reasonable investigation of the accuracy of the representations and warranties set forth herein. For purposes of this definition, a Person will mean (i) with respect to OPLI, any one of Pnina Fishman and Motti Farbstein, and (ii) with respect to the Company, any one of Or Eisenberg and Noam Dannenberg.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Legal Requirements” means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or Properties.

“Liability” means any liability, obligation or indebtedness of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

A-4

EXECUTION COPY

“Material Adverse Effect” with respect to an entity, means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of such entity and its subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, or financial or securities markets; (b) any actions contemplated by the parties in connection with, or actions required to be taken by, this Agreement or the pendency or the announcement of the transactions contemplated by this Agreement; (c) acts of God, hostilities or any outbreak or escalation of war or any act of terrorism; (d) general conditions in the political environment, industry or market in which such entity and its Subsidiaries operate; (e) changes after the date of this Agreement in applicable law, GAAP, IFRS or regulatory accounting requirements, or the interpretation of any of the foregoing, (f) changes after the date of this Agreement in laws of general applicability to companies in the industry in which such entity and its subsidiaries operate; (g) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; or (h) any failure to meet published analysts’ estimates, internal or external projections or forecasts of revenue, earnings or other financial or business metrics, or fluctuations in the trading price of the share capital of the applicable entity (it being understood that the underlying cause, change, event, circumstance, occurrence, state of facts or development of such failure or fluctuation may be taken into account unless otherwise excluded by this definition); provided that the exceptions in (a), (c), (d) and (e) will not apply to any change, event, effect, circumstance, occurrence, state of facts or development which disproportionately affects the applicable entity when compared to other businesses operating in the industry and jurisdictions in which the applicable entity operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.3(a).

“OPLI Charter Documents” shall have the meaning set forth in Section 2.1.

“OPLI Common Stock” shall have the meaning set forth in the Recitals.

“OPLI Control Person” means each director, executive officer, promoter, and such other Persons as may be deemed in Control of OPLI.

“OPLI Disclosure Letter” means the disclosure letter delivered by OPLI to the Company immediately prior to the execution of this Agreement.

“OPLI Financial Statements” shall have the meaning set forth in Section 2.6.

“OPLI Meeting” shall mean the annual meeting of shareholders of OPLI convened to approve the following matters: (i) an amendment to the Certificate of Incorporation of OPLI to increase the number of authorized shares of OPLI from 100,000,000 to 200,000,000, (ii) an amendment to the OPLI Certificate of Incorporation to change OPLI’s name to “Wize Pharma, Inc.”, (iii) to re-elect Pnina Fishman, Ilan Cohn, Guy Regev, Roger Kornberg and Michael Belkin for a term of office expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified; and (iv) such other matters as may be agreed in writing between the parties following the date hereof.

A-5

EXECUTION COPY

“OPLI Preferred Stock” shall have the meaning set forth in Section 2.3.

“OPLI Stockholder Approval” shall mean the affirmative vote (in person or by proxy) of all of the matters on the agenda of the OPLI Meeting by the holders of a majority of the outstanding shares of OPLI Common Stock at the OPLI Meeting.

“OPLI Stockholders” shall mean the holders of OPLI stock.

“OPLI Subsidiaries” shall have the meaning set forth in Section 2.1.

“Orders” means any judgment, order, ruling, injunction, assessment, award, stay, writ or decree of any Governmental Authority.

“Ordinance” means the Israel Tax Ordinance [New Version], 5721-1961, as amended.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

“Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Properties” means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company, OPLI, an OPLI Control Person and/or a Company Control Person.

“Proxy Statement” shall have the meaning set forth in Section 2.12.

“Purchase Right” with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

“Section 350 Voting Approval” has the meaning set forth in Section 4.11(a).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Schedules” mean the schedules identified in this Agreement provided by the disclosing party to the receiving party.

“Surviving Company” shall have the meaning set forth in Section 1.1.

A-6

EXECUTION COPY

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, local and/or foreign income, net worth, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, share capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, transfer, registration, recording, ad-valorem, value-added, alternative or add-on minimum, estimated, or other taxes, assessments or charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, assessed, collected, imposed or administered by any Tax Authority, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such Tax Authority.

“Tax Authority” means the IRS, the ITA or any Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Return” means any federal, state, local and foreign tax return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transaction Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by or on behalf of OPLI, Merger Sub or the Company in connection with the consummation of the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Uncured Inaccuracy” with respect to a representation or warranty of a Party to the Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of the Agreement or as of another specific date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of the Agreement or such other specific date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

A-7

EXECUTION COPY

Recitals. The above WHEREAS clauses are hereby incorporated by reference into this Agreement as if fully stated herein.

Construction and Interpretation. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender or neuter forms; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement ; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “include” or “including” does not imply any limitation to the item or matter mentioned; (vi) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof; (vii) the use of the words “or,” “either” or “any” will not be exclusive; and (xiii) the use of the words “deliver,” “furnish,” “made available” or “provide” will mean that, with respect to either Party, as the context requires, or its respective representatives, that such documents or information referenced shall have been delivered to the other Party or its representatives at least one Business Day prior to the date of this Agreement.

 ARTICLE I

THE MERGER; OTHER MATTERS

1.1     The Merger

(a)      OPLI, Merger Sub and the Company hereby enter into an arrangement pursuant to Sections 350 and 351 of the Israeli Companies Law, 1999, as amended (the “Companies Law”), whereby, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Court Approval and the applicable provisions of the Companies Law, at the Effective Time, (i) the Merger Sub shall be merged with and into the Company, and (ii) by virtue of the Merger, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”), and (b) the Company shall (i) become a private company wholly owned (including with respect to any warrants and the Convertible Notes of the Company) directly by OPLI, all as provided under the Court Approval and the applicable provisions of the Companies Law, (ii) continue to be governed by the Companies Law, (iii) have a registered office in the State of Israel, and (iv) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the Companies Law and the Court Approval.

(b)      The Merger shall have the effects set forth in this Agreement and as specified in the Court Approval and the applicable provisions of the Companies Law. Without limiting the generality of anything contained herein, and subject thereto, at the Effective Time, the Surviving Company shall succeed to all the rights and properties and the business of each of the Merger Sub and the Company, and shall assume all of the debts, claims, liabilities and obligations of each of the Merger Sub and the Company and Merger Sub will cease to exist.

(c)      The Articles of Association of the Company as in effect immediately prior to the Effective Time shall be the Articles of Association of the Surviving Company at the Effective Time, continuing until thereafter amended in accordance with its terms and as provided by the Companies Law. The OPLI Certificate of Incorporation as in effect immediately prior to the Effective Time shall be the Amended OPLI COI, continuing until thereafter amended in accordance with its terms and as provided by the Delaware General Corporation Law.

A-8

EXECUTION COPY

(d)      Unless otherwise determined by the Company, the directors and officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue to serve as directors and officers of the Company, each to hold office in accordance with the Articles of Association of the Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Articles of Association of the Company. The directors and officers of OPLI immediately prior to the Effective Time shall resign, other than those included in the list of Company Designees. The Company Designees shall continue to serve as directors and officers of OPLI, each to hold office in accordance with the OPLI Certificate of Incorporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the OPLI Certificate of Incorporation.

1.2     Closing and Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Court Approval, the consummation of the Merger (the “Closing”) shall take place at the offices of Goldfarb Seligman & Co. not later than five (5) Business Days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that the Closing may take place by other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date” or the “Effective Time,” as applicable.

1.3     Effect on Capital Stock

Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and the Court Approval and without any action on the part of OPLI, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)      Share Capital of the Company. Each Company Ordinary Share that is issued and outstanding at the Effective Time shall automatically be cancelled and converted, without any action on the part of the holder thereof, into the right to receive that number of validly issued, fully paid and non-assessable shares of OPLI Common Stock equal to the Exchange Ratio, subject to adjustment as set forth in Section 1.3(e) below. The shares of OPLI Common Stock to be issued pursuant to this Section 1.3(a) are referred to herein as the “Merger Consideration.” All Company Ordinary Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the OPLI Common Stock in accordance with the Exchange Ratio therefor pursuant to the exchange procedures hereinbelow and the share transfer books of the Company shall be closed with respect to all Company Ordinary Shares outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Ordinary Shares that were outstanding immediately prior to the Effective Time. All Company Ordinary Shares held immediately prior to the Effective Time (i) by the Company as treasury stock or otherwise, if any, and (ii) by OPLI or any direct or indirect wholly owned subsidiary of OPLI will be cancelled and extinguished and no payment will be made with respect to those shares.

A-9

EXECUTION COPY

(b)      No Fractional Shares. No fraction of OPLI Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Company Ordinary Shares who would otherwise be entitled to a fraction of an OPLI Common Stock (after aggregating all fractional OPLI Common Stock that otherwise would be received by such holder) shall be automatically rounded down to the nearest whole number of full OPLI Common Stock.

(c)      Share Capital of the Merger Sub. Each issued and outstanding share of Merger Sub’s ordinary shares shall be converted into one share of validly issued, fully paid, and non-assessable ordinary share of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing the ordinary shares of Merger Sub shall be deemed for all purposes to represent the number of ordinary shares of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d)      Treatment of Company Convertible Notes. Each convertible note or convertible loan to purchase Company Ordinary Shares existing on the date hereof and listed on Exhibit 1.3(d) (each, a “Company Convertible Note”) shall be deemed to constitute a convertible note to purchase, on the same terms, conditions and restrictions as were applicable under such Company Convertible Note (including the vesting schedule) without any change thereto (including any acceleration of vesting except as otherwise required by the terms of the agreements listed in the Schedules hereto) resulting from the Merger, that number of shares of OPLI Common Stock which is equal to the number of Company Ordinary Shares that were subject to such Company Convertible Note immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number (after taking into account all Company Convertible Notes held by the holder of such Company Convertible Note), at a conversion price per share of OPLI Common Stock equal to the amount determined by dividing the conversion price per Company Ordinary Share subject to such Company Convertible Note immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number up to the nearest whole cent; it being agreed and understood that the conversion of all or part of the Company Convertible Notes (including the issuance of options to such holders upon conversion thereof pursuant to the terms of the Company Convertible Notes (the “Contingent Options”) and the shares underlying such Contingent Options (the “Contingent Shares” and together with the Contingent Options, the “Contingent Securities”)), whether before or after the Effective Time, shall not modify the Exchange Ratio. Exhibit 1.3(d) attached hereto provides an illustration of the post-Closing share capital of OPLI had all of the existing Company Convertible Notes were converted prior to Closing.

(e)       Adjustments to Exchange Ratio.  Without derogating from Sections 4.1 and 4.2, the Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares and the OPLI Common Stock occurring on or after the date hereof and prior to the Effective Time.

A-10

EXECUTION COPY

1.4     Exchange of Certificates

(a)       Exchange Agent.     Prior to the Effective Time, OPLI and the Company shall appoint a commercial bank, trust company, depositary or nationally recognized shareholder service provider that maintains an office in Israel, to be mutually agreed upon to act as exchange agent (the “Exchange Agent”) for the delivery of the OPLI Common Stock to holders of Company Ordinary Shares, unless otherwise agreed by the parties. Promptly following the Effective Time, the Company shall provide OPLI (with a copy to the Exchange Agent) the shareholders registry of the Company updated to the last day of trading of the Company Ordinary Shares immediately prior to the date on which the Effective Time occurs (the “Final Shareholders Registry”). At or prior to the Effective Time, OPLI will deposit with the Exchange Agent, for the benefit of the holders of Company Ordinary Shares, for conversion in accordance with this Article I through the Exchange Agent, evidence in book-entry form representing the shares of OPLI Common Stock issuable pursuant to this Article I (such shares of OPLI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the OPLI Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

(b)      Exchange Procedures.

(i)       Unless otherwise agreed by the parties, as soon as reasonably practicable after the Effective Time, the Exchange Agent will mail, or facilitate the mailing, to any holder of record of outstanding Company Ordinary Shares whose shares were converted into the right to receive the Merger Consideration, (1) a letter of transmittal, and (2) instructions for use in effecting the surrender of any Company Ordinary Shares for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by OPLI or the Exchange Agent, the holder of such Company Ordinary Shares will be entitled to receive the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article I. Until converted as contemplated by this Section 1.4, any Company Ordinary Shares previously owned by such shareholder will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section 1.3.

(ii)       Notwithstanding the foregoing and Section 1.3, it is hereby clarified that, with respect to holders of certificates (and not book-entry shares) formerly representing any the Company Ordinary Shares and registered in the Company’s own shareholders registrar (the “Company Record Holders”), if any, OPLI may (i) deliver itself (or through an agent reasonably acceptable to the Company) said letter of transmittal (and instructions) to such the Company Record Holders and (ii) upon delivery to OPLI (or said agent) of the letter of transmittal, duly executed, and such other documents as may reasonably be required by OPLI (or said agent), the Company Record Holder will be entitled to receive a certificate (or evidence in book-entry form) representing the shares of OPLI Common Stock issuable pursuant to this Article I.

1.5     No Further Ownership Rights in Company Ordinary Shares. The Merger Consideration issued in accordance with the terms of this Article I will be deemed to have been issued in full satisfaction of all rights pertaining to such the Company Ordinary Shares. After the Closing, by virtue of the Arrangement, no holder of the Company Ordinary Shares (whether such shares were held through certificate or book-entry form) shall have the right (i) to receive any consideration, including securities of OPLI or cash, other than the shares of OPLI Common Stock to be provided to such shareholder hereunder or (ii) to make any claim with respect to the authority of any Party to enter into this Agreement or the enforceability of the Merger or any of the other Transactions.

A-11

EXECUTION COPY

1.6     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to OPLI Common Stock with a record date after the Effective Time will be paid to the holder of any Company Ordinary Shares with respect to the shares of OPLI Common Stock issuable upon exchange thereof, until the exchange of such Company Ordinary Shares in accordance with this Article I. Subject to applicable law, following the Merger, there will be paid to the holder of OPLI Common Stock issued as a result thereof to the holders of the Company Ordinary Shares, without interest, (i) the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of OPLI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such exchange payable with respect to such shares of OPLI Common Stock.

1.7      Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Ordinary Shares following twelve (12) months from the Closing Date will be delivered to OPLI, upon its demand, and any holders of the Company Ordinary Shares who have not theretofore complied with this Article I will thereafter look only to OPLI for the Merger Consideration and any dividends or other distributions with respect to OPLI Common Stock to which they are entitled pursuant to this Article I. Any portion of the Exchange Fund (and all dividends or other distributions payable pursuant to Section 1.6) remaining unclaimed by holders of Company Ordinary Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable law, become the property of OPLI free and clear of any claims or interest of any Person previously entitled thereto.

1.8      Lost Certificates. If any certificate (for certificated shares) representing Company Ordinary Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by OPLI or the Exchange Agent, the posting by such Person of a bond in such amount as OPLI or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the Company Ordinary Shares formerly represented thereby pursuant to this Article I.

1.9     Tax Treatment and Required Withholding.

(a)       The Company or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the Ordinance or any applicable Tax law, unless an applicable certificate of exemption from such deduction or withholding is issued by the relevant taxing authority and provided to OPLI, the Company or the Exchange Agent prior to any such payment (“Valid Certificate”). For the avoidance of doubt, the 104(h) Tax Ruling will be considered as a Valid Certificate with respect to the holders of the Company Ordinary Shares and consideration covered by such ruling. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

A-12

EXECUTION COPY

(b)       As soon as reasonably practicable after the date hereof, the Company will cause its Israeli counsel, in full coordination with OPLI and their Israeli counsel, to prepare and file with the ITA an application for a ruling permitting any holders of the Company Ordinary Shares, to defer any applicable Israeli Tax with respect to the issuance of OPLI Common Stock that such Company Shareholder will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such OPLI Common Stock by such Company Shareholder or such other date set forth in Section 104(h) of the Ordinance (the “104(h) Tax Ruling”). Subject to the terms and conditions hereof, the parties will use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104(h) Tax Ruling, as promptly as practicable. The final text of the 104(h) Tax Ruling will in all circumstances be subject to the prior written confirmation of the Company or its counsel (such confirmation not to be unreasonably withheld, conditioned or delayed).

(c)       Notwithstanding anything to the contrary in this Section 1.9, with respect to any non-Israeli resident holders of Company Ordinary Shares that were granted such securities in consideration for work or services performed outside of Israel for a non-Israeli resident Subsidiary of the Company (provided that any such holder provides the Company and the Exchange Agent with a validly executed declaration, in the form approved by the Company, which includes, inter alia, a declaration regarding such holder’s non-Israeli residence and confirmation such holder was granted such securities in consideration for work or services performed outside of Israel for a non-Israeli resident Subsidiary of the Company and performed all work and services outside of Israel), the payment of any consideration which such holders have the right to receive will not be subject to any withholding or deduction of Israeli Tax unless the ITA otherwise determines in writing.

 ARTICLE II

REPRESENTATIONS AND WARRANTIES OF OPLI

OPLI hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that, except as (i) set forth in the OPLI Disclosure Letter or (ii) other than with respect to Sections 2.1, 2.2, 2.3 and 2.4, to the extent disclosed in any OPLI SEC Filings and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

2.1     Corporate Organization. OPLI (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a Material Adverse Effect on OPLI’s business. The Merger Sub is the only subsidiary of OPLI (the “OPLI Subsidiary”) and (i) is a company duly organized, validly existing under the laws of the State of Israel and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a Material Adverse Effect on OPLI’s business. OPLI and Merger Sub are duly and properly registered pursuant to applicable state laws and regulations in all states where the conduct of OPLI’s business as presently conducted requires such registration. The copies of the Certificate of Incorporation and Bylaws of OPLI (the “OPLI Charter Documents”) and the Articles of Association of Merger Sub (the “Merger Sub Incorporation Documents”) to be provided by OPLI to the Company hereunder are complete and correct copies of such instruments as presently in effect. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. Merger Sub has not incurred, directly or indirectly, any liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

A-13

EXECUTION COPY

2.2     Authority. OPLI and Merger Sub each has the corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is party and to carry out the Transactions. The execution, delivery and performance of this Agreement by OPLI and Merger Sub have been duly authorized by their respective boards of directors. No other corporate proceedings on the part of OPLI or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the performance of the Transactions other than the receipt of the OPLI Stockholder Approval. This Agreement has been duly executed and delivered by OPLI and Merger Sub and, assuming due execution and delivery hereof by the Company, is a valid and legally binding agreement of each of the Parties hereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities. OPLI is not an “interested party” (as defined in the Israeli Securities Law) in the Company and, to its knowledge, is not affiliated with any of the interested parties in the Company.

2.3     Capitalization. As of the date hereof, the authorized capital stock of OPLI consists of (i) 100,000,000 shares of OPLI Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (the “OPLI Preferred Stock”). As of the date hereof and as of immediately prior to the Closing, (i) 10,441,251 shares of OPLI Common Stock are issued and outstanding, (ii) no shares of OPLI Preferred Stock are issued and outstanding, and (ii) no shares of OPLI Common Stock are held by OPLI in its treasury. As of the Closing Date, the authorized capital stock of OPLI shall consist of (i) 200,000,000 shares of OPLI Common Stock and (ii) 1,000,000 shares of OPLI Preferred Stock. After giving effect to the issuance of the OPLI Common Stock to the shareholders of the Company pursuant to the Merger, the shareholders of OPLI (those OPLI shareholders immediately prior to the Effective Time) will own 10% of the shares of OPLI Common Stock issued and outstanding and the shareholders of the Company (those Company shareholders immediately prior to at the Effective Time) will own the remaining 90% of such shares, where each such figure is calculated on a fully diluted basis (except that it excludes up to 34,709,208 shares of OPLI Common Stock issuable to the holders of the Company Convertible Notes upon conversion thereof (excluding the Contingent Securities). As of the date hereof, the Merger Sub has 100 ordinary shares issued and outstanding.

A-14

EXECUTION COPY

Other than as set forth above or on Schedule 2.3 hereto, no shares of capital stock or other voting or non-voting securities of OPLI are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of OPLI are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the State of Delaware, the OPLI Charter Documents, or any Contract to which OPLI is a party or otherwise bound. Except as contemplated by this Agreement or as set forth on Schedule 2.3, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which OPLI is a party or by which it is bound; (a) obligating OPLI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, OPLI, (b) obligating OPLI to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of OPLI. As of the date of this Agreement, but excepting the Merger, there are no outstanding contractual obligations of OPLI to repurchase, redeem or otherwise acquire any shares of capital stock of OPLI. To OPLI’s Knowledge, the offer and sale of all capital stock, convertible securities, rights, warrants, or options of OPLI issued prior to the Closing complied with all applicable federal and state securities laws and OPLI has not been notified by the Commission, FINRA, any state securities commission or any other Governmental Authority of the absence of compliance by OPLI with any federal and state securities laws or other Legal Requirements. No shareholder has a matured and/or unmatured right of rescission or claim for Damages with respect thereto. The Can-Fite Shares (as defined below) are owned, beneficially and of record, by OPLI and are validly issued and outstanding, fully paid and non-assessable and are free and clear of any restrictions on transfer or other Encumbrances (other than any restrictions under applicable state or federal securities laws).

2.4     Consents; Permits; Defaults. Assuming (a) the applicable requirements of the Israeli Securities Law and of the Tel Aviv Stock Exchange have been satisfied, (b) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other Israeli or non-U.S. Law, if applicable, intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Antitrust Laws”), (c) the Section 350 Voting Approval is obtained, (d) the Court Approval is obtained, (e) the Interim Israeli Tax Ruling is obtained, (f) the filing with the Commission of the Form S-4, and declaration of effectiveness of the Form S-4, and the filing with the Commission of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of OPLI Common Stock, no notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, OPLI or the Merger Sub in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by OPLI or the Merger Sub. OPLI and the Merger Sub has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of OPLI and the Merger Sub. All such Permits are listed on Schedule 2.4. No notice has been issued and no investigation, inquiry or review is pending or, to OPLI’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by OPLI or the Merger Sub of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of OPLI or the Merger Sub. There are no defaults, and OPLI has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Merger or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which OPLI or the Merger Sub is a party or by which it is bound.

A-15

EXECUTION COPY

2.5     No Conflict. None of the execution, delivery or performance of this Agreement by OPLI and Merger Sub, the consummation by OPLI and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by OPLI and Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the OPLI Charter Documents or Merger Sub Incorporation Documents ; (b) assuming that all consents, approvals, authorizations and permits described in Section 2.4 have been obtained and all filings and notifications described in Section 2.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to OPLI or Merger Sub or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of OPLI or Merger Sub pursuant to any Contract or permit to which OPLI or Merger Sub is a party or by which it or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on OPLI or Merger Sub.

2.6     Financial Statements.

(a)     Since December 31, 2014, OPLI has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports, proxy statements and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, including Commission filings filed after the date of this Agreement and prior to the Closing and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “OPLI SEC Filings”). The OPLI SEC Filings (i) were prepared or will, after the date of this Agreement, be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the U.S. Sarbanes-Oxley Act of 2002, as amended, as the case may be and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement or when mailed to OPLI Stockholders in the case of any proxy or information statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the Knowledge of OPLI, none of the Company OPLI SEC Filings (except for the Pre-14C filed by OPLI on September 21, 2016) is subject to ongoing review by the Commission.

(b)      OPLI has delivered or made available (for purposes of this section, filings that are publicly available prior to the date hereof on the EDGAR system of the Commission under the name of OPLI are deemed to have been made available) to the Company a true and complete copy of OPLI’s audited balance sheets as of December 31, 2015 and December 31, 2016 and the related audited statements of operations, statements of cash flows and statement of changes in stockholders equity capital for each of the years ended December 31, 2015 and December 31, 2016, prepared in accordance with GAAP, together with the report of Ernst & Young, LLP, OPLI’s independent registered public accounting firm (“E&Y”), (such statements, including the related notes and schedules thereto, are referred to herein as the “OPLI Financial Statements”). The OPLI Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of OPLI, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect to such requirements in effect at the time of such filing; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of OPLI as of the times and for the periods referred to therein. The OPLI Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the OPLI Financial Statements or in the notes to the OPLI Financial Statements and subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate). The OPLI Financial Statements are in form appropriate for filing with the Commission.

A-16

EXECUTION COPY

(c)      E&Y, which has certified OPLI’s Financial Statements and related schedules, is an independent registered public accounting firm with respect to OPLI as required by the Securities Act and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(d)      There are no relationships or services, or any other factors that may affect the objectivity and independence of E&Y under applicable auditing standards.

(e)      Since December 31, 2014, OPLI has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OPLI or its internal accounting controls, including any material complaint, allegation, assertion or claim that OPLI has engaged in questionable accounting or auditing practices.

2.7     Litigation. There is no claim, action, suit or proceeding pending, or to the Knowledge of OPLI threatened against any of OPLI or any Company Subsidiary, or their Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, OPLI or any Company Subsidiary, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such Transaction, nor is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority, including, but not limited to, the Commission, any commission, agency or instrumentality or arbitrator outstanding against OPLI or any Company Subsidiary having, or which may in the future have, any such effect. Neither OPLI nor any Company Subsidiary thereof is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of OPLI or any Company Subsidiary. Neither OPLI nor any Company Subsidiary is a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Authority or any other person which has affected or may affect materially and adversely the OPLI Common Stock to be issued to the shareholders of the Company pursuant to the Merger.

A-17

EXECUTION COPY

2.8     Books and Records; Internal Accounting Controls. The books and records of OPLI and the Merger Sub accurately reflect in all material respects the information relating to the business of OPLI and the Merge Sub previously held, the location and collection of their Properties and the nature of all transactions giving rise to the obligations or accounts receivable of OPLI or the Merger Sub to the extent required to be contained therein. OPLI maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

2.9     Common Stock Symbol. The OPLI Common Stock is currently eligible for quotation and is quoted on the OTC Pink under the symbol “OPLI” and, to OPLI’s knowledge, subject to payment of registration fees, will be eligible for quotation on the OTCQB.

2.10   OPLI Common Stock. The OPLI Common Stock to be issued to shareholders of the Company pursuant to this Agreement will be duly authorized and reserved for issuance and when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable and vest in the holder thereof free and clear of any restrictions on transfer (other than any restrictions under applicable state or federal securities laws), Taxes, Encumbrances, options, warrants, Purchase Rights, Contracts, commitments, equities, claims, and demands and will not be subject to any pre-emptive or other similar rights.

2.11   DTC Eligibility. OPLI’s transfer agent is a participant in and the OPLI Common Stock is eligible for transfer pursuant to the Depository Trust Company’s Fast Automated Securities Transfer Program.

2.12   Information Supplied. None of the information supplied or to be supplied by OPLI for inclusion in (i) the Form S-4 to be filed with the Commission will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement to be prepared on Schedule 14A in accordance with the Exchange Act (the “Proxy Statement”) to be to be filed with the Commission and sent to the OPLI Stockholders in connection with the OPLI Meeting shall on the date the Proxy Statement is first mailed to the OPLI Stockholders and on the date of the OPLI Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that OPLI is not responsible for any information supplied by the Company or any of its Affiliates.

A-18

EXECUTION COPY

2.13   Taxes.

(a)       OPLI has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal and all other Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OPLI’s business.

(b)      OPLI has not taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would prevent the receipt of the Interim Israeli Tax Ruling (or their ability to comply therewith).

2.14   Employees. OPLI has no employees.

 ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to OPLI as of the date hereof and as of the Closing Date that, except as (i) set forth in the Company Disclosure Letter or (ii) other than with respect to Sections 3.1, 3.2, 3.3 and 3.4, to the extent disclosed in any Company ISA Filings and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

3.1    Organization and Qualification. The Company and each Subsidiary of the Company (the “Company Subsidiaries”) (i) is a corporation duly organized and validly existing under the laws of its state of incorporation, which in the case of the Company is the State of Israel, and has full corporate power and authority to carry on its business as it is now being conducted and to own the Properties it now owns, and (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in such other states in which it does business, except where such failure to be so qualified or licensed does not have a Material Adverse Effect on the Company’s or any Company Subsidiary’s business. The Company and each Company Subsidiary is duly and properly registered pursuant to applicable national and provincial laws and regulations in all states where the conduct of the Company’s and each Company Subsidiary business as presently conducted requires such registration. The copies of the Articles of Association of the Company (the “Company Incorporation Documents”) to be provided to OPLI hereunder are complete and correct copies of such instruments as presently in effect.

3.2     Authority. The Company has all necessary corporate power and the authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is party and to carry out the Transactions. The execution, delivery and performance of this Agreement by the Company, including the Merger, has been duly authorized by its board of directors. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the performance of the Transactions other than the receipt of the (i) Court Approval, and (ii) the Section 350 Voting Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by OPLI and the Merger Sub, constitutes a valid and legally binding agreement of each of the Parties hereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles, and public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification for securities laws liabilities.

A-19

EXECUTION COPY

3.3     Capitalization. As of the date hereof and as of the Closing Date, the authorized capital share of the Company consists of 1,000,000,000 ordinary shares, without par value. As of April 1, 2017, 17,505,526 ordinary shares, without par value, are outstanding.

Other than as set forth above or on Schedule 3.3 hereto, no shares of capital share or other voting or non-voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the capital share of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any Purchase Right, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law, the Company Incorporation Document, or any Contract to which the Company is a party or otherwise bound. Except as contemplated by this Agreement or as set forth on Schedule 3.3, there are no oral and/or written, direct and/or indirect options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound; (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital share or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital share of or other equity interest in, the Company, (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital share of the Company. As of the date of this Agreement, but other than as contemplated hereunder, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital share of the Company. To the Company’s Knowledge, the offer and sale of all capital share, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable securities laws and the Company has not been notified by any Governmental Authority of the absence of compliance by the Company with any applicable securities laws or other Legal Requirements. No shareholder of the Company has a matured and/or unmatured right of rescission or claim for damages with respect to share capital of the Company.

 3.4        Consents; Permits; Defaults. Assuming (a) the applicable requirements of the Israeli Securities Law and of the Tel Aviv Stock Exchange have been satisfied, (b) compliance with Antitrust Laws, (c) the Section 350 Voting Approval is obtained, (d) the Court Approval is obtained, (e) the Interim Israeli Tax Ruling is obtained, (f) the filing with the Commission of the Form S-4, and declaration of effectiveness of the Form S-4, and the filing with the Commission of such other reports required in connection with the Merger under, and such other compliance with, the Exchange Act and the Securities Act and the rules and regulations thereunder, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Company Ordinary Shares, no notification to and no authorization, consent, approval, license, permit, registration, declaration, filing or order of any Governmental Authority is required by or with respect to, the Company in connection with the execution, delivery and performance of this Agreement and/or the Transaction Documents by the Company. The Company and each Company Subsidiary has all Permits required in connection with the operation of its business as presently conducted, except for those that the absence of which do not affect and will not affect, materially and adversely, the business, financial condition or the results of operations of the Company. No notice has been issued and no investigation, inquiry or review is pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or any Company Subsidiary of any law, ordinance, regulation, order, policy, guideline or any other Legal Requirement of any Governmental Authority, or (ii) any alleged failure to have all Permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company or any Company Subsidiary. There are no defaults, and the Company has no Knowledge of any reason why any default will occur hereafter, whether as a result of the consummation of the Merger or the other Transactions or otherwise, in any obligation to be performed by any party to a Contract to which the Company is a party or by which it is bound.

A-20

EXECUTION COPY

 3.5   No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or compliance by the Company with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Incorporation Documents; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.4 have been obtained and all filings and notifications described in Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to the Company or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance upon any of the respective properties or assets of the Company pursuant to any Contract or permit to which the Company is a party or by which they or any of its properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Encumbrances which, individually or in the aggregate, have not had a Material Adverse Effect on the Company.

 3.6    Financial Statements.

(a)      Since December 31, 2014, the Company has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports, proxy statements and documents and related exhibits required to be filed by it under the Israeli Securities Law (collectively, including all documents filed after the date of this Agreement and prior to the Closing and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company ISA Filings”). The Company ISA Filings (i) were prepared or will, after the date of this Agreement, be prepared in all material respects in accordance with the requirements of the Israeli Securities Law and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the Knowledge of the Company, none of the Company ISA Filings is subject to ongoing review by the ISA.

A-21

EXECUTION COPY

(b)      The Company has delivered or made available (for purposes of this section, filings that are publicly available prior to the date hereof on the MAGNA system of the ISA under the name of the Company are deemed to have been made available) to OPLI a true and complete copy of the Company’s audited balance sheet as of December 31, 2016 and December 31, 2015 and the related audited statements of operations, statement of changes in shareholder’s equity and statements of cash flows for each of the years ended December 31, 2016 and December 31, 2015, prepared in accordance with IFRS, together with the report of Fahn, Kanne & Co., a member of Grant Thornton, the Company’s independent registered public accounting firm (“Fahn Kanne”), (such statements, including the related notes and schedules thereto, are referred to herein as the “Company IFRS Financial Statements”). The Company IFRS Financial Statements were prepared from, are in accordance with, and accurately reflect, the books and records of the Company, comply in all material respects with applicable accounting requirements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The Company IFRS Financial Statements were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The Company IFRS Financial Statements will be in a form appropriate for filing with the Commission.

(c)     Fahn Kanne, which will certify the Company IFRS Financial Statements and related schedules, is an independent registered public accounting firm registered with the Public Company Accounting Oversight Board (United States).

(d)      There are no relationships or services, or any other factors that may affect the objectivity and independence of Fahn Kanne under applicable auditing standards.

(e)      Since December 31, 2014, the Company has not received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OPLI or its internal accounting controls, including any material complaint, allegation, assertion or claim that OPLI has engaged in questionable accounting or auditing practices.

 3.7    Litigation. There is no claim, action, suit or proceeding pending or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary, or their Properties which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, the Company or any Company Subsidiary, or which seeks to prohibit, restrict or delay consummation of the Transactions or any of the conditions to consummation of such Transaction, nor is there any judgment, decree, injunction, ruling or order of any court, Governmental Authority, including, but not limited to, the ISA, any commission, agency or instrumentality or arbitrator outstanding against the Company or any Company Subsidiary having, or which may in the future have, any such effect. Neither the Company nor any Company Subsidiary thereof is under investigation with respect to, any violation of any provision of any federal or state law or administrative regulation in respect of the business of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to or bound by any judgment, decree, injunction, ruling or order of any Governmental Authority or any other person which has affected or may affect materially and adversely the OPLI Common Stock to be issued to the shareholders of the Company pursuant to the Merger.

A-22

EXECUTION COPY

3.8   Books and Records; Internal Accounting Controls. The books and records of the Company and each Company Subsidiary accurately reflect in all material respects the information relating to the business of the Company and each Company Subsidiary, the location and collection of their Properties and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Company Subsidiary to the extent required to be contained therein. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that; (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

3.9     Company Ordinary Shares. The Company Ordinary Shares to be cancelled pursuant to this Agreement and the Merger were duly authorized, validly issued and outstanding, fully paid and non-assessable.

3.10   Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Form S-4 to be filed with the Commission will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement to be to be filed with the Commission and sent to the OPLI Stockholders in connection with the OPLI Meeting (as hereinafter defined) shall on the date the Proxy Statement is first mailed to the shareholders of OPLI and on the date of the OPLI Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company is not responsible for any information supplied by the OPLI or any of its Affiliates.

3.11   Taxes.

(a)     The Company has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company’s business.

(b)     The Company has not taken any action or has failed to take any action or has Knowledge of any fact, agreement, plan or other circumstance that would prevent the receipt of the Interim Israeli Tax Ruling (or their ability to comply therewith).

A-23

EXECUTION COPY

 ARTICLE IV

PRE-CLOSING COVENANTS AND AGREEMENTS

4.1     Conduct of OPLI. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, OPLI agrees to conduct its business in accordance with its ordinary and usual course of business and in compliance with the Securities Act and the Exchange Act; use its best efforts, subject to the foregoing, to preserve OPLI’s business organization, keep available to OPLI the services of OPLI’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; confer with representatives of the Company to keep them informed with respect to operational matters of a material nature and to report the general status of the ongoing operations of the business of OPLI; maintain OPLI’s books and records in compliance with the Exchange Act; and refrain from taking any of the following actions without the express prior written consent of the Company:

(i)       Incur any debt, Liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, or pay any debt, Liability or obligation of any kind other than such current liabilities and current maturities of existing long-term debt, and, without derogating from Section 6.2(g) below, other than (i) legal and accounting fees incurred in connection with the Transactions, (ii) the costs of the OPLI Tail Policies, and (iii) current liabilities incurred in the ordinary and usual course of OPLI’s business, in an amount not to exceed $20,000 per month and $80,000 in the aggregate;

(ii)     Assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

(iii)     Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock;

(iv)     Transfer, lease, mortgage, pledge or otherwise encumber any of its Properties;

(v)      Sell, lease, transfer or dispose of any of its Properties, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it;

(vi)     Make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any Property of any other individual, firm or corporation;

(vii)   Enter into any transaction with any director, officer, shareholder or Affiliate of OPLI or with any Affiliate of any director, officer, shareholder or Affiliate of OPLI, except as contemplated by this Agreement;

(viii)   Amend the OPLI Charter Documents;

A-24

EXECUTION COPY

(ix)     Increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, employee or registered representatives or other person, except as contemplated by this Agreement;

(x)       Violate any Legal Requirement applicable to OPLI and/or its business;

(xi)     Issue or sell any shares of OPLI capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of OPLI;

(xii)     Merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire or combine with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material to OPLI, its business, financial condition or results of operations;

(xiii)    Pay any accrued fees or salaries to officers, directors, shareholders, or Affiliates;

(xiv)   Organize any subsidiaries, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business;

(xv)   Prepay any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

(xvi)   Make any single capital expenditure or commitment; or

(xvii)  Enter into an agreement to do any of the things described in clauses (i) through (xvi) of this Section 4.1.

 4.2    Conduct of the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company agrees to conduct its business in accordance with its ordinary and usual course of business; use its best efforts, subject to the foregoing, to preserve the Company ’s business organization, keep available to the Company the services of the Company ’s officers and employees and maintain satisfactory relationships with customers, suppliers and others having business relationships with it; maintain the Company’s books and records in compliance with IFRS; and refrain from taking any of the following actions without the express prior written consent of OPLI, which consent should not be unreasonably withheld:

(i)       Except as contemplated hereby, make any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock or declare, set aside or pay any dividend or distribution (whether in cash, capital stock or property) with respect to its capital stock, except in relation to the conversion of the Convertible Debt;

(ii)      Violate any Legal Requirement applicable to the Company and/or its business;

A-25

EXECUTION COPY

(iii)     Issue or sell any shares of the Company capital stock or other securities, or grant or enter into any option, warrant, call or commitment with respect to any securities of the Company, other than (a) the issuance of up to 6,465,838 shares upon conversion of Company Convertible Notes and the issuance of Contingent Securities, if any, and (b) issuance of shares upon exercise of any stock options outstanding on the date hereof (and, to the extent that the Company does so, the Exchange Ratio shall be adjusted downwards so as to ensure that it reflects the following formula: (A) 90% of the shares of OPLI Common Stock (on a fully diluted basis) on a post-issuance basis divided by (B) the number of outstanding Company Ordinary Shares (on a fully diluted basis, including the shares issued upon exercise of such stock options, excluding the Company Convertible Notes); or

(iv)     Enter into an agreement to do any of the things described in clauses (i) through (iii) of this Section 5.2.

Notwithstanding the foregoing, the Company may also issue newly issued ordinary shares as part of a new straight ordinary share financing (the “Financing Securities” and the “Financing”, respectively), which shall not include any anti-dilution or similar rights; but, for the sake of clarity, may include rights similar to the Contingent Securities and may include warrant coverage of 150% at an exercise price of 120% of the price per share in the Financing (the “Financing Warrants”) and, to the extent that the Company does so, the Exchange Ratio shall be adjusted downwards so as to ensure that it reflects the following formula: (A) 90% of the shares of OPLI Common Stock (on a fully diluted basis) on a post-issuance basis divided by (B) the number of outstanding Company Ordinary Shares (on a fully diluted basis, including the Financing Securities, excluding the Company Convertible Notes and any Contingent Securities as well as the Financing Warrants, if any). By way of illustration of the foregoing only, if the Company consummates following the date hereof a Financing of NIS 3,000,000 and issues 1,500,000 Company Ordinary Shares in consideration therefor, then the Exchange Ratio shall be adjusted to 4.9444, and if such Financing includes Financing Warrants, then the Exchange Ratio shall NOT be adjusted to reflect such Financing Warrants (i.e., it will remain 4.9444).

4.3     OPLI Meeting. OPLI shall take all action in accordance with the federal securities law, Chapter 78 and Chapter 92A of the Delaware General Corporation Law, and OPLI’s Charter Documents, necessary to hold the OPLI Meeting on the earliest practical date as reasonably determined by OPLI and the Company in light of the circumstances, but in no event later than forty five (45) days after the Form S-4/Proxy Statement becomes effective, and to obtain the OPLI Stockholder Approval.

 4.4    Preparation of the Form S-4/Proxy Statement.

(a)      As soon as practicable following the date of this Agreement, OPLI and the Company will prepare the Form S-4 and Proxy Statement (which shall also cover up to 34,709,208 shares of OPLI Common Stock underlying any Company Convertible Notes and up to 18,946,235 shares of OPLI Common Stock underlying any of the Contingent Securities as well as, to the extent reasonably practicable, additional OPLI Common Stock underlying any other convertible securities issued following the date hereof), to initially be filed in preliminary form, relating to the OPLI Stockholder Approval (such Form S-4 and Proxy Statement, together with any amendments thereof or supplements thereto, the “Form S-4/Proxy Statement”) and, following consultation with the Company and its representatives, promptly respond to any comments or other written communication from the Commission with respect to the Form S-4/Proxy Statement. Once OPLI and the Company consent to the filing of the Form S-4/Proxy Statement with the Commission (which consent shall not be unreasonably withheld, conditioned or delayed), OPLI shall file the Form S-4/Proxy Statement with the Commission. OPLI shall use reasonable efforts to have the Form S-4/Proxy Statement cleared by the Commission as promptly as practicable thereafter. If, at any time prior to the Closing Date, OPLI or the Company shall obtain knowledge of any information contained in or omitted from the Form S-4/Proxy Statement that would require an amendment or supplement to the Form S-4/Proxy Statement, the Party obtaining such knowledge will promptly so advise the other Party in writing and each of OPLI and the Company shall promptly take such action as shall be required to amend or supplement the Form S-4/Proxy Statement. The Company shall promptly furnish to OPLI all financial and other information concerning it as may be required for the Form S-4/Proxy Statement and any supplements or amendments thereto. After the Form S-4/Proxy Statement has been cleared by the Commission (“Commission Clearance”), OPLI shall use reasonable efforts to mail the Proxy Statement as soon as reasonably practicable to the OPLI Stockholders, but in no event no later than 7 Business Days after the receipt of the Commission Clearance. The Form S-4/Proxy Statement shall include all information required under applicable Legal Requirements to be furnished to OPLI’s stockholders in connection with the matters to be voted on at the OPLI Meeting and shall include the irrevocable recommendation of OPLI’s board of directors in favor of such matters.

A-26

EXECUTION COPY

(b)      Notwithstanding anything contained in this Agreement to the contrary, OPLI shall not be obligated to take any action under this Section 4.4 unless and until the following conditions shall have been met: (i) OPLI shall have received any financial statements of the Company and any other financial information of the Company required pursuant to applicable Legal Requirements for inclusion in the Form S-4/Proxy Statement as determined by OPLI in its reasonable discretion and after consultation with its legal advisors and the Company, (ii) OPLI shall have received all information it needs to prepare pro forma financial statements if required to be included in the Proxy Statement under the Commission ’s rules, and (iii) OPLI shall have received such auditor consents from its and the Company’s auditors as required pursuant to applicable Legal Requirements, as determined by OPLI in its reasonable discretion and after consultation with its legal advisors and the Company.

4.5     Regulatory Consents, Authorizations, etc.

(a)      Subject to the terms and conditions herein provided, each Party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement. In addition, each Party hereto will use its commercially reasonable efforts to obtain all consents, authorizations, orders and approvals of, and to make all filings and registrations with, any Governmental Authority and any other Person which is required for or in connection with the consummation by it of the Transactions and will cooperate fully with the other Parties in assisting them to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No Party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

(b)      Without limiting the generality of the foregoing, the Parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the Transactions and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. The Company shall also furnish OPLI with all financial statements and other information required by the OPLI to satisfy all regulatory requirements, including its December 31, 2016 and subsequent financial statements and all other information required to satisfy OPLI’s filing requirements with the Commission. The provisions of this Section 4.5(b) shall survive the Closing.

A-27

EXECUTION COPY

(c)      From the date hereof until the Closing, each of OPLI and the Company will give prompt written notice to the other Party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required to consummate the Transactions, (ii) any action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement or the other Transaction Documents to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time, and (iii) the occurrence or failure to occur, or the impending or alleged threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any condition, covenant or agreement contained in this Agreement or the other Transaction Documents to fail to be complied with or satisfied; provided, that the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available to the Party receiving such notice.

 4.6    Negotiations with Others. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated in accordance with the provisions of Article IX, if it is so terminated, (i) OPLI will not, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than the Company) concerning any possible proposal regarding a sale of capital stock of OPLI or a merger, consolidation, sale of substantially all Properties or other similar transaction involving OPLI or any division or major asset of OPLI without the express prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion, and (ii) the Company will not, directly or indirectly, initiate discussions or negotiations with, or provide any information other than publicly available information to, any corporation, limited liability company, partnership, person or other entity or group (other than OPLI) concerning any possible proposal regarding the acquisition of a public vehicle in the United States or a merger, consolidation, sale of substantially all Properties or other similar transaction involving a public vehicle in the United States or any division or major asset of a public vehicle in the United States without the express prior written consent of OPLI, which consent may be withheld in OPLI’s sole and absolute discretion.

4.7     Publicity. No Party hereto will issue any press release or otherwise make any public statement with respect to the Merger without the express prior written consent of the Company in the case of OPLI or OPLI in the case of the Company, except as may be required under applicable Legal Requirements. The covenants in this Section will not apply to any communication regarding any action which a Party believes is a breach of this Agreement by another Party or the termination of this Agreement.

A-28

EXECUTION COPY

4.8     Access. From the date of this Agreement to the Closing Date, (i) OPLI shall provide reasonable access to the Company and its representatives during normal business hours to the Properties, books, records, customer accounts and Contracts of OPLI and furnish to the Company such documents and information concerning OPLI’s business as the Company may request, and (ii) the Company shall provide reasonable access to OPLI and its representatives during normal business hours to the Properties, books, records, customer accounts and Contracts of the Company and furnish to OPLI such documents and information concerning Company’s business as the Company may request. Each Party shall hold and shall cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all documents and information concerning the other Party and its business provided to them. No investigation pursuant to this Section will affect the representations, warranties or conditions to the obligations of the Parties contained herein.

4.9     Appointment of Officers and Directors. OPLI shall take all action necessary to have, effective immediately at the Effective Time, the persons to be named by the Company at least 7 days prior to the date of the initial filing of the Form S-4, as officers and directors of OPLI (the “Company Designees”).

4.10   Additional Agreements, Amendments or Supplements to Schedules.

(a)      Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

(b)     After the date hereof and prior to the Closing Date, each of the Company and OPLI shall, as soon as practicable, supplement or amend the Schedules required by this Agreement with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described in such Schedules, it being understood that such requirement shall not undermine or derogate the conditions to Closing set forth in Section 6.1(a) and Section 6.2(b).

4.11   Company Meetings; Court Approval.

(a)      As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare and submit to the District Court of Tel Aviv−Jaffa (the “Applicable Court”) a first motion to convene, in the manner and content set forth in the Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Companies Law (the “Arrangement Regulations”) and as shall be ordered by the Applicable Court, shareholders meeting (and, if necessary, creditors’ meetings) (together, the “Company Meetings”), for the approval of the terms and conditions of an arrangement among the Company and its shareholders, including the Merger and the other Transactions, together with a request to exempt from the need to publish a prospectus by reason of Section 15A(a)(3) of the Israel Securities Law (collectively, the “Arrangement”), by a majority in number (per capita) of shareholders (or, if applicable creditors) present ,by person or by proxy, representing at least seventy-five percent (75%) of the votes cast in each of the Company Meetings, except that, in respect of Section 4.14 hereof, the majority shall be in accordance with Section 273 of the Companies Law (or as otherwise ordered by the Applicable Court, the “Section 350 Voting Approval”, and the abovementioned approvals, when obtained, shall be collectively referred to as the “Court Approval”).

A-29

EXECUTION COPY

(b)      OPLI shall, and shall use commercially reasonable efforts to cause their representatives to, assist with all activities with respect to the preparation and filing of the motions with respect to the Court Approval and all other documents prepared with respect to the Arrangement as may be requested by the Company. OPLI shall promptly provide to the Company all such information concerning their business and financial statements and affairs as reasonably may be required or appropriate for inclusion in any motions to be filed in connection with the Arrangement.

(c)      The Company will prepare and file with the ISA a proxy statement relating to the applicable Company Meetings (the “Company Proxy Statement”) and, promptly respond to any comments or other written communication from the ISA with respect to the Company Proxy Statement. OPLI will furnish all information concerning OPLI as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Company Proxy Statement. The Company may, at its sole discretion, adjourn or postpone the Company Meetings (i) to the extent necessary to ensure that any supplement or amendment to the Company Proxy Statement that it determines in good faith is required by law (which determination will not be made until after consultation with OPLI) to be provided to the shareholders of the Company (and creditors, if applicable) in advance of the Company Meetings, (ii) if, as of the time that the Company Meetings are scheduled, there are insufficient Company Ordinary Shares (or insufficient principal amount of creditors, if applicable) represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the Company Meetings, or (iii) if, as of the time that the Company Meetings are scheduled, adjournment of the Company Meeting(s) is necessary to enable the Company to solicit additional proxies if there are not sufficient votes in favor of the Section 350 Voting Approval.

(d)      The Parties will file such other documents with the Commission or the ISA or applicable state securities regulators as may be necessary or appropriate in connection with the Transactions. Each of the Company and OPLI will also take any action required to be taken under any applicable corporate and securities laws in connection with the Transactions.

4.12  Takeover Statutes. In connection with and without limiting the foregoing or the representations and warranties made by the Parties herein, each of the Parties will (i) take all action necessary to ensure that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) or similar law is or becomes applicable to the Merger or any of the other Transactions contemplated herein and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger or any of the other Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such law on the Merger and the other Transactions.

4.13   Transaction Litigation. The Parties will cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions and will permit the other Party to participate in the defense or settlement of any such litigation. In furtherance of and without in any way limiting the foregoing, each of the Parties will use its respective reasonable best efforts consistent with the respective fiduciary duties of each Parties’ board of directors to defend such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement. Notwithstanding the foregoing, either Party agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the Transactions (including the Merger), unless any such compromise or settlement includes a full release of the other Party and its Subsidiaries, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

A-30

EXECUTION COPY

4.14   Director Indemnification and Insurance.

(a)       From and after the Effective Time, OPLI will fulfill and honor in all respects the obligations of OPLI which exist prior to the date hereof to indemnify, advance expenses and eliminate liability of each of OPLI’s present and former directors and officers and their heirs, executors and assigns (each, an “OPLI D&O Indemnified Party”) in accordance with the indemnity agreements set forth in Section 4.14 of the OPLI Disclosure Letter.

(b)      From and after the Effective Time, the Amended OPLI COI and Bylaws of OPLI will contain provisions at least as favorable as the provisions relating to the indemnification, advancement of expenses and elimination of liability set forth in the Amended OPLI COI and Bylaws of OPLI and will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were OPLI D&O Indemnified Parties, unless such modification is required by Legal Requirements.

(c)       Prior to the Effective Time, OPLI will purchase, for a period of six (6) years following the Effective Time, a directors’ and officers’ liability “tail” insurance policy or policies (the “OPLI Tail Policies”) covering the OPLI D&O Indemnified Parties for events occurring at or prior to the Effective Time, which insurance will be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the OPLI D&O Indemnified Parties than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by OPLI as of the date of this Agreement; provided however that the OPLI Insurance Expenses shall not exceed $100,000. If and to the extent such OPLI Tail Policies have been purchased prior to the Effective Time, none of the Surviving Company, OPLI or any Affiliate thereof shall amend or modify such policies in a manner adverse to the beneficiaries thereunder or terminate such policy, in either case, prior to the expiration of the aforesaid six-year period. “OPLI Insurance Expenses” means the costs and expenses of purchasing such OPLI Tail Policies.

(d)      This Section 4.14 will apply, mutatis mutandis, to each of the Company’s present and former directors and officers and their heirs, executors and assigns (each, a “Company D&O Indemnified Party”); it being clarified that (i) the obligations with respect thereto shall be of the Company, (ii) the period of time in clauses (b) and (c) above shall be seven (7) years, (iii) the directors’ and officers’ liability “tail” insurance policy or policies covering the Company D&O Indemnified Parties shall be defined as the “Company Tail Policies” and “Company Insurance Expenses” means the costs and expenses of purchasing such Company Tail Policies, and (iv) the Company Insurance Expenses shall not exceed $60,000.

(e)       This Section 4.14 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit OPLI, the Company, the OPLI D&O Indemnified Parties, the Company D&O Indemnified Parties, and will be binding on all successors and assigns of OPLI and the Company, as applicable.

A-31

EXECUTION COPY

ARTICLE V

POST-CLOSING COVENANTS

5.1     Filing of Current Report on Closing Form 8-K and Press Release. OPLI shall no later than four (4) Business Days after the Closing Date file a Form 8-K with the Commission. Other than with respect to any such Form 8-K, the Parties will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other Parties, except as may be required pursuant to applicable Legal Requirements.

 ARTICLE VI

CONDITIONS TO THE CLOSING

6.1     Conditions to Closing of OPLI. The obligations of OPLI to consummate the transactions contemplated by this Agreement including, without limitation, the issuance of the OPLI Common Stock, are subject to the fulfillment, to the reasonable satisfaction of OPLI (or waiver, if permissible under applicable law), prior to or on the Closing Date of each of the following conditions:

(a)      Regulatory Consents, Authorizations, Etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Merger shall have been obtained or made.

(b)      Representations, Warranties, Covenants, etc. Notwithstanding Section 4.10(b) above, (i) the representations and warranties of the Company in Sections 3.2 and 3.3 shall be true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date, and (ii) the other representations and warranties of the Company contained in this Agreement and/or the other Transaction Documents to which it is a Party, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will be true and correct as of the specified date), with the same force and effect as if made on and as of the Closing Date; and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c)      No Order No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and the other transactions contemplated hereunder. No temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition issued by any court of competent jurisdiction preventing the consummation of the Merger or the other transactions contemplated hereunder will be in effect.

A-32

EXECUTION COPY

(d)      OPLI Stockholder Approval. OPLI Stockholder Approval shall have been obtained for the matters to be voted on at the OPLI Meeting.

(e)       S-4 Registration Statement.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f)       Section 350 Approval. The Section 350 Approval shall have been obtained.

(g)      Court Approval. The Court Approval shall have been obtained to effect the Merger.

(h)      Absence of Certain Events. Since December 31, 2016 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might in the opinion of OPLI have a Material Adverse Effect on the Company or on the ability of the Company to consummate the Merger and the other transactions contemplated hereunder.

(i)       Bankruptcy Proceedings. No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(j)       Closing Deliveries. The Closing Deliveries specified in Section 7.1 shall have been made by the Company.

(k)      Company Convertible Securities. Other than the Company Convertible Notes as well as Contingent Securities and Financing Warrants, if any, all options, warrants or other convertible securities of the Company outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and terminated.

(l)       Minimum Cash. As of the earlier of (i) the Closing or (ii) August 30, 2017, the Company shall have available cash and cash equivalents of at least one million NIS (NIS 1,000,000), to be used to finance at least 3 months of operations post-Closing.

(m)     Other Consents. All consents listed in Section 3.4 of the Company Disclosure Letter shall have been obtained and are in full force and effect.

 6.2    Conditions to Closing of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement including, without limitation, the cancellation of the Company Ordinary Shares in exchange for the OPLI Common Stock, are subject to fulfillment (or waiver, if permissible under applicable law), to the satisfaction of the Company, on or prior to the Closing Date, of each of the following conditions:

(a)      Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any Governmental Authority which are required for or in connection with the execution and delivery of this Agreement and the consummation by each Party hereto of the Merger shall have been obtained or made.

A-33

EXECUTION COPY

(b)      Representations, Warranties, Covenants, Etc. Notwithstanding Section 4.10(b) above, (i) the representations and warranties of OPLI in Sections 2.2, 2.3 and 2.14 shall be true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date, and (ii) the other representations and warranties of OPLI contained in this Agreement and/or the other Transaction Documents to which it is a Party, taken together with the Exhibits and Schedules attached hereto, shall have been true and correct in all material respects on the date hereof and, taken together with the Schedules attached hereto on the Closing Date, shall also be true and correct in all material respects on and as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will be true and correct as of the specified date), with the same force and effect as if made on and as of the Closing Date; and OPLI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

(c)      No Order No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger and the other transactions contemplated hereunder illegal or otherwise prohibiting consummation of the Merger. No temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition issued by any court of competent jurisdiction preventing the consummation of the Merger or the other transactions contemplated hereunder will be in effect.

(d)      OPLI Stockholder Approval. OPLI Stockholder Approval shall have been obtained for the matters to be voted on at the OPLI Meeting.

(e)      S-4 Registration Statement.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f)       Voting Agreement. The OPLI Stockholders Voting and Undertaking Agreements shall be in full force and effect, in accordance with their terms.

(g)      Liabilities. OPLI shall not have any Liabilities (and there shall be no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability).

(h)      Interim-Tax Ruling. The ITA shall have granted a pre-ruling reasonably satisfactory to the Company regarding the tax treatment of the Transactions (the “Interim Israeli Tax Ruling”).

(i)       ISA Exemption. The ISA shall have granted an exemption, or the Parties shall otherwise agree that an exemption is available, from the need to publish an Israeli prospectus in connection with the Transactions.

A-34

EXECUTION COPY

(j)       Absence of Certain Events. Since the December 31, 2016 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might in the opinion of the Company have a Material Adverse Effect on OPLI or the ability of OPLI to consummate the Merger and the other transactions contemplated hereunder.

(k)      Bankruptcy Proceedings. No proceeding in which OPLI shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(l)       Reporting Requirements. On the Closing Date, OPLI shall be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(m)     Quotation of Common Stock and SEC Filings. The shares of OPLI Common Stock shall be quoted on the OTC Pink Sheet and OPLI shall be current in its Commission filings and reports under applicable US securities laws and regulations, including making all such filings required for the Transaction.

(n)      DTC Eligibility. The shares of OPLI Common Stock shall be DTC eligible.

(o)     Appointments. OPLI shall have appointed the Company Designees effective immediately after the Effective Time and each of the officers and directors of OPLI immediately prior to the Effective Time shall have resigned from their positions with the Company effective immediately after the Effective Time, to the extent such directors and officers are not included on the list of Company Designees.

(p)      Shareholder and Court Approval. The Section 350 Voting Approval and Court Approval shall have been obtained.

(q)      Closing Deliveries. The Closing Deliveries specified in Section 7.2 shall have been made and delivered to the Company by OPLI.

(r)       OPLI Convertible Securities. Other than the options set forth on Schedule 6.2(s), all options, warrants or other convertible securities of OPLI outstanding as of immediately prior to the Effective Time, whether or not vested or exercisable, shall be cancelled and terminated.

(s)       OPLI Loans. All of the outstanding loans and notes payable by OPLI shall be repaid.

(t)       Can-Fite Shares. OPLI shall own 446,827 ordinary shares of Can-Fite (subject to adjustment in the event of a stock split, or other transaction having a similar effect, of Can-Fite) (the “Can-Fite Shares”).

(u)      Sale of Eye-Fite. Prior to the Effective Time, OPLI shall have consummated the sale, on an “as-is” basis, of Eye-Fite Ltd. (“Eye-Fite”) to Can-Fite, in exchange for the cancellation of all indebtedness owed by OPLI and Eye-Fite to Can-Fite and the termination of the license agreement between OPLI, Can-Fite and Eye-Fite, and without Liability to OPLI; all in accordance with the terms of the agreements in the forms attached as Exhibit B hereto (the “Eye-Fite Sale”).

A-35

EXECUTION COPY

(v)      Other Consents. All consents listed in Section 3.4 of the Company Disclosure Letter shall have been obtained and are in full force and effect.

6.3     Frustration of Closing Conditions. None of the Parties will be entitled to rely on the failure of any condition set forth herein to be satisfied if such failure was primarily due to the failure of any such Party to perform its obligations under this Agreement.

 ARTICLE VII

CLOSING DELIVERIES

7.1     Documents to be delivered by the Company. On or before the Closing, the Company shall deliver or cause to be delivered to OPLI:

(a)     An Officer’s Certificate, dated as of the Closing Date, signed on behalf of the Company by an authorized Person, confirming the satisfaction of the closing conditions set forth in clauses (a), (b), (c), (f), (g), (h), (i), (k), (l) and (m) of Section 6.1.

(b)     A Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Company’s board of directors and shareholders approving the Transactions, including the Merger, which resolutions shall be in full force and effect, (ii) the Company Incorporation Documents, which Company Incorporation Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of the Company executing this Agreement and any other documents required to be executed or delivered in connection therewith.

7.2     Documents to be delivered by OPLI. On or before the Closing, OPLI and the Merger Sub (as applicable) shall deliver or cause to be delivered to the Company:

 (a)     An Officer’s Certificate, dated as of the Closing Date, signed on behalf of OPLI by an authorized Person, confirming the satisfaction of the closing conditions set forth in clauses (a), (b), (c), (d), (e), (f), (g), (j), (k), (l), (m), (n), (o), (r), (s), (t) and (u) of Section 6.2.

(b)      A Secretary’s Certificate, dated as of the Closing Date, as to (i) the resolutions adopted by each of OPLI’s and Merger Sub’s board of directors approving the Transactions, including the Merger, which resolutions shall be in full force and effect, (ii) the OPLI Charter Documents, which OPLI Charter Documents shall be in full force and effect, and (iii) the authority and incumbency of the officers of OPLI and the Merger Sub executing this Agreement and any other documents required to be executed or delivered in connection therewith.

(c)      A good standing certificate from the Secretary of State of Delaware, dated within five (5) Business Days of the Closing Date, of OPLI.

(d)      OPLI shall provide the Company with evidence representing the shares of OPLI Common Stock issuable to the shareholders of the Company in accordance with this Agreement.

(e)      Such other documents as the Company may reasonably require to give effect to the terms and intention of this Agreement.

A-36

EXECUTION COPY

 ARTICLE VIII

SURVIVAL, AMENDMENT AND WAIVER

8.1     No Survival of Representations and Warranties. Except as otherwise provided in Section 9.2 with respect to the termination of this Agreement pursuant to Section 9.1, all of the representations, warranties and agreements contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall terminate upon the Effective Time, except as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations.

8.2     Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

8.3     Waiver. At any time prior to the Effective Time, OPLI, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

 ARTICLE IX

TERMINATION

9.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, whether before or after receipt of the OPLI Stockholder Approval:

(a)      by the mutual written consent of OPLI and the Company duly authorized by each of their respective boards of directors; or

(b)      by either OPLI or the Company if the Merger shall not have been consummated on or before October 30, 2017 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the Expiration Date was primarily due to the breach in any material respect of any of such Party’s obligations under this Agreement; or

(c)      by the Company, if:

(i)       OPLI shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 6.2 has not been cured by OPLI within thirty (30) calendar days after OPLI’s receipt of written notice thereof from the Company (which notice shall specify in reasonable detail the nature of such breach or failure) or is incapable of being cured by OPLI by the Expiration Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if there shall be an inaccuracy as of such time of any representation or warranty contained in Article III (assuming such representation and warranty were made as of such time), or if the Company shall have breached any covenant or other obligation in this Agreement, in each case, such that the conditions contained in Section 6.1 would not be capable of being satisfied;

A-37

EXECUTION COPY

(ii)      if OPLI shall have materially breached any of its obligations under Section 4.6; or

(iii)     (A) all of the conditions set forth in Sections 6.2 have been satisfied or waived by the Company (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has irrevocably confirmed by notice in writing to OPLI (x) that all of the conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing ) or that it is waiving any unsatisfied conditions in Section 6.2 for the purpose of consummating the Closing and (y) the Company is ready, willing and able to consummate the Closing ; (C) OPLI fails to complete the Closing within two (2) Business Days after the delivery of such notice; and (D) the Company stood ready, willing and able to consummate the Closing during such two (2) Business Day period.

(d)     by OPLI, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 6.1 and (y) has not been cured by the Company within thirty (30) calendar days after the Company’s receipt of written notice thereof from OPLI or is incapable of being cured by the Company by the Expiration Date; provided, however, that OPLI shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if there shall be an inaccuracy as of such time of any representation or warranty contained in Article II (assuming such representation and warranty were made as of such time), or if OPLI shall have breached any covenant or other obligation in this Agreement, in each case, such that the conditions contained in Section 6.2 would not be capable of being satisfied.

9.2     Effect of Termination.

(a)      In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 4.7, Section 9.2, Article VIII and Article X), all of which shall survive termination of this Agreement in accordance with their terms), and there shall be no liability on the part of the Company or OPLI or their respective directors, officers and Affiliates. Nothing in this Article IX will be deemed to release any Party from any Liability resulting from any fraud or material and willful breach by such Party of any of its representations, warranties or covenants herein, or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement (whether or not the breach was willful and intentional) that specifically survive such termination as set forth in the immediately preceding sentence.

A-38

EXECUTION COPY

(b)     The Parties acknowledge that the agreements contained in this Section 9.2 and in Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

 ARTICLE X

MISCELLANEOUS

10.1   Assignment. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto without the prior written consent of the other Parities.

10.2   Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

10.3  Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4  Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt if sent by e-mail or fax with electronic or telephonic confirmation of receipt. For purposes of notice, the addresses of the Parties shall be:

If to OPLI:	OphthaliX Inc.
10 Bareket Street
Petach Tikva, 4951778 Israel
Attention: Pnina Fishman, CEO and Chairman
Telephone: +972-3-924-1114
Facsimile: +972-3-924-9378
Email: Pnina@canfite.co.il

A-39

EXECUTION COPY

with required copies to (which will not constitute notice):

Doron Tikotzky Kantor Gutman Cederboum &Co.

7 Metsada Street, BSR 4 Tower

Bnei Brka, Israel

Attention: Ronen Kantor, Adv.

Telephone: +972-3-6133371

Facsimile: +972-3-6133372

Email: rkantor@dtkgc.com

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922
Attention: Gary Emmanuel, Esq.

Tel +1 212 547 5541

Fax +1 212 547 5444

Email: Gemmanuel@mwe.com

If to the Company	Wize Pharma Ltd.
Hamenofim 2
Petach Tikva, 4672553 Israel
Attention: Or Eizenberg, Interim CEO
Telephone: +972-73-232-4501
Facsimile: +972-3-760-6900
Email: or@wizepharma.com

with required copies to (which will not constitute notice):
Goldfarb Seligman & Co.
98 Yigal Alon Street
Electra Tower, Tel Aviv 67891 Israel
Attention: Ido G. Zemach, Adv.; Avi Dushnik, Adv.; Yoni Henner, Adv.
Facsimile: +972-3-608-9909
Email:Ido.Zemach@goldfarb.com; Avi.Dushnik@goldfarb.com; Yoni.Henner@goldfarb.com

10.5   Governing Legal Requirement; Venue; Waiver of Trial by Jury. This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of Israel without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a court located in Tel-Aviv, Israel. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the courts located in Israel and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Israel. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

A-40

EXECUTION COPY

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6   Counterparts. This Agreement, and any amendments hereto, may be executed in one or more counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

10.7   Email Transmissions. This Agreement, the other Transaction Documents and all agreements, documents and certificates delivered pursuant to this Agreement and/or the other Transaction Documents or in connection with the Transactions may be executed by any Party and transmitted by such Party to any other Party or Parties by means of a facsimile machine or other electronic transmission, including email, and any such document shall be deemed to have full force and effect as if the facsimile or email signature or signatures on such documents were original. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

10.8   Third Party Beneficiaries. Except with respect to Section 4.14, none of the provisions of this Agreement or any Transaction Document is intended to grant any benefit, remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement, to any Person or entity which is not a Party to this Agreement.

A-41

EXECUTION COPY

10.9   Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

10.10  Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

10.11  Entire Agreement. This Agreement and the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and thereof, and supersede all prior and contemporaneous negotiations, agreements and understandings between the Parties, whether oral or written, with respect to such subject matter, which is hereby terminated and of no further force or effect. If there is a conflict between any provision of this Agreement and a provision of the other Transaction Documents, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

10.12  Joint Negotiation and Drafting. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the Parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

 10.13 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except that OPLI and the Company shall share equally (50/50) the SEC registration fees for filing the Form S-4 as well as any blue sky legal, notice and registration fees associated therewith. It is hereby clarified that (i) OPLI shall bear all of the OPLI Insurance Expenses, if any, and (ii) Company shall bear all of the Company Insurance Expenses, if any.

10.14  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.15  Disclosure Letters. There may be included in the OPLI Disclosure Letter and/or the Company Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the OPLI Disclosure Letter and the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The OPLI Disclosure Letter and the Company Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the OPLI Disclosure Letter and the Company Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

[signature page follows]

A-42

EXECUTION COPY

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

OPHTHALIX INC.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman
Title:	CEO & Chairman

BUFIDUCK LTD.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman
Title:	CEO
WIZE PHARMA LTD.

By:	/s/ Or Eisenberg
Name:	Or Eisenberg
Title:	CEO

A-43

Annex B

EXECUTION COPY

EXHIBIT A – FORM OF UNDERTAKING AGREEMENT

THIS VOTING AND UNDERTAKING AGREEMENT (this “Agreement” or this “Undertaking”) is made as of May 21st, 2017, by and among Can-Fite BioPharma Ltd. (the “Shareholder”), Wize Pharma Ltd., a company established under the laws of the State of Israel (the “Company”), and OphthaliX Inc., a Delaware corporation (“OPLI”).

W I T N E S S E T H:

WHEREAS, the Company and OPLI are simultaneously entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, the Shareholder is the controlling shareholder of OPLI and is therefore an indirect beneficiary of the Merger Agreement; and

WHEREAS, as a material inducement to the Company’s entering into the Merger Agreement and consummating the transactions contemplated thereby, the Shareholder is entering into this Undertaking.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

1.	Definitions.

1.1.	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.2.	“Company Indemnitees” shall mean the following Persons: (a) OPLI; (b) OPLI’s successors and assigns; and (c) the representatives and Affiliates of OPLI (including the Company but, for the sake of clarity, excluding the Shareholder).

1.3.	“Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) the Closing.

1.4.	“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

1.5.	“Losses” shall include any loss (including diminution in value), damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including attorneys’ fees), charge, cost (including costs of investigation, defense costs, removal costs, remediation costs, closure costs) or expense of any nature, whether or not arising out of third party claims.

1.6.	“Shares” shall mean: (i) all shares (including all options, warrants and other rights to acquire Shares) of OPLI beneficially owned by the Shareholder as of the date of this Agreement, and (ii) all additional Shares (including all additional options, warrants and other rights to acquire Shares) that the Shareholder acquires during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

1.7.	A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

B-1

EXECUTION COPY

2.	Effectiveness. This Undertaking becomes effective upon execution thereof by the parties hereto.

3.	Representations and Warranties. The Shareholder hereby represents and warrants to the Company as of the date hereof and as of the Closing, that:

3.1.	The Shareholder has received a copy of the Merger Agreement (including all exhibits, schedules, annexes and attachments thereto), and the Shareholder is familiar with and, without confirming that such acknowledgment is required under OPLI’s organizational documents or applicable law, has no objection to its terms.

3.2.	The Shareholder has the full legal capacity, power and authority to execute and deliver this Undertaking and to perform the undertakings contemplated hereby. This Undertaking has been duly executed and delivered by the Shareholder, and constitutes the Shareholder’s valid and legally binding obligation enforceable against the Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Shareholder is not an “interested party” (as defined in the Israeli Securities Law) in the Company and, to its knowledge, is not affiliated with any of the interested parties in the Company.

3.3.	The Shareholder is not insolvent, has not initiated bankruptcy proceedings, nor is the Shareholder aware of any cause for any third party to initiate bankruptcy proceedings against the Shareholder.

3.4.	No consents, authorizations, approvals, waivers, authorization or permit of, or registration, declaration or filing with, or notification to, of any kind, of any Governmental Body or any other Person, are required in connection with the execution, delivery and performance of this Undertaking and the undertakings contemplated hereby which have not been obtained or delivered prior to the date hereof.

3.5.	The execution, delivery and performance of this Undertaking and the undertakings contemplated hereby by the Shareholder does not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, under any agreement, law, rule, regulation, order, judgment or decree, in each case, that is applicable to the Shareholder or that apply to the Shareholder’s assets.

3.6.	The Shareholder is, and immediately prior to the Closing shall be, the lawful owner, beneficially and of record of, good and marketable title in, all of the Shares as set forth in EXHIBIT A hereto, free and clear of all Encumbrances, and does not own any other shares, options or other rights to subscribe for, purchase or acquire any securities of (i) OPLI or its Subsidiaries or (ii) the Company, in each case, from them or from any other Person. Shareholder has not sold, pledged or otherwise Transferred any interests in its Shares to any Person. Other than this Agreement, Shareholder is not a party to, and is not aware of, any voting trust, proxy, or other agreement or understanding with respect to the share capital of OPLI.

B-2

EXECUTION COPY

4.	Transfer of Shares.

4.1.	The Shareholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not cause or permit any Transfer of any of the Shares to be effected.

4.2.	The Shareholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Shareholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar contract to vote or give instructions with respect to the Shares (other than this Agreement) in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

4.3.	The Shareholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, it shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of the Shareholder to perform its obligations under this Agreement.

5.	Voting Undertaking Etc.. Until the Expiration Date, at every meeting of OPLI’s shareholders called, and at every adjournment or postponement thereof, and on every action or approval by written consent of OPLI’s shareholders with respect to any such meeting, the Shareholder shall vote the Shares: (a) in favor of the approval and adoption of the matters to be voted at the OPLI Meeting pursuant to the Merger Agreement (as it may be amended from time to time) and any matter that would reasonably be expected to facilitate the Closing and (b) to the extent any of the following actions require a vote of OPLI’s shareholders under applicable law or OPLIs’ organizational documents, against any of the following actions (other than those actions that are contemplated by the Merger Agreement): (i) the approval of any proposal made in opposition to, or in competition with, the transactions contemplated by the Merger Agreement, (ii) any proposal regarding a sale of capital stock of OPLI or a merger, consolidation, sale of substantially all Properties or other similar transaction involving OPLI or any division or major asset of OPLI, and (iii) any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the transactions contemplated by the Merger Agreement. In addition, the Shareholder undertakes that, prior to the Effective Time, it shall enter into and consummate the EyeFite Sale in accordance with the Merger Agreement.

6.	Indemnification Undertaking.

6.1.	Subject to (i) the Closing and (ii) the limitations set forth herein, the Shareholder shall be liable, and shall indemnify, defend and hold harmless the Company and any of the other Company Indemnitees, as a principal obligor and not as a surety or guarantor, for any and all Losses paid, suffered or sustained by the Company Indemnitee, or that the Company Indemnitee becomes subject to (whether as a result of a third party claim or otherwise) on account of, and to the extent of, (i) Liabilities (including any financial indebtedness or other debt) of OPLI and its subsidiaries which arise with respect to events (including actions and transactions) occurring during the period (including before the execution of this Agreement) up to the Closing Date (the “Indemnifiable Liabilities”); provided such Indemnifiable Liabilities exceed $15,000 in the aggregate; and (ii) any Legal Proceedings commenced by any Company Indemnitee for the purpose of enforcing any of its rights under this Section 6. Indemnification hereunder shall be in cash. It is hereby specifically clarified and agreed that Indemnifiable Liabilities indemnified hereunder shall (i) not include any claim, action or Losses paid, suffered or sustained by the Company or any Company Indemnitee which is with respect to any Legal Proceedings arising out of or in relation to the transactions contemplated by the Merger Agreement, and (ii) include those arising from the EyeFite Sale, if any, as well as expenses and fees (such as legal and accounting fees) incurred by OPLI and any of its subsidiaries in connection with the negotiation, execution or consummation of the Merger Agreement.

B-3

EXECUTION COPY

6.2.	The Shareholder acknowledges and agrees that it shall not make any claim for contribution from OPLI with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any of Company Indemnitees is entitled to indemnification hereunder for such claim, and hereby waives any such right of contribution from OPLI it has or may have in the future.

6.3	Promptly after receipt by the Company Indemnitee of notice or commencement of any legal proceeding in respect of which indemnity may be sought hereunder, it will notify the Shareholder in writing of the receipt or commencement thereof; provided that, the failure so to notify will not relieve the Shareholder from any liability which it may have on account of this indemnity or otherwise, except to the extent the Shareholder has been materially prejudiced by such failure. Shareholder shall have the right, by providing written notice within seven (7) days of receipt of notification in writing from the Company Indemnitee, to assume the defense of such proceeding, and in such event the Shareholder will not settle any third party claim without the Company Indemnitee’s prior written consent (not to be unreasonably withheld, delayed or conditioned); provided however that Shareholder shall not have the right to assume the defense in the following circumstances: (i) where, in the Company Indemnitee’s good faith discretion, a conflict of interest exists, which makes separate representation advisable; (ii) the claim is for injunctive or other similar equitable relief against any Company Indemnitees or relates to the intellectual property rights, customers or suppliers of the Company Indemnitees; or (iii) the claim involves any criminal law claim against the Company Indemnitees or its directors, officers, employees or agents. In the event no such notice has been delivered by the Shareholder (or if Shareholder is not entitled to assume the defense pursuant to the preceding sentence), the Company Indemnitee shall have sole control on the conduct of the defense. In any event, the Company Indemnitee will not settle any third party claim without the Shareholder’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

6.4	The indemnification set out in Section 6.1 above shall expire and cease to be binding on the Shareholder (i) for claims that do not involve Liabilities for Tax – on the day that is 30 days following the publication of the first audited financial statements of OPLI occurring after the Closing, and (ii) for claims that do involve Liabilities for Tax – on the third anniversary of the Closing (as applicable, the “Survival Date”), so that after the applicable Survival Period, the Company Indemnitees shall not be entitled to recover from the Shareholder hereunder; provided however that so long as due written notice of an indemnity claim in accordance with the terms herein is given on or prior to the applicable Survival Date with respect to such claim, such claim shall continue to survive until it is finally resolved.

7.	Waiver and Release of Claims.

7.1	Effective for all purposes as of, and contingent upon, the Closing, Shareholder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, subsidiaries, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges OPLI and the Company (each a “Beneficiary”) and each of such Beneficiary’s respective subsidiaries, Affiliates, directors, officers, employees, representatives, agents, members, shareholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Shareholder Claims such Releasing Party may have or assert against any of the Released Parties, from the beginning of time through the time of the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support a Shareholder Claim are known or should have been known, except with regard to its rights pursuant to the Merger Agreement and the transactions contemplated thereby. In this Agreement, a “Shareholder Claim” shall mean: (i) except for the Shares listed in Exhibit A, any claim or right to receive or hold any Shares or other securities (including warrants, debt securities and capital notes) of OPLI or, other than in accordance with the EyeFite Sale to be consummated immediately prior to the Closing, its Subsidiaries; (ii) any claim or right to receive any payment from OPLI or its Subsidiaries; (iii) any claim with respect to the authority or enforceability to enter into this Agreement or any of the transactions; (iv) any rights, licenses, claims or interest whatsoever, including royalties, fees or other compensation with respect to OPLI; or (v) any claim or right to receive any consideration or service from any Released Party under any agreement between such Releasing Party and the Released Party. For the avoidance of any doubt, Shareholder Claim does not include the Excluded Claims.

B-4

EXECUTION COPY

7.2	Shareholder acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but it is Shareholder’s intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist or may exist or heretofore have existed between any Releasing Party and any Released Party with respect to the subject matter of this Agreement.

7.3	Notwithstanding anything in this Section 7, the foregoing releases and covenants shall not apply to any claims relating to any employment payment, including salary and bonuses, and any other matters; provided that such are fully disclosed in Schedule 7.3 hereto (collectively, the “Excluded Claims”).

8	Notices. Any notice or communication must be in writing and will be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third (3rd) Business Day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (iv) upon receipt if sent by e-mail or fax with electronic or telephonic confirmation of receipt. For purposes of notice, the addresses of the Parties shall be:

If to the Shareholder:	Can-Fite BioPharma Ltd. 10 Bareket Street KiryatMatalon P.O. Box 7537
Petach Tikva, 4951778 Israel
Attention: Pnina Fishman, CEO and Chairman
Telephone: +972-3-924-1114
Facsimile: +972-3-924-9378
Email: Pnina@canfite.co.il

If to OPLI (before the Closing):	OphthaliX Inc.
10 Bareket Street
Petach Tikva, 4951778 Israel
Attention: Pnina Fishman, CEO and Chairman
Telephone: +972-3-924-1114
Facsimile: +972-3-924-9378
Email: Pnina@canfite.co.il
with required copies to (which will not constitute notice):

Doron Tikotzky Kantor Gutman Cederboum &Co.

7 Metsada Street, BSR 4 Tower

Bnei Brka, Israel

Attention: Ronen Kantor, Adv.

Telephone: +972-3-6133371

Facsimile: +972-3-6133372

Email: rkantor@dtkgc.com

McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173-1922
Attention: Gary Emmanuel, Esq.

Tel +1 212 547 5541

Fax +1 212 547 5444

Email: Gemmanuel@mwe.com

B-5

EXECUTION COPY

If to the Company (and OPLI after Closing):	Wize Pharma Ltd.
Hamenofim 2
Petach Tikva, 4672553 Israel
Attention: Or Eizenberg, Interim CEO
Telephone: +972-73-232-4501
Facsimile: +972-3-760-6900
Email: or@wizepharma.com

with required copies to (which will not constitute notice):
Goldfarb Seligman & Co.
98 Yigal Alon Street
Electra Tower, Tel Aviv 67891 Israel
Attention: Ido G. Zemach, Adv.; Avi Dushnik, Adv.; Yoni Henner, Adv.
Facsimile: +972-3-608-9909
Email: Ido.Zemach@goldfarb.com; Avi.Dushnik@goldfarb.com; Yoni.Henner@goldfarb.com

9	Governing Legal Requirement; Venue; Waiver of Trial by Jury.

9.1	This Agreement shall be governed solely and exclusively by and construed in accordance with the internal laws of the State of Israel without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a court located in Tel-Aviv, Israel. By its execution hereof, the Parties hereby covenant and irrevocably submit to the in personam jurisdiction of the courts located in Israel and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Israel. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Party hereto of its reasonable counsel fees and disbursements.

9.2	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.2.

B-6

EXECUTION COPY

10	Further Assurance. Shareholder shall promptly take or cause to be taken all acts, and execute or deliver, or cause to be executed or delivered, all such documents and instruments, in each case as may be reasonably requested by the Company to give full force and effect to this Undertaking.

11	General.

11.1	This Agreement and the other Transaction Documents, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and thereof, and supersede all prior and contemporaneous negotiations, agreements and understandings between the Parties, whether oral or written, with respect to such subject matter, which is hereby terminated and of no further force or effect. If there is a conflict between any provision of this Agreement and a provision of the other Transaction Documents, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

11.2	Any term of this Undertaking may be amended and the observance of any term of this Undertaking may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of OPLI, the Company and the Shareholder.

11.3	None of the rights, privileges or obligations set forth herein, arising under, or created by this Undertaking may be assigned or transferred, without the prior consent in writing of the non-assigning or non-transferring party, except that the Company may transfer or assign its rights and obligations under this Undertaking, without obtaining the consent or approval of any other parties hereto, in whole or from time to time in part, to any Person. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the respective successors, permitted assigns, guardians, heirs, executors, and administrators of the Shareholder and the Company (including any Company Indemnitee).

11.4	No failure on the part of any Person to exercise any power, right, privilege or remedy under this Undertaking, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Undertaking, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Undertaking, or any power, right, privilege or remedy under this Undertaking, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

B-7

EXECUTION COPY

11.5	If any term, provision, covenant or restriction of this Undertaking is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Undertaking shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the undertakings contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Undertaking so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the undertakings contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.6	The parties hereto agree that irreparable damage would occur if any provision of this Undertaking were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Undertaking or to enforce specifically the performance of the terms and provisions of this Undertaking in addition to any other remedy to which they are entitled hereunder, in each case without the requirement of posting any bond or other type of security.

11.7	Each of the parties acknowledges that it had assessed the risk, uncertainties and benefits of the transactions contemplated by this Undertaking, and that it was represented by legal counsel in the negotiation, execution and delivery of this Undertaking Accordingly, and based on the foregoing facts, among other factors, each party acknowledges and agrees that, for purposes of interpreting this Undertaking, no party has had any preference in the design of the provisions of this Undertaking.

11.8	Unless the context of this Undertaking otherwise requires, (i) words of any gender include the other gender or neuter forms; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Undertaking; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Undertaking; (v) the word “include” or “including” does not imply any limitation to the item or matter mentioned; (vi) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof; (vii) the use of the words “or,” “either” or “any” will not be exclusive; and (xiii) the use of the words “deliver,” “furnish,” “made available” or “provide” will mean that, with respect to either Party, as the context requires, or its respective representatives, that such documents or information referenced shall have been delivered to the other Party or its representatives at least one Business Day prior to the date of this Undertaking.

11.9	This Undertaking may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Undertaking (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Undertaking.

[Signature pages follow]

B-8

EXECUTION COPY

IN WITNESS WHEREOF, the parties have executed this VOTING AND UNDERTAKING AGREEMENT, as of the date first mentioned above.

Company:

Wize Pharma Ltd.

By:	/s/ Or Eisenberg
Name:
Title:

OPLI:

OphthaliX Inc.

By:	/s/ Pnina Fishman
Name:
Title:

Shareholder:

Can-Fite BioPharma Ltd.

By:	/s/ Pnina Fishman
Name:
Title:

B-9

EXECUTION COPY

EXHIBIT A

SHARES

8,563,254 shares of OPLI

B-10

  Annex C

“Unofficial English Translation from Hebrew”

FINANCIAL OPINION - MERGER TRANSACTION BETWEEN

WIZE PHARMA LTD. AND OPHTHALIX INC.

Pulvernis Bareket Ben-Yehuda Ltd.

Eran Hadar House, Bezalel 3 Ramat-Gang | Phone: 972-3-752-9000 | Fax: 972-3-752-9002 | www.pbb.co.il

C-1

June 20, 2017

Members of the Board of Directors

Wize Pharma Ltd.

Esteemed Members of the Board of Directors, Pulvernis Bareket Ben Yehuda Ltd., formerly: De-Kalo Ben Yehuda & Co. Ltd. (hereinafter - “the Valuator”) was asked by the board of directors of Wize Pharma Ltd. (hereinafter - “the Company”) to assess and to give its opinion, from an financial perspective, in connection with the fairness of the Exchange Ratio (as defined below) in a transaction to merge a subsidiary of OphthaliX Inc. (hereinafter - “OphthaliX”) into the Company, thus, upon the completion of the transaction, the Company would become a wholly owned subsidiary of OphthaliX in consideration of an allotment of stocks of OphthaliX to the shareholders of the Company (hereinafter - the “Transaction” or the “Merger Transaction”). The examination of the fairness of the Exchange Ratio (as defined below) was prepared as of May 21, 2017 (hereinafter - the “Fairness Opinion Date”).

The purpose of the opinion, presented below, is to assess, solely from a financial perspective, the fairness of the share allotment ratio, as proposed in the merger agreement between the parties (hereinafter - the “Merger Agreement”), under which OphthaliX would acquire all the Company’s shares in consideration of an allotment of OphthaliX shares to the Company’s shareholders at a ratio of 5.3681 OphthaliX stocks for each share of the Company (hereinafter - the “Exchange Ratio”).

The purpose of the opinion is to assist the Company’s board of directors to assess the fairness of the Exchange Ratio proposed in the Merger Transaction, as aforementioned, based on financial considerations, and for this purpose alone. This opinion makes no reference to possible influential considerations of the estimated value for the individual investor.

C-2

Our opinion and review was based on historical financial data, and included making inquires and discussions with those responsible for the financials and accounting in the Company’s management, while relaying on their knowledge and experience. The sources of information examined, appear to be reliable, complete and accurate, though, we did not conduct our own independent check and examination of their validity. Like all financial evaluations, this valuation too, was based on the aforesaid information. Changes in the information examined, or additional information, may influence our findings and results. Therefore, our opinion herein shall not be construed as a validation for the authenticity, completeness or accuracy of the information examined, but rather a financial evaluation based on certain financial methodologies, all as detailed in the body of the opinion. Further to be clarified, that our opinion does not constitute an opinion on our behalf, among other things, for the following matters: (a) the business consideration by the Company or any other person, underlying the decision to enter into the Merger Transaction; (b) the fairness of the Transaction to any stockholder, creditor or other person, except as explicitly expressed in this opinion herein; (c) the comparison of this Merger Transaction to other alternative transactions; (d) the solvency state of the companies party to the Merger Transaction; (e) legal, tax, accounting and insurance ramifications, and/or other professional based advice.

The following opinion addresses the totality of the financial parameters associated with assessing the fairness of the Exchange Ratio as proposed in the Merger Transaction alone, and nothing therein should be construed as expressing a recommendation to take action of any kind, including a recommendation for investment and/or sale of any securities.

Under no circumstances shall the Valuator be liable for any damage, cost or expenditure, caused in any way and manner as a result of fraudulent acts, misrepresentation, deception, conveyance of incorrect and incomplete information or withholding information from the Company and/or anyone on its behalf, or any other reliance on such information, and in accordance with the engagement agreement with the Company, the Company has undertaken to indemnify the Valuator in connection with any compensation, which exceeds three times the fee amount paid to the Valuator by the Company in respect of the opinion, where the Valuator is liable toward a third party and/or the Company in connection with the opinion, including, for the expenditures that shall be required for legal representation, including counseling and expert opinions.

C-3

We hereby declare, that (a) that will be compensated for providing our opinion, but it is not conditioned upon the Transaction completion, and (b) we have no personal interest in the shares of the Company and/or stocks of OphthaliX, their stockholders or parties related thereto, as defined by law or by case law, and we have no dependence or affiliation with them or with the parties related thereto as defined under the Israeli Companies Law -1999.

We appreciate the opportunity to help you to assess the fairness of the Exchange Ratio proposed in the Merger Transaction.

Summary of Findings:

We believe, in accordance with our analysis the and findings presented, including the conclusions arising from Appendix “A”, as of the Fairness Opinion Date, the Exchange Ratio, from a financial perspective, is reasonable and fair to the shareholders of the Company.

C-4

Pulvernis Bareket Ben-Yehuda Ltd.

Pulvernis Bareket Ben-Yehuda Ltd. formerly known as: De-Kalo Ben-Yehuda specializing in financial consulting services. DB provides a variety of financial and economic valuations, as well as independent financial opinions for accounting, legal and tax purposes etc.

DB team consist of well experienced, accountants, economists and financial analysts.All of our assessments and valuations are compliant with valuation standards of local and international bodies, including the AICPA, IASB, IRS, SEC, Israeli SEC and IRS.

We service more than 200 Public companies traded in Israel, U.S.A and Europe as well as hundreds of private companies.

Management:

Shai Pulvernis, C.P.A - Managing Partner

 Mr. Pulvernis is a certified accountant in Israel, and holds a B.A. in Economics and Accounting from Ben-Gurion University.

Mr. Pulvernis is a Managing Partner at Pulvernis Bareket Ben-Yehuda Ltd. since 2007. His experience includes a wide variety of independent financial and economic analysis for over 200 public companies and hundreds of private companies, in Israel and overseas, which includes, among other, valuations of companies, derivatives, goodwill, financial instruments and employee compensation plans. Mr. Pulvernis has Extensive experience, International accounting principles and standards.

Mr. Pulvernis’s expertise and extensive experience in the financial advisory & valuation fields, are required in process such as, Mergers and Acquisitions (M&A), IPO’s and Financial Reporting (According to IFRS, Israel and U.S GAAP) and according to the requirements of the S.E.C, IRS and Israel’s SEC and Tax authorities.

Prior to Pulvernis Bareket Ben-Yehuda Ltd. Mr. Pulvernis served several years in the auditing, financial advisory and M&A department at Kesselman & Kesselman (PricewaterhouseCoopers). During those years Mr. Pulvernis was involved with some of the major deals in the Israeli market.

C-5

Eran Bareket, C.P.A - Managing Partner

Mr. Bareket is a certified accountant in Israel and holds a B.A. in Economics and Accounting from Ben-Gurion University.

Mr. Bareket is a Managing Partner at Pulvernis Bareket Ben-Yehuda Ltd. since 2007. His experience includes a wide variety of independent financial and economic analysis for over 200 public companies and hundreds of private companies, in Israel and overseas, which includes, among other, valuations of companies, derivatives, goodwill, financial instruments and employee compensation plans. Mr. Bareket has Extensive experience, International accounting principles and standards.

Mr. Bareket’s expertise and extensive experience in the financial advisory & valuation fields, are required in process such as, Mergers and Acquisitions (M&A), IPO’s and Financial Reporting (According to IFRS, Israel and U.S GAAP) and according to the requirements of the S.E.C, IRS and Israel’s SEC and Tax authorities.

Prior to Pulvernis Bareket Ben-Yehuda Ltd. Mr. Bareket served several years as a Manager at Ernst & Young (E&Y). During those years, Mr. Bareket managed auditing accounts of leading public companies in Israel as well as performing due diligence for mergers and acquisitions. In this capacity, Mr. Bareket served as an expert and advisor in valuations for purposes of U.S. and International GAAP (IFRS), including advisory to companies on early transition to the IFRS.

Respectfully subknitted,

By:	/s/ Shai Pulvernis
Shai Pulvernis, C.P.A
Pulvernis Bareket Ben-Yehuda Ltd.

C-6

CONTENTS

1.	Background	8
2.	Description of the Merger Transaction	10
3.	Share Allotment Ratio	12
3.1	Value of OphthaliX	12
3.2	Value of Wize Pharma	16
3.3	The Ratio of the Value of the Company to the Value of OphthaliX	17
4.	Appendix “A” — Additional Perspective for Assessing the Share Allotment Ratio	18

C-7

1. BACKGROUND

Wize Pharma Ltd. (hereinafter - “the Company”) was established in 1982 as a public company in Israel under the name Eitam Land of Israel Advanced Industries Ltd. In the month of June 2011, the Company changed its name to Start Night Technologies Ltd., and began operating through its subsidiary S.D.S. Ltd., in three core fields: The electro-optical field, airborne systems and the defense field. On April 8, 2014, in the wake of the subsidiary entering a process of liquidation and the Company’s noncompliance with the stock exchange conditions, the Company’s shares were suspended from trade on the Tel Aviv Stock Exchange. On February 15, 2015, the composition of creditors for the Company was finalized and the control core of the Company, which was then a public shell, was acquired by new shareholders. On February 22, 2015, trading of the Company’s shares was renewed under the maintenance list and on April 12, 2015, the Company’s shares were transferred for trade on the main list.

On May 4, 2015, an agreement was signed between the Company and Resdevco Research and Development Company Ltd. (hereinafter - “Resdevco”), which is an unrelated third party to the Company, under which the Company received an exclusive license for the purchase, marketing, sale and distribution in the United States, on its own or through its subsidiary, of a drug for the treatment of dry eye syndrome and other ophthalmic diseases, among them, Conjunctival Chalasis and Sjogren’s Syndrome (hereinafter - “the Drug”). Since the date of signing the agreement, the Company has been working in an effort to commercialize and distribute the Drug into the global market.

In light of the events mentioned above, and in the wake of the shift in the Company’s activity, in the month of June 2015 the Company’s name was changed to Wize Pharma Ltd.

The Company is currently working in an effort to obtain authorization for sale and distribution of the Drug, inter alia in the United States. Concurrently, the Company is negotiating with potential distributors who would be responsible for selling the Drug to the end consumer. The Company aspires to sell and distribute the Drug also in European countries, and furthermore, has begun clinical trials of the drug in order to prove its efficacy in the prevention / treatment of Conjunctivochalasis.

C-8

2. DESCRIPTION OF THE MERGER TRANSACTION

On November 15, 2016, the Company signed a non-binding letter of intent with OphthaliX, whose shares are traded in the United Stated OTC, for the sale of all the Company’s shares in consideration of an allotment of shares of OphthaliX stock to the Company’s shareholders (hereinafter - the ” Letter of Intent”). In accordance with the Merger Agreement between the parties, OphthaliX would acquire 100% of the Company’s shares in consideration of an allotment of OphthaliX shares at a ratio of 5.3681 shares of OphthaliX stock for each share of the Company (the “Exchange Ratio”). It should be noted that the Exchange Ratio reflects a ratio of 90:10 (for each existing share of OphthaliX stock before the allotment, the shareholders of the Company shall hold 9 shares), subject to adjustments in the event that prior to finalization of the Transaction a capital consolidation and/or split is implemented and/or similar events in the share capital of the Company or the capital stock of OphthaliX, insofar as warrants of the Company are exercised and/or in the event that the Company raises capital.

After the Transaction is finalized, OphthaliX shall continue to be traded in OTC and shall change its name to “Wize Pharma Inc.” (hereinafter - the ” Surviving Company”), and the Company’s shares shall no longer be traded on the Tel Aviv Stock Exchange. In accordance with the Merger Agreement, the Company’s existing convertible loans shall remain effective with the Surviving Company and shall be convertible into stocks of the Surviving Company, in accordance with the original loan conditions (subject to the necessary adjustments in accordance with the Exchange Ratio).

We would note, that in accordance with the Merger Agreement, prior to completion of the Merger Transaction and as a condition precedent thereto, (a) OphthaliX shall sell Eye Fite Ltd. (a wholly owned subsidiary) to the holder of the controlling interest in OphthaliX, Can-Fite Biopharma Ltd. (hereinafter - “Can-Fite”), in consideration of wavering of all the debts of OphthaliX and of Eye Fite Ltd. to Can-Fite and (b) OphthaliX shall continue to hold 446,827 of Can-Fite shares, so that OphthaliX’s balance sheet on the eve of the Merger Transaction shall include a holding of tradable shares of Can-Fite against equity, corresponding to the value of the investment in Can-Fite.

C-9

3. SHARE ALLOTMENT RATIO

In order to assess the fairness of the Exchange Ratio, we estimated the ratio of the fair value of the Company to the fair value of OphthaliX, compared to the Exchange Ratio, which reflects a value ratio between OphthaliX and the Company of 10:90.

3.1. VALUE OF OPHTHALIX

Background

OphthaliX was originally incorporated in the State of Nevada on December 10, 1999, under the name Bridge Capital.com, Inc. On June 27, 2011, in the wake of its merger with Eye Fite Ltd., its name was changed to OphthaliX. From this date, OphthaliX began to engage in the development of a drug for ophthalmic disorders and in conducting clinical trials on this drug. Throughout the years, OphthaliX activity was funded, primarily, though loans that were received from its controlling stockholder, (Can-Fite) a dual-listed public company, which engages in the development of cancer and inflammatory drugs. In September 2016, after the second phase of the drug development failed, it was resolved by OphthaliX board of directors that it would enter into a voluntary dissolution and liquidation plan. On November 10, 2016, the board of directors resolved to abandon and retract its resolution and to sign the letter of intent. As of December 31, 2016, OphthaliX ceased all its research and development activity and it is classified in its public reports as a public shell. OphthaliX’s total liabilities to Can-Fite as of December 31, 2016, amounted to approximately USD 4.5 million, which, as stated, are to be paid on the eve of completion of the Transaction (see further in section 2).

As set forth above, OphthaliX shares are traded in the United States OTC and therefore, first, we ascertained whether we can rest on its OTC share price in order to determine its fair value. To this end, we reviewed the trading turnover/volume of its shares over a period between the date of which the Letter of Intent was signed and the Fairness Opinion Date in order to determine whether there is an “active market”.

C-10

An active market is defined in the professional literature as “a market in which transactions of the asset or liability occur with sufficient frequency and volume in order to provide pricing information on an ongoing basis”.

The following table shows the value of OphthaliX and the average trading turnover of its shares (USD):

Date	Value of OphthaliX (USD)	Average daily trading turnover (units)*	Average daily trading turnover (USD)*	Note

19/05/2017	3,236,788	943	2,523	Fairness Opinion Date**
31/03/2017	4,698,563	133	310	Reporting date Q1/2017
31/12/2016	10,441,251	-	-	Reporting date 2016
15/11/2016	10,441,251	8	8	Date of signature of letter of intent
01/09/2016	10,441,251	24	37	Date of OphthaliX’s notification of its dissolution

* The trading turnovers were calculated over a period of three months.

** OphthaliX shares are traded in OTC and therefore, the last trading day prior to the Fairness Opinion Date is May 19, 2017.

As it can be seen from the table above, the trading turnover of the OphthaliX share are exceedingly meager and to the best of our judgment, do not meet the definition of an “active market” and therefore, we cannot estimate its share value and the value of OphthaliX based on its OTC share price.

Furthermore, in the absence of activity, we cannot assess the value of OphthaliX using the discounted cash flow (DCF) method.

Therefore, the most accepted methodology for assessing the value of a company such as OphthaliX is the net asset value (“NAV”), analysis, which is based on the fair value of OphthaliX’s assets less the fair value of its liabilities.

As aforementioned, as of the date of which the Letter of Intent and the Merger Agreement were signed, OphthaliX is in the form of a “shell company”, i.e. a company with no activity at all, where (a) all its assets amount to tradable shares of Can-Fite and Eye Fite (while, in accordance with the Merger Agreement, Eye Fite shares are to be sold to Can-Fite prior to completion of the Transaction) and (b) it has no liabilities (excluding OphthaliX’s liabilities to Can-Fite, which ,as stated, are to be paid on the eve of completion of the Transaction). Therefore, its fair value is estimated in accordance with the net asset value in proximity to the Fairness Opinion Date, plus the economic value of an entity traded as a public shell on the OTC market (but less Eye Fite shares that are to be sold as stated, and without accounting for its liabilities, which are to be sold as set forth above).

C-11

It was conveyed by the Company’s management that in accordance with the Merger Transaction roadmap, on the eve of the Merger Transaction, assets of OphthaliX shall amount to a holding of tradable shares of Can-Fite against equity in an equal amount.

Value of holdings of Can-Fite shares

OphthaliX holds 446,827 ordinary shares of Can-Fite, traded on the Tel Aviv Stock Exchange (as stated, the holder of controlling interest in OphthaliX). The fair value of the holding of Can-Fite shares in proximity to the Fairness Opinion Date, is estimated based on the Can-Fite share price on the Tel Aviv Stock Exchange, i.e. 334.9 Agorot (USD 0.932 based on an exchange rate for May 19, 2017 of NIS 3.593 / USD). In order to base the assumption, whereby Can-Fite share prices as quoted on the stock exchange represent transactions between a willing buyer and a willing seller acting in an informed manner and in an active market, we inspected the trading turnover during the periods preceding the Fairness Opinion Date, as detailed below:

Average trading period	Average daily trading turnover (units)*	Average daily trading turnover (NIS)*
Month	104,897	376,347
Three Months	87,036	317,912
Six Months	96,795	378,806

Furthermore, we examined Can-Fite’s share price at different time periods, as detailed below:

Date / trading	Share price	Share price	holdings fair
Period	(Agorot)	(USD)	Value (USD)
21/05/2017	334.9	0.932	416,483
Last Month	337.8	0.934	417,119
Three Months	353.0	0.969	433,011
20/02/2017	377.1	1.017	454,541
15/11/2016	428.4	1.114	497,973

C-12

The value of OphthaliX holdings in Can-Fite as at May 21, 2017 is estimated at approximately USD 417 thousand.

Value of a shell company

As aforementioned, as of the date of which the Letter of Intent was signed, OphthaliX is not engaged in any activity and is and is considered to be a “shell company”.

There are two principal types of “shells” in the U.S. stock exchanges:

1.	Special Purpose Acquisition Company (SPAC) - a company offered on the stock exchange with no activity, solely in order to merge the activity of a private company. SPACs are offered on the stock exchange under a capital raising roadmap, by way of offering shares and warrants to the public. Subsequent to the offering, the company is allotted a period of time of up to 24 months to identify activity and to complete its merger with the company. If the merger is not completed within the fixed time frame, the SPAC is dissolved and the capital raised in its offering is returned to the investors. From a review that we conducted of the value of SPAC’s traded on U.S. stock exchanges, it emerges, that they are valued approximately at the sum of cash held by them. Meaning, that accordingly, it follows that insofar as the shell has value, per se, this value is negligible.

2.	Companies that ceased / sold their business activity and have remained with no activity - these companies are traded on the various stock exchanges and serve as a convenient platform for merging new activity. These companies usually have no significant assets. There is no extensive public information on transactions acquiring shell companies (public shells) in the U.S. stock exchanges, but market assessments indicate that the price range fluctuates between USD 100 and USD 200 thousand.

In our opinion, we estimate the value of the “shell company” at approximately USD 150 thousand.

C-13

The following table shows the fair value of OphthaliX in proximity to the Fairness Opinion Date and at additional benchmarks:

Date	Value of Can- Fite holdings (USD)	Value of “shell company” (USD)	Value of OphthaliX (USD thousands)	Value of OphthaliX (NIS thousands)	Note
21/05/2017	416,483	150,000	566	2,035	Date proximate to the opinion preparation date
20/02/2017	454,541	150,000	605	2,241	The date when Wise Pharma released the merger acquisition roadmap
15/11/2016	497,973	150,000	648	2,491	Date of signature of letter of intent

Therefore, the value of OphthaliX, in proximity to the Fairness Opinion Date, is estimated at approximately NIS 2,035 thousand.

3.2 VALUE OF WIZE PHARMA

Since the Company is traded on the Tel Aviv Stock Exchange, the most reliable indicator for estimating its fair value, given an “active market”, is in accordance with transactions between willing buyers and willing sellers, which were made in proximity to the Fairness Opinion Date.

As mentioned in Section 1, on February 22, 2015, trading of the Company’s shares was renewed under the maintenance list and on April 12, 2015, its shares were transferred for trade on to the main list. From this date and up to the Fairness Opinion Date, the Company’s shares have been traded on the Tel Aviv Stock Exchange. Since we believe that the volume of trading of the Company’s shares reflects trading conditions under an “active market” scenario (as defined above) we estimated its fair value in accordance with its quoted share prices on the Tel Aviv Stock Exchange.

In order to base the assumption whereby the Company’s share prices as quoted on the stock exchange are prices of transactions between a willing buyer and a willing seller acting in an informed manner, which sustain, in practice, an active market, we inspected the trading turnover during the periods preceding the date of the opinion, as detailed below:

Average trading period	Average daily trading turnover (units)	Average daily trading turnover (NIS)	Average market value (NIS thousands)

Month	13,381	24,980	31,892
Three months	16,097	30,843	31,322
Six months	8,920	16,497	27,922

C-14

In our assessment, the trading turnovers of the Company’s shares represent an “active market” and therefore we believe that the market value of the Company reflected by the Company’s share data Fairness Opinion Date reflects its fair value as of this date.

The following table shows the Company’s share price as of the date of which the Letter of Intent was signed and to the Fairness Opinion Date, as detailed below:

Date/trading	Share price	Market Value
Period	(Agorot)	(NIS thousands)
21/05/2017	167.3	29,285
Last month	182.2	31,892
Three months	178.9	31,322
20/02/2017	163.9	28,690
15/11/2016	153.7	26,905

The fair value of Wize Pharma (the Company), in proximity to the Fairness Opinion Date, is estimated at approximately NIS 29,285 thousand.

3.3 THE RATIO OF THE VALUE OF THE COMPANY TO THE VALUE OF OPHTHALIX

In order to assess the ratio of the value of the Company to the value of OphthaliX, we estimated their value, as of May 21, 2017 (a date proximate Fairness Opinion Date) whilst making reference to the value of the companies at different benchmarks.

The following table shows the value of the Company compared to the value of OphthaliX, as of the date of which the Letter of Intent was signed and of May 21, 2017 as well as the ratio between their fair values:

Date	Value of Wize Pharma (NIS thousands)	Value of OphthaliX (NIS thousands)	The derived value ratio
21/05/2017	29,285	2,035	93.5:6.5
20/02/2017	28,690	2,241	92.7:7.3
15/11/2016	26,905	2,491	91.5:8.5

It can be seen from the table that the ratio of the value of the Company to the value of OphthaliX fluctuates within a range of 91.5:8.5 to 93.5:6.5, while the exchange ratio in accordance with the merger agreement reflects a value ratio of 10:90.

C-15

We believe, in accordance with the analysis that we performed and the findings presented, including the conclusions arising from Appendix “A”, that the Exchange Ratio, from a financial perspective, is reasonable and fair to the shareholders of the Company.

C-16

4. APPENDIX “A” - ADDITIONAL PERSPECTIVE FOR ASSESSING THE SHARE ALLOTMENT RATIO

As set forth above, the Merger Transaction forming between the parties is a transaction carried out between a pharma company and a “shell company” with no activity. In other words, the Merger Transaction has no synergetic advantages such as merging two activities that has the potential of enhancing the surviving company. Meaning, that given that the primary incentives of the Company’s shareholders are creating a platform for future capital raisings on an American stock exchange, concurrently while raising financial resources de facto (in this case holding tradable shares of Can-Fite at a value of approximately NIS 1.5 million), then the Merger Transaction can be assessed under characteristics of similar financial transactions that the Company has carried out or carried out by companies with similarities tangential to the Company in proximity to the Merger Transaction date.

As stated, referring to the Merger Transaction as a financial transaction (raising financial resources at a level of the value of the investment in Can-Fite shares in consideration of an allotment of shares of the Company) indicates that its conditions under the Merger Transaction roadmap, which reflect approximately a 4% discount, compared to the sample of capital raisings carried out on the Tel Aviv Stock Exchange during the course of the last two years (as described below), are definitely reasonable.

C-17

The following table shows a sample of capital raisings carried out on the Tel Aviv Stock Exchange during the course of the last two years and the discount / premium reflected by them:

	Date	Company	Naïve offer price	Effective share price	Share price on stock exchange	Discount / premium
1	27/04/2016	Biocancell Ltd.	0.99	0.99	0.80	23.81%
2	13/10/2015	Therapix Biosciences Ltd.	1.05	0.90	0.90	0.00%
3	24/07/2016	Medivie Therapeutic Ltd.	0.40	0.40	0.40	-0.50%
4	16/12/2015	HBL - Hadas it Bio Holdings Ltd.	0.36	0.36	0.37	-2.96%
5	19/05/2015	Micromedic Technologies Ltd.	0.27	0.26	0.27	-5.14%
6	08/08/2016	Medivie Therapeutic Ltd.	0.40	0.40	0.44	-9.09%
7	01/02/2016	Micromedic Technologies Ltd.	2.25	2.09	2.31	-9.51%
8	04/08/2015	DNA Biomedical Solutions Ltd.	0.50	0.46	0.52	-12.52%
9	08/06/2016	Collplant Holdings Ltd.	0.35	0.30	0.34	-13.85%
10	03/04/2017	Biocancell Ltd.	0.94	0.94	1.23	-24.11%
11	10/07/2016	Micromedic Technologies Ltd.	1.60	1.60	2.21	-27.73%
12	28/07/2016	Cellact	1.24	0.86	1.42	-39.23%
13	11/05/2015	BiodvaxPharmaceuticals Ltd.	0.48	0.37	0.65	-42.36%
14	16/08/2015	KMN Capital Ltd.	16.00	16.00	29.56	-45.87%
15	05/01/2016	Medivie Therapeutic Ltd.	0.75	0.75	1.7	-55.65%
Average						-17.65%

C-18

Annex D

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

OPHTHALIX, INC.

(A Delaware Corporation)

OPHTHALIX INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “Corporation”), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That upon filing of this Certificate of Amendment, Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the corporation is Wize Pharma, Inc.”

SECOND: That upon filing of this Certificate of Amendment, Section 3.1(i) of Article III of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety such that, as amended, said section shall read in its entirety as follows:

“(i) The total number of shares of stock which the Corporation shall have authority to issue is 500,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share.”

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on [          ], 2017, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

FOURTH: The remaining provisions of the Certificate of Incorporation, including without limitation the remaining provisions of Article III, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its interim Chief Executive Officer this ___th day of ____, 2017.

OPHTHALIX, INC.
a Delaware corporation

By:
Pnina Fishman, Interim CEO

D-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

As a corporation incorporated in the State of Delaware, OphthaliX is subject to the DGCL. Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

OphthaliX’s charter and bylaws provide that it must indemnify and advance expenses to its directors and officers to the full extent authorized by the DGCL.

OphthaliX expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act as defined in the policy and (2) to it with respect to indemnification payments that it may make to such directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of OphthaliX’s charter, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, OphthaliX shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in its bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

II-1

Item 21. Exhibits and Financial Statement Schedules.

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-2

(5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah Tikva, Israel on September 5, 2017.

OphthaliX, Inc.

By:	/s/ Pnina Fishman
Pnina Fishman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Pnina Fishman
Pnina Fishman	Chairman and Chief Executive Officer	September 5, 2017

/s/ Itay Weinstein
Itay Weinstein	Chief Financial Officer	September 5, 2017

*
Ilan Cohn	Director	September 5, 2017

*
Guy Regev	Director	September 5, 2017

*
Roger Kornberg	Director	September 5, 2017

*
Michael Belkin	Director	September 5, 2017

*By:	/s/ Pnina Fishman
Pnina Fishman
Attorney-in-fact

II-4

EXHIBIT INDEX

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated as of May 21, 2017, by and among OphthaliX, Inc., Bufiduck Ltd. and Wize Pharma Ltd. (included as Annex A to the proxy statement/prospectus which is a part of this Registration Statement)

2.2	Voting and Undertaking Agreement, dated as of May 21, 2017, by and among OphthaliX, Inc., Wize Pharma Ltd., and Can-Fite BioPharma Ltd. (included as Annex B to the proxy statement/prospectus which is a part of this Registration Statement)

2.3	Acquisition Agreement, dated November 21, 2011, with Can-Fite Biopharma Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 23, 2011)

2.4	Agreement and Plan of Merger, dated February 24, 2012 (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

2.5	Delaware Certificate of Merger (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

2.6	Nevada Articles of Merger (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

3.1	Certificate of Incorporation (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012)

3.2	Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on July 18, 2013)

3.3	Bylaws (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on May 10, 2013)

5.1*	Opinion of McDermott Will & Emery LLP regarding legality of securities being registered

10.1	Stock Purchase Agreement, dated November 21, 2011, with Can-Fite Biopharma Ltd. (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on November 23, 2011)

10.2+	2012 Stock Incentive Plan (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on February 9, 2012)

10.3+	2012 Stock Incentive Plan, Annex A (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on March 8, 2013)

10.4	Agreement dated February 2, 2012, with Roger Kornberg (Incorporated by reference to Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2012)

10.5	Agreement dated July 1, 2013, with Michael Belkin (Incorporated by reference to Company’s Registration Statement on Form S-1 filed July 2, 2013)

10.6	Form of Stock Purchase Agreement (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on May 22, 2017)

10.7	Form of Termination of License Agreement (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on May 22, 2017)

II-5

10.8	Form of Termination of Services Agreement (Incorporated by reference to Company’s Current Report on Form 8-K filed with the SEC on May 22, 2017)

10.9*	Exclusive Distribution and Licensing Agreement dated May 1, 2015 between Resdevco Ltd. and Wize Pharma Ltd. (formerly Star Night Technologies Ltd.)

10.10*	Amendment to Licensing Agreement dated November 22, 2015 between Resdevco Ltd. and Wize Pharma Ltd.

10.11*	Amendment No. 2 to Licensing Agreement dated March 20, 2016 between Resdevco Ltd. and Wize Pharma Ltd.

10.12*	Amendment No. 1 to Licensing Agreement – Israeli Market dated May 31, 2016 between Resdevco Ltd. and Wize Pharma Ltd.

10.13*	Amendment No. 2 to Licensing Agreement – Ukraine Market dated May 31, 2016 between Resdevco Ltd. and Wize Pharma Ltd.

10.15*	Addition to Amendment to Licensing Agreement dated January 6, 2017 between Resdevco Ltd. and Wize Pharma Ltd.

10.16*	Second Addition to Amendment to Licensing Agreement dated March 30, 2017 between Resdevco Ltd. and Wize Pharma Ltd.

10.17*	Correction to Licensing Agreement dated June 16, 2017 between Resdevco Ltd. and Wize Pharma Ltd.

10.18*	Appendix F to Exclusive Distribution and Licensing Agreement between Resdevco Ltd. and Wize Pharma Ltd. signed on May 1, 2015 dated July 20, 2017

10.19*	Appendix G to Exclusive Distribution and Licensing Agreement between Resdevco Ltd. and Wize Pharma Ltd. signed on May 1, 2015 dated July 20, 2017

10.20*	Assumption Agreement dated August 30, 2016 between Resdevco Ltd. and OcuWize Ltd

10.21*	Convertible Loan Agreement dated March 20, 2016 between Wize Pharma Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.22*	Addendum to Convertible Loan Agreement dated March 30, 2016 between Wize Pharma Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.23*	Second Convertible Loan Agreement dated January 12, 2017 between Wize Pharma Ltd. Ridge Valley Corporation and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.24*	Debenture Floating Charge dated March 20, 2016 between Wize Pharma Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.25*	Debenture - Fixed Charge dated March 20, 2016 between Wize Pharma Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.26*	Debenture Floating Charge dated October 26, 2016 between Ocu Wize Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.27*	Debenture – Fixed Charge dated October 26, 2016 between Ocu Wize Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

II-6

10.28*	Amendment to Debenture – Floating Charge dated March 28, 2017 between Wize Pharma Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.29*	Amendment to Debenture – Fixed Charge dated March 28, 2017 between Wize Pharma Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.30*	Amendment to Debenture – Floating Charge dated March 28, 2017 between Ocu Wize Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.31*	Amendment to Debenture – Fixed Charge dated March 28, 2017 between Ocu Wize Ltd. and Rimon Gold Assets Ltd. (unofficial English translation from Hebrew)

10.32*	Form of Irrevocable Guaranty and Undertaking

10.33*	Private Placement Agreement dated May 25, 2017 between Wize Pharma Ltd. and Jonathan Brian Rubini

10.34*	Addendum to Private Placement Agreement dated June 15, 2017 between Wize Pharma Ltd. and Jonathan Brian Rubini

10.35*	Private Placement Agreement dated June 23, 2017 between Wize Pharma Ltd. and Simcha Sadan

10.36*	Private Placement Agreement dated June 23, 2017 between Wize Pharma Ltd. and Yaacov Zrachia

10.37*	Private Placement Agreement dated June 23, 2017 between Wize Pharma Ltd. and Peretz Yosef Eliahu

10.38*+	Employment Agreement dated September 30, 2015 between Wize Pharma Ltd. and Or Eisenberg (unofficial English translation from Hebrew)

10.39*+	Agreement for Provision of Services Agreement dated September 30, 2015 between Wize Pharma Ltd. and N Danenberg Holdings (2000) Ltd. (unofficial English translation from Hebrew)
.
10.40*+	Agreement for Provision of Services Agreement dated September 30, 2015 between Wize Pharma Ltd. and Ron Mayron (unofficial English translation from Hebrew)

10.41*	Finder’s Agreement dated June 19, 2017 between Wize Pharma Ltd. and Harbin Israel (Trading) Ltd.

21.1*	Subsidiaries of OphthaliX, Inc.

21.2*	Subsidiaries of Wize Pharma Ltd.

23.1#	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global

23.2#	Consent of Fahn Kanne & Co. Grant Thornton Israel

23.3*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page hereto)

99.1#	Form of OphthaliX, Inc. Proxy Card

99.2*

Opinion of Pulvernis Bareket Ben Yehuda, financial advisor to Wize Pharma Ltd. (attached as Annex C to the proxy statement/prospectus which is a part of this Registration Statement) (unofficial English translation from Hebrew)

99.3*	Consent of Pulvernis Bareket Ben Yehuda Ltd.

99.4*	Proposed Amended to Certificate of Incorporation of OphthaliX, Inc. (included as Annex D to the proxy statement/prospectus/ information statement forming a part of this Registration Statement)

II-7

99.5*	Consent of Ron Mayron

99.6*	Consent of Yossi Keret

99.7*	Consent of Franck Amouyal

99.8*	Consent of Joseph Zarzewsky

101.INS#	XBRL Instance Document.

101.SCH#	XBRL Taxonomy Extension Schema Document.

101.CAL#	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF#	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB#	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE#	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed
#	Filed herewith
†	Exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. OphthaliX will furnish the omitted exhibits and schedules to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.
+	Management compensatory plan

II-8